EXHIBIT 10.13

EXECUTION COPY

AMENDED AND RESTATED CREDIT AGREEMENT

DATED AS OF JUNE 29, 2005

AMONG

MAIDENFORM, INC.,

as Borrower,

MAIDENFORM BRANDS, INC.,

THE LENDERS LISTED HEREIN,

as Lenders

and

BNP PARIBAS,

as Administrative Agent,

and

BNP PARIBAS SECURITIES CORP.,

as Sole Lead Arranger

and

GMAC COMMERCIAL FINANCE LLC,

as Syndication Agent

TABLE OF CONTENTS

SECTION 1. DEFINITIONS
1.1	Certain Defined Terms
1.2	Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement
1.3	Other Definitional Provisions and Rules of Construction
1.4	Amendment and Restatement
SECTION 2. AMOUNTS AND TERMS OF COMMITMENTS AND LOANS
2.1	Commitments; Making of Loans; the Register; Optional Notes
2.2	Interest on the Loans
2.3	Fees
2.4	Repayments, Prepayments and Reductions in Revolving Loan Commitment Amount; General Provisions Regarding Payments; Application of Proceeds of Collateral and Payments Under Guaranty
2.5	Use of Proceeds
2.6	Special Provisions Governing LIBOR Loans
2.7	Increased Costs; Taxes; Capital Adequacy
2.8	Statement of Lenders; Obligation of Lenders and Issuing Lenders to Mitigate
2.9	Replacement of a Lender
SECTION 3. LETTERS OF CREDIT
3.1	Issuance of Letters of Credit and Lenders’ Purchase of Participations Therein
3.2	Letter of Credit Fees
3.3	Drawings and Reimbursement of Amounts Paid Under Letters of Credit
3.4	Obligations Absolute
3.5	Nature of Issuing Lenders’ Duties
SECTION 4. CONDITIONS TO LOANS AND LETTERS OF CREDIT
4.1	Conditions to Effectiveness
4.2	Conditions to All Loans
4.3	Conditions to Letters of Credit

SECTION 5. COMPANY’S REPRESENTATIONS AND WARRANTIES
5.1	Organization, Powers, Qualification, Good Standing, Business and Subsidiaries
5.2	Authorization of Borrowing, etc
5.3	Financial Condition
5.4	No Material Adverse Change
5.5	Title to Properties; Liens; Real Property; Intellectual Property
5.6	Litigation; Adverse Facts
5.7	Payment of Taxes
5.8	Performance of Agreements
5.9	Governmental Regulation
5.10	Securities Activities
5.11	Employee Benefit Plans
5.12	Certain Fees
5.13	Environmental Protection
5.14	Employee Matters
5.15	Solvency
5.16	Matters Relating to Collateral
5.17	Disclosure
5.18	Delivery of Related Agreements
5.19	Foreign Assets Control Regulations, Etc
SECTION 6. COMPANY’S AFFIRMATIVE COVENANTS
6.1	Financial Statements and Other Reports
6.2	Existence, etc
6.3	Payment of Taxes and Claims; Tax
6.4	Maintenance of Properties; Insurance; Application of Net Insurance/ Condemnation Proceeds
6.5	Inspection Rights; Lender Meeting
6.6	Compliance with Laws, etc
6.7	Environmental Matters
6.8	Execution of Guaranty and Personal Property Collateral Documents After the Restatement Date
6.9	Matters Relating to Additional Real Property Collateral

6.10	Interest Rate Protection
6.11	Deposit Accounts and Securities Accounts
6.12	Equitable Lien in Favor of Lenders
6.13	Post-Restatement Date Actions
SECTION 7. COMPANY’S NEGATIVE COVENANTS
7.1	Indebtedness
7.2	Liens and Related Matters
7.3	Investments; Acquisitions
7.4	Contingent Obligations
7.5	Restricted Junior Payments
7.6	Financial Covenants
7.7	Restriction on Fundamental Changes; Asset Sales
7.8	Consolidated Capital Expenditures
7.9	Transactions with Shareholders and Affiliates
7.10	Sales and Lease-Backs
7.11	Conduct of Business
7.12	Amendments or Waivers of the Representations and Warranties Insurance Policy
7.13	Fiscal Year
7.14	Trademark
SECTION 8. EVENTS OF DEFAULT
8.1	Failure to Make Payments When Due
8.2	Default in Other Agreements
8.3	Breach of Certain Covenants
8.4	Breach of Warranty
8.5	Other Defaults Under Loan Documents
8.6	Involuntary Bankruptcy; Appointment of Receiver, etc
8.7	Voluntary Bankruptcy; Appointment of Receiver, etc
8.8	Judgments and Attachments
8.9	Dissolution
8.10	Employee Benefit Plans
8.11	Change in Control

8.12	Invalidity of Loan Documents; Failure of Security; Repudiation of Obligations
8.13	Conduct of Business By Holdings
SECTION 9. ADMINISTRATIVE AGENT
9.1	Appointment
9.2	Powers and Duties; General Immunity
9.3	Independent Investigation by Lenders; No Responsibility for Appraisal of Creditworthiness
9.4	Right to Indemnity
9.5	Resignation of Agents; Successor Administrative Agent and Swing Line Lender
9.6	Collateral Documents and Guaranty
9.7	Duties of Other Agents
9.8	Administrative Agent May File Proofs of Claim
SECTION 10. MISCELLANEOUS
10.1	Successors and Assigns; Assignments and Participations in Loans and Letters of Credit
10.2	Expenses
10.3	Indemnity
10.4	Set-Off
10.5	Ratable Sharing
10.6	Amendments and Waivers
10.7	Independence of Covenants
10.8	Notices; Effectiveness of Signatures
10.9	Survival of Representations, Warranties and Agreements
10.10	Failure or Indulgence Not Waiver; Remedies Cumulative
10.11	Marshalling; Payments Set Aside
10.12	Severability
10.13	Obligations Several; Independent Nature of Lenders’ Rights; Damage Waiver
10.14	Release of Security Interest or Guaranty
10.15	Applicable Law
10.16	Construction of Agreement; Nature of Relationship

10.17	Consent to Jurisdiction and Service of Process
10.18	Waiver of Jury Trial
10.19	Confidentiality
10.20	Counterparts; Effectiveness
10.21	Acknowledgement by Company

Signature pages

EXHIBITS

I	FORM OF NOTICE OF BORROWING

II	FORM OF NOTICE OF CONVERSION/CONTINUATION

III	FORM OF REQUEST FOR ISSUANCE

IV	FORM OF TERM NOTE

V	FORM OF REVOLVING NOTE

VI	FORM OF SWING LINE NOTE

VII	FORM OF COMPLIANCE CERTIFICATE

VIII	FORM OF OPINION OF COMPANY COUNSEL

IX	FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

X	FORM OF SOLVENCY CERTIFICATE

XI	FORM OF GUARANTY

XII	FORM OF SECURITY AGREEMENT

XIII	FORM OF COLLATERAL ACCESS AGREEMENT

XIV	FORM OF BORROWING BASE CERTIFICATE

SCHEDULES

1.1	CLOSING DATE MORTGAGED PROPERTIES

1.2	FISCAL QUARTERS

2.1	LENDERS’ COMMITMENTS AND PRO RATA SHARES

4.1C	CORPORATE AND CAPITAL STRUCTURE; OWNERSHIP; MANAGEMENT

5.1	SUBSIDIARIES OF HOLDINGS

5.2B	REQUIRED APPROVALS AND CONSENTS

5.5B	REAL PROPERTY

5.5C	INTELLECTUAL PROPERTY

5.6	LITIGATION

5.13	ENVIRONMENTAL MATTERS

5.14	EMPLOYEE MATTERS

5.16B	THIRD-PARTY FILINGS

6.1	FISCAL MONTHS

7.1	CERTAIN EXISTING INDEBTEDNESS

7.2	CERTAIN EXISTING LIENS

7.3	CERTAIN EXISTING INVESTMENTS

7.9	TRANSACTIONS WITH SHAREHOLDERS AND AFFILIATES

MAIDENFORM, INC.

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT is dated as of June 29, 2005 and entered into by and among MAIDENFORM, INC., a New York corporation and successor to MF Merger Corporation (“Company”), MAIDENFORM BRANDS, INC., a Delaware corporation and successor to MF Acquisition Corporation (“Holdings”), THE FINANCIAL INSTITUTIONS LISTED ON THE SIGNATURE PAGES HEREOF (each individually referred to herein as a “Lender” and collectively as “Lenders”) and BNP PARIBAS (“BNP Paribas”), as administrative agent for Lenders (in such capacity, “Administrative Agent”).

R E C I T A L S

WHEREAS, Company, Holdings, certain Lenders and BNP Paribas, as administrative agent, are parties to that certain Credit Agreement dated as of May 11, 2004 , as amended by that certain First Amendment to Credit Agreement dated as of December 1, 2004 (the “Original Credit Agreement”);

WHEREAS, on the Restatement Date (this and other capitalized terms used in these recitals without definition being used as defined in subsection 1.1), Company shall prepay the Second-Lien Term Loan;

WHEREAS, Lenders, at the request of Company, have agreed to amend and restate the Original Credit Agreement in its entirety and extend certain additional credit facilities to Company, the proceeds of which will be used for the purposes permitted hereunder;

WHEREAS, Company desires to continue to secure all of the Obligations hereunder and under the other Loan Documents by a Lien, granted to Administrative Agent, on behalf of Lenders, on substantially all of its real, personal and mixed property, including all of the Capital Stock of its Domestic Subsidiaries and 65% of the Capital Stock of its Foreign Subsidiaries; and

WHEREAS, Holdings and all of the Domestic Subsidiaries of Company desire to continue to guarantee the Obligations hereunder and under the other Loan Documents and to continue to secure their guaranties by a Lien, granted to Administrative Agent, on behalf of Lenders, on substantially all of their real, personal and mixed property, including all of the Capital Stock of their Domestic Subsidiaries and 65% of the Capital Stock of their Foreign Subsidiaries:

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Company, Lenders and Administrative Agent agree that the Original Credit Agreement is hereby amended and restated to read in its entirety as follows:

Section 1.                                          DEFINITIONS

1.1                               Certain Defined Terms.

The following terms used in this Agreement shall have the following meanings:

“Account” means, with respect to any Person, all present and future rights of such Person to payment for goods sold or leased or for services rendered (except those evidenced by instruments or chattel paper), whether now existing or hereafter arising and wherever arising, and whether or not they have been earned by performance.

“Acknowledgement by Guarantors” means that certain Acknowledgement by Guarantors executed and delivered by Holdings and each existing Subsidiary Guarantor on the Restatement Date.

“Acquisition” means the transactions contemplated by the Acquisition Agreement.

“Acquisition Agreement” means that certain Agreement and Plan of Merger by and among Maidenform, Holdings, Merger Sub and Ares dated as of March 16, 2004, as amended by Amendment No. 1 to Agreement and Plan of Merger dated May 3, 2004, in the form delivered to Administrative Agent and Lenders prior to their execution of this Agreement.

“Active Subsidiary” means any Subsidiary that owns assets with a fair market value in excess of $5,000.

“Additional Mortgage Policy” means an ALTA mortgagee title insurance policy issued by the Title Company with respect to an Additional Mortgaged Property, in amounts not less than the respective amounts designated therein with respect to any particular Additional Mortgaged Property, insuring fee simple title to, or a valid leasehold interest in, such Additional Mortgaged Property vested in the relevant Loan Party and assuring Administrative Agent that the applicable Additional Mortgage creates a valid and enforceable First Priority mortgage Lien on the Additional Mortgaged Property encumbered thereby, subject only to a standard survey exception, any Permitted Encumbrances and any matters of record relating to such Additional Mortgaged Property approved by Administrative Agent, which Additional Mortgage Policy (i) shall include an endorsement for mechanics’ liens, for future advances under this Agreement or the deletion of the standard mechanics’ lien exception and for any other matters reasonably requested by Administrative Agent, provided that such endorsements are available at a reasonable cost in the jurisdiction in which the applicable Additional Mortgaged Property is located and (ii) shall provide for affirmative insurance and such reinsurance as Administrative Agent may reasonably request, all of the foregoing in form and substance reasonably satisfactory to Administrative Agent.

“Additional Mortgaged Property” has the meaning assigned to that term in subsection 6.9.

“Additional Mortgages” has the meaning assigned to that term in subsection 6.9.

“Adjusted LIBOR” means, for each Interest Period in respect of any LIBOR Loan, an interest rate per annum (rounded upward, if necessary, to the nearest 1/16 of 1%) determined pursuant to the following formula:

Adjusted LIBOR =	LIBOR
1.00 – Eurodollar Reserve Percentage

Adjusted LIBOR shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Administrative Agent” has the meaning assigned to that term in the introduction to this Agreement and also means and includes any successor Administrative Agent appointed pursuant to subsection 9.5A.

“Affected Lender” has the meaning assigned to that term in subsection 2.6C.

“Affected Loans” has the meaning assigned to that term in subsection 2.6C.

“Affiliate”, as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.  For the avoidance of doubt, neither BNP Paribas nor any of its Affiliates shall be deemed to be an Affiliate of any Loan Party.

“Agents” means Administrative Agent, Sole Lead Arranger and Syndication Agent.

“Aggregate Amounts Due” has the meaning assigned to that term in subsection 10.5.

“Agreement” means this Amended and Restated Credit Agreement dated as of June 29, 2005.

“Approved Fund” means a Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Ares” means Ares Corporate Opportunities Fund, L.P.

“Asset Sale” means the sale by Company or any of its Subsidiaries to any Person other than Company or any of its wholly-owned Subsidiaries of (i) any of the Capital Stock of any of Company’s Subsidiaries, (ii) substantially all of the assets of any division or line of business of Company or any of its Subsidiaries, or (iii) any other assets (whether tangible or intangible) of Company or any of its Subsidiaries including, without limitation, in connection with any sale and leaseback transaction (other than (a) inventory sold in the ordinary course of business, (b) sales, assignments, transfers or dispositions of accounts in the ordinary course of business for purposes of collection, (c) Cash and Cash Equivalents and (d) any such other assets to the extent that the aggregate value of such assets sold in any single transaction or related series of transactions is equal to $250,000 or less).

“Assignment Agreement” means an Assignment and Assumption Agreement in substantially the form of Exhibit IX annexed hereto.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Base Rate” means, for any day, a rate per annum (rounded upwards to the nearest 1/100 of 1%) equal to the greater of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%.  If, for any reason, Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate, including the inability or failure of Administrative Agent to obtain sufficient quotations in accordance with the terms hereof, the Base Rate shall be determined without regards to clause (ii) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist.  Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loans” means Loans bearing interest at rates determined by reference to the Base Rate as provided in subsection 2.2A.

“Base Rate Margin” means the margin over the Base Rate used in determining the rate of interest of Base Rate Loans pursuant to subsection 2.2A.

“BNP Paribas” has the meaning assigned to that term in the introduction to this Agreement.

“Borrowing Base” means, as at any date of determination, an aggregate amount equal to:

(i)                                     85% of Eligible Receivables; plus

(ii)                                  50% of Eligible Inventory; minus

(iii)                               reserves from time to time established in good faith by Administrative Agent in its reasonable credit judgment;

provided that Administrative Agent may, in its reasonable credit judgment based on its analysis of material changes arising after the Closing Date in the value of Eligible Receivables and/or

Eligible Inventory, revise from time to time the value of any individual item of Eligible Receivables and/or Eligible Inventory that shall be used in determining the Borrowing Base (i) on at least 15 days’ prior written notice to Company, to reflect its reasonable estimate of declines in value of the Eligible Receivables or Eligible Inventory, as the case may be, or (ii) on at least two Business Days’ prior written notice to Company, to the extent that the calculation of such value is not in accordance with this Agreement.

“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit XIV annexed hereto.

“Business Day” means (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or New Jersey or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close, and (ii) with respect to all notices, determinations, fundings and payments in connection with LIBOR or any LIBOR Loans, any day that is a Business Day described in clause (i) above and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Canadian Dollars” means the lawful money of Canada.

“Canadian Exchange Rate” means, for any date with respect to which an amount expressed in Canadian Dollars is to be determined with respect to any Account, the nominal rate of exchange of Administrative Agent in the New York foreign exchange market for the sale of Canadian Dollars in exchange for Dollars at 12:00 noon (New York time) one Business Day prior to such date, expressed as a number of units of Canadian Dollars per one Dollar.

“Capital Lease”, as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means the capital stock or other equity interests of a Person, including options, warrants and other rights to acquire such capital stock or equity interests.

“Cash” means money, currency or a credit balance in a Deposit Account.

“Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, the highest rating obtainable from either S&P or Moody’s; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; (v) shares of any money market mutual fund that (a) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (i), (ii), (iii), (iv), (vi), and (vii) of this paragraph and (b) has net assets of not less than $500,000,000; (vi) repurchase obligations with a term of not more than 90 days for underlying securities of the type described in clauses (i) and (ii) above entered into with any Lender or any commercial bank meeting the criteria set forth in clause (iv) above; and (vii) repurchase agreements and reverse repurchase agreements relating to investments of the type described in clauses (i) and (ii) above, in each case maturing 90 days or less from the date of acquisition; provided that the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions with Securities Dealers and Others, as adopted by the Comptroller of Currency on October 31, 1985.

“Certificate of Merger” means the Certificate of Merger dated as of May 11, 2004 by and between Merger Sub and Maidenform, in the form delivered to Administrative Agent and Lenders prior to their execution of this Agreement.

“Change in Control” means (i) prior to the date of the IPO, any of the following: (a) Ares, Oaktree, and their respective Affiliates collectively shall cease to beneficially own and control at least a majority of the issued and outstanding shares of Capital Stock of Holdings entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Governing Body of Holdings, on a fully diluted basis, unless (1) Ares, Oaktree and their respective Affiliates collectively beneficially own and control at least 35%, on a fully diluted basis, of the issued and outstanding shares of Capital Stock of Holdings entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Governing Body of Holdings, (2) no other Person directly or indirectly beneficially owns and controls, on a fully diluted basis, a greater percentage of the issued and outstanding shares of Capital Stock of Holdings entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Governing Body of Holdings than the percentage beneficially owned and controlled by Ares and its Affiliates collectively and (3) no other Person, either individually or acting in concert with one or more other Persons, directly or indirectly beneficially owns and controls, on a fully diluted basis, 30% of the issued and outstanding shares of Capital Stock of Holdings entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Governing Body of Holdings; (b) the occurrence of a change in the composition of the Governing Body of Holdings or Company such that a majority of the members of any such Governing Body are not Continuing Members; and (c) the failure at any time of Holdings to legally and beneficially own and control 100% of the issued and outstanding shares of Capital Stock of Company or the failure at any time of Holdings to have the ability to elect all of the Governing Body of Company and (ii) on and after the date of the IPO, any of the following: (a) any Person (other than Ares, Oaktree or their respective Affiliates), either individually or acting in concert with one or more other Persons (other than Ares, Oaktree or their respective Affiliates), shall have acquired beneficial ownership, directly or indirectly, of Capital Stock of Holdings (or other Capital Stock convertible into such Capital Stock) representing 35% or more of the combined voting power of all Capital Stock of Holdings entitled to vote in the election of members of the Governing Body of Holdings, other than Capital Stock having such power only by reason of the happening of a contingency; (b) the occurrence of a change in the composition of the Governing Body of Holdings such that a majority of the members of any such Governing Body are not Continuing Members; and (c) and the failure at any time of Holdings to legally and beneficially own and control 100% of the issued and outstanding shares of Capital Stock of Company or the failure at any time of Holdings to have the ability to elect all of the Governing Body of Company.  As used herein, the term “beneficially own” or “beneficial ownership” shall have the meaning set forth in the Exchange Act and the rules and regulations promulgated thereunder.

“Class”, as applied to Lenders, means each of the following two classes of Lenders:  (i) Lenders having Revolving Loan Exposure and (ii) Lenders having Term Loan Exposure.

“Closing Date” means the date on which the initial Loans were made under the Original Credit Agreement.

“Closing Date Mortgaged Property” means any of the Real Property Assets listed on Schedule 1.1 annexed hereto.

“Closing Date Mortgages” means each of the mortgages encumbering a Closing Date Mortgaged Property for the benefit of Administrative Agent, on behalf of Lenders, and dated as of the Closing Date.

“Collateral” means, collectively, all of the real, personal and mixed property (including Capital Stock) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Access Agreement” means any landlord waiver, mortgagee waiver, bailee letter or any similar acknowledgement or agreement of any landlord or mortgagee in respect of any Real Property Asset where any Collateral is located or any warehouseman or processor in possession of any inventory of any Loan Party, substantially in the form of Exhibit XIII annexed hereto with such changes thereto as may be agreed to by Administrative Agent in the reasonable exercise of its discretion.

“Collateral Account” has the meaning assigned to that term in the Security Agreement.

“Collateral Documents” means the Security Agreement, the Foreign Pledge Agreements, the Mortgages, the Control Agreements and all other instruments or documents delivered by any Loan Party pursuant to this Agreement, the Original Credit Agreement or any of the other Loan Documents in order to grant to Administrative Agent, on behalf of Lenders, a Lien on any real, personal or mixed property of that Loan Party as security for the Obligations.

“Commercial Letter of Credit” means any letter of credit or similar instrument issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by Company or any of its Subsidiaries in the ordinary course of business of Company or such Subsidiary.

“Commercial Letter of Credit Usage” means, as at any date of determination, the sum of (i) the maximum aggregate amount which is or at any time thereafter may become available for drawing under all Commercial Letters of Credit then outstanding plus (ii) the aggregate amount of all drawings under Commercial Letters of Credit honored by Issuing Lenders and not theretofore reimbursed out of the proceeds of Revolving Loans pursuant to subsection 3.3B or otherwise reimbursed by Company.

“Commitments” means the commitments of Lenders to make Loans as set forth in subsections 2.1A and 3.3.

“Company” has the meaning assigned to that term in the introduction to this Agreement.

“Compliance Certificate” means a certificate substantially in the form of Exhibit VII annexed hereto.

“Confidential Information Memorandum” means the Confidential Information Memorandum dated June 2005 and any supplement thereto prepared by Company relating to the credit facilities evidenced by this Agreement.

“Consolidated Capital Expenditures” means, for any period, the sum of the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Leases which is capitalized on the consolidated balance sheet of Company and its Subsidiaries) by Company and its Subsidiaries during that period that, in conformity with GAAP, are included in “additions to property, plant or equipment” or comparable items reflected in the consolidated statement of cash flows of Company and its Subsidiaries.  For purposes of this definition, (i) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Consolidated Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such proceeds, as the case may be and (ii) amounts expended under subsections 7.3(v), (vi) and (vii) or amounts constituting Net Asset Sales Proceeds and Net Insurance/Condemnation Proceeds reinvested in accordance with subsection 2.4B(iii)(a), 2.4B(iii)(b) or 6.4C by Company and its Subsidiaries shall not be included in Consolidated Capital Expenditures.

“Consolidated Cash Interest Expense” means, for any period, Consolidated Interest Expense for such period excluding, however, any interest expense not payable in Cash (including amortization of discount and amortization of debt issuance costs).

“Consolidated Current Assets” means, as at any date of determination, the total assets of Company and its Subsidiaries on a consolidated basis which may properly be classified as current assets in conformity with GAAP, excluding Cash and Cash Equivalents.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of Company and its Subsidiaries on a consolidated basis which may properly be classified as current liabilities in conformity with GAAP, excluding the current portions of Funded Debt and Capital Leases.

“Consolidated EBITDA” means, for any period, the sum, without duplication, of the amounts for such period of (i) Consolidated Net Income; provided that there shall be excluded (a) the income (or loss) of any Person (other than a Subsidiary of Company) in which any other Person (other than Company or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Company or any of its Subsidiaries by such Person during such period, (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Company or is merged into or consolidated with Company or any of its Subsidiaries or that Person’s assets are acquired by Company or any of its Subsidiaries, (c) the income of any Subsidiary of Company to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (d) any after-tax gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan, and (e) (to the extent not included in clauses (a) through (d) above) any net unusual or nonrecurring gains or net non-cash unusual or nonrecurring losses, plus (ii) Consolidated Interest Expense, plus (iii) provisions for taxes based on income plus (iv) total depreciation expense plus (v) total amortization expense plus (vi) other non-cash items (other than any such non-cash item to the extent it represents an accrual of or reserve for cash expenditures in any future period) plus (vii) net cash charges incurred in connection with the closure of and consequent termination of ordinary course business activities at retail outlet Facilities to the extent that such cash charges have not actually been paid plus (viii) fees, costs and expenses incurred on or prior to the Closing Date in connection with the transactions contemplated by the Acquisition Agreement plus (ix) fees paid pursuant to the Management Agreement and permitted under subsection 7.9 plus (x) rating agency fees paid to obtain or maintain ratings on Indebtedness of Company and its Subsidiaries plus (xi) net cash charges incurred in connection with the closure of the Florida Facility and the Mexican Facilities in an aggregate amount not to exceed $7,000,000 plus or minus (xii) any non-cash charges, adjustments and expenses after the Closing Date relating to the application of purchase accounting plus (xiii) fees, costs and expenses incurred on or prior to the Restatement Date in connection with the amendment of the Original Credit Agreement as provided herein and obtaining any waivers, consents or approvals from any of the Lenders to effect any of the transactions contemplated herein and in connection with any waivers, consents or approvals obtained from any Lenders to effect any of the transactions contemplated hereby, plus (xiv) the IPO Fees paid directly by Company, plus (xv) the Management Bonuses, provided that the aggregate amount of the Management Bonuses together with the amount of the Permitted Dividend Payment shall not exceed $15,000,000, but only, in the case of clauses (ii)-(xv), to the extent deducted in the calculation of Consolidated Net Income, less non-cash items added in the calculation of Consolidated Net Income (other than any such non-cash item to the extent it will result in the receipt of cash payments in any future period and any non-cash items netted against non-cash charges in clause (vi)), all of the foregoing as determined on a consolidated basis for Company and its Subsidiaries in conformity with GAAP.

“Consolidated Excess Cash Flow” means, for any period, an amount (if positive) equal to (i) the sum, without duplication, of the amounts for such period of (a) Consolidated EBITDA and (b) the Consolidated Working Capital Adjustment minus (ii) the sum, without duplication, of the amounts for such period of (a) mandatory repayments of the Obligations (but only to the extent the funds applied for such purpose are included in the calculation of Consolidated EBITDA, and, in any case, excluding repayments of Revolving Loans except to the extent the Revolving Loan Commitment Amount is permanently reduced in connection with such repayments), (b) scheduled repayments of Consolidated Total Debt and Restricted Junior Payments made in accordance with subsection 7.5, (c) Consolidated Capital Expenditures (net of any proceeds of any related financings with respect to such expenditures), (d) Consolidated Cash Interest Expense, (e) current taxes based on income of Company and its Subsidiaries and payable in cash with respect to such period and (f) the aggregate amount of cash items contemplated by clauses (vii), (viii), (ix), (x), (xi), (xiii), (xiv) and (xv) of the definition of Consolidated EBITDA.

“Consolidated Fixed Charges” means, for any period, the sum (without duplication) of the amounts for such period of (i) Consolidated Cash Interest Expense, (ii) scheduled principal payments in respect of Consolidated Total Debt (excluding the aggregate amount of all rents paid or payable during that period under all Capital Leases to which Company or any of its Subsidiaries is a party as lessee), provided that for purposes of this definition payments under subsection 2.4 required on or after the Fiscal Quarter ending October 3, 2009 shall be deemed to each be in an amount of $375,000, (iii) provisions for actual federal, state and local income Taxes paid to any Government Authority, calculated so as to take into account net operating loss carry-forwards, credits and other tax benefits available to Company and its Subsidiaries and (iv) Restricted Junior Payments (other than the IPO Fees Payment and the Permitted Dividend Payment, provided that the amount of the Permitted Dividend Payment together with the aggregate amount of the Management Bonuses shall not exceed $15,000,000), all of the foregoing as determined on a consolidated basis for Company and its Subsidiaries in conformity with GAAP.

“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Company and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Company and its Subsidiaries, net of interest income, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, net costs under Interest Rate Agreements and amounts referred to in subsection 2.3 payable to Administrative Agent and Lenders that are considered interest expense in accordance with GAAP, but excluding, however, any such amounts referred to in subsection 2.3B payable on the Restatement Date.

“Consolidated Leverage Ratio” means, as of the last day of any Fiscal Quarter, the ratio of (i) Consolidated Total Debt as at such day to (ii) Consolidated EBITDA for the consecutive four Fiscal Quarters ending on such day.

“Consolidated Net Income” means, for any period, the net income (or loss) of Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP.

“Consolidated Total Debt” means, without duplication, as at any date of determination, the sum of (i) the aggregate stated balance sheet amount of all Indebtedness of Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP and (ii) the Commercial Letter of Credit Usage.

“Consolidated Working Capital” means, as at any date of determination, the excess (or deficit) of Consolidated Current Assets over Consolidated Current Liabilities.

“Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period; provided that in each case such amounts shall be increased or decreased by any net non-cash purchase accounting adjustment contemplated by clause (xii) of the definition of Consolidated EBITDA.

“Contingent Obligation”, as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, or (iii) under Hedge Agreements.  Contingent Obligations shall include (a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (1) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (2) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (1) or (2) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence.  The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited.

“Continuing Member” means, as of any date of determination any member of the Governing Body of Holdings or Company who (i) was a member of such Governing Body on the Closing Date or (ii) was nominated for election or elected to such Governing Body with the affirmative vote of a majority of the members who were either members of such Governing Body on the Closing Date or whose nomination or election was previously so approved.

“Contractual Obligation”, as applied to any Person, means any provision of any Security issued by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Control Agreement” means an agreement, reasonably satisfactory in form and substance to Administrative Agent and executed by the financial institution or securities intermediary at which a Deposit Account or a Securities Account, as the case may be, is maintained, pursuant to which such financial institution or securities intermediary confirms and acknowledges Administrative Agent’s security interest in such account and undertakes such other matters as Administrative Agent reasonably deems appropriate.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement to which Company or any of its Subsidiaries is a party.

“Deposit Account” means a demand, time, savings, passbook or similar account maintained with a Person engaged in the business of banking, including a savings bank, savings and loan association, credit union or trust company.

“Dollars” and the sign “$” mean the lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary of Company that is incorporated or organized under the laws of the United States, any state thereof or in the District of Columbia.

“EDGAR” means the Electronic Data Gathering, Analysis, and Retrieval system maintained by the Securities and Exchange Commission.

“Eligible Assignee” means (i) any Lender, any Affiliate of any Lender, any Approved Fund of any Lender and Ares and its Affiliates, provided that in the case of any assignment of a Revolving Loan Commitment such Person shall have net assets of not less than $100,000,000; or (ii) (a) a commercial bank organized under the laws of the United States or any state thereof; (b) a savings and loan association or savings bank organized under the laws of the United States or any state thereof; or (c) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided that (1) such bank is acting through a branch or agency located in the United States or (2) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country; provided, further, that for purposes of clauses (a), (b) and (c) above in the case of any assignment of a Revolving Loan Commitment such Person shall be at least “adequately capitalized” (as defined in the regulations of its primary banking regulator)

and shall have Tier 1 capital (as defined in such regulations) of not less than $100,000,000; or (d) any other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) that extends credit or buys loans as one of its businesses including insurance companies, mutual funds and lease financing companies, provided that in the case of any assignment of a Revolving Loan Commitment such Person shall have net assets of not less than $100,000,000; provided that in no case shall Company or any Affiliate of Company (other than Ares and its Affiliates) be an Eligible Assignee.

“Eligible Inventory” means, with respect to Company and each Subsidiary Guarantor, the aggregate amount of Inventory of such Loan Party; provided that an item of Inventory shall not be included in Eligible Inventory if:

(a)                                  it is not owned solely by such Loan Party or such Loan Party does not have good, valid and marketable title thereto; or

(b)                                 it is not located in the United States; or

(c)                                  it is not located on or in transit to property owned or leased by such Loan Party or in a contract warehouse and segregated or otherwise separately identifiable from goods of others, if any, stored on the premises; provided that from and after the date that is 90 days after the Closing Date unless Administrative Agent has received with respect to such inventory a Collateral Access Agreement executed by any applicable mortgagee, lessor or contract warehouseman, as the case may be, such Inventory will be subject to a collateral access and rent reserve in an aggregate amount equal to one months’ rent or one months’ average processing charges, as applicable, for such property or warehouse space; or

(d)                                 it is not subject to a valid and perfected First Priority Lien in favor of Administrative Agent except for Liens for unpaid rent and/or normal and customary warehousing charges; or

(e)                                  it consists of work-in-process, packaging or shipping materials or otherwise does not consist of finished goods or raw materials, or it consists of non-standard customized goods returned or rejected by such Loan Party’s customers; or

(f)                                    it is obsolete, damaged, defective or unmerchantable or does not otherwise conform to the representations and warranties contained in the Loan Documents; or

(g)                                 it is not currently either usable or salable, at prices approximating at least cost, in the normal course of Company’s business; or

(h)                                 it contains or bears any Intellectual Property licensed to Company or any Subsidiary Guarantor by any Person, if Administrative Agent is not satisfied that it may sell or otherwise dispose of such Inventory in accordance with the terms of the Security Agreement without infringing the rights of the licensor of such Intellectual Property or violating any contract with such licensor (and without payment of any royalties other than any royalties due with respect to the sale or disposition of such Inventory pursuant to the existing license agreement), and, as to which Company has not delivered to Administrative Agent a consent or sublicense agreement from such licensor in form and substance acceptable to Administrative Agent if requested, except, to the extent that Company is able to re-label and sell such Inventory in the ordinary course of business, such Inventory is otherwise Eligible Inventory and Company reduces the value claimed for such Inventory in an amount equal to the reasonably estimated re-labeling costs; or

(i)                                     it consists of bill-and-hold goods, or it is Inventory placed on consignment.

In determining the amount to be so included, Inventory shall be valued at the lower of cost or market on a FIFO basis consistent with such Loan Party’s current and historical accounting practice.

“Eligible Receivables” means, with respect to Company and each Subsidiary Guarantor, all Accounts of such Loan Party; provided that an Account shall not be an Eligible Receivable if:

(a)                                  it arises out of a sale made by such Loan Party to an Affiliate, an agent of any Loan Party or a natural person; or

(b)                                 it is unpaid more than the earlier of (i) 90 days after the date of the original invoice or (ii) 60 days after the original due date; or

(c)                                  25% or more of all Accounts from the account debtor for such Account are ineligible under (b) above, or 25% or more of all Accounts from the account debtor for such Account and its Affiliates are ineligible under (b) above; or

(d)                                 when aggregated with all other Accounts of the account debtor for such Account and its Affiliates, such Account exceeds 25% in face value of all Accounts of such Loan Party then outstanding, but only to the extent of such excess, unless such excess is supported by an irrevocable letter of credit satisfactory to Administrative Agent (as to form, substance and issuer) and assigned to and directly drawable by Administrative Agent; provided that for any period during which, and continuing until 180 days after which, Kohl’s Corporation has a corporate credit rating of at least B1 from Moody’s or B+ from S&P, such percentage shall be increased to 40% with respect to Accounts for which Kohl’s Corporation is the account debtor; or

(e)                                  the account debtor for such Account (or any of its Affiliates) is a creditor of such Loan Party, has or has asserted a right of setoff against such Loan Party, or has disputed its liability or otherwise has made any claim with respect to such Account or any other Account which has not been resolved, in each case to the extent of the amount owed by such Loan Party to such account debtor (or such Affiliate), the amount of such actual or asserted right of setoff, or the amount of such dispute or claim, as the case may be; or

(f)                                    the account debtor for such Account (or any of its Affiliates) is (or its assets or its Affiliate’s assets are) the subject of an Insolvency Event; or

(g)                                 such Account is not payable in Dollars or Canadian Dollars or the account debtor for such Account is located outside the United States, its territories and possessions or Canada, unless such Account is supported by an irrevocable letter of credit satisfactory to Administrative Agent (as to form, substance and issuer) and assigned to and directly drawable by Administrative Agent; or

(h)                                 the sale to the account debtor for such Account is on a bill-and-hold, guarantied sale, sale-and-return, sale on approval, progress billing or consignment basis or made pursuant to any other written agreement providing for repurchase or return; or

(i)                                     the account debtor for such Account is the United States of America or any department, agency or instrumentality thereof, unless such Loan Party duly assigns its rights to payment of such Account to Administrative Agent pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. §§ 3727 et seq.); or

(j)                                     risk of loss has not passed to the buyer of the goods giving rise to such Account or such Account otherwise does not represent a final sale; or

(k)                                  with respect to such Account (or any other Account due from the account debtor for such Account), in whole or in part, a check, promissory note, draft, trade acceptance or other instrument for the payment of money has been received, presented for payment and returned uncollected for any reason; or

(l)                                     the filing of a notice of business activities report or similar report required in order to permit such Loan Party to seek judicial enforcement of payment of such Account is required but such filing has not been made and accepted, unless such failure to file and inability to seek judicial enforcement is capable of being remedied without any material delay or material cost; or

(m)                               such Account is not subject to a valid and perfected First Priority Lien in favor of Administrative Agent or does not otherwise conform to the representations and warranties contained in the Loan Documents.

In determining the amount to be so included, the face amount of such Accounts shall be reduced by the amount of all sales, excise or similar taxes and all returns, discounts, deductions, claims, credits, charges, or other allowances.  Amounts of Accounts payable in Canadian Dollars shall be calculated by reference to the Canadian Exchange Rate.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was maintained or contributed to by Company, any of its Subsidiaries or any of their respective ERISA Affiliates.

“Environmental Claim” means any notice, notice of violation, claim, action, suit, demand, abatement order or other order or directive, by any Government Authority or any other Person, based on any actual or alleged violation of or liability under any Environmental Law, including any actual or alleged Release.

“Environmental Laws” means any and all current or future statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of any Government Authority relating to pollution or protection of the environment including those relating to any Release or threatened Release or the generation, use, storage, transportation or disposal of Hazardous Materials, or occupational safety and health.

“Equity Investors” means Ares, certain of its Affiliates, Rollover Investors, their several successors and assigns and other investors reasonably satisfactory to Administrative Agent.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate”, as applied to any Person, means (i) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.  Any former ERISA Affiliate of a Person or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of such Person or such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of such Person or such Subsidiary and with respect to liabilities arising after such period for which such Person or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure of Company, any Subsidiary of Company or any of their respective ERISA Affiliates to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Company, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors at least two of which are not under common control or the termination of any such Pension Plan resulting in liability of Company, any Subsidiary of Company or any of their respective ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Company, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Company, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any liability therefor, or the receipt by Company, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Company, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (ix) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (x) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

“Eurodollar Reserve Percentage” means the reserve percentage (expressed as a decimal, rounded upward, if necessary, to the nearest 1/100 of 1%) in effect on the date LIBOR for such Interest Period is determined (whether or not applicable to any Lender) under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”) having a term comparable to such Interest Period.

“Event of Default” means each of the events set forth in Section 8.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Facilities” means any and all real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Company or any of its Subsidiaries or any of their respective predecessors or Affiliates.

“Federal Funds Effective Rate” means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Administrative Agent from three federal funds brokers of recognized standing selected by Administrative Agent.

“Financial Plan” has the meaning assigned to that term in subsection 6.1(xii).

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that (i) such Lien is perfected and has priority over any other Lien on such Collateral (other than senior Liens permitted pursuant to subsection 7.2A), provided that with respect to Capital Stock of Foreign Subsidiaries constituting Collateral, a First Priority Lien shall be deemed to exist upon delivery of such Capital Stock, with stock powers endorsed in blank, to Administrative Agent on behalf of the Lenders, and (ii) such Lien is the only Lien (other than Liens permitted pursuant to subsection 7.2A) to which such Collateral is subject.

“Fiscal Month” means, with respect to Holdings and its Subsidiaries, the approximately one-month period ending each month on a day not earlier than the tenth Business Day before the last day of such month, as determined in accordance with GAAP from time to time by Company in the ordinary course of its business, as the context may require, or, if any Subsidiary was not in existence on the first day of any such period, the period commencing on the date on which such Subsidiary is incorporated, organized, formed or otherwise created and ending on the last day of such period.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.  Schedule 1.2 hereof sets forth the ending date for each Fiscal Quarter of Fiscal Years 2003 through 2010.

“Fiscal Year” means the fiscal year of Holdings and its Subsidiaries ending on the last day of any fourth Fiscal Quarter.

“Flood Hazard Property” means a Closing Date Mortgaged Property or an Additional Mortgaged Property located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Florida Facility” means the Facility located at 6500 Youngerman Circle, Jacksonville, Florida.

“Foreign Plan” means any employee benefit plan maintained by Company or any of its Subsidiaries that is mandated or governed by any law, rule or regulation of any Government Authority other than the United States, any state thereof or any other political subdivision thereof.

“Foreign Pledge Agreement” means each stock pledge agreement or similar instrument governed by the laws of a country other than the United States, executed on the Closing Date or from time to time thereafter in accordance with subsection 6.8 by Company or any Domestic Subsidiary that owns Capital Stock of one or more Foreign Subsidiaries organized in such country, in form and substance reasonably satisfactory to Administrative Agent.

“Foreign Subsidiary” means any Subsidiary of Company that is not a Domestic Subsidiary.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Current Liability Percentage” means “funded current liability percentage” within the meaning of Section 412(1)(8)(B) of the Internal Revenue Code.

“Funded Debt”, as applied to any Person, means all Indebtedness of that Person (including any current portions thereof) which by its terms or by the terms of any instrument or agreement relating thereto matures more than one year from, or is directly renewable or extendable at the option of that Person to a date more than one year from (including an option of that Person under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more from), the date of the creation thereof.

“Funding and Payment Office” means (i) the office of Administrative Agent and Swing Line Lender located at 919 Third Avenue, New York, New York 10022 or (ii) such other office of Administrative Agent and Swing Line Lender as may from time to time hereafter be designated as such in a written notice delivered by Administrative Agent and Swing Line Lender to Company and each Lender.

“Funding Date” means the date of funding of a Loan.

“GAAP” means, subject to the limitations on the application thereof set forth in subsection 1.2, generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case as the same are applicable to the circumstances as of the date of determination.

“Governing Body” means the board of directors or other body having the power to direct or cause the direction of the management and policies of a Person that is a corporation, partnership, trust or limited liability company.

“Government Authority” means any governmental or regulatory body, court, commission, central bank, board, bureau or organ or instrumentality thereof, in each case whether federal, state, local or foreign (including supra-national bodies such as the European Union or the European Central Bank).

“Governmental Authorization” means any permit, license, registration, authorization, directive, accreditation, consent, order or consent decree of or from any Government Authority.

“Guaranty” means the Guaranty executed and delivered by Holdings and existing Domestic Subsidiaries of Company on the Closing Date and to be executed and delivered by additional Domestic Subsidiaries of Company from time to time thereafter in accordance with subsection 6.8, substantially in the form of Exhibit XI annexed hereto.

“Hazardous Materials” means any chemical, material, substance, waste, pollutant or contaminant, including any oil, petroleum, petroleum fraction or petroleum derived substance and any asbestos-containing materials, which is regulated under any applicable Environmental Law.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means an Interest Rate Agreement or a Currency Agreement designed to hedge against fluctuations in interest rates or currency values, respectively.

“Holdings” has the meaning assigned to that term in the introduction to this Agreement.

“Holdings Certificate of Designations” means the provisions of Holdings’ Amended and Restated Certificate of Incorporation relating to the Holdings Perpetual Preferred Stock, in the form delivered to Agent and Lenders prior to their execution of this Agreement.

“Holdings Common Stock” means the common stock of Holdings, par value $0.01 per share.

“Holdings Perpetual Preferred Stock” means the 15% Series A Cumulative Perpetual Preferred Stock of Holdings, par value $0.01 per share, with a liquidation preference of $100 per share and with the other terms set forth in the Holdings Certificate of Designations.

“Indebtedness”, as applied to any Person, means (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA or earn-out obligations incurred in connection with Permitted Acquisitions (but only to the extent such earn-out obligations are not considered indebtedness under GAAP)), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument, (v) Synthetic Lease Obligations, and (vi) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person.  Obligations under Interest Rate Agreements and Currency Agreements constitute (1) in the case of Hedge Agreements, Contingent Obligations, and (2) in all other cases, Investments, and in neither case constitute Indebtedness.

“Indemnified Liabilities” has the meaning assigned to that term in subsection 10.3.

“Indemnitee” has the meaning assigned to that term in subsection 10.3.

“Insolvency Event” means, with respect to any Person, the occurrence of any of the events described in subsection 8.6 or 8.7; provided that, solely for purposes of this definition, any references to Holdings or any of its Subsidiaries in subsection 8.6 or 8.7 shall be deemed to be a reference to such Person.

“Intellectual Property” means all patents, trademarks, tradenames, copyrights, technology, software, know-how and processes used in or necessary for the conduct of the business of Company and its Subsidiaries.

“Intercreditor Agreement” means that certain Intercreditor Agreement executed and delivered on the Closing Date between Administrative Agent and BNP Paribas, as administrative agent under the Second-Lien Term Loan Agreement.

“Interest Payment Date” means (i) with respect to any Base Rate Loan, the last Business Day of each Fiscal Quarter, commencing on the first such date to occur after the Closing Date, and (ii) with respect to any LIBOR Loan, the last day of each Interest Period applicable to such Loan; provided that in the case of each Interest Period longer than three months “Interest Payment Date” shall also include each date that is three months, or a multiple thereof, after the commencement of such Interest Period.

“Interest Period” has the meaning assigned to that term in subsection 2.2B.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement to which Company or any of its Subsidiaries is a party.

“Interest Rate Determination Date”, with respect to any Interest Period, means the second Business Day prior to the first day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Inventory” means, with respect to any Person as of any date of determination, all goods, merchandise and other personal property which are then owned by such Person with a view towards future sale, lease or use in commerce, including raw materials and work in process.

“Investment” means, without duplication, (i) any direct or indirect purchase or other acquisition by Company or any of its Subsidiaries of, or of a beneficial interest in, any Securities of any other Person (including any Subsidiary of Company), (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Company from any Person other than Company or any of its Subsidiaries, of any Capital Stock of such Subsidiary, (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by Company or any of its Subsidiaries to any other Person, including all Indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business, or (iv) Interest Rate Agreements or Currency Agreements not constituting Hedge Agreements. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment (other than adjustments for the repayment of, or the refund of capital with respect to, the original principal amount of any such Investment).

“IP Collateral” means, collectively, the Intellectual Property that constitutes Collateral under the Security Agreement.

“IP Filing Office” means the United States Patent and Trademark Office, the United States Copyright Office or any successor or substitute office in which domestic filings are necessary or, in the opinion of Administrative Agent, desirable in order to create or perfect Liens on any IP Collateral.

“IPO” means the initial public issuance of Capital Stock by Holdings the gross proceeds of which are at least $50,000,000.

“IPO Fees” means the costs, fees and expenses payable in connection with the IPO (including payments to terminate the Management Agreement and payment of an advisory fee to Oaktree or its Affiliate) in an aggregate amount not to exceed $5,500,000.

“IPO Fees Payment” means a Restricted Junior Payment made by Company to Holdings in an amount not to exceed $5,500,000 for the purpose of permitting Holdings to pay the IPO Fees.

“Issuing Lender”, with respect to any Letter of Credit, means the Revolving Lender that agrees or is otherwise obligated to issue such Letter of Credit, determined as provided in subsection 3.1B(ii).

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form.

“Key Officer” means the president, chief executive officer, chief financial officer, secretary, general counsel, senior vice president of finance, senior vice president of global operations, senior vice president of retail and licensing, senior vice president of merchandising and design, or other individual appointed by the Governing Body or the Organizational Documents of a corporation, partnership, trust or limited liability company to serve in a similar capacity as the foregoing.

“Knowledge of Company” means the knowledge of Thomas Ward, Dorvin Lively, Cindy Davis, Steven Masket, Steve Nelson and each of their successors in their capacities as President and Chief Executive Officer, Executive Vice President and Chief Financial Officer, Senior Vice President of Retail & Licensing, Executive Vice President and Chief Legal Officer and Senior Vice President of Finance, respectively.  For purposes of this definition “knowledge” with respect to any Person shall include actual knowledge as well as knowledge that should have been obtained by such Person acting reasonably in their capacity as an officer of Company in the ordinary course of business.

“Leasehold Property” means any leasehold interest of any Loan Party as lessee under any lease of real property.

“Lender” and “Lenders” means the Persons identified as “Lenders” and listed on the signature pages of this Agreement, together with their successors and permitted assigns pursuant to subsection 10.1, and the term “Lenders” shall include Swing Line Lender unless the context otherwise requires; provided that the term “Lenders”, when used in the context of a particular Commitment, shall mean Lenders having that Commitment.

“Letter of Credit” or “Letters of Credit” means Commercial Letters of Credit and Standby Letters of Credit issued or to be issued by Issuing Lenders for the account of Company pursuant to subsection 3.1.

“Letter of Credit Usage” means, as at any date of determination, the sum of (i) the maximum aggregate amount which is or at any time thereafter may become available for drawing under all Letters of Credit then outstanding plus (ii) the aggregate amount of all drawings under Letters of Credit honored by Issuing Lenders and not theretofore reimbursed out of the proceeds of Revolving Loans pursuant to subsection 3.3B or otherwise reimbursed by Company.

“LIBOR” means, for any Interest Rate Determination Date with respect to an Interest Period for a LIBOR Loan, the London interbank offered rate, rounded upward, if necessary, to the nearest 1/100 of 1%, equal to the offered rate for deposits in Dollars for a period equal to such Interest Period, commencing on the first day of such Interest Period, which appears on Telerate Page 3750 (or such other page as may replace Telerate Page 3750 on that service or any successor service for the purpose of displaying London interbank offered rates of major banks) as of 11:00 A.M. (London time), on the day that is two Business Days prior to the first day of such Interest Period.  If the LIBOR rate for an Interest Period cannot be determined pursuant to the preceding sentence, then the LIBOR rate for such Interest Period shall be determined on the basis of the rates at which deposits in Dollars are offered to BNP Paribas at approximately 11:00 A.M. (London time) on the day that is two Business Days prior to the first day of such Interest Period, and in an amount that is approximately equal to the principal amount of the LIBOR Loans to which such Interest Period is applicable.  Administrative Agent will request the principal London office of BNP Paribas to provide a quotation of its rate.

“LIBOR Loans” means Loans bearing interest at rates determined by reference to Adjusted LIBOR as provided in subsection 2.2A.

“LIBOR Margin” means the margin over Adjusted LIBOR used in determining the rate of interest of LIBOR Loans pursuant to subsection 2.2A.

“Lien” means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

“Loan” or “Loans” means one or more of the Loans made by Lenders to Company pursuant to subsection 2.1A.

“Loan Documents” means this Agreement, the Notes, the Letters of Credit (and any applications for, or reimbursement agreements or other documents or certificates executed by Company in favor of an Issuing Lender relating to, the Letters of Credit), the Guaranty, the Collateral Documents, the Acknowledgement by Guarantors, and all amendments, waivers and consents relating thereto.

“Loan Party” means each of Holdings, Company and any of Company’s Subsidiaries from time to time executing a Loan Document, and “Loan Parties” means all such Persons, collectively.

“Maidenform” means Maidenform, Inc., a New York corporation; provided that, after the consummation of the Merger, Maidenform is referred to herein as Company.

“Management Agreement” means that certain Advisory Agreement, dated as of May 6, 2004, among Company, Holdings, ACOF Operating Manager, L.P. and Ares under which Ares or any of its Affiliates provides management services to Company.

“Management Bonuses” means special bonuses paid by Company to officers of Company prior to the IPO and between June 15, 2005 and December 31, 2005.

“Margin Stock” has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means (i) a material adverse effect upon the business, operations, liabilities, properties, assets or financial condition of Holdings Company and its Subsidiaries taken as a whole or (ii) the impairment of the ability of any Loan Party to perform, or of Administrative Agent or Lenders to enforce, the Obligations.

“Material Contract” means any contract or other arrangement to which Company or any of its Subsidiaries is a party (other than the Loan Documents) for which breach, nonperformance, cancellation or failure to renew would have a Material Adverse Effect.

“Material Leasehold Property” means a domestic Leasehold Property reasonably determined by Administrative Agent to be of material value as Collateral or of material importance to the operations of Company and its Subsidiaries taken as a whole; provided that in no case shall any Leasehold Property used solely for the purposes of retail outlet and/or office facilities be considered a “Material Leasehold Property”.

“Maximum Consolidated Capital Expenditures Amount” has the meaning assigned to that term in subsection 7.8.

“Merger” means the merger of Merger Sub with and into Maidenform in accordance with the terms of the Acquisition Agreement and the Certificate of Merger, with Maidenform being the surviving corporation.

“Merger Sub” means MF Merger Corporation, a New York corporation.

“Merida Facility” means the Facility located at Parque Industrial de Yucatan, Carretera Merida a Progresso km 10.2, State of Yucatan, Mexico.

“Mexican Facilities” means the Merida Facility and the Facility located at Sucursal Valladolid, Km. 159 Antigua Carr., Parque Industrial Vdld, Lote #1, Valladolid, Yucatan 97780, Mexico.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means (i) a security instrument (whether designated as a deed of trust or a mortgage or by any similar title) executed and delivered by any Loan Party, in such form as may be reasonably approved by Administrative Agent, or (ii) at Administrative Agent’s option, in the case of an Additional Mortgaged Property, an amendment to an existing Mortgage, in form reasonably satisfactory to Administrative Agent, adding such Additional Mortgaged Property to the Real Property Assets encumbered by such existing Mortgage.  “Mortgages” means all such instruments, including the Closing Date Mortgages and any Additional Mortgages, collectively.

“Multiemployer Plan” means any Employee Benefit Plan that is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Net Asset Sale Proceeds”, with respect to any Asset Sale, means Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received from such Asset Sale, net of any bona fide direct costs incurred in connection with such Asset Sale, including, without limitation, (i) income taxes reasonably estimated to be payable as a result of any gain recognized in connection with such Asset Sale, (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is (a) secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale and (b) actually paid at the time of receipt of such cash payment to a Person that is not an Affiliate of any Loan Party, (iii) brokerage fees and legal expenses incurred in connection with such Asset Sale, (iv) any reserves required to be established by the seller in accordance with GAAP against liabilities associated with such Asset Sale, including, without limitation, severance, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under indemnification obligations associated with such Asset Sale (provided that promptly following the date that any such reserves are no longer required in accordance with GAAP, an amount equal to the unused portion of such reserves shall be applied as Net Asset Sale Proceeds in accordance with subsection 2.4B(iii)(a)) and (v) to the extent unpaid prior to the date of such Asset Sale, carrying costs during any period that the underlying asset is both held for sale and not being used in the business of Company and its Subsidiaries in an amount not to exceed 20% of the total Cash payments received from such Asset Sale; provided, however, that Net Asset Sale Proceeds shall not include any Cash payments received from any Asset Sale by a Foreign Subsidiary unless such proceeds may be repatriated (by reason of a repayment of an intercompany note or otherwise) to the United States without (in the reasonable judgment of Company) resulting in a material Tax liability to Company.

“Net Insurance/Condemnation Proceeds” means any Cash payments or proceeds received by (i) Company or any of its Domestic Subsidiaries (a) under any business interruption or casualty insurance policy in respect of a covered loss thereunder or (b) as a result of the taking of any assets of Company or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, in each case net of any actual and reasonable documented or estimated costs (including provisions for income taxes) incurred or to be incurred by Company or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Company or such Subsidiary in respect thereof or (ii) any Person under the Representations and Warranties Insurance Policy.

“Net Securities Proceeds” means the cash proceeds (net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses) from (i) the issuance of Capital Stock of or incurrence of Indebtedness by Holdings, Company or any of its Subsidiaries and (ii) capital contributions made by a holder of Capital Stock of Holdings.

“Non-Consenting Lender” has the meaning assigned to that term in subsection 2.9.

“Non-US Lender” means a Lender that is organized under the laws of any jurisdiction other than the United States or any state or other political subdivision thereof.

“Notes” means one or more of the Term Notes, Revolving Notes or Swing Line Note or any combination thereof.

“Notice of Borrowing” means a notice substantially in the form of Exhibit I annexed hereto.

“Notice of Conversion/Continuation” means a notice substantially in the form of Exhibit II annexed hereto.

“Oaktree” means Oaktree Capital Management LLC and the several funds and accounts under its management.

“Obligations” means all obligations of every nature of each Loan Party from time to time owed to Administrative Agent, Lenders or any of them under the Loan Documents, whether for principal, interest, reimbursement of amounts drawn under Letters of Credit, fees, expenses, indemnification or otherwise.

“Officer” means the president, chief executive officer, a vice president, chief financial officer, treasurer, general partner (if an individual), managing member (if an individual) or other individual appointed by the Governing Body or the Organizational Documents of a corporation, partnership, trust or limited liability company to serve in a similar capacity as the foregoing.

“Officer’s Certificate”, as applied to any Person that is a corporation, partnership, trust or limited liability company, means a certificate executed on behalf of such Person by one or more Officers of such Person or one or more Officers of a general partner or a managing member if such general partner or managing member is a corporation, partnership, trust or limited liability company.

“Operating Lease”, as applied to any Person, means any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is not a Capital Lease other than any such lease under which that Person is the lessor.

“Original Credit Agreement” has the meaning assigned to that term in the recitals to this Agreement.

“Organizational Documents” means the documents (including Bylaws, if applicable) pursuant to which a Person that is a corporation, partnership, trust or limited liability company is organized.

“Participant” means a purchaser of a participation in the rights and obligations under this Agreement pursuant to subsection 10.1C.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, that is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Permitted Acquisition” means the acquisition of all or any portion of the business and assets, or Capital Stock, of any Person which acquisition is permitted pursuant to clause (v) of subsection 7.3.

“Permitted Dividend Payment” means a Restricted Junior Payment made by Company to Holdings for the purpose of permitting Holdings to pay dividends during the Fiscal Year ending December 31, 2005 in respect of the outstanding Holdings Perpetual Preferred Stock.

“Permitted Encumbrances” means the following types of Liens (excluding any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA, any such Lien imposed by a Government Authority in connection with any Foreign Plan, any such Lien relating to or imposed in connection with any Environmental Claim, and any such Lien expressly prohibited by any applicable terms of any of the Collateral Documents, provided that any such Lien shall not be excluded to that extent such Lien is being contested in good faith by appropriate proceedings and such contest proceedings conclusively operate to stay the sale of any portion of the Collateral on account of such Lien):

(i)                                     Liens for taxes, assessments or governmental charges or claims the payment of which is not, at the time, required by subsection 6.3;

(ii)                                  statutory Liens of landlords, Liens of collecting banks under the UCC on items in the course of collection, statutory Liens and rights of set-off of banks as to deposit accounts, provided that, in each case, (a) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by Company or any of its Subsidiaries owning the affected deposit account in excess of those set forth by regulations promulgated by the Federal Reserve Board or any foreign regulatory agency performing an equivalent function, and (b) such deposit account is not intended by Company or any of its Subsidiaries to provide collateral (other than such as is ancillary to the establishment of such deposit account) to the bank, statutory Liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law, in each case incurred in the ordinary course of business (1) for amounts not yet overdue or (2) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of 5 days) are being contested in good faith by appropriate proceedings, so long as (y) such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts, and (z) in the case of a Lien with respect to any portion of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral on account of such Lien;

(iii)                               deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of statutory obligations, surety and customs bonds, bids, leases, government contracts, trade contracts, and other similar obligations (exclusive of obligations for the payment of borrowed money), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(iv)                              any attachment or judgment Lien not constituting an Event of Default under subsection 8.8;

(v)                                 licenses (with respect to Intellectual Property and other property), leases or subleases granted to third parties in accordance with any applicable terms of the Collateral Documents and not interfering in any material respect with the ordinary conduct of the business of Company or any of its Subsidiaries or resulting in a material diminution in the value of any Collateral as security for the Obligations;

(vi)                              easements, rights-of-way, restrictions, covenants, licenses, encroachments, protrusions and other minor defects or irregularities in title and other matters of record, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Company or any of its Subsidiaries or result in a material diminution in the value of any Collateral as security for the Obligations and other exceptions to title approved by Administrative Agent and set forth in the title insurance policies insuring the Mortgages;

(vii)                           any (a) interest or title of a lessor or sublessor under any lease not prohibited by this Agreement, (b) Lien or restriction that the interest or title of such lessor or sublessor may be subject to, or (c) subordination of the interest of the lessee or sublessee under such lease to any Lien or restriction referred to in the preceding clause (b);

(viii)                        Liens arising from filing UCC financing statements relating solely to leases not prohibited by this Agreement;

(ix)                                Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(x)                                   any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(xi)                                Liens granted pursuant to the Collateral Documents;

(xii)                             Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of Company and its Subsidiaries;

(xiii)                          Liens on property not securing Indebtedness for borrowed money that do not materially interfere with the use or disposition of such property; and

(xiv)                         Liens arising from title retention by third parties in connection with the acquisition of goods by Company or any of its Subsidiaries in the ordinary course of business, provided that no default in the obligations relating to such acquisition has occurred and is continuing.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Government Authorities.

“Pledged Collateral” means, collectively, the “Pledged Collateral” as defined in the Security Agreement and any Foreign Pledge Agreement.

“Potential Event of Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Pricing Certificate” means an Officer’s Certificate of Company certifying the Consolidated Leverage Ratio as at the last day of any Fiscal Quarter and setting forth the calculation of such Consolidated Leverage Ratio in reasonable detail.

“Prime Rate” means the rate that BNP Paribas in New York announces from time to time as its prime lending rate, effective as of the date announced as the effective date of any change in such prime rate. Without notice to Company or any other Person, the Prime Rate shall change automatically from time to time as and in the amount by which such prime rate shall fluctuate.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  BNP Paribas or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Proceedings” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration.

“Pro Rata Share” means (i) with respect to all payments, computations and other matters relating to the Term Loan Commitment or the Term Loan of any Lender, the percentage obtained by dividing (x) the Term Loan Exposure of that Lender by (y) the aggregate Term Loan Exposure of all Lenders, (ii)  with respect to all payments, computations and other matters relating to the Revolving Loan Commitment or the Revolving Loans of any Lender or any Letters of Credit issued or participations therein deemed purchased by any Lender or any assignments of any Swing Line Loans deemed purchased by any Lender, the percentage obtained by dividing (x) the Revolving Loan Exposure of that Lender by (y) the aggregate Revolving Loan Exposure of all Lenders, and (iii) for all other purposes with respect to each Lender, the percentage obtained by dividing (x) the sum of the Term Loan Exposure of that Lender plus the Revolving Loan Exposure of that Lender by (y) the sum of the aggregate Term Loan Exposure of all Lenders plus the aggregate Revolving Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to subsection 10.1.  The initial Pro Rata Share of each Lender as of the Restatement Date for purposes of each of clauses (i), (ii) and (iii) of the preceding sentence is set forth on Schedule 2.1 annexed hereto.

“Real Property Asset” means, at any time of determination, any interest then owned by any Loan Party in any real property.

“Refunded Swing Line Loans” has the meaning assigned to that term in subsection 2.1A(iii).

“Register” has the meaning assigned to that term in subsection 2.1D.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Reimbursement Date” has the meaning assigned to that term in subsection 3.3B.

“Related Agreements” means, collectively, the Acquisition Agreement, the Certificate of Merger, the Representations and Warranties Insurance Policy, the Rollover Exchange Agreements and the Management Agreement.

“Release” means any spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), including the movement of any Hazardous Materials through the air, soil, surface water or groundwater.

“Representations and Warranties Insurance Policy” means that certain Buyer-Side Representations and Warranties Insurance Policy effective as of May 11, 2004 and issued by American International Specialty Lines Insurance Company with policy number 193404 relating to the Acquisition Agreement.

“Request for Issuance” means a request substantially in the form of Exhibit III annexed hereto.

“Requisite Class Lenders” means, at any time of determination (i) for the Class of Lenders having Revolving Loan Exposure, Lenders having or holding more than 50% of the aggregate Revolving Loan Exposure of all Lenders and (ii) for the Class of Lenders having Term Loan Exposure, Lenders having or holding more than 50% of the aggregate Term Loan Exposure of all Lenders.

“Requisite Lenders” means Lenders having or holding more than 50% of the sum of the aggregate Term Loan Exposure of all Lenders plus the aggregate Revolving Loan Exposure of all Lenders.

“Restatement Date” means the date on which all conditions set forth in subsections 4.1 and 4.2 are satisfied or waived.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Company now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Company now or hereafter outstanding, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Company now or hereafter outstanding and (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness; provided that the term “Restricted Junior Payment” shall not include any payments made by Company to Holdings in connection with the satisfaction of Company’s obligations under the Acquisition Agreement to the extent permitted pursuant to subsection 7.9.

“Revolving Lender” means a Lender that has a Revolving Loan Commitment and/or that has an outstanding Revolving Loan.

“Revolving Loan Commitment” means the commitment of a Revolving Lender to make Revolving Loans to Company pursuant to subsection 2.1A(ii), and “Revolving Loan Commitments” means such commitments of all Revolving Lenders in the aggregate.

“Revolving Loan Commitment Amount” means, at any date, the aggregate amount of the Revolving Loan Commitments of all Revolving Lenders.

“Revolving Loan Commitment Termination Date” means May 11, 2010.

“Revolving Loan Exposure”, with respect to any Revolving Lender, means, as of any date of determination (i) prior to the termination of the Revolving Loan Commitments, the amount of that Lender’s Revolving Loan Commitment, and (ii) after the termination of the Revolving Loan Commitments, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender plus (b) in the event that Lender is an Issuing Lender, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (in each case net of any participations purchased by other Lenders in such Letters of Credit or in any unreimbursed drawings thereunder) plus (c) the aggregate amount of all participations purchased by that Lender in any outstanding Letters of Credit or any unreimbursed drawings under any Letters of Credit plus (d) in the case of Swing Line Lender, the aggregate outstanding principal amount of all Swing Line Loans (net of any assignments thereof deemed purchased by other Revolving Lenders) plus (e) the aggregate amount of all assignments deemed purchased by that Lender in any outstanding Swing Line Loans.

“Revolving Loans” means the Loans made by Revolving Lenders to Company pursuant to subsection 2.1A(ii).

“Revolving Notes” means any promissory notes of Company issued pursuant to subsection 2.1E to evidence the Revolving Loans of any Revolving Lenders, substantially in the form of Exhibit V annexed hereto.

“Rollover Exchange Agreements” means any Exchange and Support Agreements dated as of March 16, 2004 between Holdings and a Rollover Investor exchanging Rollover Shares for Holdings Common Stock and Holdings Perpetual Preferred Stock, in each case in the form delivered to Administrative Agent and Lenders prior to their execution of this Agreement.

“Rollover Investors” means Oaktree, its Affiliates and those investors who, immediately prior to the Closing Date, own equity interests in Maidenform and who will be investors in Holdings after consummation of the Acquisition.

“Rollover Options” has the meaning assigned to the term “Rollover In-the-Money Company Stock Options” in the Acquisition Agreement.

“Rollover Shares” means shares of Capital Stock of Maidenform issued to the Rollover Investors in connection with the Acquisition.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“Second-Lien Term Loan” means the second-lien senior secured term loan facility provided to Company under the Second-Lien Term Loan Documents.

“Second-Lien Term Loan Agreement” means the Term Loan Credit Agreement, dated as of May 11, 2004, by and among Holdings, Merger Sub, the financial institutions party thereto, and BNP Paribas, as administrative agent for the lenders thereunder.

“Second-Lien Term Loan Documents” means, collectively, (i) that certain Second-Lien Term Loan Agreement and (ii) all principal documents executed by Company and/or any of its Affiliates in connection therewith, in each case in the form delivered to Administrative Agent and Lenders prior to the Closing Date.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated, certificated or uncertificated, or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Account” means an account to which a financial asset is or may be credited in accordance with an agreement under which the Person maintaining the account undertakes to treat the Person for whom the account is maintained as entitled to exercise the rights that comprise the financial asset.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Security Agreement” means the Security Agreement executed and delivered by Holdings, Company and Subsidiary Guarantors on the Closing Date, substantially in the form of Exhibit XII annexed hereto.

“Sole Lead Arranger” means BNP Paribas Securities Corp.

“Solvent”, with respect to any Person, means that as of the date of determination both (i)(a) the then fair saleable value of the property of such Person is (1) greater than the total amount of liabilities (including contingent liabilities) of such Person and (2) not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts as they become absolute and due considering all financing alternatives and potential asset sales reasonably available to such Person; (b) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (c) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (ii) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Standby Letter of Credit” means any letter of credit or similar instrument other than a Commercial Letter of Credit.

“Subject Lender” has the meaning assigned to that term in subsection 2.9.

“Subject Transaction” has the meaning assigned to that term in subsection 7.6C.

“Subordinated Indebtedness” means any Indebtedness of Company incurred from time to time and subordinated in right of payment to the Obligations, it being understood that no Indebtedness is Subordinated Indebtedness solely because it is (i) unsecured or (ii) secured by a Lien on the Collateral of a lower priority than the Lien on the Collateral securing the Obligations.

“Subsidiary”, with respect to any Person, means any corporation, partnership, trust, limited liability company, association, Joint Venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the members of the Governing Body is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Subsidiary Guarantor” means any Subsidiary of Company that has executed and delivered a counterpart of the Guaranty on the Closing Date or that executes and delivers a counterpart thereof from time to time thereafter pursuant to subsection 6.8.

“Supplemental Collateral Agent” has the meaning assigned to that term in subsection 9.1B.

“Swing Line Lender” means BNP Paribas, or any Person serving as a successor Administrative Agent hereunder, in its capacity as Swing Line Lender hereunder.

“Swing Line Loan Commitment” means the commitment of Swing Line Lender to make Swing Line Loans to Company pursuant to subsection 2.1A(iii).

“Swing Line Loans” means the Loans made by Swing Line Lender to Company pursuant to subsection 2.1A(iii).

“Swing Line Note” means any promissory note of Company issued pursuant to subsection 2.1E to evidence the Swing Line Loans of Swing Line Lender, substantially in the form of Exhibit VI annexed hereto.

“Syndication Agent” means GMAC Commercial Finance LLC.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (i) a so-called synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Tax” or “Taxes” means any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature levied, collected, withheld or assessed by or on behalf of a Government Authority, including interest, penalties, additions to tax and any similar liabilities with respect thereto; except that, in the case of a Lender, there shall be excluded (i) taxes that are imposed on the overall net income or net profits (including franchise taxes imposed in lieu thereof) (a) by the United States, (b) by any other Government Authority under the laws of which such Lender is organized or has its principal office or maintains its applicable lending office, or (c) by any jurisdiction as a result of a present or former connection between such Lender and such jurisdiction (other than any such connection arising solely from such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, any of the Loan Documents), (ii) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which such Lender is located, and (iii) interest, penalties, additions to tax and any similar liabilities with respect to any tax described in clause (i) or (ii) of this paragraph.

“Term Loan Commitment” means the commitment of a Lender to make a Term Loan to Company pursuant to subsection 2.1A(i), and “Term Loan Commitments” means such commitments of all Lenders in the aggregate.

“Term Loan Exposure”, with respect to any Lender, means, as of any date of determination (i) prior to the funding of the Term Loans, the amount of that Lender’s Term Loan

Commitment, and (ii), after the funding of the Term Loans, the outstanding principal amount of the Term Loan of that Lender.

“Term Loan Maturity Date” means May 11, 2010.

“Term Loans” means the Loans made by Lenders to Company pursuant to subsection 2.1A(i).

“Term Notes” means any promissory notes of Company issued pursuant to subsection 2.1E to evidence the Term Loans of any Lenders, substantially in the form of Exhibit IV annexed hereto.

“Title Company” means one or more title insurance companies reasonably satisfactory to Administrative Agent.

“Total Utilization of Revolving Loan Commitments” means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans plus (ii) the aggregate principal amount of all outstanding Swing Line Loans plus (iii) the Letter of Credit Usage.

“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.

“Unasserted Obligations” means, at any time, Obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities (except for (i) the principal of and interest on, and fees relating to, any Indebtedness and (ii) contingent reimbursement obligations in respect of amounts that may be drawn under Letters of Credit) in respect of which no claim or demand for payment has been made (or, in the case of Obligations for indemnification, no notice for indemnification has been issued by the Indemnitee) at such time.

1.2                               Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement.

Except as otherwise expressly provided in this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP.  Financial statements and other information required to be delivered by Company to Lenders pursuant to clauses (ii), (iii) and (xii) of subsection 6.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in subsection 6.1(v)).  Calculations in connection with the definitions, covenants and other provisions of this Agreement shall utilize GAAP as in effect on the date of determination, applied in a manner consistent with that used in preparing the financial statements referred to in subsection 5.3. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and Company, Administrative Agent or Requisite Lenders shall so request, Administrative Agent, Lenders and Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of

Requisite Lenders), provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and Company shall provide to Administrative Agent and Lenders reconciliation statements provided for in subsection 6.1(v).

1.3                               Other Definitional Provisions and Rules of Construction.

A.                                    Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.

B.                                    References to “Sections” and “subsections” shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided.  Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

C.                                    The use in any of the Loan Documents of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

D.                                    Subject to subsection 7.12, unless otherwise expressly provided herein, references to Organizational Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto.

1.4                               Amendment and Restatement.

On the Restatement Date, the Original Credit Agreement shall be amended and restated in its entirety as contemplated hereunder.  The parties acknowledge and agree that this Agreement and the other Loan Documents do not constitute a novation, payment and reborrowing or termination of the obligations under the Original Credit Agreement and that all such obligations are in all respects continued and outstanding as obligations under this Agreement and the Notes except to the extent such obligations are modified from and after the Restatement Date as provided in this Agreement and the other Loan Documents (it being understood that this Agreement contains all of the terms and conditions of the Original Credit Agreement as so modified).

Section 2.                                          AMOUNTS AND TERMS OF COMMITMENTS AND LOANS

2.1                               Commitments; Making of Loans; the Register; Optional Notes.

A.                                    Commitments.  Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Company herein set forth, each Lender hereby severally agrees to make the Loans as described in subsections 2.1A(i) and 2.1A(ii) and

Swing Line Lender hereby agrees to make the Swing Line Loans as described in subsection 2.1A(iii).

(i)                                     Term Loans.  Immediately prior to the Restatement Date, Term Loans in an aggregate principal amount of $88,962,871.42 were outstanding.  Each Lender that has a Term Loan Commitment severally agrees to lend to Company on the Restatement Date Term Loans in an aggregate principal amount such that the sum of its Term Loans immediately prior to the Restatement Date, if any, plus its Term Loans made or purchased and assumed on the Restatement Date shall not exceed its Pro Rata Share of the aggregate amount of the Term Loan Commitments to be used for the purposes identified in subsection 2.5A.  The amount of each Lender’s Term Loan Commitment as of the Restatement Date is set forth on Schedule 2.1 annexed hereto and the aggregate amount of the Term Loan Commitments is $150,000,000; provided that the amount of the Term Loan Commitment of each Lender shall be adjusted to give effect to any assignment of such Term Loan Commitment pursuant to subsection 10.1B.  In addition to the borrowing made on the Closing Date, Company may make only one borrowing under the Term Loan Commitments.  Amounts borrowed under this subsection 2.1A(i) and subsequently repaid or prepaid may not be reborrowed.

(ii)                                  Revolving Loans.  Each Revolving Lender severally agrees, subject to the limitations set forth below with respect to the maximum amount of Revolving Loans permitted to be outstanding from time to time, to lend to Company from time to time during the period from the Restatement Date to but excluding the Revolving Loan Commitment Termination Date an aggregate amount not exceeding its Pro Rata Share of the aggregate amount of the Revolving Loan Commitments to be used for the purposes identified in subsection 2.5B.  The amount of each Revolving Lender’s Revolving Loan Commitment as of the Restatement Date is set forth on Schedule 2.1 annexed hereto and the Revolving Loan Commitment Amount as of the Restatement Date is $50,000,000; provided that the amount of the Revolving Loan Commitment of each Revolving Lender shall be adjusted to give effect to any assignment of such Revolving Loan Commitment pursuant to subsection 10.1B and shall be reduced from time to time by the amount of any reductions thereto made pursuant to subsection 2.4.  Each Revolving Lender’s Revolving Loan Commitment shall expire on the Revolving Loan Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Loan Commitments shall be paid in full no later than that date.  Amounts borrowed under this subsection 2.1A(ii) may be repaid and reborrowed to but excluding the Revolving Loan Commitment Termination Date.

Anything contained in this Agreement to the contrary notwithstanding, the Revolving Loans and the Revolving Loan Commitments shall be subject to the following limitations in the amounts and during the periods indicated:

(a)                                  in no event shall the Total Utilization of Revolving Loan Commitments at any time exceed the lesser of the Revolving Loan Commitment Amount then in effect and the Borrowing Base then in effect; and

(b)                                 for a period of 30 consecutive days during each calendar year prior to the calendar year in which the IPO is consummated, the sum of the aggregate outstanding principal amount of all Revolving Loans plus the aggregate outstanding principal amount of all Swing Line Loans shall not exceed $15,000,000; provided that there shall be no less than 90 days between any two such periods; provided, further, that, except to the extent that the aggregate outstanding amount of Revolving Loans has been reduced to zero, the aggregate outstanding amount of Revolving Loans for purposes of this clause (b) shall include the aggregate amount of any Net Asset Sale Proceeds and/or Net Insurance/Condemnation Proceeds intended to be reinvested that have been temporarily applied to repay Revolving Loans in accordance with subsection 2.4B(iii)(a) or 6.4C, respectively.

(iii)                               Swing Line Loans.

(a)                                  General Provisions.  Swing Line Lender hereby agrees, subject to the limitations set forth in the last paragraph of subsection 2.1A(ii) and set forth below with respect to the maximum amount of Swing Line Loans permitted to be outstanding from time to time, to make a portion of the Revolving Loan Commitments available to Company from time to time during the period from the Restatement Date to but excluding the Revolving Loan Commitment Termination Date by making Swing Line Loans to Company in an aggregate amount not exceeding the amount of the Swing Line Loan Commitment to be used for the purposes identified in subsection 2.5B, notwithstanding the fact that such Swing Line Loans, when aggregated with Swing Line Lender’s outstanding Revolving Loans and Swing Line Lender’s Pro Rata Share of the Letter of Credit Usage then in effect, may exceed Swing Line Lender’s Revolving Loan Commitment.  The amount of the Swing Line Loan Commitment as of the Restatement Date is $5,000,000; provided that any reduction of the Revolving Loan Commitment Amount made pursuant to subsection 2.4 that reduces the Revolving Loan Commitment Amount to an amount less than the then current amount of the Swing Line Loan Commitment shall result in an automatic corresponding reduction of the amount of the Swing Line Loan Commitment to the amount of the Revolving Loan Commitment Amount, as so reduced, without any further action on the part of Company, Administrative Agent or Swing Line Lender.  The Swing Line Loan Commitment shall expire on the Revolving Loan Commitment Termination Date and all Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans shall be paid in full no later than that date.  Amounts borrowed under this subsection 2.1A(iii) may be repaid and reborrowed to but excluding the Revolving Loan Commitment Termination Date.

(b)                                 Swing Line Loan Prepayment with Proceeds of Revolving Loans.  With respect to any Swing Line Loans that have not been voluntarily prepaid by Company pursuant to subsection 2.4B(i), Swing Line Lender may, at any time in its sole and absolute discretion, deliver to Administrative Agent (with a copy to Company), no later than 10:00 A.M. (New York City time) on the first Business

Day in advance of the proposed Funding Date, a notice requesting Revolving Lenders to make Revolving Loans that are Base Rate Loans on such Funding Date in an amount equal to the amount of such Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date such notice is given.  Company hereby authorizes the giving of any such notice and the making of any such Revolving Loans.  Anything contained in this Agreement to the contrary notwithstanding, (1) the proceeds of such Revolving Loans made by Revolving Lenders other than Swing Line Lender shall be immediately delivered by Administrative Agent to Swing Line Lender (and not to Company) and applied to repay a corresponding portion of the Refunded Swing Line Loans and (2) on the day such Revolving Loans are made, Swing Line Lender’s Pro Rata Share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by Swing Line Lender, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans and shall no longer be due under the Swing Line Note, if any, of Swing Line Lender but shall instead constitute part of Swing Line Lender’s outstanding Revolving Loans and shall be due under the Revolving Note, if any, of Swing Line Lender.  Company hereby authorizes Administrative Agent and Swing Line Lender to charge Company’s accounts with Administrative Agent and Swing Line Lender (up to the amount available in each such account) in order to immediately pay Swing Line Lender the amount of the Refunded Swing Line Loans to the extent the proceeds of such Revolving Loans made by Revolving Lenders, including the Revolving Loan deemed to be made by Swing Line Lender, are not sufficient to repay in full the Refunded Swing Line Loans.  If any portion of any such amount paid (or deemed to be paid) to Swing Line Lender should be recovered by or on behalf of Company from Swing Line Lender in any bankruptcy proceeding, in any assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by subsection 10.5.

(c)                                  Swing Line Loan Assignments.  On the Funding Date of each Swing Line Loan, each Revolving Lender shall be deemed to, and hereby agrees to, purchase an assignment of such Swing Line Loan in an amount equal to its Pro Rata Share.  If for any reason (1) Revolving Loans are not made upon the request of Swing Line Lender as provided in the immediately preceding paragraph in an amount sufficient to repay any amounts owed to Swing Line Lender in respect of such Swing Line Loan or (2) the Revolving Loan Commitments are terminated at a time when such Swing Line Loan is outstanding, upon notice from Swing Line Lender as provided below, each Revolving Lender shall fund the purchase of such assignment in an amount equal to its Pro Rata Share (calculated, in the case of the foregoing clause (2), immediately prior to such termination of the Revolving Loan Commitments) of the unpaid amount of such Swing Line Loan together with accrued interest thereon.  Upon one Business Day’s notice from Swing Line Lender, each Revolving Lender shall deliver to Swing Line Lender such amount in same day funds at the Funding and Payment Office.  In order to further evidence such assignment (and without prejudice to the effectiveness of the assignment provisions set forth above), each Revolving Lender agrees to enter into an Assignment Agreement at the request of Swing Line Lender in form and substance reasonably satisfactory to Swing Line Lender.  In the event any Revolving Lender fails to make available to Swing Line Lender any amount as provided in this paragraph, Swing Line Lender shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the rate customarily used by Swing Line Lender for the correction of errors among banks for three Business Days and thereafter at the Base Rate.  In the event Swing Line Lender receives a payment of any amount with respect to which other Revolving Lenders have funded the purchase of assignments as provided in this paragraph, Swing Line Lender shall promptly distribute to each such other Revolving Lender its Pro Rata Share of such payment.

(d)                                 Revolving Lenders’ Obligations.  Anything contained herein to the contrary notwithstanding, each Revolving Lender’s obligation to make Revolving Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to subsection 2.1A(iii)(b) and each Revolving Lender’s obligation to purchase an assignment of any unpaid Swing Line Loans pursuant to the immediately preceding paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including (1) any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender may have against Swing Line Lender, Company or any other Person for any reason whatsoever; (2) the occurrence or continuation of an Event of Default or a Potential Event of Default; (3) any adverse change in the business, operations, liabilities, properties, assets or financial condition of Company or any of its Subsidiaries; (4) any breach of this Agreement or any other Loan Document by any party thereto; or (5) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that such obligations of each Revolving Lender are subject to the condition that (x) Swing Line Lender believed in good faith that all conditions under Section 4 to the making of the applicable Refunded Swing Line Loans or other unpaid Swing Line Loans, as the case may be, were satisfied at the time such Refunded Swing Line Loans or unpaid Swing Line Loans were made or (y) the satisfaction of any such condition not satisfied had been waived in accordance with subsection 10.6 prior to or at the time such Refunded Swing Line Loans or other unpaid Swing Line Loans were made.

B.                                    Borrowing Mechanics.  Loans made on any Funding Date (other than Swing Line Loans, Revolving Loans made pursuant to a request by Swing Line Lender pursuant to subsection 2.1A(iii) or Revolving Loans made pursuant to subsection 3.3B) shall be in an aggregate minimum amount of $1,000,000 and multiples of $250,000 in excess of that amount; provided that Loans made as LIBOR Loans with a particular Interest Period shall be in an aggregate minimum amount of $2,500,000 and multiples of $250,000 in excess of that amount.  Swing Line Loans made on any Funding Date shall be in an aggregate minimum amount of $100,000 and multiples of $100,000 in excess of that amount.  Whenever Company desires that

Lenders make Term Loans or Revolving Loans it shall deliver to Administrative Agent a duly executed Notice of Borrowing no later than 11:00 A.M. (New York City time) at least three Business Days in advance of the proposed Funding Date (in the case of a LIBOR Loan) or at least one Business Day in advance of the proposed Funding Date (in the case of a Base Rate Loan).  Whenever Company desires that Swing Line Lender make a Swing Line Loan, it shall deliver to Administrative Agent a duly executed Notice of Borrowing no later than 11:00 A.M. (New York City time) on the proposed Funding Date.  Term Loans and Revolving Loans may be continued as or converted into Base Rate Loans and LIBOR Loans in the manner provided in subsection 2.2D.  In lieu of delivering a Notice of Borrowing, Company may give Administrative Agent telephonic notice by the required time of any proposed borrowing under this subsection 2.1B; provided that such notice shall be promptly confirmed in writing by delivery of a duly executed Notice of Borrowing to Administrative Agent on or before the applicable Funding Date.

Neither Administrative Agent nor any Lender shall incur any liability to Company in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by an Officer or other person authorized to borrow on behalf of Company or for otherwise acting in good faith under this subsection 2.1B or under subsection 2.2D, and upon funding of Loans by Lenders, and upon conversion or continuation of the applicable basis for determining the interest rate with respect to any Loans pursuant to subsection 2.2D, in each case in accordance with this Agreement, pursuant to any such telephonic notice Company shall have effected Loans or a conversion or continuation, as the case may be, hereunder.

Company shall notify Administrative Agent prior to the funding of any Loans in the event that any of the matters to which Company is required to certify in the applicable Notice of Borrowing is no longer true and correct as of the applicable Funding Date, and the acceptance by Company of the proceeds of any Loans shall constitute a re-certification by Company, as of the applicable Funding Date, as to the matters to which Company is required to certify in the applicable Notice of Borrowing.

Except as otherwise provided in subsections 2.6B, 2.6C and 2.6G, a Notice of Borrowing for, or a Notice of Conversion/Continuation for conversion to, or continuation of, a LIBOR Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Company shall be bound to make a borrowing or to effect a conversion or continuation in accordance therewith.

C.                                    Disbursement of Funds.  All Term Loans and Revolving Loans shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that neither Administrative Agent nor any Lender shall be responsible for any default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder nor shall the amount of the Commitment of any Lender to make the particular type of Loan requested be increased or decreased as a result of a default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder.  Promptly after receipt by Administrative Agent of a Notice of Borrowing pursuant to subsection 2.1B (or telephonic notice in lieu thereof), Administrative Agent shall notify each Lender for that type of Loan or Swing Line Lender, as the case may be, of the proposed borrowing.  Each such Lender (other than Swing Line Lender) shall make the amount of its Loan available to Administrative Agent not later than 1:00 P.M. (New York City time) on the applicable Funding Date, and Swing Line Lender shall make the amount of its Swing Line Loan available to Administrative Agent not later than 1:00 P.M. (New York City time) on the applicable Funding Date, in each case in same day funds in Dollars, at the Funding and Payment Office.  Except as provided in subsection 2.1A(iii) and subsection 3.3B with respect to Revolving Loans used to repay Refunded Swing Line Loans or to reimburse any Issuing Lender for the amount of a drawing under a Letter of Credit issued by it, upon satisfaction or waiver of the conditions precedent specified in subsections 4.1 (in the case of Loans made on the Restatement Date) and 4.2 (in the case of all Loans), Administrative Agent shall make the proceeds of such Loans available to Company on the applicable Funding Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders to be credited to the account of Company at the Funding and Payment Office.

Unless Administrative Agent shall have been notified by any Lender prior to a Funding Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on such Funding Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Funding Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Company a corresponding amount on such Funding Date.  If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate.  If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Company and Company shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the rate payable under this Agreement for Base Rate Loans.  Nothing in this subsection 2.1C shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Company may have against any Lender as a result of any default by such Lender hereunder.

D.                                    The Register.

Administrative Agent, acting for these purposes solely as an agent of Company (it being acknowledged that Administrative Agent, in such capacity, and its officers, directors, employees, agent and affiliates shall constitute Indemnitees under subsection 10.3), shall maintain at its address referred to in subsection 10.8 a register for the recordation of, and shall record, the names and addresses of Lenders and the respective amounts of the Term Loan Commitment, Revolving Loan Commitment, Swing Line Loan Commitment, Term Loan, Revolving Loans and Swing Line Loans of each Lender from time to time (the “Register”).  Company, Administrative Agent shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof; all amounts owed with respect to any Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof; and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.  Each Lender shall record on its internal records the amount of its Loans and Commitments and each payment in respect hereof, and any such recordation shall be conclusive and binding on Company, absent manifest error, subject to the entries in the Register, which shall, absent manifest error, govern in the event of any inconsistency with any Lender’s records.  Failure to make any recordation in the Register or in any Lender’s records, or any error in such recordation, shall not affect any Loans or Commitments or any Obligations in respect of any Loans.

E.                                      Optional Notes.  If so requested by any Lender by written notice to Company (with a copy to Administrative Agent) at least two Business Days prior to the Restatement Date or at any time thereafter, Company shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to subsection 10.1) on the Restatement Date (or, if such notice is delivered after the Restatement Date, promptly after Company’s receipt of such notice) a promissory note or promissory notes to evidence such Lender’s Term Loan, Revolving Loans or Swing Line Loans, substantially in the form of Exhibit IV, Exhibit V or Exhibit VI annexed hereto, respectively, with appropriate insertions.

2.2                               Interest on the Loans.

A.                                    Rate of Interest.  Subject to the provisions of subsections 2.6 and 2.7, each Term Loan and each Revolving Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate or Adjusted LIBOR.  Subject to the provisions of subsection 2.7, each Swing Line Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate.  The applicable basis for determining the rate of interest with respect to any Term Loan or any Revolving Loan shall be selected by Company initially at the time a Notice of Borrowing is given with respect to such Loan pursuant to subsection 2.1B (subject to the last sentence of subsection 2.1B), and the basis for determining the interest rate with respect to any Term Loan or any Revolving Loan may be changed from time to time pursuant to subsection 2.2D (subject to the last sentence of subsection 2.1B).  If on any day a Term Loan or Revolving Loan is outstanding with respect to which notice has not been delivered to Administrative Agent in accordance with the terms of this Agreement specifying the applicable basis for determining the rate of interest, then for that day that Loan shall bear interest determined by reference to the Base Rate.

(i)                                     Subject to the provisions of subsections 2.2E, 2.2G and 2.7, the Term Loans and the Revolving Loans shall bear interest through maturity as follows:

(a)                                  if a Base Rate Loan, then at the sum of the Base Rate plus the Base Rate Margin set forth in the table below opposite the applicable Consolidated Leverage Ratio for the four Fiscal Quarter period for which the applicable Pricing Certificate has been delivered pursuant to subsection 6.1(iv); or

(b)                                 if a LIBOR Loan, then at the sum of LIBOR plus the LIBOR Margin set forth in the table below opposite the applicable Consolidated Leverage Ratio for the four Fiscal Quarter period for which the applicable Pricing Certificate has been delivered pursuant to subsection 6.1(iv):

	Consolidated Leverage Ratio	LIBOR Margin	Base Rate Margin
Greater than Or equal to	3.00:1.00	2.25%	1.25%

Less than	3.00:1.00	2.00%	1.00%

provided that, for the first six months after the Restatement Date, the applicable margin for Loans that are LIBOR Loans shall be 2.25% per annum and for Loans that are Base Rate Loans shall be 1.25% per annum; provided, further, that for any date after the IPO and at least six months after the Restatement Date the applicable LIBOR Margin or Base Rate Margin, as the case may be, shall be reduced by 0.25%.

(ii)                                  Upon delivery of the Pricing Certificate by Company to Administrative Agent pursuant to subsection 6.1(iv), the Base Rate Margin and the LIBOR Margin shall automatically be adjusted in accordance with such Pricing Certificate, such adjustment to become effective on the third succeeding Business Day following the receipt by Administrative Agent of such Pricing Certificate (subject to the provisions of the foregoing clause (i)); provided that, if at any time a Pricing Certificate is not delivered at the time required pursuant to subsection 6.1(iv), from the time such Pricing Certificate was required to be delivered until the third Business Day succeeding delivery of such Pricing Certificate, the applicable margins shall be the maximum percentage amount for the relevant Loan set forth above.

(iii)                               Subject to the provisions of subsections 2.2E, 2.2G and 2.7, the Swing Line Loans shall bear interest through maturity at the sum of the Base Rate plus the applicable Base Rate Margin for Revolving Loans minus a rate equal to the commitment fee percentage then in effect as determined pursuant to subsection 2.3A.

B.                                    Interest Periods.  In connection with each LIBOR Loan, Company may, pursuant to the applicable Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, select an interest period (each an “Interest Period”) to be applicable to such Loan, which Interest Period shall be, at Company’s option, either a one, two, three or six month period or, if deposits in the London interbank market are generally available for such period (as determined by Administrative Agent), a nine month period; provided that:

(i)                                     the initial Interest Period for any LIBOR Loan shall commence on the Funding Date in respect of such Loan, in the case of a Loan initially made as a LIBOR Loan, or on the date specified in the applicable Notice of Conversion/Continuation, in the case of a Loan converted to a LIBOR Loan;

(ii)                                  in the case of immediately successive Interest Periods applicable to a LIBOR Loan continued as such pursuant to a Notice of Conversion/Continuation, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

(iii)                               if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that, if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(iv)                              any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (v) of this subsection 2.2B, end on the last Business Day of a calendar month;

(v)                                 no Interest Period with respect to any portion of the Term Loans shall extend beyond the Term Loan Maturity Date and no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Loan Commitment Termination Date;

(vi)                              no Interest Period with respect to any type of Term Loans shall extend beyond a date on which Company is required to make a scheduled payment of principal of such type of Term Loans, unless the sum of (a) the aggregate principal amount of such type of Term Loans that are Base Rate Loans plus (b) the aggregate principal amount of such type of Term Loans that are LIBOR Loans with Interest Periods expiring on or before such date equals or exceeds the principal amount required to be paid on such type of Term Loans on such date;

(vii)                           there shall be no more than ten Interest Periods outstanding at any time; and

(viii)                        in the event Company fails to specify an Interest Period for any LIBOR Loan in the applicable Notice of Borrowing or Notice of Conversion/Continuation, Company shall be deemed to have selected an Interest Period of one month.

C.                                    Interest Payments.  Subject to the provisions of subsection 2.2E, interest on each Loan shall be payable in arrears on and to each Interest Payment Date applicable to that Loan, upon any prepayment of that Loan (to the extent accrued on the amount being prepaid) and at maturity (including final maturity).

D.                                    Conversion or Continuation.  Subject to the provisions of subsection 2.6, Company shall have the option (i) to convert at any time all or any part of its outstanding Term Loans or Revolving Loans equal to $2,500,000 and multiples of $250,000 in excess of that amount from Loans bearing interest at a rate determined by reference to one basis to Loans bearing interest at a rate determined by reference to an alternative basis; or (ii) upon the expiration of any Interest Period applicable to a LIBOR Loan, to continue all or any portion of such Loan equal to $2,500,000 and multiples of $250,000 in excess of that amount as a LIBOR Loan; provided, however, that a LIBOR Loan may only be converted into a Base Rate Loan on the expiration date of an Interest Period applicable thereto.

Company shall deliver a duly executed Notice of Conversion/Continuation to Administrative Agent no later than 2:00 P.M. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and no later than 11:00 A.M. (New York City time) at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a LIBOR Loan).  In lieu of delivering a Notice of Conversion/Continuation, Company may give Administrative Agent telephonic notice by the required time of any proposed conversion/continuation under this subsection 2.2D; provided that such notice shall be promptly confirmed in writing by delivery of a duly executed Notice of Conversion/Continuation to Administrative Agent on or before the proposed conversion/continuation date.  Administrative Agent shall notify each Lender of any Loan subject to a Notice of Conversion/Continuation.

E.                                      Default Rate.  Upon the occurrence and during the continuation of any Event of Default, upon election by Requisite Lenders, the outstanding principal amount of all Loans and, to the extent permitted by applicable law, any interest payments thereon not paid when due and any fees and other amounts then due and payable hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable upon demand by Administrative Agent at a rate that is 2% per annum in excess of the interest rate otherwise payable under this Agreement with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans); provided that, in the case of LIBOR Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such LIBOR Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans.  Payment or acceptance of the increased rates of interest provided for in this subsection 2.2E is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

F.                                      Computation of Interest.  Interest on the Loans shall be computed on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues.  In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a LIBOR Loan, the date of conversion of such LIBOR Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a LIBOR Loan, the date of conversion of such Base Rate Loan to such LIBOR Loan, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

G.                                    Maximum Rate.  Notwithstanding the foregoing provisions of this subsection 2.2, in no event shall the rate of interest payable by Company with respect to any Loan exceed the maximum rate of interest permitted to be charged under applicable law.

2.3                               Fees.

A.                                    Commitment Fees.  Company agrees to pay to Administrative Agent, for distribution to each Revolving Lender in proportion to that Lender’s Pro Rata Share, commitment fees for the period from and including the Closing Date to and excluding the Revolving Loan Commitment Termination Date equal to the average of the daily excess of the Revolving Loan Commitment Amount over the sum of (i) the aggregate principal amount of outstanding Revolving Loans (but not any outstanding Swing Line Loans) plus (ii) the Letter of Credit Usage multiplied by 0.50% per annum, such commitment fees to be calculated on the basis of a 360-day year and the actual number of days elapsed and to be payable quarterly in arrears on the last Business Day of each Fiscal Quarter, commencing on the first such date to occur after the Closing Date, and on the Revolving Loan Commitment Termination Date.

B.                                    Other Fees.  Company agrees to pay to Administrative Agent such fees in the amounts and at the times separately agreed upon between Company and Administrative Agent.

2.4                               Repayments, Prepayments and Reductions in Revolving Loan Commitment Amount; General Provisions Regarding Payments; Application of Proceeds of Collateral and Payments Under Guaranty.

A.                                    Scheduled Payments of Term Loans.  Company shall make principal payments on the Term Loans in installments on the dates and in the amounts set forth below:

Last Business Day of Fiscal Quarter Ending	Scheduled Repayment
October 1, 2005	$375,000
December 31, 2005	$375,000
April 1, 2006	$375,000
July 1, 2006	$375,000
September 30, 2006	$375,000
December 30, 2006	$375,000
March 31, 2007	$375,000
June 30, 2007	$375,000
September 29, 2007	$375,000
December 29, 2007	$375,000
March 29, 2008	$375,000
June 28, 2008	$375,000
September 27, 2008	$375,000
January 3, 2009	$375,000
April 4, 2009	$375,000
July 4, 2009	$375,000
October 3, 2009	$36,000,000
January 2, 2010	$36,000,000
April 3, 2010	$36,000,000
May 11, 2010	$36,000,000

; provided that the scheduled installments of principal of the Term Loans set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the Term Loans in accordance with subsection 2.4B(iv); and provided, further that the Term Loans and all other amounts owed hereunder with respect to the Term Loans shall be paid in full no later than the Term Loan Maturity Date, and the final installment payable by Company in respect of the Term Loans on such date shall be in an amount, if such amount is different from that specified above, sufficient to repay all amounts owing by Company under this Agreement with respect to the Term Loans.

B.                                    Prepayments and Reductions in Revolving Loan Commitment Amount.

(i)                                     Voluntary Prepayments.  Company may, upon written or telephonic notice to Administrative Agent on or prior to 11:00 A.M. (New York City time) on the date of prepayment, which notice, if telephonic, shall be promptly confirmed in writing, at any time and from time to time prepay any Swing Line Loan on any Business Day in whole or in part in an aggregate minimum amount of $1,000,000 and multiples of $250,000 in excess of that amount.  Company may, upon not less than one Business Day’s prior written or telephonic notice, in the case of Base Rate Loans, and three Business Days’ prior written or telephonic notice, in the case of LIBOR Loans, in each case given to Administrative Agent by 2:00 P.M. (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent, who will promptly notify each Lender whose Loans are to be prepaid of such prepayment, at any time and from time to time prepay any Term Loans or Revolving Loans on any Business Day in whole or in part in an aggregate minimum amount of $2,500,000 and multiples of $250,000 in excess of that amount.  Notice of prepayment having been given as aforesaid, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein.  Any such voluntary prepayment shall be applied as specified in subsection 2.4B(iv).

(ii)                                  Voluntary Reductions of Revolving Loan Commitments.  Company may, upon not less than three Business Days’ prior written or telephonic notice confirmed in writing to Administrative Agent, or upon such lesser number of days’ prior written or telephonic notice, as determined by Administrative Agent in its sole discretion, at any time and from time to time, terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Loan Commitment Amount in an amount up to the amount by which the Revolving Loan Commitment Amount exceeds the Total Utilization of Revolving Loan Commitments at the time of such proposed termination or reduction; provided that any such partial reduction of the Revolving Loan Commitment Amount shall be in an aggregate minimum amount of $1,000,000 and multiples of $250,000 in excess of that amount.  Company’s notice to Administrative Agent (who will promptly notify each Revolving Lender of such notice) shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction shall be effective on the date specified in Company’s notice and shall reduce the amount of the Revolving Loan Commitment of each Revolving Lender proportionately to its Pro Rata Share.  Any such voluntary reduction of the Revolving Loan Commitment Amount shall be applied as specified in subsection 2.4B(iv).

(iii)                               Mandatory Prepayments.  The Loans shall be prepaid (but the Revolving Loan Commitment Amount shall in no event be required to be permanently reduced) in the amounts and under the circumstances set forth below, all such prepayments to be applied as set forth below or as more specifically provided in subsection 2.4B(iv) and subsection 2.4D:

(a)                                  Prepayments from Net Asset Sale Proceeds.  No later than the second Business Day following the date of receipt by Company or any of its Domestic Subsidiaries of any Net Asset Sale Proceeds in respect of any Asset Sale, Company shall either (1) prepay the Loans in an aggregate amount equal to such Net Asset Sale Proceeds or (2), so long as (A) no Event of Default shall have occurred and be continuing and (B) such Net Asset Sale Proceeds are not proceeds from a sale and leaseback transaction under subsection 7.10, and to the extent that aggregate Net Asset Sale Proceeds from any single transaction or related series of transactions do not exceed $10,000,000, deliver to Administrative Agent an Officer’s Certificate setting forth (x) that portion of such Net Asset Sale Proceeds that Company or such Subsidiary intends to enter into binding commitments to reinvest in equipment or other productive assets of the general type used in the business of Company and its Subsidiaries within 360 days of such date of receipt and (y) the proposed use of such portion of the Net Asset Sale Proceeds and such other information with respect to such reinvestment as Administrative Agent may reasonably request, and Company shall, or shall cause one or more of its Subsidiaries to, promptly and diligently apply such portion to such reinvestment purposes; provided, however, that, pending such reinvestment, such portion of the Net Asset Sale Proceeds shall be applied to prepay outstanding Revolving Loans (without a reduction in the Revolving Loan Commitment Amount) to the full extent thereof.  In addition, Company shall, no later than 360 days after receipt of such Net Asset Sale Proceeds that have not theretofore been applied to the Obligations or that have not been so committed as provided above, make an additional prepayment of the Loans in the full amount of all such Net Asset Sale Proceeds.

(b)                                 Prepayments from Net Insurance/Condemnation Proceeds.  No later than the second Business Day following the date of receipt by Administrative Agent or by Company or any of its Domestic Subsidiaries (or, in the case of the Representations and Warranties Insurance Policy, any other Person) of any Net Insurance/Condemnation Proceeds that are required to be applied to prepay the Loans pursuant to the provisions of subsection 6.4C, Company shall prepay the Loans in an aggregate amount equal to the amount of such Net Insurance/Condemnation Proceeds.

(c)                                  Prepayments Due to Issuance of Capital Stock.  No later than the second Business Day following the date of receipt of the Net Securities Proceeds from the issuance of any Capital Stock of Company or of Holdings or of any Domestic Subsidiary of Company or from any capital contribution to Holdings by any holder of Capital Stock thereof after the Closing Date, Company shall prepay the Loans in an aggregate amount equal to (1) 100% of such Net Securities Proceeds if such Net Securities Proceeds are received prior to the date of the IPO or (2) 50% of such Net Securities Proceeds if such Net Securities Proceeds are received on or after the date of the IPO; provided, however, that such prepayment shall not be required if the Consolidated Leverage Ratio as of the last day of the most recently ended four Fiscal Quarter period for which the applicable Compliance Certificate has been delivered pursuant to subsection 6.1(v) is less than or equal to 2.00 to 1.00.  Notwithstanding the foregoing sentence, Company shall not be required to prepay the Loans as a result of (A) issuances of Capital Stock by Holdings to any Equity Investor to the extent the proceeds of such issuance and sale of Capital Stock are promptly contributed by Holdings to Company as common equity, (B) issuances of Capital Stock in connection with an Employee Benefit Plan or other executive compensation arrangement or (C) the IPO to the extent Net Securities Proceeds from such issuance and sale of Capital Stock are used to redeem outstanding shares of the Holdings Perpetual Preferred Stock and outstanding options to purchase the Holdings Perpetual Preferred Stock, in an amount equal to the redemption price thereof (including any redemption premium), to pay the unpaid dividends thereon and to pay the IPO Fees payable directly by Holdings.

(d)                                 Prepayments Due to Issuance of Indebtedness.  No later than the second Business Day following the date of receipt of the Net Securities Proceeds from the issuance of any Indebtedness of Company, Holdings or any of its Domestic Subsidiaries after the Closing Date, other than Indebtedness permitted pursuant to subsection 7.1, Company shall prepay the Loans in an aggregate amount equal to such Net Securities Proceeds; provided, however, that such prepayment shall not be required if the Consolidated Leverage Ratio as of the last day of the most recently ended four Fiscal Quarter period for which the applicable Compliance Certificate has been delivered pursuant to subsection 6.1(v) is less than or equal to 2.00 to 1.00.

(e)                                  Prepayments from Consolidated Excess Cash Flow.  In the event that there shall be Consolidated Excess Cash Flow for any Fiscal Year, Company shall, no later than five days after the date that audited financial statements are delivered by Company in respect of such period pursuant to subsection 6.1(iii), prepay the Loans in an aggregate amount equal to (1) 75% of such Consolidated Excess Cash Flow minus (2) the aggregate principal amount of Term Loans prepaid by Company during such period pursuant to subsection 2.4B(i); provided, however, that such percentage shall be reduced to 50% of such Consolidated Excess Cash Flow for any full Fiscal Year for which as of the last day of such Fiscal Year the Consolidated Leverage Ratio is less than or equal to 3.50 to 1.00; provided, further, however, that such percentage shall be reduced to 0% of such Consolidated Excess Cash Flow for any full Fiscal Year for which as of the last day of such Fiscal Year the Consolidated Leverage Ratio is less than or equal to 2.50 to 1.00.

(f)                                    Calculations of Net Proceeds Amounts; Additional Prepayments Based on Subsequent Calculations.  Concurrently with any prepayment of the Loans pursuant to subsections 2.4B(iii)(a)-(e), Company shall deliver to Administrative Agent an Officer’s Certificate demonstrating the calculation of the amount of the applicable Net Asset Sale Proceeds, Net Insurance/Condemnation Proceeds, Net Securities Proceeds, or Consolidated Excess Cash Flow, as the case may be, that gave rise to such prepayment and/or reduction.  In the event that Company shall subsequently determine that the actual amount was greater than the amount set forth in such Officer’s Certificate, Company shall promptly make an additional prepayment of the Loans in an amount equal to the amount of such excess, and Company shall concurrently therewith deliver to Administrative Agent an Officer’s Certificate demonstrating the derivation of the additional amount resulting in such excess.

(g)                                 Prepayments Due to Reductions or Restrictions of Revolving Loan Commitment Amount or Due to Insufficient Borrowing Base.  Company shall immediately prepay first the Swing Line Loans and second the Revolving Loans (and, after prepaying all Revolving Loans, Cash collateralize any outstanding Letters of Credit by depositing the requisite amount in the Collateral Account) to the extent necessary to give effect to the limitations set forth in clauses (a) and (b) of the second paragraph of subsection 2.1A(ii).  At such time as the Total Utilization of Revolving Loan Commitments shall be equal to or less than the Revolving Loan Commitment Amount and the limitations set forth in clause (b) of the second paragraph of subsection 2.1A(ii) are not exceeded, if no Event of Default has occurred and is continuing, such amount may, at the request of Company, be released to Company.

(iv)                              Application of Prepayments.

(a)                                  Application of Voluntary Prepayments by Type of Loans and Order of Maturity.  Any voluntary prepayments pursuant to subsection 2.4B(i) shall be applied as specified by Company in the applicable notice of prepayment; provided that in the event Company fails to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied first to repay outstanding Swing Line Loans to the full extent thereof, second to repay outstanding Revolving Loans to the full extent thereof, and third to repay outstanding Term Loans to the full extent thereof.  Any voluntary prepayments of the Term Loans pursuant to subsection 2.4B(i) shall be applied first to reduce the next four scheduled installments of principal of the Term Loans in forward chronological order, and second to reduce the remaining scheduled installments of principal of the Term Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) to each remaining scheduled installment of principal of the Term Loans set forth in subsection 2.4A.

(b)                                 Application of Mandatory Prepayments by Type of Loans.  Except as provided in subsection 2.4D, any amount required to be applied as a mandatory prepayment of the Loans pursuant to subsections 2.4B(iii)(a)-(f) shall be applied first to prepay the Term Loans to the full extent thereof (it being understood that there shall be no reduction of the Revolving Loan Commitment Amount as a result of such prepayment), second, to the extent of any remaining portion of such amount, to prepay the Swing Line Loans to the full extent thereof (it being understood that there shall be no reduction of the Revolving Loan Commitment Amount as a result of such prepayment), and third, to the extent of any remaining portion of such amount, to prepay the Revolving Loans to the full extent thereof (it being understood that there shall be no reduction of the Revolving Loan Commitment Amount as a result of such prepayment).

(c)                                  Application of Mandatory Prepayments of Term Loans to Term Loans and the Scheduled Installments of Principal Thereof.  Except as provided in subsection 2.4D, any mandatory prepayments of the Term Loans pursuant to subsection 2.4B(iii) shall be applied to reduce the scheduled installments of principal of the Term Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) to each remaining scheduled installment of principal of the Term Loans set forth in subsection 2.4A.

(d)                                 Application of Prepayments to Base Rate Loans and LIBOR Loans.  Considering Term Loans and Revolving Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to LIBOR Loans, in each case in a manner that minimizes the amount of any payments required to be made by Company pursuant to subsection 2.6D; provided, however, that Company may elect that the remainder of such prepayments not applied to prepay Base Rate Loans be deposited in the Collateral Account and applied thereafter to prepay the LIBOR Loan or Loans with Interest Periods expiring on a date or dates nearest the date of deposit in accordance with this subsection 2.4B(iv), upon expiration of such Interest Periods.

C.                                    General Provisions Regarding Payments.

(i)                                     Manner and Time of Payment.  All payments by Company of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 1:00 P.M. (New York City time) on the date due at the Funding and Payment Office for the account of Lenders; funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Company on the next succeeding Business Day.  Notwithstanding the foregoing sentence, payment of amounts deposited in the Collateral Account pursuant to the proviso to subsection 2.4B(iv)(d) shall be deemed to have been paid by Company on the applicable date or dates such amounts are applied to prepay LIBOR Loans.  Company hereby authorizes Administrative Agent to charge its accounts with Administrative Agent in order to cause timely payment to be made to Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).

(ii)                                  Application of Payments to Principal and Interest.  All payments in respect of the principal amount of any Loan shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments shall be applied to the payment of interest before application to principal.

(iii)                               Apportionment of Payments.  Aggregate payments of principal and interest shall be apportioned among all outstanding Loans to which such payments relate, in each case proportionately to Lenders’ respective Pro Rata Shares.  Administrative Agent shall promptly distribute to each Lender, at the account specified in the payment instructions set forth below its name on the appropriate signature page hereof or at such other account as such Lender may request in subsequent payment instructions delivered to Administrative Agent by such Lender, its Pro Rata Share of all such payments received by Administrative Agent and the commitment fees and letter of credit fees of such Lender, if any, when received by Administrative Agent pursuant to subsections 2.3 and 3.2.  Notwithstanding the foregoing provisions of this subsection 2.4C(iii), if, pursuant to the provisions of subsection 2.6C, any Notice of Conversion/Continuation is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any LIBOR Loans, Administrative Agent shall give effect thereto in apportioning interest payments received thereafter.

(iv)                              Payments on Business Days.  Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder, as the case may be.

D.                                    Application of Proceeds of Collateral and Payments after Event of Default.  Upon the occurrence and during the continuation of an Event of Default, if requested by Requisite Lenders, or upon acceleration of the Obligations pursuant to Section 8, (a) all payments received by Administrative Agent, whether from Company, Holdings or any Subsidiary Guarantor or otherwise, and (b) all proceeds received by Administrative Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral under any Collateral Document may, in the discretion of Administrative Agent, be held by Administrative Agent as Collateral for, and/or (then or at any time thereafter) applied in full or in part by Administrative Agent, in each case in the following order of priority:

(i)                                     to the payment of all costs and expenses of such sale, collection or other realization, all other expenses, liabilities and advances made or incurred by Administrative Agent in connection therewith, and all amounts for which Administrative Agent is entitled to compensation (including the fees described in subsection 2.3), reimbursement and indemnification under any Loan Document and all advances made by Administrative Agent thereunder for the account of the applicable Loan Party, and to the payment of all costs and expenses paid or incurred by Administrative Agent in connection with the Loan Documents, all in accordance with subsections 9.4, 10.2 and 10.3 and the other terms of this Agreement and the Loan Documents;

(ii)                                  thereafter, to the payment of all other Obligations and obligations of Loan Parties under any Lender Swap Agreement (as defined in the Guaranty) for the ratable benefit of the holders thereof (subject to the provisions of subsection 2.4C(ii)); and

(iii)                               thereafter, to the payment to or upon the order of such Loan Party or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

2.5                               Use of Proceeds.

A.                                    Term Loans.  The proceeds of the Term Loans made on the Restatement Date shall be applied by Company (a) to repay the Second Lien Term Loan and to pay any prepayment premium related to such prepayment, (b) to pay all fees, costs and expenses incurred by Holdings, Company and its Subsidiaries in connection with the amendment of the Original Credit Agreement as provided herein and in connection with any waivers, consents or approvals obtained from any Lenders to effect any of the transactions contemplated hereby and (c) for general corporate purposes.

B.                                    Revolving Loans; Swing Line Loans.  The proceeds of the Revolving Loans and any Swing Line Loans shall be applied by Company (a) for working capital and other general corporate purposes, which may include the making of intercompany loans to any of Company’s wholly-owned Subsidiaries, in accordance with subsection 7.1(iv), for their own general corporate purposes, (b) to pay the IPO Fees or to make the IPO Fees Payment or an Investment in Holdings for the purpose of permitting Holdings to pay the IPO Fees and (c) to make the Permitted Dividend Payment, provided that the amount of the Permitted Dividend Payment together with the aggregate amount of the Management Bonuses shall not exceed $15,000,000.

C.                                    Margin Regulations.  No portion of the proceeds of any borrowing under this Agreement shall be used by Company or any of its Subsidiaries in any manner that might cause the borrowing or the application of such proceeds to violate Regulation U, Regulation T or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing and such use of proceeds.

2.6                               Special Provisions Governing LIBOR Loans.

Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to LIBOR Loans as to the matters covered:

A.                                    Determination of Applicable Interest Rate.  On each Interest Rate Determination Date, Administrative Agent shall determine in accordance with the terms of this Agreement (which determination shall, absent manifest error, be conclusive and binding upon all parties) the interest rate that shall apply to the LIBOR Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Company and each applicable Lender.

B.                                    Inability to Determine Applicable Interest Rate.  In the event that Administrative Agent shall have determined (which determination shall be conclusive and binding upon all parties hereto), on any Interest Rate Determination Date that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of LIBOR, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Company and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, LIBOR Loans until such time as Administrative Agent notifies Company and Lenders that the circumstances giving rise to such notice no longer exist and (ii) any Notice of Borrowing or Notice of Conversion/Continuation given by Company with respect to the Loans in respect of which such determination was made shall be deemed to be for a Base Rate Loan.

C.                                    Illegality or Impracticability of LIBOR Loans.  In the event that on any date any Lender shall have determined (which determination shall be conclusive and binding upon all parties hereto but shall be made only after consultation with Company and Administrative Agent) that the making, maintaining or continuation of its LIBOR Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful) or (ii) has become impracticable, or would cause such Lender material hardship, as a result of contingencies occurring after the date of this Agreement which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to Company and Administrative Agent of such determination.  Administrative Agent shall promptly notify each other Lender of the receipt of such notice.  Thereafter (a) the obligation of the Affected Lender to make Loans as, or to convert Loans to, LIBOR Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (b) to the extent such determination by the Affected Lender relates to a LIBOR Loan then being requested by Company pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, the Affected Lender shall make such Loan as (or convert such Loan to, as the case may be) a Base Rate Loan, (c) the Affected Lender’s obligation to maintain its outstanding LIBOR Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (d) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination.  Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a LIBOR Loan then being requested by Company pursuant to a Notice of

Borrowing or a Notice of Conversion/Continuation, Company shall have the option, subject to the provisions of subsection 2.6D, to rescind such Notice of Borrowing or Notice of Conversion/Continuation as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above.  Administrative Agent shall promptly notify each other Lender of the receipt of such notice.  Except as provided in the immediately preceding sentence, nothing in this subsection 2.6C shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, LIBOR Loans in accordance with the terms of this Agreement.

D.                                    Compensation for Breakage or Non-Commencement of Interest Periods.  Company shall compensate each Lender, upon written request by that Lender pursuant to subsection 2.8, for all reasonable losses, expenses and liabilities (including any interest paid by that Lender to lenders of funds borrowed by it to make or carry its LIBOR Loans and any loss, expense or liability sustained by that Lender in connection with the liquidation or re-employment of such funds) which that Lender may sustain: (i) if for any reason (other than a default by that Lender) a borrowing of any LIBOR Loan does not occur on a date specified therefor in a Notice of Borrowing or a telephonic request therefor, or a conversion to or continuation of any LIBOR Loan does not occur on a date specified therefor in a Notice of Conversion/Continuation or a telephonic request therefor, (ii) if any prepayment or other principal payment or any conversion of any of its LIBOR Loans (including any prepayment or conversion occasioned by the circumstances described in subsection 2.6C) occurs on a date prior to the last day of an Interest Period applicable to that Loan, (iii) if any prepayment of any of its LIBOR Loans is not made on any date specified in a notice of prepayment given by Company, or (iv) as a consequence of any other default by Company in the repayment of its LIBOR Loans when required by the terms of this Agreement.

E.                                      Booking of LIBOR Loans.  Any Lender may make, carry or transfer LIBOR Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of that Lender.

F.                                      Assumptions Concerning Funding of LIBOR Loans.  Calculation of all amounts payable to a Lender under this subsection 2.6 and under subsection 2.7A shall be made as though that Lender had funded each of its LIBOR Loans through the purchase of a LIBOR deposit bearing interest at the rate obtained pursuant to the definition of LIBOR in an amount equal to the amount of such LIBOR Loan and having a maturity comparable to the relevant Interest Period, whether or not its LIBOR Loans had been funded in such manner.

G.                                    LIBOR Loans After Default.  After the occurrence of and during the continuation of an Event of Default, (i) Company may not elect to have a Loan be made or maintained as, or converted to, a LIBOR Loan after the expiration of any Interest Period then in effect for that Loan and (ii) subject to the provisions of subsection 2.6D, any Notice of Borrowing or Notice of Conversion/Continuation given by Company with respect to a requested borrowing or conversion/continuation that has not yet occurred shall be deemed to be for a Base Rate Loan or, if the conditions to making a Loan set forth in subsection 4.2 cannot then be satisfied, to be rescinded by Company.

2.7                               Increased Costs; Taxes; Capital Adequacy.

A.                                    Compensation for Increased Costs.  Subject to the provisions of subsection 2.7B (which shall be controlling with respect to the matters covered thereby), in the event that any Lender (including any Issuing Lender) shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or other Government Authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other Government Authority (whether or not having the force of law):

(i)                                     subjects such Lender to any additional Tax with respect to this Agreement or any of its obligations hereunder (including with respect to issuing or maintaining any Letters of Credit or purchasing or maintaining any participations therein or maintaining any Commitment hereunder) or any payments to such Lender of principal, interest, fees or any other amount payable hereunder;

(ii)                                  imposes, modifies or holds applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to LIBOR Loans that are reflected in the definition of LIBOR); or

(iii)                               imposes any other condition (other than with respect to taxes) on or affecting such Lender or its obligations hereunder or the London interbank market;

and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining its Loans or Commitments or agreeing to issue, issuing or maintaining any Letter of Credit or agreeing to purchase, purchasing or maintaining any participation therein or to reduce any amount received or receivable by such Lender with respect thereto; then, in any such case, Company shall promptly pay to such Lender, upon receipt of the statement referred to in subsection 2.8A, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender on an after-tax basis for any such increased cost or reduction in amounts received or receivable hereunder.

B.                                    Taxes.

(i)                                     Payments to Be Free and Clear.  Except as provided in this subsection 2.7B, all sums payable by Company under this Agreement and the other Loan Documents shall be paid free and clear of, and without any deduction or withholding on account of, any Tax imposed, levied, collected, withheld or assessed by or within the United States or any political subdivision in or of the United States or any other jurisdiction from or to which a payment is made by or on behalf of Company or by any federation or organization of which the United States or any such jurisdiction is a member at the time of payment.

(ii)                                  Grossing-up of Payments.  If Company or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by Company to Administrative Agent or any Lender under any of the Loan Documents:

(a)                                  Company shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Company becomes aware of it;

(b)                                 Company shall pay any such Tax when such Tax is due, such payment to be made (if the liability to pay is imposed on Company) for its own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent or such Lender;

(c)                                  the sum payable by Company in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and

(d)                                 within 30 days after paying any sum from which it is required by law to make any deduction or withholding, and within 30 days after the due date of payment of any Tax which it is required by clause (b) above to pay, Company shall deliver to Administrative Agent evidence reasonably satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority;

provided that no such additional amount shall be required to be paid to any Lender under clause (c) above except to the extent that any change in any applicable law, treaty or governmental rule regulation or order, or any change in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or other Government Authority, or any guideline, request or directive issued or made after the date hereof by any central bank or other Government Authority

(whether or not having the force of law), in each case after the later of the Restatement Date and the date on which such Lender became a Lender, in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect on the date on which such Lender became a Lender in respect of payments to such Lender.

(iii)                               Evidence of Exemption from U.S. Withholding Tax.

(a)                                  Each Non-US Lender shall deliver to Administrative Agent and to Company, on or prior to the Restatement Date (in the case of each Lender listed on the signature pages hereof) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Company or Administrative Agent (each in the reasonable exercise of its discretion), two original copies of Internal Revenue Service Form W-8BEN or W-8ECI (or any successor forms) properly completed and duly executed by such Lender, or, in the case of a Non-US Lender claiming exemption from United States federal withholding tax under Section 871(h) or 881(c) of the Internal Revenue Code with respect to payments of “portfolio interest”, a Form W-8BEN, and a certificate of such Lender certifying that such Lender is not (1) a “bank” for purposes of Section 881(c) of the Internal Revenue Code, (2) a ten-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of Company or Holdings or (3) a controlled foreign corporation related to Company (within the meaning of Section 864(d)(4) of the Internal Revenue Code) in each case together with any other certificate or statement of exemption required under the Internal Revenue Code or the regulations issued thereunder to establish that such Lender is not subject to United States withholding tax with respect to any payments to such Lender of interest payable under any of the Loan Documents.

(b)                                 Each Non-US Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a typical participation by such Lender), shall deliver to Administrative Agent and to Company, on or prior to the Restatement Date (in the case of each Lender listed on the signature pages hereof), on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), or on such later date when such Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of Company or Administrative Agent (each in the reasonable exercise of its discretion), (1) two original copies of the forms or statements required to be provided by such Lender under subsection 2.7B(iii)(a), properly completed and duly executed by such Lender, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account that is not subject to United States withholding tax, and (2) two original copies of Internal Revenue Service Form W-8IMY (or any successor forms) properly completed and duly executed by such Lender, together with any information, if any, such Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Internal Revenue Code or the regulations issued thereunder, to establish that such Lender is not acting for its own account with respect to a portion of any such sums payable to such Lender.

(c)                                  Each Non-US Lender hereby agrees, from time to time after the initial delivery by such Lender of such forms, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence so delivered obsolete or inaccurate in any material respect, that such Lender shall promptly (1) deliver to Administrative Agent and to Company two original copies of renewals, amendments or additional or successor forms, properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required in order to confirm or establish that such Lender is not subject to United States withholding tax with respect to payments to such Lender under the Loan Documents and, if applicable, that such Lender does not act for its own account with respect to any portion of such payment, or (2) notify Administrative Agent and Company of its inability to deliver any such forms, certificates or other evidence.

(d)                                 Company shall not be required to pay any additional amount to any Non-US Lender under clause (c) of subsection 2.7B(ii), (1) with respect to any Tax required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Lender chooses to transmit with an Internal Revenue Service Form W-8IMY pursuant to subsection 2.7B(iii)(b)(2) or (2) if such Lender shall have failed to satisfy the requirements of clause (a), (b) or (c)(1) of this subsection 2.7B(iii); provided that if such Lender shall have satisfied the requirements of subsection 2.7B(iii)(a) on the date such Lender became a Lender, nothing in this subsection 2.7B(iii)(d) shall relieve Company of its obligation to pay any amounts pursuant to subsection 2.7B(ii)(c) in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described in subsection 2.7B(iii)(a).

C.                                    Capital Adequacy Adjustment.  If any Lender shall have determined that the adoption, effectiveness, phase-in or applicability after the date hereof of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Government Authority charged with the interpretation or administration thereof, or compliance by any Lender with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Government Authority, in each case, after the date hereof, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Commitments or

Letters of Credit or participations therein or other obligations hereunder with respect to the Loans or the Letters of Credit to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by Company from such Lender of the statement referred to in subsection 2.8A, Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction.

2.8                               Statement of Lenders; Obligation of Lenders and Issuing Lenders to Mitigate.

A.                                    Statements.  Each Lender claiming compensation or reimbursement pursuant to subsection 2.6D, 2.7 or 2.8B shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis of the calculation of such compensation or reimbursement, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

B.                                    Mitigation.  Each Lender and Issuing Lender agrees that, as promptly as practicable after the officer of such Lender or Issuing Lender responsible for administering the Loans or Letters of Credit of such Lender or Issuing Lender, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender or Issuing Lender to receive payments under subsection 2.7, it will use reasonable efforts to make, issue, fund or maintain the Commitments of such Lender or the Loans or Letters of Credit of such Lender or Issuing Lender through another lending or letter of credit office of such Lender or Issuing Lender, if (i) as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender or Issuing Lender pursuant to subsection 2.7 would be materially reduced and (ii) as determined by such Lender or Issuing Lender in its sole discretion, such action would not otherwise be disadvantageous to such Lender or Issuing Lender; provided that such Lender or Issuing Lender will not be obligated to utilize such other lending or letter of credit office pursuant to this subsection 2.8B unless Company agrees to pay all incremental expenses incurred by such Lender or Issuing Lender as a result of utilizing such other lending or letter of credit office as described above.

2.9                               Replacement of a Lender.

If Company receives a statement of amounts due pursuant to subsection 2.8A from a Lender, a Revolving Lender defaults in its obligations to fund a Revolving Loan pursuant to this Agreement, a Lender (a “Non-Consenting Lender”) refuses to consent to an amendment, modification or waiver of this Agreement that, pursuant to subsection 10.6, requires consent of 100% of the Lenders or 100% of the Lenders with Obligations directly affected or a Lender becomes an Affected Lender (any such Lender, a “Subject Lender”), so long as (i) Company has obtained a commitment from another Lender or an Eligible Assignee to purchase at par the Subject Lender’s Loans and assume the Subject Lender’s Commitments and all other obligations of the Subject Lender hereunder, (ii) such Lender is not an Issuing Lender with respect to any Letters of Credit outstanding (unless all such Letters of Credit are terminated or arrangements acceptable to such Issuing Lender (such as a “back-to-back” letter of credit) are made) and (iii), if applicable, the Subject Lender is unwilling to withdraw the notice delivered to Company pursuant to subsection 2.8 and/or is unwilling to remedy its default upon ten days prior written notice to the Subject Lender and Administrative Agent, Company may require the Subject Lender to assign all of its Loans and Commitments to such other Lender, Lenders, Eligible Assignee or Eligible Assignees pursuant to the provisions of subsection 10.1B; provided that, prior to or concurrently with such replacement, (a) the Subject Lender shall have received payment in full of all principal, interest, fees and other amounts (including all amounts under subsections 2.6D, 2.7 and/or 2.8B (if applicable)) through such date of replacement and a release from its obligations under the Loan Documents, (b) the processing fee required to be paid by subsection 10.1B(i) shall have been paid to Administrative Agent, (c) all of the requirements for such assignment contained in subsection 10.1B, including, without limitation, the consent of Administrative Agent (if required) and the receipt by Administrative Agent of an executed Assignment Agreement executed by the assignee (Administrative Agent being hereby authorized to execute any Assignment Agreement on behalf of a Subject Lender relating to the assignment of Loans and/or Commitments of such subject Lender) and other supporting documents, have been fulfilled, and (d) in the event such Subject Lender is a Non-Consenting Lender, each assignee shall consent, at the time of such assignment, to each matter in respect of which such Subject Lender was a Non-Consenting Lender and Company also requires each other Subject Lender that is a Non-Consenting Lender to assign its Loans and Commitments.  For the avoidance of doubt, if a Lender is a Non-Consenting Lender solely because it refused to consent to an amendment, modification or waiver that required the consent of 100% of Lenders with Obligations directly affected thereby (which amendment, modification or waiver did not accordingly require the consent of 100% of all Lenders), the Loans and Commitments of such Non-Consenting Lender that are subject to the assignments required by this subsection 2.9 shall include only those Loans and Commitments that constitute the Obligations directly affected by the amendment, modification or waiver to which such Non-Consenting Lender refused to provide its consent.

Section 3.                                          LETTERS OF CREDIT

3.1                               Issuance of Letters of Credit and Lenders’ Purchase of Participations Therein.

A.                                    Letters of Credit.  Company may request, in accordance with the provisions of this subsection 3.1, from time to time during the period from the Closing Date to but excluding the 30th day prior to the Revolving Loan Commitment Termination Date, that one or more Revolving Lenders issue Letters of Credit payable on a sight basis for the account of Company for the general corporate purposes of Company or a Subsidiary of Company.  Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Company herein set forth, any one or more Revolving Lenders may, but (except as provided in subsection 3.1B(ii)) shall not be obligated to, issue such Letters of Credit in accordance with the provisions of this subsection 3.1; provided that Company shall not request that any Revolving Lender issue (and no Revolving Lender shall issue):

(i)                                     any Letter of Credit if, after giving effect to such issuance, the Total Utilization of Revolving Loan Commitments would exceed the lesser of (a) Revolving Loan Commitment Amount then in effect or (b) the Borrowing Base then in effect;

(ii)                                  any Letter of Credit if, after giving effect to such issuance, the Letter of Credit Usage would exceed $10,000,000;

(iii)                               any Standby Letter of Credit having an expiration date later than the earlier of (a) 30 days prior to the Revolving Loan Commitment Termination Date and (b) the date which is one year from the date of issuance of such Standby Letter of Credit; provided that the immediately preceding clause (b) shall not prevent any Issuing Lender from agreeing that a Standby Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each unless such Issuing Lender elects not to extend for any such additional period; and provided, further that such Issuing Lender shall elect not to extend such Standby Letter of Credit if it has knowledge that an Event of Default has occurred and is continuing (and has not been waived in accordance with subsection 10.6) at the time such Issuing Lender must elect whether or not to allow such extension;

(iv)                              any Standby Letter of Credit issued for the purpose of supporting (a) trade payables or (b) any Indebtedness constituting “antecedent debt” (as that term is used in Section 547 of the Bankruptcy Code);

(v)                                 any Commercial Letter of Credit having an expiration date (a) later than the earlier of (1) the date which is 30 days prior to the Revolving Loan Commitment Termination Date and (2) the date which is 180 days from the date of issuance of such Commercial Letter of Credit or (b) that is otherwise unacceptable to the applicable Issuing Lender in its reasonable discretion; or

(vi)                              any Letter of Credit denominated in a currency other than Dollars.

B.                                    Mechanics of Issuance.

(i)                                     Request for Issuance.  Whenever Company desires the issuance of a Letter of Credit, it shall deliver to Administrative Agent a Request for Issuance no later than 1:00 P.M. (New York City time) at least three Business Days (in the case of Standby Letters of Credit) or five Business Days (in the case of Commercial Letters of Credit), or in each case such shorter period as may be agreed to by the Issuing Lender in any particular instance, in advance of the proposed date of issuance.  The Issuing Lender, in its reasonable discretion, may require changes in the text of the proposed Letter of Credit or any documents described in or attached to the Request for Issuance.  In furtherance of the provisions of subsection 10.8, and not in limitation thereof, Company may submit Requests for Issuance by telefacsimile and Administrative Agent and Issuing Lenders may rely and act upon any such Request for Issuance without receiving an original signed copy thereof.  No Letter of Credit shall require payment against a conforming demand for payment to be made thereunder on the same business day (under the laws of the jurisdiction in which the office of the Issuing Lender to which such demand for payment is required to be presented is located) on which such demand for payment is presented if such presentation is made after 10:00 A.M. (in the time zone of such office of the Issuing Lender) on such business day.

Company shall notify the applicable Issuing Lender (and Administrative Agent, if Administrative Agent is not such Issuing Lender) prior to the issuance of any Letter of Credit in the event that any of the matters to which Company is required to certify in the applicable Request for Issuance is no longer true and correct as of the proposed date of issuance of such Letter of Credit, and upon the issuance of any Letter of Credit Company shall be deemed to have re-certified, as of the date of such issuance, as to the matters to which Company is required to certify in the applicable Request for Issuance.

(ii)                                  Determination of Issuing Lender.  Upon receipt by Administrative Agent of a Request for Issuance pursuant to subsection 3.1B(i) requesting the issuance of a Letter of Credit, in the event Administrative Agent elects to issue such Letter of Credit, Administrative Agent shall promptly so notify Company, and Administrative Agent shall be the Issuing Lender with respect thereto.  In the event that Administrative Agent, in its sole discretion, elects not to issue such Letter of Credit, Administrative Agent shall promptly so notify Company, whereupon Company may request any other Revolving Lender to issue such Letter of Credit by delivering to such Revolving Lender a copy of the applicable Request for Issuance.  Any Revolving Lender so requested to issue such Letter of Credit shall promptly notify Company and Administrative Agent whether or not, in its sole discretion, it has elected to issue such Letter of Credit, and any such Revolving Lender that so elects to issue such Letter of Credit shall be the Issuing Lender with respect thereto.  In the event that all other Revolving Lenders shall have declined to issue such Letter of Credit, notwithstanding the prior election of Administrative Agent not to issue such Letter of Credit, Administrative Agent shall be obligated to issue such Letter of Credit and shall be the Issuing Lender with respect thereto, notwithstanding the fact that the Letter of Credit Usage with respect to such Letter of Credit and with respect to all other Letters of Credit issued by Administrative Agent, when aggregated with Administrative Agent’s outstanding Revolving Loans and Swing Line Loans, may exceed the amount of Administrative Agent’s Revolving Loan Commitment then in effect.

(iii)                               Issuance of Letter of Credit.  Upon satisfaction or waiver (in accordance with subsection 10.6) of the conditions set forth in subsection 4.3, the Issuing Lender shall issue the requested Letter of Credit in accordance with the Issuing Lender’s standard operating procedures.

(iv)                              Notification to Revolving Lenders.  Upon the issuance of or amendment to any Letter of Credit the applicable Issuing Lender shall promptly notify Administrative Agent and Company of such issuance or amendment in writing and such notice shall be accompanied by a copy of such Letter of Credit or amendment.

C.                                    Revolving Lenders’ Purchase of Participations in Letters of Credit.  Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby agrees to, have irrevocably purchased from the Issuing Lender a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Revolving Lender’s Pro Rata Share of the maximum amount that is or at any time may become available to be drawn thereunder.

3.2                               Letter of Credit Fees.

Company agrees to pay the following amounts with respect to Letters of Credit issued hereunder:

(i)                                     with respect to each Letter of Credit, (a) a fronting fee, payable directly to the applicable Issuing Lender for its own account, equal to 0.25% per annum of the daily amount available to be drawn under such Letter of Credit and (b) a letter of credit fee, payable to Administrative Agent for the account of Revolving Lenders, equal to the applicable LIBOR Margin for Revolving Loans plus, upon the application of increased rates of interest pursuant to subsection 2.2E, 2% per annum, multiplied by the daily amount available to be drawn under such Letter of Credit, each such fronting fee or letter of credit fee to be payable in arrears on and to (but excluding) the last Business Day of each Fiscal Quarter and computed on the basis of a 360-day year for the actual number of days elapsed; and

(ii)                                  with respect to the issuance, amendment or transfer of each Letter of Credit and each payment of a drawing made thereunder (without duplication of the fees payable under clause (i) above), documentary and processing charges payable directly to the applicable Issuing Lender for its own account in accordance with such Issuing Lender’s standard schedule for such charges in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

For purposes of calculating any fees payable under clause (i) of this subsection 3.2, the daily amount available to be drawn under any Letter of Credit shall be determined as of the close of business on any date of determination.

3.3                               Drawings and Reimbursement of Amounts Paid Under Letters of Credit.

A.                                    Responsibility of Issuing Lender with Respect to Drawings.  In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, the Issuing Lender shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit.

B.                                    Reimbursement by Company of Amounts Paid Under Letters of Credit.  In the event an Issuing Lender has determined to honor a drawing under a Letter of Credit issued by it, such Issuing Lender shall immediately notify Company and Administrative Agent, and Company shall reimburse such Issuing Lender on or before the Business Day immediately following the date on which such drawing is honored (the “Reimbursement Date”) in an amount in Dollars and in same day funds equal to the amount of such payment; provided that, anything contained in this Agreement to the contrary notwithstanding, (i) unless Company shall have notified Administrative Agent and such Issuing Lender prior to 1:00 P.M. (New York City time) on the date such drawing is honored that Company intends to reimburse such Issuing Lender for the amount of such payment with funds other than the proceeds of Revolving Loans, Company shall be deemed to have given a timely Notice of Borrowing to Administrative Agent requesting Revolving Lenders to make Revolving Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars equal to the amount of such payment and (ii) subject to satisfaction or waiver of the conditions specified in subsection 4.2B, Revolving Lenders shall, on the Reimbursement Date, make Revolving Loans that are Base Rate Loans in the amount of such payment, the proceeds of which shall be applied directly by Administrative Agent to reimburse such Issuing Lender for the amount of such payment; and provided, further that if for any reason proceeds of Revolving Loans are not received by such Issuing Lender on the Reimbursement Date in an amount equal to the amount of such payment, Company shall reimburse such Issuing Lender, on demand, in an amount in same day funds equal to the excess of the amount of such payment over the aggregate amount of such Revolving Loans, if any, which are so received.  Nothing in this subsection 3.3B shall be deemed to relieve any Revolving Lender from its obligation to make Revolving Loans on the terms and conditions set forth in this Agreement, and Company shall retain any and all rights it may have against any Revolving Lender resulting from the failure of such Revolving Lender to make such Revolving Loans under this subsection 3.3B.

C.                                    Payment by Lenders of Unreimbursed Amounts Paid Under Letters of Credit.

(i)                                     Payment by Revolving Lenders.  In the event that Company shall fail for any reason to reimburse any Issuing Lender as provided in subsection 3.3B in an amount equal to the amount of any payment by such Issuing Lender under a Letter of Credit issued by it, such Issuing Lender shall promptly notify Administrative Agent, who shall promptly notify each Revolving Lender of the unreimbursed amount of such honored drawing and of such Revolving Lender’s respective participation therein based on such Revolving Lender’s Pro Rata Share.  Each Revolving Lender (other than such Issuing Lender) shall make available to Administrative Agent an amount equal to its respective participation, in Dollars, in same day funds, at the Funding and Payment Office, not later than 1:00 P.M. (New York City time) on the first Business Day after the date notified by Administrative Agent, and Administrative Agent shall make available to such Issuing Lender in Dollars, in same day funds, at the office of such Issuing Lender on such Business Day the aggregate amount of the payments so received by Administrative Agent.  In the event that any Revolving Lender fails to make available to Administrative Agent on such Business Day the amount of such Revolving Lender’s participation in such Letter of Credit as provided in this subsection 3.3C, such Issuing Lender shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the rate customarily used by such Issuing Lender for the correction of errors among banks for three Business Days and thereafter at the Base Rate.  Nothing in this subsection 3.3C shall be deemed to prejudice the right of Administrative Agent to recover, for the benefit of Revolving Lenders, from any Issuing Lender any amounts made available to such Issuing Lender pursuant to this subsection 3.3C in the event that it is determined by the final judgment of a court of competent jurisdiction that the payment with respect to a Letter of Credit by such Issuing Lender in respect of which payments were made by Revolving Lenders constituted gross negligence or willful misconduct on the part of such Issuing Lender.

(ii)                                  Distribution to Lenders of Reimbursements Received from Company.  In the event any Issuing Lender shall have been reimbursed by other Revolving Lenders pursuant to subsection 3.3C(i) for all or any portion of any payment by such Issuing Lender under a Letter of Credit issued by it, and Administrative Agent or such Issuing Lender thereafter receives any payments from Company in reimbursement of such payment under the Letter of Credit, to the extent any such payment is received by such Issuing Lender, it shall distribute such payment to Administrative Agent, and Administrative Agent shall distribute to each other Revolving Lender that has paid all amounts payable by it under subsection 3.3C(i) with respect to such payment such Revolving Lender’s Pro Rata Share of all payments subsequently received by Administrative Agent or by such Issuing Lender from Company.  Any such distribution shall be made to a Revolving Lender at the account specified in subsection 2.4C(iii).

D.                                    Interest on Amounts Paid Under Letters of Credit.

(i)                                     Payment of Interest by Company.  Company agrees to pay to Administrative Agent, with respect to payments under any Letters of Credit issued by any Issuing Lender, interest on the amount paid by such Issuing Lender in respect of each such payment from the date a drawing is honored to but excluding the date such amount is reimbursed by Company (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B) at a rate equal to (a) for the period from the date such drawing is honored to but excluding the Reimbursement Date, the rate then in effect under this Agreement with respect to Revolving Loans that are Base Rate Loans and (b) thereafter, a rate which is 2% per annum in excess of the rate of interest otherwise payable under this Agreement with respect to Revolving Loans that are Base Rate Loans.  Interest payable pursuant to this subsection 3.3D(i) shall be computed on the basis of a 360-day year for the actual number of days elapsed in the period during which it accrues and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full.

(ii)                                  Distribution of Interest Payments by Administrative Agent.  Promptly upon receipt by Administrative Agent of any payment of interest pursuant to subsection 3.3D(i) with respect to a payment under a Letter of Credit, (a) Administrative Agent shall distribute to (x) each Revolving Lender (including the Issuing Lender) out of the interest received by Administrative Agent in respect of the period from the date such drawing is honored to but excluding the date on which the applicable Issuing Lender is reimbursed for the amount of such payment (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B), the amount that such Revolving Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period pursuant to subsection 3.2 if no drawing had been honored under such Letter of Credit, and (y) such Issuing Lender the amount, if any, remaining after payment of the amounts applied pursuant to clause (x), and (b) in the event such Issuing Lender shall have been reimbursed by other Revolving Lenders pursuant to subsection 3.3C(i) for all or any portion of such payment, Administrative Agent shall distribute to each Revolving Lender (including such Issuing Lender) that has paid all amounts payable by it under subsection 3.3C(i) with respect to such payment such Revolving Lender’s Pro Rata Share of any interest received by Administrative Agent in respect of that portion of such payment so made by Revolving Lenders for the period from the date on which such Issuing Lender was so reimbursed to but excluding the date on which such portion of such payment is reimbursed by Company.  Any such distribution shall be made to a Revolving Lender at the account specified in subsection 2.4C(iii).

3.4                               Obligations Absolute.

The obligation of Company to reimburse each Issuing Lender for payments under the Letters of Credit issued by it and to repay any Revolving Loans made by Revolving Lenders pursuant to subsection 3.3B and the obligations of Revolving Lenders under subsection 3.3C(i) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including any of the following circumstances:

(i)                                     any lack of validity or enforceability of any Letter of Credit;

(ii)                                  the existence of any claim, set-off, defense or other right which Company or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), any Issuing Lender or other Revolving Lender or any other Person or, in the case of a Revolving Lender, against Company, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Company or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured);

(iii)                               any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)                              payment by the applicable Issuing Lender under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit;

(v)                                 any adverse change in the business, operations, liabilities, properties, assets or financial condition of Company or any of its Subsidiaries;

(vi)                              any breach of this Agreement or any other Loan Document by any party thereto;

(vii)                           any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or

(viii)                        the fact that an Event of Default or a Potential Event of Default shall have occurred and be continuing;

provided, in each case, that payment by the applicable Issuing Lender under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of such Issuing Lender under the circumstances in question (as determined by a final judgment of a court of competent jurisdiction).

3.5                               Nature of Issuing Lenders’ Duties.

As between Company and any Issuing Lender, Company assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by such Issuing Lender by, the respective beneficiaries of such Letters of Credit.  In furtherance and not in limitation of the foregoing, such Issuing Lender shall not be responsible for:  (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of such Issuing Lender, including any act or omission by a Government Authority, and none of the above shall affect or impair, or prevent the vesting of, any of such Issuing Lender’s rights or powers hereunder.

In furtherance and extension and not in limitation of the specific provisions set forth in the first paragraph of this subsection 3.5, any action taken or omitted by any Issuing Lender under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put such Issuing Lender under any resulting liability to Company.

Notwithstanding anything to the contrary contained in this subsection 3.5, Company shall retain any and all rights it may have against any Issuing Lender for any liability arising solely out of the gross negligence or willful misconduct of such Issuing Lender, as determined by a final judgment of a court of competent jurisdiction.

Section 4.                                          CONDITIONS TO LOANS AND LETTERS OF CREDIT

The obligations of Lenders to amend and restate the Original Credit Agreement on the Restatement Date and to make Loans and to issue Letters of Credit hereunder are subject to the satisfaction of the following conditions.

4.1                               Conditions to Effectiveness.

The effectiveness of this Agreement and the obligations of Lenders to make the additional Term Loans to be made on the Restatement Date pursuant to subsection 2.1A, are, in addition to the conditions precedent specified in subsection 4.2, subject to prior or concurrent satisfaction of the following conditions:

A.                                    Loan Party Documents.  On or before the Restatement Date, Company shall, and shall cause each other Loan Party to, deliver to Lenders (or to Administrative Agent with sufficient originally executed copies, where appropriate, for each Lender) the following with respect to Company or such Loan Party, as the case may be, each, unless otherwise noted, dated the Restatement Date:

(i)                                     Either (a) copies of the Organizational Documents of such Person, certified by the Secretary of State of its jurisdiction of organization or, if such document is of a type that may not be so certified, certified by the secretary or similar officer of the applicable Loan Party or (b) a certificate of the secretary of such Person certifying that the Organizational Documents of such Person have not been amended since the Closing Date, together with a good standing certificate from the Secretary of State of its jurisdiction of organization and, to the extent generally available and to the extent not required pursuant to subsection 6.13 hereof, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of such jurisdiction, each dated a recent date prior to the Restatement Date;

(ii)                                  Resolutions of the Governing Body or sole stockholder of such Person approving and authorizing the execution, delivery and performance of the Loan Documents to which it is a party, certified as of the Restatement Date by the secretary or similar officer of such Person as being in full force and effect without modification or amendment;

(iii)                               Signature and incumbency certificates of the officers of such Person executing the Loan Documents to which it is a party;

(iv)                              Executed originals of the Loan Documents to which such Person is a party (except for any executed original Loan Documents that have been delivered to Administrative Agent prior to the Restatement Date); and

(v)                                 Such other documents as Administrative Agent may reasonably request.

B.                                    Fees.  Company shall have paid to Administrative Agent, for distribution (as appropriate) to Administrative Agent and Lenders, the fees payable on the Restatement  Date referred to in subsection 2.3.

C.                                    Corporate and Capital Structure; Ownership.

(i)                                     Corporate Structure.  The corporate organizational structure of Holdings and its Active Subsidiaries shall be as set forth on Schedule 4.1C annexed hereto.

(ii)                                  Capital Structure and Ownership.  The capital structure and ownership of Holdings and Company shall be as set forth on Schedule 4.1C annexed hereto.

(iii)                               Management.  The management structure of Holdings and Company shall be as set forth on Schedule 4.1C annexed hereto.

D.                                    Representations and Warranties; Performance of Agreements.  Company shall have delivered to Administrative Agent an Officer’s Certificate, in form and substance reasonably satisfactory to Administrative Agent, to the effect that the representations and warranties in Section 5 are true, correct and complete in all material respects on and as of the Restatement Date to the same extent as though made on and as of that date (or, to the extent such representations and warranties specifically relate to an earlier date, that such representations and warranties were true, correct and complete in all material respects on and as of such earlier date) and that Company shall have performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before the Restatement Date except as otherwise disclosed to and agreed to in writing by Administrative Agent; provided that, if a representation and warranty, covenant or condition is qualified as to materiality, the applicable materiality qualifier set forth above shall be disregarded with respect to such representation and warranty, covenant or condition for purposes of this condition.

E.                                      Financial Statements; Pro Forma Financial Statements.  On or before the Restatement Date, Lenders shall have received from Company (i) a pro forma consolidated balance sheet of Holdings and its Subsidiaries as at the date of the most recently ended fiscal period for which Company has delivered financial statements in accordance with subsection 6.1(ii) of the Original Credit Agreement, prepared in accordance with GAAP and reflecting the transactions contemplated by the Loan Documents, and (ii) projected financial statements consisting of consolidated balance sheets and statements of income and cash flow of Holdings and its Subsidiaries for Fiscal Years 2005 through and including 2010.

F.                                      Opinions of Counsel to Loan Parties.  Lenders shall have received originally executed copies of one or more favorable written opinions of Proskauer Rose LLP, counsel for Loan Parties, in form and substance reasonably satisfactory to Administrative Agent and its counsel, dated as of the Restatement Date and setting forth substantially the matters in the opinions designated in Exhibit VIII annexed hereto and as to such other matters as Administrative Agent acting on behalf of Lenders may reasonably request (this Agreement constituting a written request by Company to such counsel to deliver such opinions to Lenders).

G.                                    Second-Lien Term Loan.  Administrative Agent shall have received evidence satisfactory to it that the Second-Lien Term Loan has been repaid in full.

H.                                    Termination of Intercreditor Agreement.  The Intercreditor Agreement shall have been terminated.

I.                                         Evidence of Insurance.  Administrative Agent shall have received a certificate from Company’s insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to subsection 6.4 is in full force and effect and that Administrative Agent on behalf of Lenders has been named as additional insured and/or loss payee thereunder to the extent required under subsection 6.4.

J.                                      Necessary Governmental Authorizations and Consents; Expiration of Waiting Periods, Etc.  Company shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Loan Documents and the continued operation of the business conducted by Company and its Subsidiaries in substantially the same manner as conducted prior to the Restatement Date.  Each such Governmental Authorization and consent shall be in full force and effect, except in a case where the failure to obtain or maintain a Governmental Authorization or consent, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  No action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable Government Authority to take action to set aside its consent on its own motion shall have expired.

K.                                    Completion of Proceedings.  All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Administrative Agent, acting on behalf of Lenders, and its counsel shall be reasonably satisfactory in form and substance to Administrative Agent and such counsel, and Administrative Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.

L.                                     Amendments to Closing Date Mortgages and Termination of Mortgages Securing Second-Lien Term Loan.  Administrative Agent shall have received from Company and each applicable Subsidiary Guarantor (i) fully executed and notarized amendments to the Closing Date Mortgages, in proper form for recording in all appropriate places in all applicable jurisdictions and (ii) with respect to each Closing Date Mortgaged Property, endorsements to the

ALTA mortgagee title insurance policies delivered in connection with the closing of the Original Credit Agreement assuring Administrative Agent that the applicable Closing Date Mortgages, as amended, create valid and enforceable First Priority mortgage Liens on the respective Closing Date Mortgaged Properties encumbered thereby, subject only to a standard survey exception, any Permitted Encumbrances, other Liens permitted hereunder and any matters of record relating to such Closing Date Mortgaged Property approved by Administrative Agent, all of the foregoing in form and substance reasonably satisfactory to Administrative Agent.  Administrative Agent shall have received evidence satisfactory to it that the Mortgages securing the Second-Lien Term Loan shall have been released.

4.2                               Conditions to All Loans.

The obligation of each Lender to make its Loans on each Funding Date are subject to the following further conditions precedent:

A.                                    Administrative Agent shall have received before that Funding Date, in accordance with the provisions of subsection 2.1B, a duly executed Notice of Borrowing, in each case signed by a duly authorized Officer of Company.

B.                                    As of that Funding Date:

(i)                                     The representations and warranties contained herein and in the other Loan Documents shall be true, correct and complete in all material respects on and as of that Funding Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date; provided, that, if a representation and warranty is qualified as to materiality, the materiality qualifier set forth above shall be disregarded with respect to such representation and warranty for purposes of this condition;

(ii)                                  No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by such Notice of Borrowing that would constitute an Event of Default or a Potential Event of Default;

(iii)                               Each Loan Party shall have performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before that Funding Date; and

(iv)                              No order, judgment or decree of any arbitrator or Government Authority shall purport to enjoin or restrain such Lender from making the Loans to be made by it on that Funding Date.

C.                                    Administrative Agent shall have received before that Funding Date, the timely delivery of the most recent Borrowing Base Certificate (dated as contemplated in subsection 6.1(xvii)) required to be delivered hereunder.

4.3                               Conditions to Letters of Credit.

The issuance of any Letter of Credit hereunder (whether or not the applicable Issuing Lender is obligated to issue such Letter of Credit) is subject to the following conditions precedent:

A.                                    On or before the date of issuance of the initial Letter of Credit pursuant to this Agreement, the initial Loans shall have been made.

B.                                    On or before the date of issuance of such Letter of Credit, Administrative Agent shall have received, in accordance with the provisions of subsection 3.1B(i), an originally executed Request for Issuance (or a facsimile copy thereof) in each case signed by a duly authorized Officer of Company, together with all other information specified in subsection 3.1B(i) and such other documents or information as the applicable Issuing Lender may reasonably require in connection with the issuance of such Letter of Credit.

C.                                    On the date of issuance of such Letter of Credit, all conditions precedent described in subsection 4.2B shall be satisfied to the same extent as if the issuance of such Letter of Credit were the making of a Loan and the date of issuance of such Letter of Credit were a Funding Date.

D.                                    Administrative Agent shall have received the timely delivery of the most recent Borrowing Base Certificate (dated as contemplated in subsection 6.1(xvii)) required to be delivered hereunder.

Section 5.                                          COMPANY’S REPRESENTATIONS AND WARRANTIES

In order to induce Lenders to enter into this Agreement and to make the Loans, to induce Issuing Lenders to issue Letters of Credit and to induce Revolving Lenders to purchase participations therein, Company and Holdings represent and warrant to each Lender:

5.1                               Organization, Powers, Qualification, Good Standing, Business and Subsidiaries.

A.                                    Organization and Powers.  Each of Holdings and its Subsidiaries is a corporation, partnership, trust or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as specified in Schedule 5.1 annexed hereto.  Each of Holdings and its Subsidiaries has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents and the Related Documents to which it is a party and to carry out the transactions contemplated thereby.

B.                                    Qualification and Good Standing.  Each of Holdings and its Subsidiaries is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had and could not reasonably be expected to result in a Material Adverse Effect.

C.                                    Subsidiaries.  All of the Subsidiaries of Holdings and their jurisdictions of organization are identified in Schedule 5.1 annexed hereto, as said Schedule 5.1 may be supplemented from time to time pursuant to the provisions of subsection 6.1(xv).  The Capital Stock of each of the Subsidiaries of Holdings identified in Schedule 5.1 annexed hereto (as so supplemented) is duly authorized, validly issued, fully paid and nonassessable.  Each of the Subsidiaries of Holdings identified in Schedule 5.1 annexed hereto (as so supplemented) is a corporation , partnership, trust or limited liability company duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization set forth therein, has all requisite power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, in each case except where failure to be so qualified or in good standing or a lack of such power and authority has not had and could not reasonably be expected to result in a Material Adverse Effect.  As of the Restatement Date, Schedule 5.1 annexed hereto (as so supplemented) correctly sets forth the ownership interest of Holdings and each of its Subsidiaries in each of the Subsidiaries of Holdings identified therein.

5.2                               Authorization of Borrowing, etc.

A.                                    Authorization of Borrowing.  The execution, delivery and performance of the Loan Documents and the Related Agreements have been duly authorized by all necessary action on the part of each Loan Party that is a party thereto.

B.                                    No Conflict.  The execution, delivery and performance by Loan Parties of the Loan Documents and the Related Agreements to which they are parties and the consummation of the transactions contemplated by the Loan Documents and the Related Agreements do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to Holdings or any of its Subsidiaries, the Organizational Documents of Holdings or any of its Subsidiaries or any order, judgment or decree of any court or other Government Authority binding on Holdings or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Holdings or any of its Subsidiaries, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of Holdings or any of its Subsidiaries (other than any Liens created under any of the Loan Documents in favor of Administrative Agent on behalf of Lenders), or (iv) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of Holdings or any of its Subsidiaries, except as set forth on Schedule 5.2B, and except for such approvals or consents which will be obtained on or before the Restatement Date.

C.                                    Governmental Consents.  The execution, delivery and performance by Loan Parties of the Loan Documents and the Related Agreements to which they are parties and the consummation of the transactions contemplated by the Loan Documents and the Related Agreements do not and will not require any Governmental Authorization, except such as have been obtained on or before the Restatement Date.

D.                                    Binding Obligation.  Each of the Loan Documents and the Related Agreements has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

5.3                               Financial Condition.

Company has heretofore delivered to Lenders, at Lenders’ request, the financial statements, reports and information described in subsection 4.1E.  All such statements and reports other than pro forma financial statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position (on a consolidated and, where applicable, consolidating basis) of the entities described in such financial statements as at the respective dates thereof and the results of operations and cash flows (on a consolidated and, where applicable, consolidating basis) of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements or reports, to changes resulting from audit and normal year-end adjustments and the absence of notes thereto.  Neither Company nor any of its Subsidiaries has any Contingent Obligation, contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment (other than any obligations arising under the Loan Documents) that as of any Funding Date subsequent to the Closing Date, is not reflected in the most recent financial statements delivered to Lenders pursuant to subsection 6.1 or the notes thereto and that, in any such case, is material in relation to the business, operations, liabilities, properties, assets or financial condition of Company and its Subsidiaries, taken as a whole.

5.4                               No Material Adverse Change.

Since January 1, 2005, no event or change has occurred either individually or in the aggregate that has resulted in or would reasonably be expected to result in a Material Adverse Effect.

5.5                               Title to Properties; Liens; Real Property; Intellectual Property.

A.                                    Title to Properties; Liens.  Company and its Subsidiaries have (i) good title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), or (iii) good title to (in the case of all other personal property), all of their respective material properties and assets reflected in the financial statements referred to in subsection 5.3 or in the most recent financial statements delivered pursuant to subsection 6.1, except for the Merida Facility, which is held in trust for the benefit of

Creaciones Textile de Merida, S.A. de C.V., and in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under subsection 7.7 and except for any deficiencies of title which could not reasonably be expected to result in a Material Adverse Effect.  Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

B.                                    Real Property.  As of the Restatement Date, Schedule 5.5B annexed hereto contains a true, accurate and complete list of (i) all fee interests in any Real Property Assets and (ii) all real property leased by Company and its Subsidiaries.  Except as specified in Schedule 5.5B annexed hereto, each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and Company does not have knowledge of any default that has occurred and is continuing thereunder, except for any default which could not reasonably be expected to result in a Material Adverse Effect.

C.                                    Intellectual Property.  All trademark applications and registrations that are owned by Company or any of its Subsidiaries on the Restatement Date are described on Schedule 5.5C(i) annexed hereto.  As of the Restatement Date, Company and its Subsidiaries own or have the right to use, all Intellectual Property used in the conduct of their business, except as set forth on Schedule 5.5C(ii) and except where the failure to own or have such right to use in the aggregate could not reasonably be expected to result in a Material Adverse Effect.  To the Knowledge of Company no claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does Company know of any valid basis for any such claim, except as set forth on Schedule 5.5C(ii) and except for such claims that in the aggregate could not reasonably be expected to result in a Material Adverse Effect.  To the Knowledge of Company the use of such Intellectual Property by Company and its Subsidiaries does not infringe on the rights of any Person, except as set forth on Schedule 5.5C(ii) and except for such claims and infringements that, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

5.6                               Litigation; Adverse Facts.

Schedule 5.6 annexed hereto sets forth all material Proceedings (whether or not purportedly on behalf of Company or any of its Subsidiaries) at law or in equity, or before or by any court or other Government Authority (including any Environmental Claims) that are pending or, to the knowledge of Company, threatened against or affecting Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries.  Company believes that none of the Proceedings listed on Schedule 5.6, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  Neither Company nor any of its Subsidiaries (i) is in violation of any applicable laws (including Environmental Laws) or regulations that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (ii) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or other Government Authority that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

5.7                               Payment of Taxes.

Except to the extent permitted by subsection 6.3, all material tax returns and reports of Holdings and its Subsidiaries required to be filed (including any applicable extensions) by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all material assessments, fees and other governmental charges upon Holdings and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises that are due and payable have been paid when due and payable.  To the Knowledge of Company there is no proposed tax assessment against Holdings or any of its Subsidiaries that is not being actively contested by Holdings or such Subsidiary in good faith and by appropriate proceedings; provided that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

5.8                               Performance of Agreements.

Neither Company nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to result in a Material Adverse Effect.

5.9                               Governmental Regulation.

Neither Company nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may (i) limit its ability to incur Indebtedness or (ii) otherwise render all or any portion of the Obligations unenforceable except any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws or as otherwise disclosed herein.

5.10                        Securities Activities.

A.                                    Neither Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

B.                                    Following application of the proceeds of each Loan, not more than 25% of the value of the assets (either of Company only or of Company and its Subsidiaries on a consolidated basis) subject to the provisions of subsection 7.2 or 7.7 or subject to any restriction contained in any agreement or instrument, between Company and any Lender or any Affiliate of any Lender, relating to Indebtedness and within the scope of subsection 8.2, will be Margin Stock.

5.11                        Employee Benefit Plans.

A.                                    Except as could not reasonably be expected to result in a Material Adverse Effect, Company, each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan (other than a Multiemployer Plan), and have performed all their obligations under each Employee Benefit Plan.

B.                                    No ERISA Events, or similar events in respect of any Foreign Plans, has occurred or is reasonably expected to occur that individually or in the aggregate would reasonably be expected to result in a material liability to Company or any of its Subsidiaries.

C.                                    As of the date hereof, except as could not reasonably be expected to result in a Material Adverse Effect, Company and its Subsidiaries have made full payment when due of all required contributions to any Foreign Plan.

5.12                        Certain Fees.

No broker’s or finder’s fee or commission will be payable with respect to this Agreement or any of the transactions contemplated hereby, and Company hereby indemnifies Lenders against, and agrees that it will hold Lenders harmless from, any claim, demand or liability for any such broker’s or finder’s fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability.

5.13                        Environmental Protection.

Except as set forth in Schedule 5.13 annexed hereto:

(i)                                     neither Company nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to (a) any Environmental Law or (b) any Environmental Claim;

(ii)                                  neither Company nor any of its Subsidiaries has received any letter or other written request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. § 9604) or any comparable state law;

(iii)                               there are and, to the Knowledge of Company, have been no conditions, occurrences, or Releases that would reasonably be expected to form the basis of an Environmental Claim against Company or any of its Subsidiaries;

(iv)                              Commencing at least ten years prior to the Closing Date, Company has maintained procedures for (a) tracking changes in applicable Environmental Laws and modifying operations to comply with new requirements thereunder, (b) providing hazard communication and other safety training to employees to comply with applicable Environmental Laws and updating such training as necessary, and (c) performing regular internal compliance audits of each Facility and ensuring correction of any incidents of non-compliance detected by means of such audits; and

(iv)                              compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect.

5.14                        Employee Matters.

Except as set forth in Schedule 5.14, there is no strike or work stoppage in existence or to the Knowledge of Company threatened involving Company or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.

5.15                        Solvency.

Each Loan Party is and, upon the incurrence of any Obligations by such Loan Party on any date on which this representation is made, will be, Solvent.

5.16                        Matters Relating to Collateral.

A.                                    Governmental Authorizations.  No authorization, approval or other action by, and no notice to or filing with, any United States Government Authority is required for either (i) the pledge or grant by any Loan Party of the Liens purported to be created in favor of Administrative Agent pursuant to any of the Collateral Documents or (ii) the exercise by Administrative Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to any of the Collateral Documents or created or provided for by applicable law), except for filings or recordings contemplated by the Collateral Documents and except as may be required, in connection with the disposition of any Pledged Collateral, by laws generally affecting the offering and sale of securities.

B.                                    Absence of Third-Party Filings.  Except for filings naming Administrative Agent as secured party and the filings set forth on Schedule 5.16B annexed hereto and other Liens permitted hereunder, as of the Restatement Date, (i) no effective UCC financing statement, fixture filing or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office and (ii) no effective filing covering all or any part of the IP Collateral is on file in any IP Filing Office.

C.                                    Margin Regulations.  The pledge of the Pledged Collateral pursuant to the Collateral Documents does not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.

D.                                    Information Regarding Collateral.  All information supplied to Administrative Agent by or on behalf of any Loan Party with respect to any of the Collateral (in each case taken as a whole with respect to any particular Collateral) is accurate and complete in all material respects.

5.17                        Disclosure.

No representation or warranty of Holdings or any of its Subsidiaries contained in the Confidential Information Memorandum, in any Loan Document, Related Agreement or in any other document, certificate or written statement furnished to Lenders by or on behalf of Holdings or any of its Subsidiaries for use in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact (to the Knowledge of Company, in the case of any document not furnished by it) necessary in order to make the statements collectively contained herein and therein not misleading in light of the circumstances in which the same were made.  Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Company to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.  There are no facts known (or which should upon the reasonable exercise of diligence be known) to Company (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.

5.18                        Delivery of Related Agreements.

Company has delivered to Lenders complete and correct copies of each Related Agreement and of all exhibits and schedules thereto.

5.19                        Foreign Assets Control Regulations, Etc.

To the Knowledge of Company, neither the making of the Loans to, or issuance of a Letter of Credit on behalf of, Company nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.  Without limiting the foregoing, to the Knowledge of Company, neither Company nor any of its Subsidiaries or Affiliates (a) is or will become a Person whose property or interests in property are blocked pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed.  Reg.  49079 (2001)) or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such Person.  To the Knowledge of Company, Company and its Subsidiaries and Affiliates are in compliance, in all material respects, with the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001).

Section 6.                                          COMPANY’S AFFIRMATIVE COVENANTS

Company and Holdings each covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations (other than Unasserted Obligations) and the cancellation or expiration of all Letters of Credit, unless Requisite Lenders shall otherwise give prior written consent, Company and Holdings each shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

6.1                               Financial Statements and Other Reports.

Company will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP.  Company will deliver to Administrative Agent and Lenders:

(i)                                     Events of Default, etc.:  promptly upon any Key Officer of Company obtaining knowledge (a) of any condition or event that constitutes an Event of Default , or becoming aware that any Lender has given any notice (other than to Administrative Agent) or taken any other action with respect to a claimed Event of Default, (b) that any Person has given any notice to Company or any of its Subsidiaries or taken any other action with respect to a claimed default or event or condition of the type referred to in subsection 8.2 or (c) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, an Officer’s Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Event of Default, default, event or condition, and what action Company has taken, is taking and proposes to take with respect thereto;

(ii)                                  Quarterly Financials:  as soon as available and in any event within 45 days after the end of each Fiscal Quarter, (a) the consolidated balance sheets of (1) Company and its Subsidiaries and (2) Holdings and its Subsidiaries, in each case as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders’ equity and cash flows of Company and its Subsidiaries or Holdings and its Subsidiaries, as the case may be, for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, to the extent prepared for such Fiscal Quarter, all in reasonable detail and (x) in the case of the first three Fiscal Quarters of each Fiscal Year, certified by the chief financial officer of Company or Holdings, as the case may be, that they fairly present, in all material respects, the consolidated financial condition of Company and its Subsidiaries or Holdings and its Subsidiaries, as the case may be, as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments and the absence of footnotes and (y) in the case of the fourth Fiscal Quarter of each Fiscal Year, subject to changes resulting from audit and normal year-end adjustments and the absence of footnotes and (b) a narrative report in the form prepared by Company for its internal use describing the operations of Holdings and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter; provided that prior to the IPO, the Governing Body of Company (or the audit committee thereof) shall monitor the preparation of the financial statements required to be delivered on a quarterly basis pursuant to this subsection 6.1(ii) to the extent it deems reasonably appropriate, including engaging outside consultants to work directly with the Officers of Company in connection with the preparation of such financial statements; provided further that for all periods ending on or prior to August 6, 2005, Company shall not be required to deliver the financial information described in clause (a) above with respect to Company and its Subsidiaries;

(iii)                               Year-End Financials:  as soon as available and in any event within 90 days after the end of each Fiscal Year, (a) the consolidated and consolidating balance sheets of (1) Company and its Subsidiaries and (2) Holdings and its Subsidiaries, in each case as at the end of such Fiscal Year and the related consolidated and consolidating statements of income, stockholders’ equity and cash flows of Company and its Subsidiaries or Holdings and its Subsidiaries, as the case may be, for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, all in reasonable detail and certified by the chief financial officer of Company or Holdings, as the case may be, that they fairly present, in all material respects, the financial condition of Company and its Subsidiaries or Holdings and its Subsidiaries, as the case may be, as at the dates indicated and the results of their operations and their cash flows for the periods indicated, (b) a narrative report describing the operations of Holdings and its Subsidiaries for such Fiscal Year, and (c) in the case of such consolidated financial statements, a report thereon of Company’s independent certified public accountants of recognized national standing selected by Company and reasonably satisfactory to Administrative Agent, which report shall be unqualified, shall express no doubts, assumptions or qualifications concerning the ability of Company and its Subsidiaries or Holdings and its Subsidiaries, as the case may be, to continue as a going concern, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Company and its Subsidiaries or Holdings and its Subsidiaries, as the case may be, as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with GAAP;

(iv)                              Pricing and Compliance Certificates:  together with each delivery of financial statements pursuant to subdivisions (ii) and (iii) above, (a) an Officer’s Certificate of Company stating that the signers have reviewed the terms of this Agreement and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of Holdings and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of such Officer’s Certificate, of any condition or event that constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Company or Holdings, as the case may be, has taken, is taking and proposes to take with respect thereto; and (b) solely in connection with financial statements delivered with respect to any Fiscal Quarter or Fiscal Year, a Compliance Certificate demonstrating in reasonable detail compliance during and at the end of the applicable accounting periods with the restrictions contained in Section 7, in each case to the extent compliance with such restrictions is required to be tested at the end of the applicable accounting period; in addition, on or before the 45th day following the end of each Fiscal Quarter, a Pricing Certificate demonstrating in reasonable detail the calculation of the Consolidated Leverage Ratio as of the end of the four Fiscal Quarter period then ended;

(v)                                 Reconciliation Statements:  if, as a result of any change in accounting principles and policies from those used in the preparation of the audited financial statements referred to in subsection 5.3, the consolidated financial statements of Company and its Subsidiaries or Holdings and its Subsidiaries, as the case may be, delivered pursuant to subdivisions (ii), (iii) or (xii) of this subsection 6.1 will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then (a) together with the first delivery of financial statements pursuant to subdivision (ii), (iii) or (xii) of this subsection 6.1 following such change, consolidated financial statements of Company and its Subsidiaries or Holdings and its Subsidiaries, as the case may be, for (y) the current Fiscal Year to the effective date of such change and (z) the two full Fiscal Years immediately preceding the Fiscal Year in which such change is made, in each case prepared on a pro forma basis as if such change had been in effect during such periods, and (b) together with each delivery of financial statements pursuant to subdivision (ii), (iii) or (xii) of this subsection 6.1 following such change, if required pursuant to subsection 1.2, a written statement of the chief accounting officer or chief financial officer of Company or Holdings, as the case may be, setting forth the differences (including any differences that would affect any calculations relating to the financial covenants set forth in subsection 7.6) which would have resulted if such financial statements had been prepared without giving effect to such change;

(vi)                              Accountants’ Certification:  together with each delivery of consolidated financial statements pursuant to subdivision (iii) above, a written statement by the independent certified public accountants giving the report thereon (a) stating that their audit examination has included a review of the terms of this Agreement and the other Loan Documents as they relate to accounting matters, (b) stating whether, in connection with their audit examination, any condition or event that constitutes an Event of Default has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof; provided that such accountants shall not be liable by reason of any failure to obtain knowledge of any such Event of Default that would not be disclosed in the course of their audit examination, and (c) stating that based on their audit examination nothing has come to their attention that causes them to believe either or both that the information contained in the certificates delivered therewith pursuant to subdivision (iv) above is not correct or that the matters set forth in the Compliance Certificates delivered therewith pursuant to clause (b) of subdivision (iv) above for the applicable Fiscal Year are not stated in accordance with the terms of this Agreement;

(vii)                           Accountants’ Reports:  promptly upon receipt thereof (unless restricted by applicable professional standards), copies of all reports submitted to Company or Holdings, as the case may be, by independent certified public accountants in connection with each annual, interim or special audit of the financial statements of Company and its Subsidiaries or Holdings and its Subsidiaries, as the case may be, made by such accountants, including any comment letter submitted by such accountants to management in connection with their annual audit;

(viii)                        SEC Filings and Press Releases:  promptly upon their becoming available, copies of (a) all financial statements, reports, notices and proxy statements sent or made available generally by Holdings to its security holders or by any Subsidiary of Holdings to its security holders other than Holdings or another Subsidiary of Holdings, (b) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by Holdings or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any national securities exchange, and (c) all press releases and other statements made available generally by Holdings or any of its Subsidiaries to the public concerning material developments in the business of Holdings or any of its Subsidiaries; provided that any items required to be delivered under this subsection 6.1(viii) shall be deemed to be so delivered on the date such item becomes publicly available for review on EDGAR;

(ix)                                Litigation or Other Proceedings:  (a) promptly upon any Officer of Company or Holdings, as the case may be, obtaining knowledge of (1) the institution of, or non-frivolous threat of, any Proceeding against or affecting Company or any of its Subsidiaries or Holdings and its Subsidiaries, as the case may be, or any property of Company or any of its Subsidiaries or Holdings and its Subsidiaries, as the case may be, not previously disclosed in writing by Company to Lenders or (2) any material development in any Proceeding that, in any case:

(x)                                   if adversely determined, has a reasonable possibility of giving rise to a Material Adverse Effect; or

(y)                                 seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby;

written notice thereof together with such other information as may be reasonably available to Company or Holdings, as the case may be, to enable Lenders and their counsel to evaluate such matters; and (b) within 20 days after the end of each Fiscal Quarter, a schedule of all Proceedings involving an alleged liability of, or claims against or affecting, Holdings or any of its Subsidiaries, as the case may be, equal to or greater than $500,000, and promptly after request by Administrative Agent such other information as may be reasonably requested by Administrative Agent to enable Administrative Agent and its counsel to evaluate any of such Proceedings;

(x)                                   ERISA Events:  promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event that could reasonably be expected to result in a material liability to Company or any of its Subsidiaries, a written notice specifying the nature thereof, what action Company, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

(xi)                                ERISA Notices:  with reasonable promptness, copies of (a) all notices received by Company, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event that could reasonably be expected to result in a material liability to Company or any of its Subsidiaries; and (b) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan (including a Multiemployer Plan, if such documents, reports or filings have been received by Company or any Subsidiary of Company) as Administrative Agent shall reasonably request;

(xii)                             Financial Plans:  as soon as practicable and in any event within 30 days following the beginning of each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year (the “Financial Plan” for such Fiscal Year), including (a) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of Company and its Subsidiaries for such Fiscal Year, together with a pro forma Compliance Certificate for such Fiscal Year and an explanation of the assumptions on which such forecasts are based and (b) forecasted consolidated statements of income and cash flows of Company and its Subsidiaries for each Fiscal Month of such Fiscal Year, together with an explanation of the assumptions on which such forecasts are based;

(xiii)                          Insurance:  as soon as practicable after any material change in insurance coverage maintained by Company and its Subsidiaries notice thereof to Administrative Agent specifying the changes and reasons therefor;

(xiv)                         Governing Body:  with reasonable promptness, written notice of any change in the Governing Body of Holdings or Company;

(xv)                            New Subsidiaries:  promptly upon any Person becoming a Subsidiary of Company, a written notice setting forth with respect to such Person (a) the date on which such Person became a Subsidiary of Company and (b) all of the data required to be set forth in Schedule 5.1 annexed hereto with respect to all Subsidiaries of Company (it being understood that such written notice shall be deemed to supplement Schedule 5.1 annexed hereto for all purposes of this Agreement);

(xvi)                         Material Contracts:  prior to the consummation of the IPO, promptly, and in any event within ten Business Days after any Material Contract of Company or any of its Subsidiaries is terminated or amended in a manner that is materially adverse to Company or such Subsidiary, as the case may be, or any new Material Contract is entered into, a written statement describing such event with copies of such material amendments or new contracts, and an explanation of any actions being taken with respect thereto;

(xvii)                      Borrowing Base Certificates:  as soon as available and in any event within 20 days after the last Business Day of each Fiscal Month ending after the Closing Date, a Borrowing Base Certificate dated as of the last Business Day of such Fiscal Month, together with any additional schedules and other information as Administrative Agent may reasonably request.  In addition to such monthly Borrowing Base Certificates, Company may from time to time deliver to Administrative Agent and Lenders on any Business Day after the last Business Day of each Fiscal Month an updated Borrowing Base Certificate dated as of such Business Day, together with any additional schedules and other information as Administrative Agent may reasonably request, and the most recent Borrowing Base Certificate described in this clause (xvii) that is delivered to Administrative Agent shall be used in calculating the Borrowing Base as of any date of determination;

(xviii)                   Related Agreements:  promptly upon execution, receipt or distribution thereof, copies of all amendments and waivers of any Related Agreement and notices relating to the Representations and Warranties Insurance Policy; and

(xix)                           Other Information:  with reasonable promptness, such other information and data with respect to Holdings or any of its Subsidiaries as from time to time may be reasonably requested by any Lender through Administrative Agent.

6.2                               Existence, etc.

Except as permitted under subsection 7.7, Company and Holdings each will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence in the jurisdiction of organization specified on Schedule 5.1 and all rights and franchises material to its business; provided, however that neither Holdings nor any of its Subsidiaries shall be required to preserve any such existence (other than Holdings and Company) right or franchise if the Governing Body of Holdings or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of Holdings and its Subsidiaries taken as a whole and that the loss thereof is not disadvantageous in any material respect to Holdings and its Subsidiaries taken as a whole or Lenders.

6.3                               Payment of Taxes and Claims; Tax.

A.                                    Company and Holdings each will, and will cause each of its Subsidiaries to, pay all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such tax, assessment, charge or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (i) such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor and (ii) in the case of a tax, assessment, charge or claim which has or may become a Lien against any of the Collateral, such proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such charge or claim.

B.                                    Neither Company nor Holdings will, nor will either permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Holdings or any of its Subsidiaries).

6.4                               Maintenance of Properties; Insurance; Application of Net Insurance/ Condemnation Proceeds.

A.                                    Maintenance of Properties.  Company will, and will cause each of its Subsidiaries to, in all material respects maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Company and its Subsidiaries (including all Intellectual Property) and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.

B.                                    Insurance.  Company will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Company and its Subsidiaries as may customarily be carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for corporations similarly situated in the industry.  Without limiting the generality of the foregoing, Company will maintain or cause to be maintained (i) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve

System, and (ii) “all risk” or “special coverage” casualty insurance on the Collateral (to the extent applicable) under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times reasonably satisfactory to Administrative Agent in its commercially reasonable judgment. Each such policy of insurance shall (a) name Administrative Agent for the benefit of Lenders as an additional insured thereunder as its interests may appear and (b) in the case of each business interruption and casualty insurance policy, contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to Administrative Agent, that names Administrative Agent for the benefit of Lenders as the loss payee thereunder and provides (if commercially generally available at usual and customary rates) for at least 30 days prior written notice to Administrative Agent of any modification or cancellation of such policy (it being understood that so long as no Event of Default shall have occurred and be continuing Company and its Subsidiaries have the right to negotiate claims under such policies in the first instance), in each case subject to Section 6.4C.

Company will ensure that the Representations and Warranties Insurance Policy remains in full force and effect in accordance with its terms and will pursue all material claims under the Representations and Warranties Insurance Policy by appropriate proceedings promptly instituted and diligently conducted.  Company will not agree to any material amendment to, or waive any of its material rights under, or otherwise change any material terms of, the Representations and Warranties Insurance Policy as in effect on the Closing Date in a manner adverse to Holdings or any of its Subsidiaries or to Lenders without the prior written consent of Administrative Agent.

C.                                    Application of Net Insurance/Condemnation Proceeds.

(i)                                     Business Interruption Insurance.  No later than the second Business Day following receipt by Company or any of its Domestic Subsidiaries of any business interruption insurance proceeds constituting Net Insurance/Condemnation Proceeds, (a) so long as no Event of Default shall have occurred and be continuing, Company or such Domestic Subsidiary may retain and apply such Net Insurance/Condemnation Proceeds for working capital or other general corporate purposes, and (b) if an Event of Default shall have occurred and be continuing, Company shall apply an amount equal to such Net Insurance/Condemnation Proceeds to prepay the Loans as provided in subsections 2.4B and 2.4D.

(ii)                                  Representations and Warranties Insurance.  No later than the second Business Day following receipt by any Person of any proceeds of the Representations and Warranties Insurance Policy constituting Net Insurance/Condemnation Proceeds, Company shall either (a) prepay the Loans in an aggregate amount equal to such Net Insurance/Condemnation Proceeds or (b) so long as no Event of Default shall have occurred and be continuing, to the extent that such proceeds are in respect of loss or damage to tangible real or personal property, deliver to Administrative Agent an Officer’s Certificate setting forth (1) that portion of such proceeds that Company or such Subsidiary intends to apply to replace or repair the property in respect of which such proceeds were received, within 360 days of such date of receipt and (2) such other information with respect to such application as Administrative Agent may reasonably request, and Company shall, or shall cause one or more of its Subsidiaries to, promptly and diligently apply such portion for such purposes; provided, however, that pending such application, such portion of the Net Insurance/Condemnation Proceeds shall be applied to prepay outstanding Revolving Loans (without a reduction in the Revolving Loan Commitment Amount) to the full extent thereof; provided, further, that if at any time (A) an Event of Default shall have occurred and be continuing or (B) Company shall not have committed such Net Insurance/Condemnation Proceeds for application as provided in clause (b)(1) above, Administrative Agent, if it holds such Net Insurance/Condemnation Proceeds, is hereby authorized by Company to, and Company, if it or one of its Subsidiaries holds such Net Insurance/Condemnation Proceeds, shall, apply such Net Insurance/Condemnation Proceeds to prepay the Loans as provided in subsection 2.4B and subsection 2.4D.

(iii)                               Other Net Insurance/Condemnation Proceeds.  No later than the second Business Day following receipt by Company or any of its Domestic Subsidiaries or by Administrative Agent as loss payee of any Net Insurance/Condemnation Proceeds other than from business interruption insurance or the Representations and Warranties Insurance Policy, Company shall either (a) prepay the Loans in an aggregate amount equal to such Net Insurance/Condemnation Proceeds or (b) so long as no Event of Default shall have occurred and be continuing, deliver to Administrative Agent an Officer’s Certificate setting forth (1) that portion of such Net Insurance/Condemnation Proceeds that Company or such Subsidiary intends to enter into a binding commitment to reinvest in equipment or other productive assets of the general type used in the business of Company and its Subsidiaries, which may include assets of the type in respect of which such Net Insurance/Condemnation Proceeds were received, within 360 days of such date of receipt and (2) the proposed use of such portion of the Net Insurance/Condemnation Proceeds and such other information with respect to such reinvestment as Administrative Agent may reasonably request, and Company shall, or shall cause one or more of its Subsidiaries to, promptly and diligently apply such portion to such reinvestment purposes; provided, however, that pending such reinvestment, such portion of the Net Insurance/Condemnation Proceeds shall be applied to prepay outstanding Revolving Loans (without a reduction in the Revolving Loan Commitment Amount) to the full extent thereof; provided, further, that if at any time (A) an Event of Default shall have occurred and be continuing or (B) Company shall not have committed such Net Insurance/Condemnation Proceeds for application as provided in clause (b)(1) above, Administrative Agent, if it holds such Net Insurance/Condemnation Proceeds, is hereby authorized by Company to, and Company, if it or one of its Subsidiaries holds such Net Insurance/Condemnation Proceeds, shall, apply such Net Insurance/Condemnation Proceeds to prepay the Loans as provided in subsection 2.4B and subsection 2.4D.

6.5                               Inspection Rights; Lender Meeting.

A.                                    Inspection Rights.  Company and Holdings each shall, and shall cause each of its Subsidiaries to, permit any authorized representatives designated by Administrative Agent to visit and inspect any of the properties of Holdings or of any of its Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (provided that Company or Holdings may, if it so chooses, be present at or participate in any such discussion), all upon reasonable notice and at such reasonable times during normal business hours and no more than once per Fiscal Quarter or at any time or from time to time following the occurrence and during the continuation of an Event of Default.

B.                                    Lender Meeting.  Company will, upon the request of Administrative Agent or Requisite Lenders, participate in a meeting of Administrative Agent and Lenders once during each Fiscal Year to be held at Company’s principal offices (or at such other location as may be agreed to by Company and Administrative Agent) at such time as may be agreed to by Company and Administrative Agent.

6.6                               Compliance with Laws, etc.

Company and Holdings each shall comply, and shall cause each of its Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations and orders of any Government Authority (including all Environmental Laws), noncompliance with which could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect.

6.7                               Environmental Matters.

A.                                    Environmental Disclosure.  Company and Holdings will deliver to Administrative Agent and Lenders:

(i)                                     Environmental Audits and Reports.  As soon as practicable following receipt thereof, copies of all material environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of Holdings or any of its Subsidiaries or by independent consultants, Government Authority or any other Persons, with respect to (a) Environmental Claims and (b) any Release required to be reported under any Environmental Law to any Government Authority.

(ii)                                  Notice of Certain Releases, Remedial Actions, Etc.  Promptly upon becoming aware of the occurrence thereof, written notice describing in reasonable detail (a) any Release required to be reported to any Government Authority under any applicable Environmental Laws and (b) any action taken by Company, Holdings or any other Person pursuant to any Environmental Law in response to (1) any Release the existence of which could reasonably be expected to result in one or more material Environmental Claims or (2) any Environmental Claims, in each case which would reasonably be expected to result in a Material Adverse Effect.

(iii)                               Written Communications Regarding Environmental Claims, Releases, Etc.  As soon as practicable following the sending or receipt thereof by Holdings or any of its Subsidiaries, a copy of any and all written communications with respect to (a) any Environmental Claims which would reasonably be expected to result in a Material Adverse Effect and (b) any Release required to be reported under any Environmental Law to any Government Authority.

B.                                    Company’s Actions Regarding Hazardous Materials Activities.  Company and Holdings each shall, in compliance with all applicable Environmental Laws, promptly undertake, and shall cause each of its Subsidiaries promptly to undertake, any and all permitting, investigations and abatement, cleanup, removal, remediation or other response actions required under any applicable Environmental Law to address any Release on, under, from or about any Facility.

6.8                               Execution of Guaranty and Personal Property Collateral Documents After the Restatement Date.

A.                                    Execution of Guaranty and Personal Property Collateral Documents.  In the event that any Person becomes a Domestic Subsidiary of Company after the Restatement Date, Company will promptly notify Administrative Agent of that fact and cause such Domestic Subsidiary to execute and deliver to Administrative Agent a counterpart of the Guaranty and Security Agreement and to take all such further actions and execute all such further documents and instruments as may be in the opinion of Administrative Agent desirable to create in favor of Administrative Agent, for the benefit of Lenders, a valid and perfected First Priority Lien on all of the personal and mixed property assets of, and 65% of the Capital Stock of Foreign Subsidiaries held by, such Domestic Subsidiary described in the applicable forms of Collateral Documents.  In addition, as provided in the Security Agreement, Company shall, or shall cause the Domestic Subsidiary that owns the Capital Stock of such Person to, execute and deliver to Administrative Agent a supplement to the Security Agreement and to deliver to Administrative Agent all certificates representing such Capital Stock of such Person (accompanied by irrevocable undated stock powers, duly endorsed in blank).

B.                                    Foreign Subsidiaries.  In the event that any Person becomes a Foreign Subsidiary of Company after the Restatement Date, Company will promptly notify Administrative Agent of that fact and, if such Subsidiary is directly owned by Company or a Domestic Subsidiary, cause such Subsidiary to execute and deliver to Administrative Agent such documents and instruments and take such further actions as may be necessary, or in the reasonable opinion of Administrative Agent, desirable to create in favor of Administrative Agent, for the benefit of Lenders, a valid and perfected First Priority Lien on 65% of the Capital Stock of such Foreign Subsidiary.

C.                                    Subsidiary Organizational Documents, Legal Opinions, Etc.  Company shall deliver to Administrative Agent, together with such Loan Documents, (i) certified copies of such Subsidiary’s Organizational Documents, together with, if such Subsidiary is a Domestic Subsidiary, a good standing certificate from the Secretary of State of the jurisdiction of its organization and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of such jurisdiction, each to be dated a recent date prior to their delivery to Administrative Agent, (ii) a certificate executed by the secretary or similar officer of such Subsidiary as to (a) the fact that the attached resolutions of the Governing Body of such Subsidiary approving and authorizing the execution, delivery and performance of such Loan Documents are in full force and effect and have not been modified or amended and (b) the incumbency and signatures of the officers of such Subsidiary executing such Loan Documents, and (iii) at the reasonable request of Administrative Agent, a favorable opinion of counsel to such Subsidiary, in form and substance satisfactory to Administrative Agent and its counsel, as to (a) the due organization and good standing of such Subsidiary, (b) the due authorization, execution and delivery by such Subsidiary of such Loan Documents, (c) the enforceability of such Loan Documents against such Subsidiary and (d) such other matters (including matters relating to the creation and perfection of Liens in any Collateral pursuant to such Loan Documents) as Administrative Agent may reasonably request, all of the foregoing to be satisfactory in form and substance to Administrative Agent and its counsel.

6.9                               Matters Relating to Additional Real Property Collateral.

From and after the Restatement Date, in the event that (i) Company or any Subsidiary Guarantor acquires any fee interest in domestic real property or any Material Leasehold Property with a fair market value in excess of $500,000 in the reasonable judgment of Company or otherwise material to the operations of Company and its Subsidiaries, taken as a whole, or (ii) at the time any Person becomes a Subsidiary Guarantor, such Person owns or holds any fee interest in domestic real property or any Material Leasehold Property with a fair market value in excess of $500,000 in the reasonable judgment of Company or otherwise material to the operations of Company and its Subsidiaries, taken as a whole, in the case of clause (ii) above excluding any such Real Property Asset the encumbrancing of which requires the consent of any applicable lessor or (in the case of clause (ii) above) then-existing senior lienholder, where Company and its Subsidiaries have attempted in good faith, but are unable, to obtain such lessor’s or senior lienholder’s consent (any such non-excluded Real Property Asset described in the foregoing clause (i) or (ii) being an “Additional Mortgaged Property”), Company or such Subsidiary Guarantor shall deliver to Administrative Agent, as soon as practicable after such Person acquires such Additional Mortgaged Property or becomes a Subsidiary Guarantor, as the case may be, a fully executed and notarized mortgage (an “Additional Mortgage”), in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering the interest of such Loan Party in such Additional Mortgaged Property; and such opinions related thereto, environmental reports that may be reasonably required by Administrative Agent, an Additional Mortgage Policy and evidence reasonably satisfactory to Administrative Agent that the relevant Loan Party has (a) delivered to the Title Company all certificates and affidavits reasonably and customarily required by the Title Company in connection with the issuance of the Additional Mortgage Policy and (b) paid to the Title Company or to the appropriate Governmental Authorities all expenses and premiums of the Title Company in connection with the issuance of the Additional Mortgage Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the applicable Additional Mortgage in the appropriate real estate records.

6.10                        Interest Rate Protection.

Within 90 days after the Closing Date, Company shall enter into one or more Interest Rate Agreements with respect to the Term Loans, in an aggregate notional principal amount of not less than 50% of the aggregate principal amount of the Term Loans outstanding as of the Closing Date for a term of at least three years, each such Interest Rate Agreement to be in form and substance reasonably satisfactory to Administrative Agent.  Company shall maintain in effect each such Interest Rate Agreement during its term.

6.11                        Deposit Accounts and Securities Accounts.

Company shall, and shall cause each of its Domestic Subsidiaries to, use and maintain its Deposit Accounts and Securities Accounts in a manner reasonably satisfactory to Administrative Agent.  Company shall not permit such Deposit Accounts and Securities Accounts at any time to have a principal balance in excess of $500,000 in the aggregate unless Company or such Domestic Subsidiary, as the case may be, has (i) executed and delivered to Administrative Agent a Control Agreement, and (ii) taken all other steps necessary or, in the opinion of Administrative Agent, desirable to ensure that Administrative Agent has a perfected security interest in such account; provided that, if Company or such Domestic Subsidiary is unable to obtain a Control Agreement from the financial institution at which the Deposit Account or Securities Account is maintained, Company shall, or shall cause such Domestic Subsidiary to, within 30 days after opening such Deposit Account or Securities Account, transfer all amounts in the applicable account to an account maintained at a financial institution from which Company or such Domestic Subsidiary has obtained a Control Agreement.

6.12                        Equitable Lien in Favor of Lenders.

If Company or any of its Subsidiaries shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Liens excepted by the provisions of subsection 7.2A, it shall make or cause to be made effective provision whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured; provided that, notwithstanding the foregoing, this covenant shall not be construed as a consent by Requisite Lenders to the creation or assumption of any such Lien not permitted by the provisions of subsection 7.2A.

6.13                        Post-Restatement Date Actions.

Within 30 days after the Restatement Date, or such later date as may be agreed to by Administrative Agent in its reasonable discretion, Company shall, and, as applicable, shall cause each other Loan Party to deliver to Administrative Agent a certificate or other evidence of good standing with respect to each Loan Party organized under the laws of the State of New York as to any applicable franchise or similar taxes from the appropriate taxing authority of the State of New York, each dated a recent date prior to the date of delivery.

Section 7.                                          COMPANY’S NEGATIVE COVENANTS

Company and Holdings each covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations (other than Unasserted Obligations) and the cancellation or expiration of all Letters of Credit, unless Requisite Lenders shall otherwise give prior written consent, Company and Holdings each shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 7.

7.1                               Indebtedness.

Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(i)                                     Company may become and remain liable with respect to the Obligations;

(ii)                                  Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations permitted by subsection 7.4 and, upon any matured obligations actually arising pursuant thereto, the Indebtedness corresponding to the Contingent Obligations so extinguished;

(iii)                               Company and its Subsidiaries may become and remain liable with respect to Indebtedness in respect of Capital Leases, Indebtedness secured by Liens permitted under subsection 7.2A(ii) and other Indebtedness incurred or assumed in connection with a Permitted Acquisition in an aggregate principal amount not to exceed $50,000,000 at any time outstanding;

(iv)                              Company may become and remain liable with respect to Indebtedness to any Subsidiary Guarantor, and any Subsidiary Guarantor may become and remain liable with respect to Indebtedness to Company or any Subsidiary Guarantor; provided that (a) a security interest in all such intercompany Indebtedness shall have been granted to Administrative Agent for the benefit of Lenders and (b) if such intercompany Indebtedness is evidenced by a promissory note or other instrument, such promissory note or instrument shall have been pledged to Administrative Agent pursuant to the Security Agreement;

(v)                                 Foreign Subsidiaries of Company may become and remain liable with respect to other Indebtedness to finance working capital and otherwise in an aggregate principal amount not to exceed $10,000,000 at any time outstanding;

(vi)                              Company and Subsidiary Guarantors may become and remain liable with respect to other Indebtedness in an aggregate principal amount, taken together with all Indebtedness outstanding under subsections (iii) and (v) of this subsection 7.1, not to exceed $40,000,000 at any time outstanding; and

(vii)                           Indebtedness outstanding on the Restatement Date and listed on Schedule 7.1 annexed hereto.

7.2                               Liens and Related Matters.

A.                                    Prohibition on Liens.  Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Company or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or authorize or otherwise consent to the filing of any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC or under any similar recording or notice statute, except:

(i)                                     Permitted Encumbrances;

(ii)                                  Liens on any asset existing at the time of acquisition of such asset by Company or a Subsidiary, Liens to secure the payment of all or any part of the purchase price of an asset upon the acquisition of such asset by Company or a Subsidiary or to secure any Indebtedness permitted hereby incurred by Company or a Subsidiary at the time of or within ninety days after the acquisition of such asset, which Indebtedness is incurred for the purpose of financing all or any part of the purchase price thereof or Liens assumed in connection with a Permitted Acquisition and Liens on assets of a Person that becomes a direct or indirect Subsidiary of Company after the date of this Agreement in a Permitted Acquisition; provided, however, that the Lien shall apply only to the asset so acquired and proceeds thereof; and provided further, that the aggregate principal amount of Indebtedness secured by such Liens shall at no time exceed $40,000,000;

(iii)                               Liens described in Schedule 7.2 annexed hereto and any replacement Liens securing any replacement of Indebtedness secured, as of the Restatement Date, by the Liens described in Schedule 7.2, provided that such replacement Liens shall only apply to the assets subject, as of the Restatement Date, to the Liens described in Schedule 7.2 and the aggregate principal amount of such replacement Indebtedness shall not at any time exceed the Indebtedness secured, as of the Restatement Date, by the Liens described in Schedule 7.2;

(iv)                              Other Liens securing Indebtedness or other obligations in an aggregate amount not to exceed $1,000,000 at any time outstanding; and

(v)                                 Exclusive Licenses with respect to Intellectual Property granted to third parties in accordance with subsection 7.14.

Notwithstanding the foregoing, Company and its Domestic Subsidiaries shall not enter into, or suffer to exist, any control agreements (as such term is defined in the UCC), other than Control Agreements entered into pursuant to subsection 6.11 of the Security Agreement.

B.                                    Equitable Lien in Favor of Lenders.  If Company or any of its Subsidiaries shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Liens excepted by the provisions of subsection 7.2A, it shall make or cause to be made effective provision whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured; provided that, notwithstanding the foregoing, this covenant shall not be construed as a consent by Requisite Lenders to the creation or assumption of any such Lien not permitted by the provisions of subsection 7.2A.

C.                                    No Further Negative Pledges.  Neither Company nor any of its Subsidiaries shall enter into any agreement (other than the Loan Documents) prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, except (i) any agreement evidencing a sale or other disposition of assets, as to the assets being sold, (ii) with respect to customary non-assignment or no-subletting clauses in leases or other contracts entered into in the ordinary course of business or (iii) any agreement evidencing Indebtedness secured by Liens permitted by subsection 7.2A(ii), as to the assets securing such Indebtedness.

D.                                    No Restrictions on Subsidiary Distributions to Company or Other Subsidiaries.  Company will not, and will not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual contractual encumbrance or restriction of any kind on the ability of any such Subsidiary to (i) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by Company or any other Subsidiary of Company, (ii) repay or prepay any Indebtedness owed by such Subsidiary to Company or any other Subsidiary of Company, (iii) make loans or advances to Company or any other Subsidiary of Company, or (iv) transfer any of its property or assets to Company or any other Subsidiary of Company, except (a) as provided in this Agreement and the other Loan Documents, (b) as may be provided in an agreement with respect to a sale or other disposition of assets, (c) in agreements evidencing a Capital Lease or Indebtedness secured as permitted by subsection 7.2A(ii) that impose restrictions on the property so acquired, (d) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, Joint Venture agreements and similar agreements entered into in the ordinary course of business and (e) Permitted Encumbrances.

7.3                               Investments; Acquisitions.

Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, or acquire, by purchase or otherwise, all or substantially all the business, property or fixed assets of, or Capital Stock of any Person, or any division or line of business of any Person except:

(i)                                     Company and its Subsidiaries may make and own Investments in Cash and Cash Equivalents;

(ii)                                  (a) Company and Subsidiary Guarantors may make and own Investments in Company and Subsidiary Guarantors, (b) Subsidiaries of Company may make and own Investments in Company or any Subsidiary Guarantor and (c) Subsidiaries of Company that are not Subsidiary Guarantors may make and own Investments in other Subsidiaries of Company that are not Subsidiary Guarantors;

(iii)                               Company and its Subsidiaries may make Consolidated Capital Expenditures permitted by subsection 7.8;

(iv)                              Company and its Subsidiaries may continue to own the Investments owned by them and described in Schedule 7.3 annexed hereto;

(v)                                 Company and Subsidiary Guarantors may make Investments used or useful in the business of Company and Subsidiary Guarantors (including Capital Stock and including Capital Stock of Subsidiaries formed in connection with any such Investment) having a fair market value not in excess of $40,000,000 in the aggregate and continue to own such Investments after the acquisition thereof; provided that (a) no Potential Event of Default or Event of Default shall have occurred and be continuing at the time such acquisition occurs or after giving effect thereto, (b) Company shall, and shall cause its Domestic Subsidiaries to, comply no later than ten Business Days after the consummation of any such acquisition (or such later date as may be agreed to by Administrative Agent in its sole discretion) with the requirements of subsections 6.8 and 6.9 with respect to each such acquisition that results in a Person becoming a Domestic Subsidiary and (c) after giving effect to any such acquisition and the related adjustments (including pro forma adjustments arising out of events which are directly attributable to a specific transaction, are factually supportable and are expected to have a continuing impact, in each case determined on a basis reasonably acceptable to Administrative Agent with respect to, among other things, cost savings resulting from head count reduction, closure of facilities and similar restructuring charges, which pro forma adjustments shall be certified by the chief financial officer of Company) as determined in writing by the Governing Body of Company, as if such acquisition had occurred on the first day of the most recent twelve-month period for which Company’s results of operations are available, Company would be in compliance with the covenants set forth in subsection 7.6, and Company has delivered to Administrative Agent an Officer’s Certificate so stating and attaching financial information and calculations in form and substance reasonably satisfactory to Administrative Agent required to confirm such statement;

(vi)                              Company and its Subsidiaries may make additional Investments in their respective non wholly-owned Subsidiaries or Foreign Subsidiaries; provided that (a) the amount of all such Investments constituting equity Investments, together with all Investments permitted under subclause (b) of this subsection 7.3(vi), does not exceed $10,000,000 in the aggregate and (b) in the case of such Investments constituting intercompany Indebtedness, (1) the amount of all such Investments, together with all Investments permitted under subclause (a) of this subsection 7.3(vi), does not exceed $10,000,000 in aggregate principal amount at any time outstanding, (2) a security interest in all such intercompany Indebtedness shall have been granted to Administrative Agent for the benefit of Lenders and (3) if such intercompany Indebtedness is evidenced by a promissory note or other instrument, such promissory note or instrument shall have been pledged to Administrative Agent pursuant to the Security Agreement; provided further that the aggregate amount of Investments permitted under this subsection 7.3(vi) together with the aggregate amount of Contingent Obligations permitted under subsection 7.4(vii) shall at no time exceed $10,000,000;

(vii)                           Company and its Subsidiaries may make and own other Investments in an aggregate amount not to exceed at any time the sum of $2,000,000;

(viii)                        Company may acquire and hold obligations of one or more officers or other employees of Company or its Subsidiaries (a) in connection with such officers’ or employees’ acquisition of shares of Holdings’ Capital Stock, so long as no cash is actually advanced by Company or any of its Subsidiaries to such officers or employees in connection with the acquisition of any such obligations or (b) otherwise not in excess of $2,500,000 at any one time outstanding;

(ix)                                Company and its Subsidiaries may receive and hold promissory notes and other non-cash consideration received in connection with any Asset Sale permitted by subsection 7.7;

(x)                                   Company and its Subsidiaries may acquire Securities in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to Company or any of its Subsidiaries or as security for any such Indebtedness or claim; and

(xi)                                Company and its Subsidiaries may make Investments in Holdings to the extent necessary to permit Holdings to redeem all outstanding shares of the Holdings Perpetual Preferred Stock and all outstanding options to purchase the Holdings Perpetual Preferred Stock, in an amount equal to the redemption price thereof (including any redemption premium), to pay the unpaid dividends thereon and to pay the IPO Fees payable directly by Holdings; provided that such Investment shall not exceed the amount of the IPO proceeds contributed by Holdings to Company plus $5,500,000.

7.4                               Contingent Obligations.

Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or become or remain liable with respect to any Contingent Obligation, except:

(i)                                     Subsidiaries of Company may become and remain liable with respect to Contingent Obligations in respect of the Guaranty;

(ii)                                  Company may become and remain liable with respect to Contingent Obligations in respect of Letters of Credit;

(iii)                               Company may become and remain liable with respect to Contingent Obligations under (a) Hedge Agreements required under subsection 6.10 and (b) Hedge Agreements entered into for the sole purpose of mitigating the currency exposure risks of Company and its Subsidiaries;

(iv)                              Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of customary indemnification and purchase price adjustment obligations incurred in connection with Asset Sales or other sales or dispositions of assets;

(v)                                 Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations under performance guarantees relating to ordinary course of business contractual obligations (other than contractual obligations to repay Indebtedness) of Company or any of its Subsidiaries otherwise permitted hereunder;

(vi)                              Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of any Indebtedness of Company or any of its Subsidiaries permitted by subsection 7.1(iii);

(vii)                           Company and its Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of any Indebtedness of Foreign Subsidiaries permitted by subsection 7.1(v); provided that the aggregate amount of Contingent Obligations permitted under this subsection 7.4(vii) together with the aggregate amount of Investments permitted under subsection 7.3(vi) shall at no time exceed $10,000,000;

(viii)                        Company and Subsidiary Guarantors may become and remain liable with respect to Contingent Obligations in respect of any Indebtedness of Company or any Subsidiary Guarantor permitted by subsection 7.1(vi); and

(ix)                                Company and its Subsidiaries may become and remain liable with respect to other Contingent Obligations; provided that the maximum aggregate liability, contingent or otherwise, of Company and its Subsidiaries in respect of all such Contingent Obligations shall at no time exceed $1,000,000.

7.5                               Restricted Junior Payments.

Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Junior Payment; provided that Company may make Restricted Junior Payments to Holdings (i) in an aggregate amount not to exceed $5,000,000 in any Fiscal Year, to the extent necessary to permit Holdings to pay general administrative costs and expenses, (ii) so long as no Event of Default shall have occurred and be continuing or shall be caused thereby, in an aggregate amount not to exceed $2,000,000 in any Fiscal Year, with unused amounts being available in future Fiscal Years, to the extent necessary to permit Holdings to repurchase shares of Capital Stock of Holdings (or options or warrants to acquire Capital Stock of Holdings) from employees of Company, (iii) to the extent necessary to permit Holdings to discharge the consolidated tax liabilities of Holdings and its Subsidiaries, in each case so long as Holdings applies the amount of any such Restricted Junior Payment for such purpose, (iv) to the extent necessary to permit Holdings to pay dividends required in connection with the exercise of Rollover Options to the extent that, with respect to the exercise of each Rollover Option, the amount of such dividends does not exceed the amount of the exercise price paid, (v) that constitute the Permitted Dividend Payment, provided that the amount of the Permitted Dividend Payment together with the aggregate amount of the Management Bonuses shall not exceed $15,000,000 and (vi) to the extent necessary to permit Holdings to redeem all outstanding shares of the Holdings Perpetual Preferred Stock and all outstanding options to purchase the Holdings Perpetual Preferred Stock, in an amount equal to the redemption price thereof (including any redemption premium), to pay the unpaid dividends thereon and to pay the IPO Fees payable directly by Holdings; provided that such Restricted Junior Payment shall not exceed the amount of the IPO proceeds contributed by Holdings to Company plus $5,500,000.

7.6                               Financial Covenants.

A.                                    Minimum Fixed Charge Coverage Ratio.  Company shall not permit the ratio as of the last day of any Fiscal Quarter ending on or after the Restatement Date of (i) Consolidated EBITDA minus Consolidated Capital Expenditures that are unfinanced or financed with proceeds of the Loans and, in each case, incurred during the relevant period, to (ii) Consolidated Fixed Charges for the period of four consecutive Fiscal Quarters ending on the last day of such Fiscal Quarter to be less than 1.25:1.00.

B.                                    Maximum Leverage Ratio.  Company shall not permit the Consolidated Leverage Ratio as of the last day of any Fiscal Quarter ending during any of the periods set forth below to exceed the correlative ratio indicated:

Fiscal Quarter Ending	Maximum Leverage Ratio
July 7, 2005 through December 29, 2007	4.00

Thereafter	3.50

C.                                    Basis of Calculations.

With respect to any period during which a Permitted Acquisition or an Asset Sale has occurred (each, a “Subject Transaction”), for purposes of determining compliance with the financial covenants set forth in this subsection 7.6, Consolidated EBITDA and the components of Consolidated Fixed Charges shall be calculated with respect to such period on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to a specific transaction, are factually supportable and are expected to have a continuing impact, in each case determined on a basis reasonably acceptable to Administrative Agent with respect to, among other things, cost savings resulting from head count reduction, closure of facilities and similar restructuring charges, which pro forma adjustments shall be certified by the chief financial officer of Company) using the historical audited financial statements of any business so acquired or to be acquired or sold or to be sold and the consolidated financial statements of Company and its Subsidiaries which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates that would have been applicable to such Indebtedness during such period).

7.7                               Restriction on Fundamental Changes; Asset Sales.

Company shall not and shall not permit any of its Subsidiaries to, alter the legal structure of Company or any of its Subsidiaries, or enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sublease (as lessor or sublessor), transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, property or assets (including its notes or receivables and Capital Stock of a Subsidiary, whether newly issued or outstanding), whether now owned or hereafter acquired, except:

(i)                                     any Subsidiary of Company may be merged with or into Company or any wholly-owned Subsidiary Guarantor, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Company or any wholly-owned Subsidiary Guarantor; provided that, in the case of such a merger, Company or such wholly-owned Subsidiary Guarantor shall be the continuing or surviving Person;

(ii)                                  Company and its Subsidiaries may sell or otherwise dispose of assets in transactions that do not constitute Asset Sales; provided that, other than in the case of promotional or employee discounts granted in the ordinary course of business, the consideration received for such assets shall be in an amount Company reasonably believes to be at least equal to the fair market value thereof;

(iii)                               Company and its Subsidiaries may sell or otherwise dispose of obsolete, worn out or surplus property in the ordinary course of business;

(iv)                              Company and its Subsidiaries may (a) dispose of the Mexican Facilities and the Florida Facility and (b) make other Asset Sales of assets having a fair market value not in excess of $15,000,000; provided that (1) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof; (2) not less than 70% of the consideration received shall be Cash; and (3) the proceeds of such Asset Sales shall be applied as required by subsection 2.4B(iii)(a) or subsection 2.4D;

(v)                                 in order to resolve disputes that occur in the ordinary course of business, Company and its Subsidiaries may discount or otherwise compromise for less than the face value thereof, notes, accounts receivable, contract rights or commercial tort claims;

(vi)                              Company or a Subsidiary may sell or dispose of shares of Capital Stock of any of its Subsidiaries in order to qualify members of the Governing Body of the Subsidiary if required by applicable law;

(vii)                           any Person may be merged with or into any Subsidiary if the acquisition of the Capital Stock of such Person by such Subsidiary would have been permitted pursuant to subsection 7.3; provided that (a) if a Subsidiary is not the surviving or continuing Person, the surviving Person becomes a Subsidiary and complies with the provisions of subsection 6.8 and (b) no Potential Event of Default or Event of Default shall have occurred or be continuing after giving effect thereto; and

(viii)                        Company and its Subsidiaries may make Investments permitted under subsection 7.3.

7.8                               Consolidated Capital Expenditures.

Company shall not, and shall not permit its Subsidiaries to, make or incur Consolidated Capital Expenditures, in any period indicated below, in an aggregate amount in excess of the corresponding amount (the “Maximum Consolidated Capital Expenditures Amount”) set forth below opposite such period; provided that the Maximum Consolidated Capital Expenditures Amount for any period shall be increased by an amount equal to the excess, if any, of the Maximum Consolidated Capital Expenditures Amount for the previous period (without giving effect to any adjustment in accordance with this proviso) over the actual amount of Consolidated Capital Expenditures for such previous period; provided, further that in no event shall the amount of such increase exceed 50% of the Maximum Consolidated Capital Expenditures Amount for such previous period (prior to any adjustment in accordance with this proviso):

Period	Maximum Consolidated Capital Expenditures
Fiscal Year ending December, 31 2005	$6,500,000

Fiscal Year ending December, 30 2006	$9,100,000

Fiscal Year ending December, 29 2007	$9,400,000

Fiscal Year ending January 3, 2009	$9,100,000

Fiscal Year ending January 2, 2010	$9,100,000

Fiscal Year ending January 1, 2011	$9,100,000

7.9                               Transactions with Shareholders and Affiliates.

Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 10% or more of any class of Capital Stock of Company or with any Affiliate of Company or of any such holder, on terms that are less favorable to Company or that Subsidiary, as the case may be, than those that might be obtained at the time from Persons who are not such a holder or Affiliate; provided that the foregoing restriction shall not apply to:

(i)                                     any transaction between Company and any of its wholly-owned Subsidiaries or between any of its wholly-owned Subsidiaries;

(ii)                                  reasonable and customary fees paid to members of the Governing Bodies of Company and its Subsidiaries, provided that such members are not employees, Affiliates (other than non-employee directors of any Loan Party), or employees of Affiliates of Company, Holdings or any Equity Investor;

(iii)                               reimbursement of reasonable out-of-pocket expenses of Ares or its Affiliates and so long as no Event of Default shall have occurred and be continuing or shall be caused thereby, (a) payments of management fees to Ares or its Affiliates in an aggregate amount not to exceed $250,000 in any Fiscal Year in accordance with the Management Agreement and (b) payments of transaction fees to Ares or its Affiliates in connection with the Acquisition in an aggregate amount not to exceed $2,000,000;

(iv)                              indemnification payments to officers or directors of Loan Parties;

(v)                                 transactions described on Schedule 7.9 annexed hereto;

(vi)                              any Restricted Junior Payment or Investment otherwise permitted hereby;

(vii)                           reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health insurance, stock option and benefit plans) and indemnification arrangements, in each case approved by the Governing Body of Company or the applicable Subsidiary, as the case may be; and

(ix)                                payment of the IPO Fees paid directly by Company.

7.10                        Sales and Lease-Backs.

Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, that Company or any of its Subsidiaries has sold or transferred or is to sell or transfer to any other Person (other than Company or any of its Subsidiaries); provided that Company and its Subsidiaries may become and remain liable as lessee, guarantor or other surety with respect to any such lease if and to the extent that Company or any of its Subsidiaries would be permitted to enter into, and remain liable under, such lease to the extent that the transaction would be permitted under subsection 7.1, assuming the sale and lease back transaction constituted Indebtedness in a principal amount equal to the gross proceeds of the sale; provided further, however, that the proceeds of any such sales and lease back transaction shall be applied to repay the Loans in accordance with subsection 2.4B(iii)(a).

7.11                        Conduct of Business.

From and after the Closing Date, Company shall not, and shall not permit any of its Subsidiaries to, engage in any business other than (i) the businesses engaged in by Company and its Subsidiaries on the Closing Date and similar or related businesses and (ii) such other lines of business as may be consented to by Requisite Lenders.

7.12                        Amendments or Waivers of the Representations and Warranties Insurance Policy.

Neither Company nor any of its Subsidiaries will agree to any amendment to, or waiver of any of its rights under, the Representations and Warranties Insurance Policy after the Closing Date that is or are materially adverse to the Lenders without in each case obtaining the prior written consent of Requisite Lenders to such amendment or waiver.

7.13                        Fiscal Year.

Company shall not change its Fiscal Year-end.

7.14                        Trademark.

Company shall not, and shall not permit any of its Subsidiaries to, sell any Intellectual Property, or grant exclusive licenses in respect of Intellectual Property, of Company or any of its Subsidiaries for use in the United States or in any particular geographical regions thereof, except to the extent that sales in the United States or in the applicable regions thereof, as the case may be, for the prior twelve-month period of inventory using such Intellectual Property in the production or sale thereof do not in the aggregate (i) with respect to any single sale or license of Intellectual Property (or related series of sales or licenses of Intellectual Property), account for more than 10% of the consolidated net sales of Company and its Subsidiaries for the prior twelve-month period and (ii) with respect to all such sales or licenses of Intellectual Property, account for more than 20% of the consolidated net sales of Company and its Subsidiaries for the prior twelve-month period.

Section 8.                                          EVENTS OF DEFAULT

If any of the following conditions or events (“Events of Default”) shall occur:

8.1                               Failure to Make Payments When Due.

Failure by Company to pay any installment of principal of any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; failure by Company to pay when due any amount payable to an Issuing Lender in reimbursement of any drawing under a Letter of Credit; or failure by Company to pay any interest on any Loan or any fee or any other amount due under this Agreement within five days after the date due; or

8.2                               Default in Other Agreements.

(i)                                     Failure of Holdings, Company or any of its Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in subsection 8.1) or Contingent Obligations in an aggregate principal amount of $2,500,000 or more, in each case beyond the end of any grace period provided therefor; or

(ii)                                  Breach or default by Holdings, Company or any of its Subsidiaries with respect to any other material term of (a) one or more items of Indebtedness or Contingent Obligations in the individual or aggregate principal amounts referred to in clause (i) above or (b) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness or Contingent Obligation(s), if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness or Contingent Obligation(s) (or a trustee on behalf of such holder or holders) to cause, that Indebtedness or Contingent Obligation(s) to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be (upon the giving or receiving of notice, lapse of time, both, or otherwise); or

8.3                               Breach of Certain Covenants.

Failure of Company to perform or comply with any term or condition contained in subsection 2.5, 6.1(i) or 6.2 or Section 7 of this Agreement; or

8.4                               Breach of Warranty.

Any representation, warranty, certification or other statement made by Company or any of its Subsidiaries in any Loan Document or in any statement or certificate at any time given by Company or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made; or

8.5                               Other Defaults Under Loan Documents.

Any Loan Party shall default in the performance of or compliance with any term contained in this Agreement or any of the other Loan Documents, other than any such term referred to in any other subsection of this Section 8, and such default shall not have been remedied or waived within 30 days after receipt by Company and such Loan Party of notice from Administrative Agent of such default; or

8.6                               Involuntary Bankruptcy; Appointment of Receiver, etc.

(i)                                     A court having jurisdiction in the premises shall enter a decree or order for relief in respect of Holdings, Company or any of its Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or

(ii)                                  an involuntary case shall be commenced against Holdings, Company or any of its Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Holdings, Company or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Holdings, Company or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Holdings, Company or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for 60 days unless dismissed, bonded or discharged; or

8.7                               Voluntary Bankruptcy; Appointment of Receiver, etc.

(i)                                     Holdings, Company or any of its Subsidiaries shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Holdings, Company or any of its Subsidiaries shall make any assignment for the benefit of creditors; or

(ii)                                  Holdings, Company or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Governing Body of Holdings, Company or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in clause (i) above or this clause (ii); or

8.8                               Judgments and Attachments.

Any money judgment, writ or warrant of attachment or similar process involving in the aggregate at any time an amount in excess of $2,500,000, in either case to the extent not adequately covered by insurance as to which a solvent insurance company has acknowledged coverage, shall be entered or filed against Company or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days (or in any event later than five days prior to the date of any proposed sale thereunder); or

8.9                               Dissolution.

Any order, judgment or decree shall be entered against Holdings, Company or any of its Subsidiaries decreeing the dissolution or split up of Holdings, Company or that Subsidiary and such order shall remain undischarged or unstayed for a period in excess of 30 days; or

8.10                        Employee Benefit Plans.

There shall occur one or more ERISA Events or similar events in respect of any Foreign Plans, that individually or in the aggregate result in or would reasonably be expected, individually or in the aggregate, to result in a current liability of Company and its Subsidiaries in excess of $2,500,000; or

8.11                        Change in Control.

A Change in Control shall have occurred; or

8.12                        Invalidity of Loan Documents; Failure of Security; Repudiation of Obligations.

At any time after the execution and delivery thereof, (i) any Loan Document or any provision thereof, for any reason other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void, (ii) Administrative Agent shall not have or shall cease to have a valid and perfected First Priority Lien in any Collateral purported to be covered by the Collateral Documents, in each case for any reason other than in accordance with a release of Collateral contemplated by the Loan Documents the failure of Administrative Agent or any Lender to take any action within its control, or (iii) any Loan Party shall contest the validity or enforceability of any Loan Document or any provision thereof in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Loan Document or any provision thereof to which it is a party; or

8.13                        Conduct of Business By Holdings.

Holdings shall (i) engage in any business or (ii) own any material assets other than (a) the Capital Stock of Company and (b) Cash and Cash Equivalents or (iii) have any Indebtedness, Liens (other than Permitted Encumbrances) or Contingent Obligations other than (a) under the Guaranty or the Security Agreement and (b) customary indemnifications of officers and directors; or

8.14                        Amendment of Acquisition Agreement.

Holdings shall agree to any material amendment to, or waive any of its material rights under, or otherwise change any material terms of, the Acquisition Agreement as in effect on the Closing Date in a manner adverse to Holdings or any of its Subsidiaries or to Lenders without the prior written consent of Administrative Agent and Requisite Lenders:

THEN (i) upon the occurrence of any Event of Default described in subsection 8.6 or 8.7 with respect to Company, each of (a) the unpaid principal amount of and accrued interest on the Loans, (b) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (whether or not any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letter of Credit), and (c) all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Company, and the obligation of each Lender to make any Loan, the obligation of Administrative Agent to issue any Letter of Credit and the right of any Lender to issue any Letter of Credit hereunder shall thereupon terminate, and (ii) upon the occurrence and during the continuation of any other Event of Default, Administrative Agent shall, upon the written request or with the written consent of Requisite Lenders, by written notice to Company, declare all or any portion of the amounts described in clauses (a) through (c) above to be, and the same shall forthwith become, immediately due and payable, and the obligation of each Lender to make any Loan, the obligation of Administrative Agent to issue any Letter of Credit and the right of any Lender to issue any Letter of Credit hereunder shall thereupon terminate; provided that the foregoing shall not affect in any way the obligations of Revolving Lenders under subsection 3.3C(i) or the obligations of Revolving Lenders to purchase assignments of any unpaid Swing Line Loans as provided in subsection 2.1A(iii).

Any amounts described in clause (b) above, when received by Administrative Agent, shall be held by Administrative Agent pursuant to the terms of the Security Agreement and shall be applied as therein provided.

Section 9.                                          ADMINISTRATIVE AGENT

9.1                               Appointment.

A.                                    Appointment of Administrative Agent.  BNP Paribas is hereby appointed Administrative Agent hereunder and under the other Loan Documents.  Each Lender hereby authorizes Administrative Agent to act as its agent in accordance with the terms of this Agreement and the other Loan Documents.  Administrative Agent agrees to act upon the express conditions contained in this Agreement and the other Loan Documents, as applicable.  The provisions of this Section 9 are solely for the benefit of Administrative Agent and Lenders and no Loan Party shall have rights as a third party beneficiary of any of the provisions thereof.  In performing its functions and duties under this Agreement, Administrative Agent (other than as provided in subsection 2.1D) shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Company or any other Loan Party.

B.                                    Appointment of Supplemental Collateral Agents.  It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction.  It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case Administrative Agent deems that by reason of any present or future law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, it may be necessary that Administrative Agent appoint an additional individual or institution as a separate trustee, co-trustee, collateral agent or collateral co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Collateral Agent” and collectively as “Supplemental Collateral Agents”).

In the event that Administrative Agent appoints a Supplemental Collateral Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Collateral Agent to the extent, and only to the extent, necessary to enable such Supplemental Collateral Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Collateral Agent shall run to and be enforceable by either Administrative Agent or such Supplemental Collateral Agent, and (ii) the provisions of this Section 9 and of subsections 10.2 and 10.3 that refer to Administrative Agent shall inure to the benefit of such Supplemental Collateral Agent and all references therein to Administrative Agent shall be deemed to be references to Administrative Agent and/or such Supplemental Collateral Agent, as the context may require.

Should any instrument in writing from Company or any other Loan Party be required by any Supplemental Collateral Agent so appointed by Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, Company shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by Administrative Agent.  In case any Supplemental Collateral Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall vest in and be exercised by Administrative Agent until the appointment of a new Supplemental Collateral Agent.

C.                                    Control.  Each Lender and Administrative Agent hereby appoint each other Lender as agent for the purpose of perfecting Administrative Agent’s security interest in assets that, in accordance with the UCC, can be perfected by possession or control.

9.2                               Powers and Duties; General Immunity.

A.                                    Powers; Duties Specified.  Each Lender irrevocably authorizes Administrative Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to Administrative Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto.  Administrative Agent shall have only those duties and responsibilities that are expressly specified in this Agreement and the other Loan

Documents.  Administrative Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees.  Administrative Agent shall not have, by reason of this Agreement or any of the other Loan Documents, a fiduciary relationship in respect of any Lender or Company; and nothing in this Agreement or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon Administrative Agent any obligations in respect of this Agreement or any of the other Loan Documents except as expressly set forth herein or therein.

B.                                    No Responsibility for Certain Matters.  No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by such Agent to Lenders or by or on behalf of Company to such Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of Company or any other Person liable for the payment of any Obligations, nor shall such Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or the use of the Letters of Credit or as to the existence or possible existence of any Event of Default or Potential Event of Default.  Anything contained in this Agreement to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the Letter of Credit Usage or the component amounts thereof.

C.                                    Exculpatory Provisions.  No Agent or any of its officers, directors, employees or agents shall be liable to Lenders for any action taken or omitted by such Agent under or in connection with any of the Loan Documents except to the extent caused by such Agent’s gross negligence or willful misconduct.  An Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection with this Agreement or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 10.6) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions; provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law.  Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication (including any electronic message, Internet or intranet website posting or other distribution), instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Company and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against an Agent as a result of such Agent acting or (where so instructed) refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 10.6).

D.                                    Agents Entitled to Act as Lender.  The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, an Agent in its individual capacity as a Lender hereunder.  With respect to its participation in the Loans and the Letters of Credit, an Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it hereunder, and the term “Lender” or “Lenders” or any similar term shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity.  An Agent and its Affiliates may accept deposits from, lend money to, acquire equity interests in and generally engage in any kind of commercial banking, investment banking, trust, financial advisory or other business with Company or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Company for services in connection with this Agreement and otherwise without having to account for the same to Lenders.

9.3                               Independent Investigation by Lenders; No Responsibility for Appraisal of Creditworthiness.

Each Lender agrees that it has made its own independent investigation of the financial condition and affairs of Company and its Subsidiaries in connection with the making of the Loans and the issuance of Letters of Credit hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Company and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

9.4                               Right to Indemnity.

Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent and its officers, directors, employees, agents, attorneys, professional advisors and Affiliates to the extent that any such Person shall not have been reimbursed by Company, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements and fees and disbursements of any financial advisor engaged by Agents) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against an Agent or such other Person in exercising the powers, rights and remedies of an Agent or performing duties of an Agent hereunder or under the other Loan Documents or otherwise in its capacity as Agent in any way relating to or arising out of this Agreement or the other Loan Documents; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of an Agent resulting solely from such Agent’s gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction.  If any indemnity furnished to an Agent or any other such Person for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

9.5                               Resignation of Agents; Successor Administrative Agent and Swing Line Lender.

A.                                    Resignation; Successor Administrative Agent.  Any Agent may resign at any time by giving 30 days’ prior written notice thereof to Lenders and Company.  Upon any such notice of resignation by Administrative Agent, Requisite Lenders shall have the right, upon five Business Days’ notice to Company, to appoint a successor Administrative Agent.  If no such successor shall have been so appointed by Requisite Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, the retiring Administrative Agent may, on behalf of Lenders, appoint a successor Administrative Agent.  If Administrative Agent shall notify Lenders and Company that no Person has accepted such appointment as successor Administrative Agent, such resignation shall nonetheless become effective in accordance with Administrative Agent’s notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents, except that any Collateral held by Administrative Agent will continue to be held by it until a Person shall have accepted the appointment of successor Administrative Agent, and (ii) all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by, to or through each Lender directly, until such time as Requisite Lenders appoint a successor Administrative Agent in accordance with this subsection 9.5A.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement (if not already discharged as set forth above).  After any retiring Agent’s resignation hereunder, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement.

B.                                    Successor Swing Line Lender.  Any resignation of Administrative Agent pursuant to subsection 9.5A shall also constitute the resignation or removal of BNP Paribas or its successor as Swing Line Lender, and any successor Administrative Agent appointed pursuant to subsection 9.5A shall, upon its acceptance of such appointment, become the successor Swing Line Lender for all purposes hereunder.  In such event (i) Company shall prepay any outstanding Swing Line Loans made by the retiring Administrative Agent in its capacity as Swing Line Lender, (ii) upon such prepayment, the retiring Administrative Agent and Swing Line Lender shall surrender any Swing Line Note held by it to Company for cancellation, and (iii) if so requested by the successor Administrative Agent and Swing Line Lender in accordance with subsection 2.1E, Company shall issue a Swing Line Note to the successor Administrative Agent and Swing Line Lender substantially in the form of Exhibit VI annexed hereto, in the amount of the Swing Line Loan Commitment then in effect and with other appropriate insertions.

9.6                               Collateral Documents and Guaranty.

Each Lender (which term shall include, for purposes of this subsection 9.6, any Lender in its capacity as a counterparty to a Hedge Agreement with Company or one of its Subsidiaries) hereby further authorizes Administrative Agent, on behalf of and for the benefit of Lenders, to enter into each Collateral Document as secured party and to be the agent for and representative of Lenders under the Guaranty, and each Lender agrees to be bound by the terms of each Collateral Document and the Guaranty; provided that Administrative Agent shall not (i) enter into or consent to any material amendment, modification, termination or waiver of any provision contained in any Collateral Document or the Guaranty or (ii) release any Collateral (except as otherwise expressly permitted or required pursuant to the terms of this Agreement or the applicable Collateral Document), in each case without the prior consent of Requisite Lenders (or, if required pursuant to subsection 10.6, all Lenders); provided further, however, that, without further written consent or authorization from Lenders, Administrative Agent may execute any documents or instruments necessary to (a) release any Lien encumbering any item of Collateral (1) that is the subject of a sale or other disposition of assets (other than to an Affiliate of a Loan Party) permitted by this Agreement, (2) that is permitted to secure other Indebtedness pursuant to the terms hereof in connection with the incurrence of such Indebtedness, (3) that is otherwise expressly contemplated by the Loan Documents or (4) to which Requisite Lenders (or such other Lenders as may be required to give such consent under subsection 10.6) have otherwise consented or (b) release any Guarantor from the Guaranty as expressly contemplated by the other Loan Documents or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under subsection 10.6) have otherwise consented.  Anything contained in any of the Loan Documents to the contrary notwithstanding, Company, Administrative Agent and each Lender hereby agree that (1) no Lender shall have any right individually to realize upon any of the Collateral under any Collateral Document or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies under the Collateral Documents and the Guaranty may be exercised solely by Administrative Agent for the benefit of Lenders in accordance with the terms of the Collateral Documents and the Guaranty, and (2) in the event of a foreclosure by Administrative Agent on any of the Collateral pursuant to a public or private sale, Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Administrative Agent, as agent for and representative of Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by Administrative Agent at such sale.

Without derogating from any other authority granted to Administrative Agent herein or in the Collateral Documents or any other document relating thereto, each Lender hereby specifically (i) authorizes Administrative Agent to enter into pledge agreements pursuant to this subsection 9.6 with respect to the Capital Stock of all existing and future first-tier Foreign Subsidiaries, which pledge agreements may be governed by the laws of each of the jurisdictions of formation of such Foreign Subsidiaries, including but not limited to Mexican, British Virgin Islands, English, and Jamaican law, respectively, as agent on behalf of each of Lenders, with the effect that Lenders each become a secured party thereunder or, where relevant as agent and trustee with the effect that the Lenders each become beneficiaries of the trust and Administrative Agent has all the rights, powers, discretions, protections and exemptions from liability set out in the pledge agreements and (ii) except in connection with any such pledge agreement where Administrative Agent holds the security as agent and trustee for the Lenders, appoints Administrative Agent as its attorney-in-fact granting it the powers to execute each such pledge agreement and any registrations of the security interest thereby created, in each case in its name and on its behalf, with the effect that each Lender becomes a secured party thereunder.  With respect to each such pledge agreement, Administrative Agent has the power to sub-delegate to third parties its powers as attorney-in-fact of each Lender.

9.7                               Duties of Other Agents.

To the extent that any Lender is identified in this Agreement as a co-agent, such Lender shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.  Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender.

9.8                               Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to Holdings, Company or any of the Subsidiaries of Holdings or Company, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Company) shall be entitled and empowered, by intervention in such proceeding or otherwise

(i)                                     to file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of the Loans and any other Obligations that are owing and unpaid and to file such other papers or documents as may be necessary or advisable in order to have the claims of Lenders and Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and Agents and their agents and counsel and all other amounts due Lenders and Agents under subsections 2.3 and 10.2) allowed in such judicial proceeding, and

(ii)                                  to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Agents and their agents and counsel, and any other amounts due Agents under subsections 2.3 and 10.2.

Nothing herein contained shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lenders or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

Section 10.                                   MISCELLANEOUS

10.1                        Successors and Assigns; Assignments and Participations in Loans and Letters of Credit.

A.                                    General.  This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders (it being understood that Lenders’ rights of assignment are subject to the further provisions of this subsection 10.1).  Neither Company’s rights or obligations hereunder nor any interest therein may be assigned or delegated by Company without the prior written consent of all Lenders (and any attempted assignment or transfer by Company without such consent shall be null and void).  No sale, assignment or transfer or participation of any Letter of Credit or any participation therein may be made separately from a sale, assignment, transfer or participation of a corresponding interest in the Revolving Loan Commitment and the Revolving Loans of the Revolving Lender effecting such sale, assignment, transfer or participation.  Anything contained herein to the contrary notwithstanding, except as provided in subsection 2.1A(iii) and subsection 10.5, the Swing Line Loan Commitment and the Swing Line Loans of Swing Line Lender may not be sold, assigned or transferred as described below to any Person other than a successor Administrative Agent and Swing Line Lender to the extent contemplated by subsection 9.5.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Affiliates of each of Administrative Agent and Lenders and Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

B.                                    Assignments.

(i)                                     Amounts and Terms of Assignments.  Any Lender may assign to one or more Eligible Assignees all or any portion of its rights and obligations under this Agreement; provided that (a), except (1) in the case of an assignment of the entire remaining amount of the assigning Lender’s rights and obligations under this Agreement or (2) in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund of a Lender, the aggregate amount of the Revolving Loan Exposure or Term Loan Exposure, as the case may be, of the assigning Lender and the assignee subject to each such assignment shall not be less than $1,000,000, in the case of any assignment of a Revolving Loan, or $1,000,000, in the case of any assignment of a Term Loan (or $250,000 in the case of any assignment of a Term Loan by a Lender or an Approved Fund to a Lender or an Approved Fund that in each case has, or is affiliated with or managed by a Lender with Affiliates and/or Approved Funds that collectively have, aggregate Term Loan Exposure of not less than $1,000,000), unless each of

Administrative Agent and, so long as no Event of Default has occurred and is continuing, Company otherwise consents (each such consent not to be unreasonably withheld or delayed), (b) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, and any assignment of all or any portion of a Revolving Loan Commitment, Revolving Loan or Letter of Credit participation shall be made only as an assignment of the same proportionate part of the assigning Lender’s Revolving Loan Commitment, Revolving Loans and Letter of Credit participations, (c) the parties to each assignment shall execute and deliver to Administrative Agent an Assignment Agreement, together with a processing and recordation fee of $3,500 (unless the assignee is an Affiliate or an Approved Fund of the assignor, in which case no fee shall be required), and the Eligible Assignee, if it shall not be a Lender, shall deliver to Administrative Agent information reasonably requested by Administrative Agent, including such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to subsection 2.7B(iii) and (d), except in the case of an assignment to another Lender, an Affiliate of a Lender or an Approved Fund of a Lender, Administrative Agent and, if no Event of Default has occurred and is continuing, Company, shall have consented thereto (which consent shall not be unreasonably withheld).

Upon such execution, delivery and consent, from and after the effective date specified in such Assignment Agreement, (y) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (z) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination of this Agreement under subsection 10.9B) and be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto; provided that, anything contained in any of the Loan Documents to the contrary notwithstanding, if such Lender is an Issuing Lender such Lender shall continue to have all rights and obligations of an Issuing Lender until the cancellation or expiration of any Letters of Credit issued by it and the reimbursement of any amounts drawn thereunder).  The assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its Notes, if any, to Administrative Agent for cancellation, and thereupon new Notes shall, if so requested by the assignee and/or the assigning Lender in accordance with subsection 2.1E, be issued to the assignee and/or to the assigning Lender, substantially in the form of Exhibit IV, Exhibit V or Exhibit VI annexed hereto, as the case may be, with appropriate insertions, to reflect the amounts of the new Commitments and/or outstanding Revolving Loans and/or outstanding Term Loans, as the case may be, of the assignee and/or the assigning Lender.  Other than as provided in subsection 2.1A(iii) and subsection 10.5, any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection 10.1B shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection 10.1C.

(ii)                                  Acceptance by Administrative Agent; Recordation in Register.  Upon its receipt of an Assignment Agreement executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with the processing and recordation fee referred to in subsection 10.1B(i) and any forms, certificates or other evidence with respect to United States federal income tax withholding matters that such assignee may be required to deliver to Administrative Agent pursuant to subsection 2.7B(iii), Administrative Agent shall, if Administrative Agent and Company have consented to the assignment evidenced thereby (in each case to the extent such consent is required pursuant to subsection 10.1B(i)), (a) accept such Assignment Agreement by executing a counterpart thereof as provided therein (which acceptance shall evidence any required consent of Administrative Agent to such assignment), (b) record the information contained therein in the Register, and (c) give prompt notice thereof to Company.  Administrative Agent shall maintain a copy of each Assignment Agreement delivered to and accepted by it as provided in this subsection 10.1B(ii).

(iii)                               Deemed Consent by Company.  If the consent of Company to an assignment or to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified in subsection 10.1B(i)), Company shall be deemed to have given its consent five Business Days after the date written notice thereof has been delivered by the assigning Lender (through Administrative Agent) unless such consent is expressly refused by Company prior to such fifth Business Day.

C.                                    Participations.  Any Lender may, without the consent of, or notice to, Company or Administrative Agent, sell participations to one or more Persons (other than a natural Person or Company or any of its Affiliates) in all or a portion of such Lender’s rights and/or obligations under this Agreement; provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Company, Administrative Agent and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver directly affecting (i) the extension of the scheduled final maturity date of any Loan allocated to such participation or (ii) a reduction of the principal amount of or the rate of interest payable on any Loan allocated to such participation.  Subject to the further provisions of this subsection 10.1C, Company agrees that each Participant shall be entitled to the benefits of subsections 2.6D and 2.7 to the same extent as if it were the assigning Lender.  To the extent permitted by law, each Participant also shall be entitled to the benefits of subsection 10.4 as though it were a Lender, provided such Participant agrees to be subject to subsection 10.5 as though it were a Lender. A

Participant shall not be entitled to receive any greater payment under subsections 2.6D and 2.7 than the assigning Lender would have been entitled to receive with respect to the participation sold to such Participant.  In addition, a Participant that would be a Non-US Lender if it were a Lender shall not be entitled to the benefits of subsection 2.7 unless Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Company, to comply with subsection 2.7B(iii) as though it were a Lender.

D.                                    Pledges and Assignments.  Any Lender may at any time pledge or assign a security interest in all or any portion of its Loans, and the other Obligations owed to such Lender, to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to any Federal Reserve Bank; provided that (i) no Lender shall be relieved of any of its obligations hereunder as a result of any such assignment or pledge and (ii) in no event shall any assignee or pledgee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

E.                                      Information.  Each Lender may furnish any information concerning Holdings and its Subsidiaries in the possession of that Lender from time to time to assignees and participants (including prospective assignees and participants), subject to subsection 10.19.

F.                                      Agreements of Lenders.  Each Lender listed on the signature pages hereof hereby agrees, and each Lender that becomes a party hereto pursuant to an Assignment Agreement shall be deemed to agree, (i) that it is an Eligible Assignee described in clause (ii) of the definition thereof; (ii) that it has experience and expertise in the making of or purchasing loans such as the Loans; and (iii) that it will make or purchase Loans for its own account in the ordinary course of its business and without a view to distribution of such Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this subsection 10.1, the disposition of such Loans or any interests therein shall at all times remain within its exclusive control).

10.2                        Expenses.

Whether or not the transactions contemplated hereby shall be consummated, Company agrees to pay promptly (i) all reasonable and documented out-of-pocket costs and expenses of negotiation, preparation and execution of the Loan Documents and any consents, amendments, waivers or other modifications thereto; (ii) all costs and expenses of furnishing all opinions by counsel for Company (including any opinions requested by Agents or Lenders as to any legal matters arising hereunder) and of Company’s performance of and compliance with all agreements and conditions on its part to be performed or complied with under this Agreement and the other Loan Documents including with respect to confirming compliance with environmental, insurance and solvency requirements; (iii) all reasonable and documented fees, expenses and disbursements of outside counsel to Administrative Agent in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Company; (iv) all costs and expenses of creating and perfecting Liens in favor of Administrative Agent on behalf of Lenders pursuant to any Collateral Document, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums, and reasonable and documented fees, expenses and disbursements of counsel to Administrative Agent and of counsel providing any opinions that Administrative Agent or Requisite Lenders may request in respect of the Collateral Documents or the Liens created pursuant thereto; (v) all costs and expenses (including the reasonable fees, expenses and disbursements of any auditors, accountants or appraisers and any environmental or other consultants, advisors and agents employed or retained by Administrative Agent or its counsel) of obtaining and reviewing any environmental audits or reports provided for under subsection 6.9; (vi) all costs and expenses incurred by Administrative Agent in connection with the custody or preservation of any of the Collateral; (vii) all other out-of-pocket costs and expenses incurred by Administrative Agent in connection with the syndication of the Commitments; (viii) all out-of-pocket costs and expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel) and fees, costs and expenses of accountants, advisors and consultants, incurred by Administrative Agent and its counsel relating to efforts to (a) evaluate or assess any Loan Party, its business or financial condition and (b) protect, evaluate, assess or dispose of any of the Collateral; and (ix) all out-of-pocket costs and expenses, including reasonable and documented outside attorneys’ fees, fees, costs and expenses of accountants, advisors and consultants and costs of settlement, incurred by Administrative Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Loan Party hereunder or under the other Loan Documents (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Loan Documents) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings.

10.3                        Indemnity.

In addition to the payment of expenses pursuant to subsection 10.2, whether or not the transactions contemplated hereby shall be consummated, Company agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless Agents and Lenders (including Issuing Lenders), and the officers, directors, employees, agents, advisors and Affiliates of Agents and Lenders (collectively called the “Indemnitees”), from and against any and all Indemnified Liabilities (as hereinafter defined); provided that Company shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise solely from the gross negligence or willful misconduct of that Indemnitee as determined by a final judgment of a court of competent jurisdiction.

As used herein, “Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, actions, judgments, suits, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement, the other Loan Documents or the Related Agreements or the transactions contemplated hereby or thereby (including Lenders’ agreement to make the Loans hereunder or the use or intended use of the proceeds thereof or the issuance of Letters of Credit hereunder or the use or intended use of any thereof, the failure of an Issuing Lender to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Government Authority or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)), (ii) the statements contained in the commitment letter delivered by any Lender to Company with respect thereto, or (iii) any Environmental Claim or any Releases at or from any Facilities prior to termination of this Agreement except to the extent attributable to the gross negligence or willful misconduct of any Indemnitee.

To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this subsection 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, Company shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

10.4                        Set-Off.

In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuation of any Event of Default each of Lenders and their Affiliates is hereby authorized by Company at any time or from time to time, without notice to Company or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, provisional or final, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by that Lender or any Affiliate of that Lender to or for the credit or the account of Company and each other Loan Party against and on account of the Obligations of Company or any other Loan Party to that Lender (or any Affiliate of that Lender) or to any other Lender (or any Affiliate of any other Lender) under this Agreement, the Letters of Credit and participations therein and the other Loan Documents, including all claims of any nature or description arising out of or connected with this Agreement, the Letters of Credit and participations therein or any other Loan Document, irrespective of whether or not (i) that Lender shall have made any demand hereunder or (ii) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Section 8 and although said obligations and liabilities, or any of them, may be contingent or unmatured.

10.5                        Ratable Sharing.

Lenders hereby agree among themselves that if any of them shall, whether by voluntary or mandatory payment (other than a payment or prepayment of Loans made and applied in accordance with the terms of this Agreement), by realization upon security, through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to that Lender hereunder or under the other Loan Documents (collectively, the “Aggregate Amounts Due” to such Lender) that is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall, unless such proportionately greater payment is required by the terms of this Agreement, (i) notify Administrative Agent and each other Lender of the receipt of such payment and (ii) apply a portion of such payment to purchase assignments (which it shall be deemed to have purchased from each seller of an assignment simultaneously upon the receipt by such seller of its portion of such payment) of the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that (A) if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Company or otherwise, those purchases shall be rescinded and the purchase prices paid for such assignments shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest and (B) the foregoing provisions shall not apply to (1) any payment made by Company pursuant to and in accordance with the express terms of this Agreement or (2) any payment obtained by a Lender as consideration for the assignment (other than an assignment pursuant to this subsection 10.5) of or the sale of a participation in any of its Obligations to any Eligible Assignee or Participant pursuant to subsection 10.1B.  Company expressly consents to the foregoing arrangement and agrees that any purchaser of an assignment so purchased may exercise any and all rights of a Lender as to such assignment as fully as if that Lender had complied with the provisions of subsection 10.1B with respect to such assignment.  In order to further evidence such assignment (and without prejudice to the effectiveness of the assignment provisions set forth above), each purchasing Lender and each selling Lender agree to enter into an Assignment Agreement at the request of a selling Lender or a purchasing Lender, as the case may be, in form and substance reasonably satisfactory to each such Lender.

10.6                        Amendments and Waivers.

No amendment, modification, termination or waiver of any provision of this Agreement or of the Notes, and no consent to any departure by Company therefrom, shall in any event be effective without the written concurrence of Requisite Lenders; provided that no such amendment, modification, termination, waiver or consent shall, without the consent of:

(a)                                  each Lender with Obligations directly affected (whose consent shall be sufficient for any such amendment, modification, termination or waiver without the consent of Requisite Lenders) (1) reduce the principal amount of any Loan, (2) postpone the scheduled final maturity date of any Loan or postpone the date or reduce the amount of any scheduled payment (but not prepayment) of principal of any Loan, (3) postpone the date on which any interest or any fees are payable, (4) decrease the interest rate borne by any Loan (other than any waiver of any increase in the interest rate applicable to any of the Loans pursuant to subsection 2.2E) or the amount of any fees payable hereunder (other than any waiver of any increase in the fees applicable to Letters of Credit pursuant to subsection 3.2 following an Event of Default) (5) reduce the amount or postpone the due date of any amount payable in respect of any Letter of Credit, (6) extend the expiration date of any Letter of Credit beyond the Revolving Loan Commitment Termination Date, (7) extend the Revolving Commitment Termination Date or (8) change in any manner the obligations of Revolving Lenders relating to the purchase of participations in Letters of Credit;

(b)                                 each Lender, (1) change in any manner the definition of “Class” or the definition of “Pro Rata Share” or the definition of “Requisite Class Lenders” or the definition of “Requisite Lenders” (except for any changes resulting solely from an increase in the aggregate amount of the Commitments approved by Requisite Lenders), (2) change in any manner any provision of this Agreement that, by its terms, expressly requires the approval or concurrence of all Lenders, (3) increase the maximum duration of Interest Periods permitted hereunder, (4) release any Lien granted in favor of Administrative Agent with respect to all or substantially all of the Collateral or release all or substantially all of the Guarantors from their obligations under the Guaranty, in each case other than in accordance with the terms of the Loan Documents, or (5) change in any manner or waive the provisions contained in subsection 8.1 or this subsection 10.6.

In addition, no amendment, modification, termination or waiver of any provision (i) of any Note shall be effective without the written concurrence of the Lender which is the holder of that Note, (ii) of subsection 2.1A(iii) or of any other provision of this Agreement relating to the Swing Line Loan Commitment or the Swing Line Loans shall be effective without the written concurrence of Swing Line Lender, (iii) of Section 3 shall be effective without the written concurrence of Administrative Agent and, with respect to the purchase of participations in Letters of Credit, without the written concurrence of each Issuing Lender that has issued an outstanding Letter of Credit or has not been reimbursed for a payment under a Letter of Credit, (iv) of Section 9 or of any other provision of this Agreement which, by its terms, expressly requires the approval or concurrence of Administrative Agent shall be effective without the written concurrence of Administrative Agent, (v) of subsection 2.4 that has the effect of changing any voluntary or mandatory prepayments, or Commitment reductions applicable to a Class in a manner that disproportionately disadvantages such Class relative to any other Class shall be effective without the written concurrence of Requisite Class Lenders of such affected Class (it being understood and agreed that any amendment, modification, termination or waiver of any such provision which only postpones or reduces any voluntary or mandatory prepayment, or Commitment reduction from those set forth in subsection 2.4 with respect to one Class but not any other Class shall be deemed to disproportionately disadvantage such one Class but not to disproportionately disadvantage any such other Class for purposes of this clause (v)), (vi) that increases the amount of a Commitment of a Lender shall be effective without the consent of such Lender and (vii) that increases the maximum amount of Letters of Credit shall be effective without the consent of Revolving Lenders constituting Requisite Class Lenders.

Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on Company in any case shall entitle Company to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this subsection 10.6 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by Company, on Company.

10.7                        Independence of Covenants.

All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.

10.8                        Notices; Effectiveness of Signatures.

Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile in complete and legible form, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided that notices to Administrative Agent, Swing Line Lender and any Issuing Lender shall not be effective until received.  For the purposes hereof, the address of each party hereto shall be as set forth under such party’s name on the signature pages hereof or (i) as to Company and Administrative Agent, such other address as shall be designated by such Person in a written notice delivered to the other parties hereto and (ii) as to each other party, such other address as shall be designated by such party in a written notice delivered to Administrative Agent.  Electronic mail and Internet and intranet websites may be used to distribute routine communications, such as financial statements and other information; provided, however, that no signature with respect to any notice, request, agreement, waiver, amendment or other document that is intended to have binding effect may be sent by electronic mail.

Loan Documents and notices under the Loan Documents may be transmitted and/or signed by telefacsimile.  The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as an original copy with manual signatures and shall be binding on all Loan Parties, Agents and Lenders.  Administrative Agent may also require that any such documents and signature be confirmed by a manually-signed copy thereof; provided, however, that the failure to request or deliver any such manually-signed copy shall not affect the effectiveness of any facsimile document or signature.

10.9                        Survival of Representations, Warranties and Agreements.

A.                                    All representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit hereunder.

B.                                    Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Company set forth in subsections 2.6D, 2.7, 10.2, 10.3, 10.4, 10.17 and 10.18 and the agreements of Lenders set forth in subsections 9.2C, 9.4, 10.5, 10.17 and 10.18 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination of this Agreement.

10.10                 Failure or Indulgence Not Waiver; Remedies Cumulative.

No failure or delay on the part of an Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege.  All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

10.11                 Marshalling; Payments Set Aside.

Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of Company or any other party or against or in payment of any or all of the Obligations.  To the extent that Company makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent for the benefit of Lenders), or Agents or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.12                 Severability.

In case any provision in or obligation under this Agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.13                 Obligations Several; Independent Nature of Lenders’ Rights; Damage Waiver.

The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitments of any other Lender hereunder.  Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders, or Lenders and Company, as a partnership, an association, a Joint Venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and, subject to subsection 9.6, each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

To the extent permitted by law, Company shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with or as a result of this Agreement (including, without limitation, subsection 2.1C hereof), any other Loan Document, any transaction contemplated by the Loan Documents, any Loan or the use of proceeds thereof.  No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with the Loan Documents or the transactions contemplated thereby.

10.14                 Release of Security Interest or Guaranty.

Upon the proposed sale or other disposition of any Collateral (other than Inventory in the ordinary course of business) to any Person (other than an Affiliate of Company) that is permitted by the Loan Documents or to which Requisite Lenders have otherwise consented, or the sale or other disposition of all of the Capital Stock of a Subsidiary Guarantor to any Person (other than an Affiliate of Company) that is permitted by the Loan Documents or to which Requisite Lenders have otherwise consented, for which a Loan Party desires to obtain a security interest release or a release of the Guaranty from Administrative Agent, such Loan Party shall deliver an Officer’s Certificate (i) stating that the Collateral or the Capital Stock subject to such disposition is being sold or otherwise disposed of in compliance with the terms hereof and (ii) specifying the Collateral or Capital Stock being sold or otherwise disposed of in the proposed transaction.  Upon the receipt of such Officer’s Certificate, Administrative Agent shall, at such Loan Party’s expense, so long as Administrative Agent (a) has no reason to believe that the facts stated in such Officer’s Certificate are not true and correct and (b), if the sale or other disposition of such item of Collateral or Capital Stock constitutes an Asset Sale, shall have received evidence reasonably satisfactory to it that arrangements have been made for delivery of the Net Asset Sale Proceeds if and as required by subsection 2.4, execute and deliver such releases of its security interest in such Collateral or such Guaranty, as may be reasonably requested by such Loan Party.

10.15                 Applicable Law.

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ANY SUCH LOAN DOCUMENT), AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

10.16                 Construction of Agreement; Nature of Relationship.

Each of the parties hereto acknowledges that (i) it has been represented by counsel in the negotiation and documentation of the terms of this Agreement, (ii) it has had full and fair opportunity to review and revise the terms of this Agreement, (iii) this Agreement has been drafted jointly by all of the parties hereto, and (iv) neither Administrative Agent nor any Lender or other Agent has any fiduciary relationship with or duty to Company arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent, the other Agents and Lenders, on one hand, and Company, on the other hand, in connection herewith or therewith is solely that of debtor and creditor.  Accordingly, each of the parties hereto acknowledges and agrees that the terms of this Agreement shall not be construed against or in favor of another party.

10.17                 Consent to Jurisdiction and Service of Process.

ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST COMPANY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY OBLIGATIONS HEREUNDER AND THEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK.  BY EXECUTING AND DELIVERING THIS AGREEMENT, COMPANY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY

(I)                                    ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

(II)                                WAIVES ANY DEFENSE OF FORUM NON CONVENIENS;

(III)                            AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO COMPANY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SUBSECTION 10.8;

(IV)                           AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER COMPANY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT;

(V)                               AGREES THAT LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST COMPANY IN THE COURTS OF ANY OTHER JURISDICTION; AND

(VI)                           AGREES THAT THE PROVISIONS OF THIS SUBSECTION 10.17 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1402 OR OTHERWISE.

10.18                 Waiver of Jury Trial.

EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED.  The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims.  Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings.  Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SUBSECTION 10.18 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER.  In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

10.19                 Confidentiality.

Each Lender shall hold all non-public information obtained pursuant to the requirements of this Agreement in confidence in accordance with such Lender’s customary procedures for handling confidential information of this nature, it being understood and agreed by Company that in any event a Lender may make disclosures (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and will agree to keep such information confidential), (b) to the extent requested by any Government Authority, (c) to the extent required by applicable laws or regulations or by any valid subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this subsection 10.19, to (i) any Eligible Assignee of or participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of Company, (g) with the prior written consent of Company, (h) to the extent such information (i) becomes publicly available other than as a result of a breach of this subsection 10.19 or (ii) becomes available to Administrative Agent or any Lender on a nonconfidential basis from a source other than Company or another party to this Agreement or (i) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that agrees to maintain the confidentiality of such information and requires access to information about a Lender’s or its Affiliates’ investment portfolio in connection with ratings issued with respect to such Lender or its Affiliates; provided that no written or oral communications from counsel to an Agent and no information that is or is designated as privileged or as attorney work product may be disclosed to any Person unless such Person is a Lender or a Participant hereunder; provided, further that, with respect to disclosures described in clauses (b) and (c) hereof, unless specifically prohibited by applicable law or court order, each Lender shall notify Company of any request by any Government Authority or representative thereof (other than any such request in connection with any examination of the financial condition of such Lender by such Government Authority) for disclosure of any such non-public information, or any valid subpoena or similar legal process requiring such disclosure, prior to disclosure of such information; and provided, further that in no event shall any Lender be obligated or required to return any materials furnished by Company or any of its Subsidiaries.  In addition, Administrative Agent and Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to Administrative Agent and Lenders, and after the date of the IPO, Administrative Agent or any of its Affiliates may place customary “tombstone” advertisements relating hereto in publications (including publications circulated in electronic form) of its choice at its own expense.

10.20                 Counterparts; Effectiveness.

This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.  This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

10.21                 Acknowledgement by Company.

Company hereby acknowledges and agrees that each of the Collateral Documents to which it is a party or otherwise bound shall continue in full force and effect and that all of its obligations thereunder shall be valid and enforceable and shall not be impaired, novated or limited by the execution or effectiveness of the Amended and Restated Credit Agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

COMPANY:

MAIDENFORM, INC.

	By:	/s/	Steven N. Masket
	Name:		Steven N. Masket
	Title:		Executive Vice President, Chief Legal Officer

Notice Address:

154 Avenue E
Bayonne, NJ 07078
Attn: Steven Masket

HOLDINGS:

MAIDENFORM BRANDS, INC.

	By:	/s/	Steven N. Masket
	Name:		Steven N. Masket
	Title:		Executive Vice President, Chief Legal Officer

Notice Address:

154 Avenue E
Bayonne, NJ 07078
Attn: Steven Masket

LENDERS:

BNP PARIBAS,
individually and as Administrative Agent

	By:	/s/	Eric L. Toizer
	Name:		Eric L. Toizer
	Title:		Managing Director

and

	By:	/s/	Susan M. Bowes
	Name:		Susan M. Bowes
	Title:		Director

Notice Address:

BNP Paribas
Attention: Susan Bowes
One Front Street, 23rd Floor
San Francisco, CA 94111
Telephone: 415-772-1520
Fax: 415-398-4240

ARCHIMEDES FUNDING III, LTD.

BY:	ING Capital Advisors LLC,
as Collateral Manager

By:	/s/	Cheryl A. Wasilewski
Name:	Cheryl A. Wasilewski
Title:	Director

AVENUE CLO FUND, LTD.,
as a Lender

By:	/s/	Richard D’Addario
Name:		Richard D’Addario
Title:		Senior Portfolio Manager

Notice Address: 535 Madison Avenue
15th FL
New York, NY 10022

BABSON CLO LTD. 2003-I
BABSON CLO LTD. 2004-I
SEABOARD CLO 2000 LTD.
By:	Babson Capital Management LLC as
Collateral Manager

By:	/s/	Marcus Sowell
Name:		Marcus Sowell
Title:		Managing Director

MAPLEWOOD (CAYMAN) LIMITED
By:	Babson Capital Management LLC as
Investment Manager

By:	/s/	Marcus Sowell
Name:		Marcus Sowell
Title:		Managing Director

MASSACHUSETTS MUTUAL LIFE
INSURANCE COMPANY
By:	Babson Capital Management LLC as
Investment Adviser

By:	/s/	Marcus Sowell
Name:		Marcus Sowell
Title:		Managing Director

BLACKROCK GLOBAL FLOATING RATE INCOME TRUST
BLACKROCK SENIOR INCOME SERIES
MAGNETITE IV CLO, LIMITED
MAGNETITE V CLO, LIMITED
SENIOR LOAN PORTFOLIO,
as Lenders

By:	/s/	Tom Colwell
Name:		Tom Colwell
Title:		Auth. Sig.

Notice Address:

CAISSE DE DÉPÔT ET PLACEMENT DU QUÉBEC, as a Lender

By:	/s/	James B. McMullan
Name:		James B. McMullan
Title:		Director

By:	/s/	Diane C. Favreau
Name:		Diane C. Favreau
Title:		Vice President

Notice Address:
1000 Place Jean-Paul Riopelle
Montreal (Québec) H2Z 2B3

By:	Callidus Debt Partners CLO Fund II, Ltd.
By:	Its Collateral Manager,
Callidus Capital Management, LLC
as a Lender

By:	/s/	Wayne Mueller
Name:		Wayne Mueller
Title:		Senior Managing Director

Notice Address:

Denali Capital LLC, managing member of
DC Funding Partners, portfolio manager for
DENALI CAPITAL CLO III, LTD., or an affiliate

By:	/s/	John P. Thacker
Name:		John P. Thacker
Title:		Chief Credit Officer

Notice Address:

Denali Capital LLC, managing member of
DC Funding Partners, portfolio manager for
DENALI CAPITAL CLO IV, LTD., or an affiliate

By:	/s/	John P. Thacker
Name:		John P. Thacker
Title:		Chief Credit Officer

Notice Address:

Dryden High Yield CDO 2001-I

By Prudential Investment Management,
Inc., as Collateral Manager

/s/	George Edwards
Name:	George W. Edwards
Title:	Principal

Dryden V – Leveraged Loan CDO 2003

By Prudential Investment Management,
Inc., as Collateral Manager

/s/	George Edwards
Name:	George W. Edwards
Title:	Principal

FRIEDBERGMILSTEIN PRIVATE
CAPITAL FUND I,
as a Lender

By:	/s/	Eric A. Green
Name:		Eric A. Green
Title:		Senior Partner

Notice Address:
6 East 43rd Street, 21st Floor
New York, NY 10017

Galaxy CLO 1999-1 Ltd.
by:	AIG Global Investment Corp.
as Collateral Manager

as a Lender

By:	/s/	W. Jeffrey Baxter
Name:		W. Jeffrey Baxter
Title:		Vice President

Notice Address: AIG Global Investment Corp.
1999 Avenue of the Stars, 37th Fl.
Los Angeles, CA 90067

Galaxy CLO 2003-1, Ltd.
by:	AIG Global Investment Corp.
as Investment Advisor

as a Lender

By:	/s/	W. Jeffrey Baxter
Name:		W. Jeffrey Baxter
Title:		Vice President

Notice Address: AIG Global Investment Corp.
1999 Avenue of the Stars, 37th Fl.
Los Angeles, CA 90067

Galaxy III CLO Ltd.
by:	AIG Global Investment Corp.
as Its Investment Advisor

as a Lender

By:	/s/	W. Jeffrey Baxter
Name:		W. Jeffrey Baxter
Title:		Vice President

Notice Address: AIG Global Investment Corp.
1999 Avenue of the Stars, 37th Fl.
Los Angeles, CA 90067

GMAC COMMERCIAL FINANCE LLC,
as a Lender

By:	/s/	W. Wakefield Smith
Name:		W. Wakefield Smith
Title:		Director

Notice Address:
GMAC Commercial Finance LLC
1290 Avenue of the Americas, 3rd floor
New York, NY 10104

GRANITE VENTURES I LTD.
BY: STONE TOWER DEBT ADVISORS
AS ITS COLLATERAL MANAGER,
as a Lender

By:	/s/	W. Anthony Edson
Name:		W. Anthony Edson
Title:		Authorized Signatory

Notice Address:

KZH SOLEIL LLC,
as a Lender

By:	/s/	Virginia Conway
Name:		Virginia Conway
Title:		Authorized Agent

Notice Address:

KZH SOLEIL-2 LLC,
as a Lender

By:	/s/	Virginia Conway
Name:		Virginia Conway
Title:		Authorized Agent

Notice Address:

LANDMARK CDO LIMITED,
By Aladdin Capital Management, LLC as
Manager as a Lender

By:	/s/	John J. D’Angelo
Name:		John J. D’Angelo
Title:		Authorized Signatory

Notice Address:		Three Landmark Square
Stamford, CT 06901

LANDMARK IV CDO LIMITED,
By Aladdin Capital Management, LLC as
Manager as a Lender

By:	/s/	John J. D’Angelo
Name:		John J. D’Angelo
Title:		Authorized Signatory

Notice Address:		Three Landmark Square
Stamford, CT 06901

LANDMARK V CDO LIMITED,
By Aladdin Capital Management, LLC as
Manager as a Lender

By:	/s/	John J. D’Angelo
Name:		John J. D’Angelo
Title:		Authorized Signatory

Notice Address:		Three Landmark Square
Stamford, CT 06901

LIGHTPOINT CLO-2004-1, LTD.

By:	/s/	Timothy S. Van Kirk
Name:		Timothy S. Van Kirk
Title:		Managing Director

Notice Address:		200 W. Monroe St.
Suite 1330
Chicago, Illinois 60606

Loan Funding V, LLC

By	Loan Funding V, LLC, for itself or as
agent for Corporate Loan Funding V LLC

By:	Prudential Investment Management,
Inc., as Portfolio Manager

/s/	George Edwards
Name:	George W. Edwards
Title:	Principal

MCG CAPITAL CORPORATION,
as a Lender

By:	/s/	Thomas P. McLoughlin
Name:		Thomas P. McLoughlin
Title:		Vice President

Notice Address:
1100 Wilson Blvd, Suite 3000
Arlington, VA 22209

Mountain Capital CLO 11 Ltd.
as a Lender

By:	/s/	Chris Siddons
Name:		Chris Siddons
Title:		Director

Notice Address: PO Box 10632 APO
George Town, Grand Cayman
Cayman Islands

Mountain Capital CLO III Ltd.
as a Lender

By:	/s/	Chris Siddons
Name:		Chris Siddons
Title:		Director

Notice Address: PO Box 10632 APO
George Town, Grand Cayman
Cayman Islands

NEMEAN CLO, LTD.

BY:	ING Capital Advisors LLC,
as Investment Manager

By:	/s/	Cheryl A. Wasilewski
Name:	Cheryl A. Wasilewski
Title:	Director

OLYMPIC CLO I,
as a Lender

By:	/s/	John M. Casparian
Name:		John M. Casparian
Title:		Chief Operating Officer

Centre Pacific, Manager

Notice Address:

OPPENHEIMER SENIOR FLOATING
RATE FUND,
as a Lender

By:	/s/	Lisa Chaffee
Name:		Lisa Chaffee
Title:		AVP

Notice Address:		6803 S. Tuscon Way
Centennial, CO 80112

SEQUILS-ING I (HBDGM), LTD.

BY:	ING Capital Advisors LLC,
as Collateral Manager

By:	/s/	Cheryl A. Wasilewski
Name:	Cheryl A. Wasilewski
Title:	Director

STONE TOWER CLO II LTD.
BY: STONE TOWER DEBT ADVISORS
AS ITS COLLATERAL MANAGER,
as a Lender

By:	/s/	W. Anthony Edson
Name:		W. Anthony Edson
Title:		Authorized Signator

Notice Address:

STONE TOWER CLO III LTD.
BY: STONE TOWER DEBT ADVISORS
AS ITS COLLATERAL MANAGER,
as a Lender

By:	/s/	W. Anthony Edson
Name:		W. Anthony Edson
Title:		Authorized Signator

Notice Address:

SunAmerica Life Insurance Company
by:	AIG Global Investment Corp.
as Investment Advisor

as a Lender

By:	/s/	W. Jeffrey Baxter
Name:		W. Jeffrey Baxter
Title:		Vice President

Notice Address: AIG Global Investment Corp.
1999 Avenue of the Stars, 37th Fl.
Los Angeles, CA 90067

VENTURE IV CDO LIMITED
BY ITS INVESTMENT ADVISOR,
MJX ASSET MANAGEMENT, LLC
as a Lender

By:	/s/	Atha Baugh
Name:		Atha Baugh
Title:		Director

Notice Address:
12 E 49th Street, 29th Floor
New York, NY 10017

WELLS FARGO BANK,
as a Lender

By:	/s/	Peta Swidler
Name:		Peta Swidler
Title:		Senior Vice President

Notice Address: 550 California Street, 14th Floor
San Francisco, CA 94104

WHITEHORSE I LTD.

By:	Whitehorse Capital Partners LP
as Collateral Manager

as a Lender

By:	/s/	Jay Connell
Name:		Jay Connell
Title:		Portfolio Manager

Notice Address:		100 Crescent Ct.
Ste. 250
Dallas, TX 75201

SCHEDULE 2.1

LENDERS’ COMMITMENTS AND PRO RATA SHARES

The amount of each Lender’s Term Loan Commitment and Revolving Loan Commitment immediately prior to the Restatement Date shall continue to be each such Lender’s Term Loan Commitment and Revolving Loan Commitment on the Restatement Date; provided that on the Restatement Date such Term Loan Commitment and Revolving Loan Commitment shall be increased to the extent of any additional Term Loan Commitments and Revolving Loan Commitments, as of the Restatement Date, as set forth below.

Additional Term Loan Commitments and Revolving Loan Commitments, as of the Restatement Date, are as follows:

Lender	Additional Term Loan Commitment	Additional Revolving Loan Commitment
BNP Paribas	$60,595,643.42	$13,000,000
GMAC Commercial Finance LLC	$441,485.16	$7,000,000
TOTAL ADDITIONAL AMOUNT	$61,037,128.58	$20,000,000.00

The Pro Rata Share of each Lender shall be as follows:

Term Loan Commitment:	the amount of such Lender’s Term Loan Commitment immediately prior to the Restatement Date plus the amount of such Lender’s additional Term Loan Commitment as set forth above divided by $150,000,000

Revolving Loan Commitment:

the amount of such Lender’s Revolving Loan Commitment immediately prior to the Restatement Date plus the amount of such Lender’s additional Revolving Loan Commitment as set forth above, divided by $50,000,000

Total Loan Commitment:

the amount of such Lender’s Term Loan Commitment and Revolving Loan Commitment immediately prior to the Restatement Date plus the amount of such Lender’s additional Term Loan Commitment and additional Revolving Loan Commitment as set forth above divided by $200,000,000

ACKNOWLEDGMENT BY GUARANTORS

By executing a counterpart of this Acknowledgement by Guarantors, dated as of June 29, 2005, each of the guarantors set forth below (“Guarantors”) hereby acknowledges that it has read that certain Amended and Restated Credit Agreement dated as of June 29, 2005 by and among Maidenform, Inc., Maidenform Brands, Inc., the Lenders party thereto, and BNP Paribas, as administrative agent (the “Amended and Restated Credit Agreement”, the terms defined therein and not otherwise defined herein being used herein as therein defined) and consents to the terms thereof, and hereby acknowledges and agrees that any of the Guaranty and Collateral Documents (each, a “Credit Support Document”) to which it is a party or otherwise bound shall continue in full force and effect and that all of its obligations thereunder shall be valid and enforceable and shall not be impaired, novated or limited by the execution or effectiveness of the Amended and Restated Credit Agreement.  Each Guarantor represents and warrants that all representations and warranties made by such Guarantor contained in the Amended and Restated Credit Agreement and the Credit Support Documents to which it is a party or otherwise bound are true, correct and complete in all material respects on and as of the Restatement Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true, correct and complete in all material respects on and as of such earlier date.

[Remainder of page intentionally left blank.]

1

Each Guarantor acknowledges and agrees that (i) such Guarantor is not required by the terms of the Amended and Restated Credit Agreement or any other Loan Document to consent to the Amended and Restated Credit Agreement and (ii) nothing in the Amended and Restated Credit Agreement or any other Loan Document shall be deemed to require the consent of such Guarantor to any future amendments to the Amended and Restated Credit Agreement.

GUARANTORS:

MAIDENFORM BRANDS, INC.
By:	/s/ Steven N. Masket
Name:	Steven N. Masket
Title:	Executive Vice President, Chief Legal Officer

MAIDENFORM INTERNATIONAL, LTD.
By:	/s/ Steven N. Masket
Name:	Steven N. Masket
Title:	Executive Vice President, Chief Legal Officer

MAIDENFORM ONLINE, INC.
By:	/s/ Steven N. Masket
Name:	Steven N. Masket
Title:	Executive Vice President, Chief Legal Officer

MF RETAIL, INC.
By:	/s/ Steven N. Masket
Name:	Steven N. Masket
Title:	Executive Vice President, Chief Legal Officer

ELIZABETH NEEDLE CRAFT, INC.
By:	/s/ Steven N. Masket
Name:	Steven N. Masket
Title:	Executive Vice President, Chief Legal Officer

NICHOLAS NEEDLECRAFT, INC.
By:	/s/ Steven N. Masket
Name:	Steven N. Masket
Title:	Executive Vice President, Chief Legal Officer

NCC INDUSTRIES, INC.
By:	/s/ Steven N. Masket
Name:	Steven N. Masket
Title:	Executive Vice President, Chief Legal Officer

CRESCENT INDUSTRIES, INC.
By:	/s/ Steven N. Masket
Name:	Steven N. Masket
Title:	Executive Vice President, Chief Legal Officer

MAIDENFORM (INDONESIA) LIMITED
By:	/s/ Steven N. Masket
Name:	Steven N. Masket
Title:	Executive Vice President, Chief Legal Officer

EXHIBIT I

[FORM OF] NOTICE OF BORROWING

To:	BNP Paribas, as Administrative Agent
Attention:	Milagros Carrillo
Telecopy:	212-841-2682
Telephone:	212-471-6807

Pursuant to that certain Amended and Restated Credit Agreement dated as of June 29, 2005, as amended, supplemented or otherwise modified to the date hereof (said Credit Agreement, as so amended, supplemented or otherwise modified, being the “Credit Agreement”, the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Maidenform, Inc., a New York corporation and successor to MF Merger Corporation, Maidenform Brands, Inc., a Delaware corporation and successor to MF Acquisition Corporation, the financial institutions listed therein as Lenders (“Lenders”), and BNP Paribas, as Administrative Agent (“Administrative Agent”), this represents Company’s request to borrow as follows:

1.	Date of borrowing: ,

2.	Amount of borrowing:	$

3.	Lender(s):

	☐ a.	Lenders, in accordance with their applicable Pro Rata Shares

	☐ b.	Swing Line Lender

4.	Type of Loans:

	☐ a.	Term Loans

	☐ b.	Revolving Loans

	☐ c.	Swing Line Loan

5.	Interest rate option:

	☐ a.	Base Rate Loan(s)

	☐ b.	Eurodollar Rate Loans with an initial Interest Period of month(s)

The proceeds of such Loans are to be deposited in Company’s account at Administrative Agent or as such other account as may be designated by Company from time to time.

The undersigned officer, to the best of his or her knowledge, and Company certify that:

(i)                                     The representations and warranties contained in the Credit Agreement and the other Loan Documents are true, correct and complete in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true, correct and complete in all material respects on and as of such earlier date; provided, that, if a representation and warranty is qualified as to materiality, with respect to such representation and warranty the materiality qualifier set forth above shall be disregarded for purposes of this condition;

(ii)                                  No event has occurred and is continuing or would result from the consummation of the borrowing contemplated hereby that would constitute an Event of Default or a Potential Event of Default; and

(iii)                               Each Loan Party has performed in all material respects all agreements and satisfied all conditions which the Credit Agreement provides shall be performed or satisfied by it on or before the date hereof.

DATED:	MAIDENFORM, INC.

By:

Title:

EXHIBIT II

[FORM OF] NOTICE OF CONVERSION/CONTINUATION

To:	BNP Paribas, as Administrative Agent
Attention:	Milagros Carrillo
Telecopy:	212-841-2682
Telephone:	212-471-6807

Pursuant to that certain Amended and Restated Credit Agreement dated as of June 29, 2005, as amended, supplemented or otherwise modified to the date hereof (said Credit Agreement, as so amended, supplemented or otherwise modified, being the “Credit Agreement”, the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Maidenform, Inc., a New York corporation and successor to MF Merger Corporation, Maidenform Brands, Inc., a Delaware corporation and successor to MF Acquisition Corporation, the financial institutions listed therein as Lenders (“Lenders”), and BNP Paribas, as Administrative Agent (“Administrative Agent”), this represents Company’s request to convert or continue Loans as follows:

1.	Date of conversion/continuation: ,

2.	Amount of Loans being converted/continued:	$

3.	Type of Loans being converted/continued:

	☐ a.	Term Loans

	☐ b.	Revolving Loans

4.	Nature of conversion/continuation:

	☐ a.	Conversion of Base Rate Loans to Eurodollar Rate Loans

	☐ b.	Conversion of Eurodollar Rate Loans to Base Rate Loans

	☐ c.	Continuation of Eurodollar Rate Loans as such

5. If Loans are being continued as or converted to Eurodollar Rate Loans, the duration of the new Interest Period that commences on the conversion/ continuation date: month(s)

II-1

In the case of a conversion to or continuation of Eurodollar Rate Loans, the undersigned officer, to the best of his or her knowledge, and Company certify that no Event of Default or Potential Event of Default has occurred and is continuing under the Credit Agreement.

DATED:	MAIDENFORM, INC.

By:

Title:

II-2

EXHIBIT III

[FORM OF] REQUEST FOR ISSUANCE

To:	BNP Paribas, as Administrative Agent
Attention:	William E. Greten/Connie Ffrench
Telecopy:	212-471-6996
Telephone:	212-471-6907 (Greten) / 212-471-6965 (Ffrench)

Pursuant to that certain Amended and Restated Credit Agreement dated as of June 29, 2005, as amended, supplemented or otherwise modified to the date hereof (said Credit Agreement, as so amended, supplemented or otherwise modified, being the “Credit Agreement”, the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Maidenform, Inc., a New York corporation and successor to MF Merger Corporation, Maidenform Brands, Inc., a Delaware corporation and successor to MF Acquisition Corporation, the financial institutions listed therein as Lenders (“Lenders”), and BNP Paribas, as Administrative Agent (“Administrative Agent”), this represents Company’s request for the issuance of a Letter of Credit by [Administrative Agent][name of other Lender] as follows:

1.	Issuing Lender: Administrative Agent

[ ]

2.	Date of issuance of Letter of Credit: ,

3.	Type of Letter of Credit:

	☐ a.	Commercial Letter of Credit

	☐ b.	Standby Letter of Credit

4.	Face amount of Letter of Credit:	$

5.	Expiration date of Letter of Credit: ,

6.	Name and address of beneficiary:

7.	Attached hereto is:

	☐	the verbatim text of such proposed Letter of Credit

i

☐

a description of the proposed terms and conditions of such Letter of Credit, including a precise description of any documents to be presented by the beneficiary which, if presented by the beneficiary prior to the expiration date of such Letter of Credit, would require the Issuing Lender to make payment under such Letter of Credit.

The undersigned officer, to the best of his or her knowledge, and Company certify that:

(i)                                     The representations and warranties contained in the Credit Agreement and the other Loan Documents are true, correct and complete in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true, correct and complete in all material respects on and as of such earlier date;  provided, that, if a representation and warranty is qualified as to materiality, with respect to such representation and warranty the materiality qualifier set forth above shall be disregarded for purposes of this condition;

(ii)                                  No event has occurred and is continuing or would result from the issuance of the Letter of Credit contemplated hereby that would constitute an Event of Default or a Potential Event of Default; and

(iii)                               Each Loan Party has performed in all material respects all agreements and satisfied all conditions which the Credit Agreement provides shall be performed or satisfied by it on or before the date hereof.

DATED:	MAIDENFORM, INC.

By:

Title:

ii

EXHIBIT IV

[FORM OF] TERM NOTE

[MF MERGER CORPORATION][MAIDENFORM, INC.]

$ (1)	(2)
{Issuance date}

FOR VALUE RECEIVED, [MF MERGER CORPORATION][MAIDENFORM, INC.], a New York corporation, promises to pay to                                           (3) (“Payee”) or its registered assigns the principal amount of                                        (4)  ($[                                              1]).  The principal amount of this Note shall be payable on the dates and in the amounts specified in the Credit Agreement; provided that the last such installment shall be in an amount sufficient to repay the entire unpaid principal balance of this Note, together with all accrued and unpaid interest thereon.

Company also promises to pay interest on the unpaid principal amount hereof, until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit Agreement dated as of May 11, 2004 by and among Company, MF Acquisition Corporation, a Delaware corporation, the financial institutions listed therein as Lenders, and BNP Paribas, as Administrative Agent (said Credit Agreement, as it may be amended, supplemented or otherwise modified from time to time, being the “Credit Agreement”, the terms defined therein and not otherwise defined herein being used herein as therein defined).

This Note is one of Company’s “Term Notes” and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Term Loan evidenced hereby was made and is to be repaid.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Funding and Payment Office or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement.  Unless and until an Assignment Agreement effecting the assignment or transfer of this Note shall have been accepted by Administrative Agent and recorded in the Register as provided in the Credit Agreement, Company and Administrative Agent shall be entitled to deem and treat Payee as the owner and holder of this Note and the Loan evidenced hereby.  Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, however, that the failure to make a notation of any payment made on this Note shall not limit or otherwise

(1)           Insert amount of Lender’s Term Loan in numbers.

(2)           Insert place of delivery of Note.

(3)           Insert Lender’s name in capital letters.

(4)           Insert amount of Lender’s Term Loan in words.

affect the obligations of Company hereunder with respect to payments of principal of or interest on this Note.

Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest on this Note.

This Note is subject to mandatory prepayment as provided in the Credit Agreement and to prepayment at the option of Company as provided in the Credit Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF COMPANY AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

This Note is subject to restrictions on transfer or assignment as provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of Company, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

Company promises to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note.  Company and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, Company has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

[MF MERGER CORPORATION] [MAIDENFORM, INC.]

By:

Name:

Title:

EXHIBIT V

[FORM OF] REVOLVING NOTE

[MF MERGER CORPORATION][MAIDENFORM, INC.]

$ (1)	(2)
{Issuance date}

FOR VALUE RECEIVED, [MF MERGER CORPORATION][MAIDENFORM, INC.], a New York corporation, promises to pay to                                          (3) (“Payee”) or its registered assigns, the lesser of (x)                                         (4) ($[                                         1]) and (y) the unpaid principal amount of all advances made by Payee to Company as Revolving Loans under the Credit Agreement referred to below.  The principal amount of this Note shall be payable on the dates and in the amounts specified in the Credit Agreement.

Company also promises to pay interest on the unpaid principal amount hereof, until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit Agreement dated as of May 11, 2004 by and among Company, MF Acquisition Corporation, a Delaware corporation, the financial institutions listed therein as Lenders, and BNP Paribas, as Administrative Agent (said Credit Agreement, as it may be amended, supplemented or otherwise modified from time to time, being the “Credit Agreement”, the terms defined therein and not otherwise defined herein being used herein as therein defined).

This Note is one of Company’s “Revolving Notes” and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Revolving Loans evidenced hereby were made and are to be repaid.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Funding and Payment Office or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement.  Unless and until an Assignment Agreement effecting the assignment or transfer of this Note shall have been accepted by Administrative Agent and recorded in the Register as provided in the Credit Agreement, Company and Administrative Agent shall be entitled to deem and treat Payee as the owner and holder of this Note and the Loans evidenced hereby.  Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, however, that the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of Company hereunder with respect to payments of principal of or interest on this Note.

(1)           Insert amount of Lender’s Revolving Loan Commitment in numbers.

(2)           Insert place of delivery of Note.

(3)           Insert Lender’s name in capital letters.

(4)           Insert amount of Lender’s Revolving Loan Commitment in words.

Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest on this Note.

This Note is subject to mandatory prepayment as provided in the Credit Agreement and to prepayment at the option of Company as provided in the Credit Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF COMPANY AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

This Note is subject to restrictions on transfer or assignment as provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of Company, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

Company promises to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note.  Company and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, Company has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

[MF MERGER CORPORATION] [MAIDENFORM, INC.]

By:

Name:

Title:

TRANSACTIONS

ON

REVOLVING NOTE

Date	Type of Loan Made This Date	Amount of Loan Made This Date	Amount of Principal Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT VI

[FORM OF] SWING LINE NOTE

[MF MERGER CORPORATION][MAIDENFORM, INC.]

$ (1)	(2)
{Issuance date}

FOR VALUE RECEIVED, [MF MERGER CORPORATION][MAIDENFORM, INC.], a New York corporation, promises to pay to                                      (“Payee”) or its registered assigns, the lesser of (x)                                                 (3) ($[                                         (1)]) and (y) the unpaid principal amount of all advances made by Payee to Company as Swing Line Loans under the Credit Agreement referred to below.  The principal amount of this Note shall be payable on the dates and in the amounts specified in the Credit Agreement.

Company also promises to pay interest on the unpaid principal amount hereof, until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit Agreement dated as of May 11, 2004 by and among Company, MF Acquisition Corporation, a Delaware corporation, the financial institutions listed therein as Lenders, and BNP Paribas, as Administrative Agent (said Credit Agreement, as it may be amended, supplemented or otherwise modified from time to time, being the “Credit Agreement”, the terms defined therein and not otherwise defined herein being used herein as therein defined).

This Note is Company’s “Swing Line Note” and is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Swing Line Loans evidenced hereby were made and are to be repaid.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Funding and Payment Office or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement.

Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest on this Note.

This Note is subject to mandatory prepayment as provided in the Credit Agreement and to prepayment at the option of Company as provided in the Credit Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF COMPANY AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE

(1)           Insert amount of Swing Line Lender’s Swing Line Commitment in numbers.

(2)           Insert place of delivery of Note.

(3)           Insert amount of Swing Line Lender’s Swing Line Commitment in words.

CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

This Note is subject to restrictions on transfer or assignment as provided in the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of Company, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

Company promises to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note.  Company and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, Company has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

[MF MERGER CORPORATION] [MAIDENFORM, INC.]

By:

Name:

Title:

TRANSACTIONS

ON

SWING LINE NOTE

Date	Amount of Loan Made This Date	Amount of Principal Paid This Date	Amount of Principal Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT VII

[FORM OF] COMPLIANCE CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFIES THAT:

(1)           I am the duly elected [Title] of Maidenform, Inc. a New York corporation (“Company”);

(2)           I have reviewed the terms of that certain Amended and Restated Credit Agreement dated as of June 29, 2005, as amended, supplemented or otherwise modified to the date hereof (said Amended and Restated Credit Agreement, as so amended, supplemented or otherwise modified, being the “Amended and Restated Credit Agreement”, the terms defined therein and not otherwise defined in this Certificate (including Attachment No. 1 annexed hereto and made a part hereof) being used in this Certificate as therein defined), by and among Company, the financial institutions party thereto as Lenders, and BNP Paribas, as Administrative Agent, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Company and its Subsidiaries during the accounting period covered by the attached financial statements; and

(3)           The examination described in paragraph (2) above did not disclose, and I have no knowledge of, the existence during or at the end of the accounting period covered by the attached financial statements of any condition or event that constitutes an Event of Default or Potential Event of Default[, except as set forth below], and I have no knowledge as at the date of this Certificate of any condition or event that constitutes an Event of Default or Potential Event of Default[, except as set forth below].

(4)           Company has been in compliance with each of the covenants in Section 7 of the Amended and Restated Credit Agreement at all times during and at the end of the accounting period covered by the attached financial statements and as of the date of this Certificate.

[Set forth [below] [in a separate attachment to this Certificate] are all exceptions to paragraph (3) above listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Company has taken, is taking, or proposes to take with respect to each such condition or event:

                                                                                                                                                                                         ]

[Remainder of page intentionally left blank.]

VII-1

The foregoing certifications, together with the computations set forth in Attachment No. 1 annexed hereto and made a part hereof and the financial statements delivered with this Certificate in support hereof, are made and delivered this                    day of                    ,          pursuant to subsection 6.1(iv) of the Amended and Restated Credit Agreement.

MAIDENFORM, INC.

By:
Name:
Title:

VII-2

ATTACHMENT NO. 1
TO COMPLIANCE CERTIFICATE

This Attachment No. 1 is attached to and made a part of a Compliance Certificate dated as of                          ,         and pertains to the period from                       ,               to                        ,            .  Subsection references herein relate to subsections of the Amended and Restated Credit Agreement.

A.	Minimum Fixed Charge Coverage Ratio (for the four-Fiscal Quarter period ending , ) Consolidated EBITDA:
	1.	Consolidated Net Income (adjusted in accordance with the terms of clause (i) of the definition of Consolidated EBITDA):	$
	2.	Consolidated Interest Expense:	$
	3.	Provisions for taxes based on income:	$
	4.	Total depreciation expense:	$
	5.	Total amortization expense:	$
	6.	Other non-cash items reducing Consolidated Net Income (other than any such non-cash item to the extent it represents an accrual of or reserve for cash expenditures in any future period):	$
7.

Net cash charges incurred in connection with the closure of and consequent termination of ordinary course business activities at retail outlet Facilities to the extent that such cash charges have not actually been paid:

$
	8.	Fees, costs and expenses incurred on or prior to the Closing Date in connection with the transactions contemplated by the Acquisition Agreement:	$
	9.	Fees paid pursuant to the Management Agreement and permitted under subsection 7.9:	$
	10.	Rating agency fees paid to obtain or maintain ratings on Indebtedness of Company and its Subsidiaries:	$
	11.	Net cash charges incurred in connection with the closure of the Florida Facility and the Mexican Facilities in an aggregate amount not to exceed $7,000,000:	$
	12.	Any non-cash charges, adjustments and expenses after the Closing Date relating to the application of purchase accounting:	$
13.

Fees, costs, and expenses incurred on or prior to the Restatement Date in connection with the amendment of the Original Amended & Restated Credit Agreement and related waivers, consents, or approvals from any of the Lenders.

$
	14.	IPO Fees paid directly by the Company.	$

VII-1

	15.	Management Bonuses (together with the Permitted Dividend Payment not to exceed $15,000,000).	$
16.

Other non-cash items increasing Consolidated Net Income (other than any such non-cash item to the extent it will result in the receipt of cash payments in any future period and any non-cash items netted against non-cash charges in line 6):

$
	17.	Consolidated EBITDA (1+2+3+4+5+6+7+8+9+10 +11+/-12+13+14+15-16):	$
	18.	Consolidated Capital Expenditures that are unfinanced or financed with proceeds of the Loans:	$

Consolidated Fixed Charges:
	19.	Consolidated Cash Interest Expense:	$
	20.	Scheduled principal payments in respect of Consolidated Total Debt (excluding the aggregate amount of all rents paid or payable under all Capital Leases):	$
	21.	Provisions for taxes based on income, calculated so as to take into account all net operating loss carry-forwards, credits and other tax benefits available to Company and its Subsidiaries:	$
	22.	Restricted Junior Payments other than the Permitted Dividend Payment (together with the Management Bonuses not to exceed $15,000,000) and the IPO Fees Payment:	$
	23.	Consolidated Fixed Charges (19+20+21+22):	$
	24.	Fixed Charge Coverage Ratio (17)-(18):(23):	:1.00
	25.	Minimum ratio required under subsection 7.6B:	1.25:1.00

B.	Maximum Leverage Ratio (as of , )
	1.	Consolidated Total Debt:	$
	2.	Consolidated EBITDA (A.17 above):	$
	3.	Leverage Ratio (1):(2):	:1.00
	4.	Maximum ratio permitted under subsection 7.6B:	:1.00

C.	Consolidated Capital Expenditures
	1.	Maximum amount of Consolidated Capital Expenditures permitted under subsection 7.8 for Fiscal Year without regard to carryover amount:	$
	2.	Consolidated Capital Expenditures for prior Fiscal Year:	$
	3.	Maximum amount of Consolidated Capital Expenditures permitted under subsection 7.8 for prior Fiscal Year:	$

VII-2

4.	Excess of permitted amount of Consolidated Capital Expenditures for prior Fiscal Year over Consolidated Capital Expenditures in prior Fiscal Year (3-2):	$
5.	Maximum permitted amount of carryover permitted Consolidated Capital Expenditures from prior Fiscal Year (50% of C.3):	$
6.	Permitted carryover Consolidated Capital Expenditure Amount from prior Fiscal Year (smaller of (4) or (5)):	$
7.	Consolidated Capital Expenditures for Fiscal Year-to-date:	$
8.	Maximum permitted under subsection 7.8 (1 + 6):	$

VII-3

EXHIBIT VIII

MATTERS TO BE COVERED BY OPINION OF COMPANY COUNSEL

1.             Company and Holdings are corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation and each has all requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted.

2.             Each Subsidiary Guarantor is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted.

3.             Company has all requisite corporate power and authority to execute, deliver and perform the Loan Documents to which it is a party (the “Company Loan Documents”), to issue the Notes and to carry out the transactions contemplated thereby.

4.             Holdings has all requisite corporate power and authority to execute, deliver and perform the Loan Documents to which it is a party (the “Holdings Loan Documents”) and to carry out the transactions contemplated thereby.

5.             Each Subsidiary Guarantor has all requisite corporate power and authority to perform the Loan Documents to which it is a party (all such documents, collectively, the “Subsidiary Guarantor Loan Documents”), and to carry out the transactions contemplated thereby.

6.             The execution, delivery and performance of the Company Loan Documents and the issuance and payment of the Notes have been duly authorized by all necessary corporate action on the part of Company.  The Company Loan Documents and the Notes have been duly executed and delivered by Company and constitute the legally valid and binding obligations of Company, enforceable against Company in accordance with their respective terms.

7.             The execution, delivery and performance of the Holdings Loan Documents have been duly authorized by all necessary corporate action on the part of Holdings.  The Holdings Loan Documents have been duly executed and delivered by Holdings and constitute the legally valid and binding obligations of Holdings, enforceable against Holdings in accordance with their respective terms.

8.             After giving effect to the amendment and restatement of the Original Credit Agreement pursuant to the Credit Agreement, the Subsidiary Guarantor Loan Documents continue to constitute the legally valid and binding obligations of each Guarantor that is a party thereto, enforceable against each such Guarantor in accordance with their respective terms.

VIII-1

9.             Neither the execution and delivery of the Loan Documents by the Loan Parties to which they are a party nor the issuance and payment of the Notes by the Company, nor the consummation of the transactions contemplated thereby nor the compliance with the terms and conditions thereof by the Loan Parties (A) conflicts with, results in a breach or violation of, or constitutes a default under, any of the terms, conditions or provisions of (x) the Certificate or Articles of Incorporation or Bylaws of any Loan Party or any of their respective Subsidiaries, (y) any term of any material agreement, instrument, order, writ, judgment or decree known to us after due inquiry to which any Loan Party or any of their respective Subsidiaries is a party or by which any of their respective properties or assets are bound, or (z) any present federal, New York or Delaware statute, rule or regulation binding on any Loan Party or any of their respective Subsidiaries, or (B) results in the creation of any Lien upon any of the properties or assets of any Loan Party under any agreement or order referred to in clause (y) above (other than Liens created pursuant to the Collateral Documents).

10.           No consents or approvals of, authorizations by, or registrations, declarations or filings with, any federal, New York or Delaware Government Authority are required by any Loan Party in connection with the execution and delivery by the Loan Parties of the Loan Documents to which they are a party or the extensions of credit under the Credit Agreement or the payment by Company of its Obligations thereunder or the issuance and payment of the Notes or the consummation of the transactions contemplated thereby.

11.           To the best of our knowledge after due inquiry, there are no actions, suits or proceedings pending or threatened against any Loan Party or any of their respective Subsidiaries that could reasonably be expected to materially and adversely affect either the ability of any Loan Party to perform its obligations under any Loan Document or the financial condition or operations of any Loan Party individually or the Loan Parties taken as a whole.

12.           After giving effect to the amendment and restatement of the Original Credit Agreement pursuant to the Credit Agreement, the security interests of Administrative Agent in such of the Collateral (as defined in the Security Agreement) of the Loan Parties that are parties thereto that is of a type in which a security interest can be created under Article 9 of the Uniform Commercial Code as in effect in the State of  New York (the “Code”) continue to be valid and perfected security interests to the same extent that such security interest in such collateral was a valid and perfected security interest immediately prior to the giving effect to the Credit Agreement and will secure the Secured Obligations (as defined in the Security Agreement).

13.           The making of the Loans and the application of the proceeds thereof as provided in the Credit Agreement do not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.

14.           No Loan Party is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

[standard qualifications and assumptions to come from Company counsel]

VIII-2

This opinion is rendered only to the Agent(s) and Lenders and is solely for their benefit in connection with the above transactions.  This opinion may not be relied upon by any Agent or Lender for any other purpose, or quoted to or relied upon by any other person, firm or corporation for any purpose without our prior written consent.  You may, however, deliver copies of this opinion to your accountants, attorneys and other professional advisors, to regulatory agencies having jurisdiction over you and to permitted transferees of the Loans or Notes; and any such transferees may rely on this opinion as if it were addressed and had been delivered to them on the date of this opinion.

Very truly yours,

VIII-3

SCHEDULE A

Lenders:

VIII-4

EXHIBIT IX

[FORM OF] ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (the “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by Administrative Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including, to the extent included in any such facilities, letters of credit and swingline loans) (the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:	[and is an Affiliate/Approved Fund(1)]

3.	Borrower(s):	Maidenform, Inc. (successor to MF Merger Corporation)

4.	Administrative Agent:	, as administrative agent under the Credit Agreement

5.	Credit Agreement

The $130,000,000 Credit Agreement dated as of May 11, 2004 among MF Merger Corporation, MF Acquisition Corporation, the financial institutions from time to time party thereto as Lenders and BNP Paribas, as Administrative Agent

(1)           Select as applicable.

6.             Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans(2)
Revolving Loan Commitment	$	$		%
Term Loan	$	$		%

Effective Date:                                , 20       [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Name:
Title:

(2)           Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Consented to and Accepted:
BNP PARIBAS,
as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

[Consented to:](3)
[MAIDENFORM, INC.]

By:
Name:
Title:

(3)           To be added only if the consent of Company and/or other parties (e.g. Swingline Lender, Issuing Lender) is required by the terms of the Credit Agreement.

ANNEX 1

MF MERGER CORPORATION

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT

AND ASSUMPTION AGREEMENT

1.             Representations and Warranties.

1.1           Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Loan Documents”), or any collateral thereunder, (iii) the financial condition of Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2           Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to subsection 6.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision, and (v) if it is a Non-US Lender, attached to the Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.             Payments.  From and after the Effective Date, Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

IX-ANNEX 1-1

3.             General Provisions.  This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

IX-ANNEX 1-2

EXHIBIT X

[FORM OF] SOLVENCY CERTIFICATE

This SOLVENCY CERTIFICATE (this “Certificate”) is delivered in connection with that certain Credit Agreement dated as of May 11, 2004 (the “Credit Agreement”) by and among MF Merger Corporation, a New York corporation (“Company”), MF Acquisition Corporation, a Delaware corporation, the financial institutions referred to therein as Lenders (“Lenders”) and BNP Paribas, as Administrative Agent (“Administrative Agent”).  Capitalized terms used herein without definition have the same meanings as in the Credit Agreement.

This Solvency Certificate is being delivered pursuant to subsection 4.1N of the Credit Agreement.  The undersigned is the [Vice President Finance] of Company and hereby further certifies as of the date hereof, in [his] [her] capacity as an officer of Company, and not individually, as follows:

1.             I have responsibility for (a) the management of the financial affairs of Company and the preparation of financial statements of Company, and (b) reviewing the financial and other aspects of the transactions contemplated by the Credit Agreement.

2.             I have carefully prepared and/or reviewed the contents of this Solvency Certificate and have conferred with counsel for Company for the purpose of discussing the meaning of any provisions hereof that I desired to have clarified.

3.             In preparation for the consummation of the transactions contemplated by the Credit Agreement, I have prepared and/or reviewed a pro forma balance sheet as at               , 20     and pro forma income projections and pro forma cash flow projections for each fiscal year during the term of the Credit Agreement for Company and its Subsidiaries on a consolidated basis, in each case after giving effect to the consummation of the transactions contemplated by the Credit Agreement.  The pro forma balance sheet has been prepared utilizing what I believe are reasonable estimates of the “fair value” and “present fair saleable value” of the assets of Company and its Subsidiaries.  Although any projections may by necessity involve uncertainties and approximations, the projections are based on good faith estimates and assumptions believed by me to be reasonable.

4.             Based upon the foregoing and upon the best of my knowledge after due diligence, I have concluded that on the Closing Date, after giving effect to the transactions contemplated by the Loan Documents:

a.             The fair saleable value of the property of Company and each Subsidiary Guarantor on a consolidated basis is (1) greater than the total amount of liabilities (including contingent liabilities) of Company and each Subsidiary Guarantor on a consolidated basis and (2) not less than the amount that will be required to pay the probable liabilities of Company and each Subsidiary Guarantor on a consolidated basis of their then existing debts as they become absolute and due considering all financing alternatives and potential asset sales reasonably available to such Company and each Subsidiary Guarantor on a consolidated basis.

b.             Company and each Subsidiary Guarantor on a consolidated basis has the ability to pay its debts and liabilities (including its probable liability in respect of contingent and unliquidated liabilities and its unmatured liabilities) as they become absolute and matured in the normal course of business.

c.             Company and each Subsidiary Guarantor on a consolidated basis does not have an unreasonably small amount of capital with which to conduct its business after giving due consideration to the industry in which it is engaged.

d.             Company and each Subsidiary Guarantor on a consolidated basis has not executed the Loan Documents or made any transfer or incurred any obligations thereunder, with actual intent to hinder, delay or defraud either present or future creditors.

In computing the amount of such contingent and unliquidated liabilities as of the date hereof, such liabilities have been computed at the amount that, in the light of all the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

For the purpose of the above analysis, the values of Company’s assets have been computed by considering Company as a going concern entity.

I understand that Administrative Agent and Lenders are relying on this Solvency Certificate in extending credit to Company pursuant to the Credit Agreement.

[Remainder of page intentionally left blank.]

The undersigned has executed this Solvency Certificate, in his/her capacity as an officer of Company and not individually, as of the 11th day of May 2004.

By:

Name:

Title:

EXHIBIT XI

[FORM OF] GUARANTY

This GUARANTY is entered into as of May 11, 2004 by the undersigned MF ACQUISITION CORPORATION, a Delaware corporation (“Holdings Guarantor”), and each of THE UNDERSIGNED DIRECT AND INDIRECT SUBSIDIARIES of Company (each of such undersigned Subsidiaries being a “Subsidiary Guarantor” and collectively “Subsidiary Guarantors,” and together with the Holdings Guarantor and any future Subsidiaries executing this Guaranty, being collectively referred to herein as the “Guarantors”) in favor of and for the benefit of BNP PARIBAS, as agent for and representative of (in such capacity herein called “Guarantied Party”) the financial institutions (“Lenders”) party to the Credit Agreement referred to below and any Swap Counterparties (as hereinafter defined), and in favor of and for the benefit of the other Beneficiaries (as hereinafter defined).

RECITALS.

A.            MF Merger Corporation, a New York corporation, has entered into that certain Credit Agreement dated as of May 11, 2004 with Holdings Guarantor, Lenders and Guarantied Party, as Administrative Agent for Lenders (said Credit Agreement, as it may hereafter be amended, supplemented or otherwise modified from time to time, being the “Credit Agreement”; capitalized terms defined therein and not otherwise defined herein being used herein as therein defined).

B.            Company may from time to time enter, or may from time to time have entered, into one or more Interest Rate Agreements, Currency Agreements or other swap agreements (collectively, the “Lender Swap Agreements”) with one or more Persons that are Lenders or Affiliates of Lenders at the time such Lender Swap Agreements are entered into (in such capacity, collectively, “Swap Counterparties”) in accordance with the terms of the Credit Agreement, and it is desired that the obligations of Company under the Lender Swap Agreements, including without limitation the obligation of Company to make payments thereunder in the event of early termination thereof, together with all obligations of Company under the Credit Agreement and the other Loan Documents, be guarantied hereunder.

C.            Guarantied Party, Lenders and each Swap Counterparty for which Guarantied Party has received the notice required by Section 18 hereof are sometimes referred to herein as “Beneficiaries”.

D.            Company is a wholly owned Subsidiary of Holdings Guarantor, and a portion of the proceeds of the Loans may be advanced to Subsidiary Guarantors, and thus the Guarantied Obligations (as hereinafter defined) are being incurred for and will inure to benefit of Guarantors (which benefits are hereby acknowledged).

E.             It is a condition precedent to the making of the initial Loans under the Credit Agreement that Company’s obligations thereunder be guarantied by Guarantors.

F.             Guarantors are willing irrevocably and unconditionally to guaranty such obligations of Company.

NOW, THEREFORE, based upon the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce Lenders and Guarantied Party to enter into the Credit Agreement and to make Loans and other extensions of credit thereunder and to induce Swap Counterparties to enter into the Lender Swap Agreements, Guarantors hereby agree as follows:

1.             Guaranty.              (a) Guarantors jointly and severally irrevocably and unconditionally guaranty, as primary obligors and not merely as sureties, the due and punctual payment in full of all Guarantied Obligations (as hereinafter defined) when the same shall become due, whether at stated maturity, by acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)).  The term “Guarantied Obligations” is used herein in its most comprehensive sense and includes any and all Obligations of Company and all obligations of Company under Lender Swap Agreements, now or hereafter made, incurred or created, whether absolute or contingent, liquidated or unliquidated, whether due or not due, and however arising under or in connection with the Credit Agreement, the Lender Swap Agreements, this Guaranty and the other Loan Documents, including those arising under successive borrowing transactions under the Credit Agreement which shall either continue such obligations of Company or from time to time renew them after they have been satisfied.

Each Subsidiary Guarantor acknowledges that a portion of the Loans may be advanced to it, and that Letters of Credit may be issued for the benefit of its business. Each of Holdings Guarantor and each Subsidiary Guarantor acknowledges that the Guarantied Obligations are being incurred for and will inure to its benefit.

Any interest on any portion of the Guarantied Obligations that accrues after the commencement of any proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Company (or, if interest on any portion of the Guarantied Obligations ceases to accrue by operation of law by reason of the commencement of said proceeding, such interest as would have accrued on such portion of the Guarantied Obligations if said proceeding had not been commenced) shall be included in the Guarantied Obligations because it is the intention of each Guarantor and Guarantied Party that the Guarantied Obligations should be determined without regard to any rule of law or order that may relieve Company of any portion of such Guarantied Obligations.

In the event that all or any portion of the Guarantied Obligations is paid by Company, the obligations of each Guarantor hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) is rescinded or recovered directly or indirectly from Guarantied Party or any other Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments that are so rescinded or recovered shall constitute Guarantied Obligations.

Subject to the other provisions of this Section 1, upon the failure of Company to pay any of the Guarantied Obligations when and as the same shall become due, each Guarantor will upon demand pay, or cause to be paid, in cash, to Guarantied Party for the ratable benefit of Beneficiaries, an amount equal to the aggregate of the unpaid Guarantied Obligations.

(b)           Anything contained in this Guaranty to the contrary notwithstanding, the obligations of each Subsidiary Guarantor under this Guaranty and the other Loan Documents shall be limited to a maximum aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any applicable provisions of comparable state law (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of such Subsidiary Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Subsidiary Guarantor (x) in respect of intercompany indebtedness to Company or other affiliates of Company to the extent that such indebtedness would be discharged in an amount equal to the amount paid by such Subsidiary Guarantor hereunder and (y) under any guaranty of Subordinated Indebtedness which guaranty contains a limitation as to maximum amount similar to that set forth in this Section 1(b), pursuant to which the liability of such Subsidiary Guarantor hereunder is included in the liabilities taken into account in determining such maximum amount) and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, reimbursement, indemnification or contribution of such Subsidiary Guarantor pursuant to applicable law or pursuant to the terms of any agreement.

(c)           Each Subsidiary Guarantor under this Guaranty, and each guarantor under other guaranties, if any, relating to the Credit Agreement (the “Related Guaranties”) that contain a contribution provision similar to that set forth in this Section 1(c), together desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty and the Related Guaranties.  Accordingly, in the event any payment or distribution is made on any date by a Subsidiary Guarantor under this Guaranty or a guarantor under a Related Guaranty, each such Subsidiary Guarantor or such other guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in the maximum amount permitted by law so as to maximize the aggregate amount of the Guarantied Obligations paid to Beneficiaries.

2.             Guaranty Absolute; Continuing Guaranty.  The obligations of each Guarantor hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guarantied Obligations.  In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees that:  (a) this Guaranty is a guaranty of payment when due and not of collectibility; (b) Guarantied Party may enforce this Guaranty upon the occurrence and during the continuance of an Event of Default under the Credit Agreement or the occurrence of an early termination date or similar event under any Lender Swap Agreements notwithstanding the existence of any dispute between Company and any Beneficiary with respect to the existence of such event; (c) the obligations of each Guarantor hereunder are independent of the obligations of Company under the Loan Documents or the Lender Swap Agreements and the obligations of any other guarantor of obligations of Company and a separate action or actions may be brought and prosecuted against each Guarantor whether or not any action is brought against Company or any of such other guarantors and whether or not Company is joined in any such action or actions; and (d) a payment of a portion, but not all, of the Guarantied Obligations by one or more Guarantors shall in no way limit, affect, modify or abridge the liability of such or any other Guarantor for any portion of the Guarantied Obligations that has not been paid.  This Guaranty is a continuing guaranty and shall be binding upon each Guarantor and its successors and assigns, and each Guarantor irrevocably waives any right (including without limitation any such right arising under California Civil Code Section 2815) to revoke this Guaranty as to future transactions giving rise to any Guarantied Obligations.

3.             Actions by Beneficiaries.  Any Beneficiary may from time to time, without notice or demand and without affecting the validity or enforceability of this Guaranty or giving rise to any limitation, impairment or discharge of any Guarantor’s liability hereunder, (a) renew, extend, accelerate or otherwise change the time, place, manner or terms of payment of the Guarantied Obligations, (b) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guarantied Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations, (c) request and accept other guaranties of the Guarantied Obligations and take and hold security for the payment of this Guaranty or the Guarantied Obligations, (d) release, exchange, compromise, subordinate or modify, with or without consideration, any security for payment of the Guarantied Obligations, any other guaranties of the Guarantied Obligations, or any other obligation of any Person with respect to the Guarantied Obligations, (e) enforce and apply any security now or hereafter held by or for the benefit of any Beneficiary in respect of this Guaranty or the Guarantied Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that Guarantied Party or the other Beneficiaries, or any of them, may have against any such security, as Guarantied Party in its discretion may determine consistent with the Credit Agreement, the Lender Swap Agreements and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and (f) exercise any other rights available to Guarantied Party or the other Beneficiaries, or any of them, under the Loan Documents or the Lender Swap Agreements.

4.             No Discharge.  This Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any limitation, impairment or discharge for any reason (other than payment in full of the Guarantied Obligations), including without limitation the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them:  (a) any failure to assert or enforce or agreement not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy with respect to the Guarantied Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guarantied Obligations, (b) any waiver or modification of, or any consent to departure from, any of the terms or provisions of the Credit Agreement, any of the other Loan Documents, the Lender Swap Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guarantied Obligations, (c) the Guarantied Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect, (d) the application of payments received from any source to the payment of indebtedness other than the Guarantied Obligations, even though Guarantied Party or the other Beneficiaries, or any of them, might have elected to apply such payment to any part or all of the Guarantied Obligations, (e) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guarantied Obligations, (f) any defenses, set-offs or counterclaims which Company may assert against Guarantied Party or any Beneficiary in respect of the Guarantied Obligations, including but not limited to failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury, and (g) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of a Guarantor as an obligor in respect of the Guarantied Obligations.

5.             Waivers.  Each Guarantor waives, for the benefit of Beneficiaries:  (a) any right to require Guarantied Party or the other Beneficiaries, as a condition of payment or performance by such Guarantor, to (i) proceed against Company, any other guarantor of the Guarantied Obligations or any other Person, (ii) proceed against or exhaust any security held from Company, any other guarantor of the Guarantied Obligations or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of any Beneficiary in favor of Company or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Company including, without limitation, any defense based on or arising out of the lack of validity or the unenforceability of the Guarantied Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Company from any cause other than payment in full of the Guarantied Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon Guarantied Party’s or any other Beneficiary’s errors or omissions in the administration of the Guarantied Obligations, except behavior that amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, that are or might be in conflict with the terms of this Guaranty and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any Lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance of this Guaranty, notices of default under the Credit Agreement, notices of default or early termination under any Lender Swap Agreement or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guarantied Obligations or any agreement related thereto, notices of any extension of credit to Company and notices of any of the matters referred to in Sections 3 and 4 and any right to consent to any thereof; and (g) to the fullest extent permitted by law, any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of this Guaranty.

6.             Guarantors’ Rights of Subrogation, Contribution, Etc.; Subordination of Other Obligations.  Until the Guarantied Obligations shall have been paid in full and the Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, each Guarantor shall withhold exercise of (a) any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Company or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (i) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Company, (ii) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against Company, and (iii) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary and (b) any right of contribution such Guarantor now has or may hereafter have against any other guarantor of any of the Guarantied Obligations.  Each Guarantor further agrees that, to the extent the agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Company or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights Guarantied Party or the other Beneficiaries may have against Company, to all right, title and interest Guarantied Party or the other Beneficiaries may have in any such collateral or security, and to any right Guarantied Party or the other Beneficiaries may have against such other guarantor.

Any indebtedness of Company now or hereafter held by any Guarantor is subordinated in right of payment to the Guarantied Obligations, and any such indebtedness of Company to a Guarantor collected or received by such Guarantor after an Event of Default has occurred and is continuing, and any amount paid to a Guarantor on account of any subrogation, reimbursement, indemnification or contribution rights referred to in the preceding paragraph when all Guarantied Obligations have not been paid in full, shall be held in trust for Guarantied Party on behalf of Beneficiaries and shall forthwith be paid over to Guarantied Party for the benefit of Beneficiaries to be credited and applied against the Guarantied Obligations.

7.             Expenses.  Guarantors jointly and severally agree to pay, or cause to be paid, on demand, and to save Guarantied Party and the other Beneficiaries harmless against liability for, (i) any and all costs and expenses (including fees, costs of settlement, and disbursements of counsel and allocated costs of internal counsel) incurred or expended by Guarantied Party or any other Beneficiary in connection with the enforcement of or preservation of any rights under this Guaranty and (ii) any and all costs and expenses (including those arising from rights of indemnification) required to be paid by Guarantors under the provisions of any other Loan Document.

8.             Financial Condition of Company.  No Beneficiary shall have any obligation, and each Guarantor waives any duty on the part of any Beneficiary, to disclose or discuss with such Guarantor its assessment, or such Guarantor’s assessment, of the financial condition of Company or any matter or fact relating to the business, operations or condition of Company.  Each Guarantor has adequate means to obtain information from Company on a continuing basis concerning the financial condition of Company and its ability to perform its obligations under the Loan Documents and the Lender Swap Agreements, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Company and of all circumstances bearing upon the risk of nonpayment of the Guarantied Obligations.

9.             Representations and Warranties.  Each Guarantor makes, for the benefit of Beneficiaries, each of the representations and warranties made in the Credit Agreement by Company as to such Guarantor, its assets, financial condition, operations, organization, legal status, business and the Loan Documents to which it is a party.

10.          Covenants.  Each Guarantor agrees that, so long as any part of the Guarantied Obligations shall remain unpaid, any Letter of Credit shall be outstanding, or any Lender shall have any Commitment or any Swap Counterparty shall have any obligation under any Lender Swap Agreement, such Guarantor will, unless Requisite Obligees (as such term is defined in Section 18(a)) shall otherwise consent in writing, perform or observe, and cause its Subsidiaries to perform or observe, all of the terms, covenants and agreements that the Loan Documents state that Company is to cause a Guarantor and such Subsidiaries to perform or observe.

11.          Set Off.  In addition to any other rights any Beneficiary may have under law or in equity, if any amount shall at any time be due and owing by a Guarantor to any Beneficiary under this Guaranty, such Beneficiary is authorized at any time or from time to time, without notice (any such notice being expressly waived), to set off and to appropriate and to apply any and all deposits (general or special, including but not limited to indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness of such Beneficiary owing to a Guarantor and any other property of such Guarantor held by a Beneficiary to or for the credit or the account of such Guarantor against and on account of the Guarantied Obligations and liabilities of such Guarantor to any Beneficiary under this Guaranty.

12.          Application of Proceeds.  Except as expressly provided elsewhere in this Guaranty, all proceeds received by Guarantied Party on account of the Guarantied Obligations from any Guarantor, shall be applied as provided in subsection 2.4 D of the Credit Agreement.

13.          Discharge of Guaranty Upon Sale of a Subsidiary Guarantor.  If all of the stock of a Subsidiary Guarantor or any of its successors in interest under this Guaranty shall be sold or otherwise disposed of (including by merger or consolidation) in a sale or other disposition to a Person (other than a Subsidiary or an Affiliate of Company) not prohibited by the Credit Agreement or otherwise consented to by Requisite Obligees (as such term is defined in Section 18(a)), such Subsidiary Guarantor or such successor in interest, as the case may be, may request Guarantied Party to execute and deliver documents or instruments necessary to evidence the release and discharge of this Guaranty as provided in subsection 10.14 of the Credit Agreement.

14.          Amendments and Waivers.  No amendment, modification, termination or waiver of any provision of this Guaranty, and no consent to any departure by any Guarantor therefrom, shall in any event be effective without the written concurrence of Guarantied Party and, in the case of any such amendment or modification, Guarantors.  Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

15.          Miscellaneous.  It is not necessary for Beneficiaries to inquire into the capacity or powers of any Guarantor or Company or the officers, directors or any agents acting or purporting to act on behalf of any of them.

The rights, powers and remedies given to Beneficiaries by this Guaranty are cumulative and shall be in addition to and independent of all rights, powers and remedies given to Beneficiaries by virtue of any statute or rule of law or in any of the Loan Documents or the

Lender Swap Agreements or any agreement between one or more Guarantors and one or more Beneficiaries or between Company and one or more Beneficiaries.  Any forbearance or failure to exercise, and any delay by any Beneficiary in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

In case any provision in or obligation under this Guaranty shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

THIS GUARANTY AND THE RIGHTS AND OBLIGATIONS OF GUARANTORS, GUARANTIED PARTY AND THE OTHER BENEFICIARIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING WITHOUT LIMITATION SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

This Guaranty shall inure to the benefit of Beneficiaries and their respective successors and assigns.

ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY GUARANTOR ARISING OUT OF OR RELATING TO THIS GUARANTY MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS GUARANTY EACH GUARANTOR ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS GUARANTY.  Each Guarantor agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to such Guarantor at its address set forth below its signature hereto, such service being acknowledged by such Guarantor to be sufficient for personal jurisdiction in any action against such Guarantor in any such court and to be otherwise effective and binding service in every respect.  Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of Guarantied Party or any Beneficiary to bring proceedings against such Guarantor in the courts of any other jurisdiction.

EACH GUARANTOR AND, BY ITS ACCEPTANCE OF THE BENEFITS HEREOF, GUARANTIED PARTY EACH AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS GUARANTY.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING WITHOUT LIMITATION CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER

COMMON LAW AND STATUTORY CLAIMS. EACH GUARANTOR AND, BY ITS ACCEPTANCE OF THE BENEFITS HEREOF, GUARANTIED PARTY EACH (I) ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT FOR SUCH GUARANTOR AND GUARANTIED PARTY TO ENTER INTO A BUSINESS RELATIONSHIP, THAT SUCH GUARANTOR AND GUARANTIED PARTY HAVE ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS GUARANTY OR ACCEPTING THE BENEFITS THEREOF, AS THE CASE MAY BE, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS, AND (II) FURTHER WARRANTS AND REPRESENTS THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS OF THIS GUARANTY.  In the event of litigation, this Guaranty may be filed as a written consent to a trial by the court.

16.          Additional Guarantors.  The initial Subsidiary Guarantors hereunder shall be such of the Subsidiaries of Company as are signatories hereto on the date hereof.  From time to time subsequent to the date hereof, Subsidiaries of Company may become parties hereto, as additional Subsidiary Guarantors (each an “Additional Guarantor”), by executing a counterpart of this Guaranty.  A form of such a counterpart is attached as Exhibit A.  Upon delivery of any such counterpart to Guarantied Party, notice of which is hereby waived by Guarantors, each such Additional Guarantor shall be a Guarantor and shall be as fully a party hereto as if such Additional Guarantor were an original signatory hereof.  Each Guarantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Guarantor hereunder, nor by any election of Guarantied Party not to cause any Subsidiary of Company to become an Additional Guarantor hereunder.  This Guaranty shall be fully effective as to any Guarantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Guarantor hereunder.

17.          Counterparts; Effectiveness.  This Guaranty may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original for all purposes; but all such counterparts together shall constitute but one and the same instrument.  This Guaranty shall become effective as to each Guarantor upon the execution of a counterpart hereof by such Guarantor (whether or not a counterpart hereof shall have been executed by any other Guarantor) and receipt by the Guaranteed Party of written or telephonic notification of such execution and authorization of delivery thereof.

18.          Guarantied Party as Agent.

(a)           Guarantied Party has been appointed to act as Guarantied Party hereunder by Lenders.  Guarantied Party shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action, solely in accordance with this Guaranty and the Credit Agreement;

provided that Guarantied Party shall exercise, or refrain from exercising, any remedies under or with respect to this Guaranty in accordance with the instructions of (i) Requisite Lenders, or (ii) after payment in full of all Obligations under the Credit Agreement and the other Loan Documents, the cancellation or expiration of all Letters of Credit and the termination of the Commitments, the holders of a majority of (A) the aggregate notional amount under all Lender Swap Agreements (including Lender Swap Agreements that have been terminated) or (B) if all Lender Swap Agreements have been terminated in accordance with their terms, the aggregate amount then due and payable (exclusive of expenses and similar payments but including any early termination payments then due) under such Lender Swap Agreements (Requisite Lenders or, if applicable, such holders being referred to herein as “Requisite Obligees”).

(b)           Guarantied Party shall at all times be the same Person that is Administrative Agent under the Credit Agreement.  Written notice of resignation by Administrative Agent pursuant to subsection 9.5 of the Credit Agreement shall also constitute notice of resignation as Guarantied Party under this Guaranty; and appointment of a successor Administrative Agent pursuant to subsection 9.5 of the Credit Agreement shall also constitute appointment of a successor Guarantied Party under this Guaranty.  Upon the acceptance of any appointment as Administrative Agent under subsection 9.5 of the Credit Agreement by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Guarantied Party under this Guaranty, and the retiring Guarantied Party under this Guaranty shall promptly (i) transfer to such successor Guarantied Party all sums held hereunder, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Guarantied Party under this Guaranty, and (ii) take such other actions as may be necessary or appropriate in connection with the assignment to such successor Guarantied Party of the rights created hereunder, whereupon such retiring Guarantied Party shall be discharged from its duties and obligations under this Guaranty.  After any retiring Guarantied Party’s resignation hereunder as Guarantied Party, the provisions of this Guaranty shall inure to its benefits as to any actions taken or omitted to be taken by it under this Guaranty while it was Guarantied Party hereunder.

19.          Notice of Lender Swap Agreements.  Guarantied Party shall not be deemed to have any duty whatsoever with respect to any Swap Counterparty until it shall have received written notice in form and substance satisfactory to Guarantied Party from Company, a Guarantor or the Swap Counterparty as to the existence and terms of the applicable Lender Swap Agreement.

Remainder of page intentionally left blank.

IN WITNESS WHEREOF, each Guarantor and Guarantied Party, solely for the purposes of the waiver of the right to jury trial contained in Section 15, have caused this Guaranty to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

MF ACQUISITION CORPORATION

By:
Title:
Address:	154 Avenue E
Bayonne, NJ 07002

MAIDENFORM INTERNATIONAL, LTD.

By:
Title:
Address:	154 Avenue E
Bayonne, NJ 07002

MAIDENFORM ONLINE, INC.

By:
Title:
Address:	154 Avenue E
Bayonne, NJ 07002

MF RETAIL, INC.

By:
Title:
Address:	154 Avenue E
Bayonne, NJ 07002

XI-S-1

ELIZABETH NEEDLE CRAFT, INC.

By:
Title:
Address:	154 Avenue E
Bayonne, NJ 07002

NICHOLAS NEEDLECRAFT, INC.

By:
Title:
Address:	154 Avenue E
Bayonne, NJ 07002

NCC INDUSTRIES, INC.

By:
Title:
Address:	154 Avenue E
Bayonne, NJ 07002

CRESCENT INDUSTRIES, INC.

By:
Title:
Address:	154 Avenue E
Bayonne, NJ 07002

MAIDENFORM (INDONESIA), INC.

By:
Title:
Address:	154 Avenue E
Bayonne, NJ 07002

XI-S-2

BNP PARIBAS, as Administrative Agent as Guarantied Party

By:
Title:
Address:

XI-S-3

EXHIBIT A

[FORM OF] COUNTERPART FOR ADDITIONAL GUARANTORS

This COUNTERPART (this “Counterpart”), dated                   , 20    , is delivered pursuant to Section 16 of the Guaranty referred to below.  The undersigned hereby agrees that this Counterpart may be attached to the Guaranty, dated as of May 11, 2004 (as it may be from time to time amended, modified or supplemented, the “Guaranty”; capitalized terms used herein not otherwise defined herein shall have the meanings ascribed therein), among the Guarantors named therein and BNP Paribas as Administrative Agent for the Lenders, as Guarantied Party.  The undersigned, by executing and delivering this Counterpart, hereby becomes an Additional Guarantor under the Guaranty in accordance with Section 16 thereof and agrees to be bound by all of the terms thereof.

IN WITNESS WHEREOF, the undersigned has caused this Counterpart to be duly executed and delivered by its officer thereunto duly authorized as of                            , 20    .

[NAME OF ADDITIONAL GUARANTOR]

By:
Title:
Address:

XI-A-1

EXHIBIT XII

[FORM OF] SECURITY AGREEMENT

This SECURITY AGREEMENT (this “Agreement”) is dated as of May 11, 2004 and entered into by and among MF MERGER CORPORATION, a New York corporation, MF ACQUISITION CORPORATION, a Delaware corporation (“Holdings”), (each of THE UNDERSIGNED DIRECT AND INDIRECT SUBSIDIARIES of Company (each of such undersigned Subsidiaries being a “Subsidiary Grantor” and collectively “Subsidiary Grantors”) and each ADDITIONAL GRANTOR that may become a party hereto after the date hereof in accordance with Section 21 hereof (each of Company, Holdings, each Subsidiary Grantor, and each Additional Grantor being a “Grantor” and collectively the “Grantors”) and BNP PARIBAS, as Administrative Agent for and representative of (in such capacity herein called “Secured Party”) the Beneficiaries (as hereinafter defined).

PRELIMINARY STATEMENTS

A.            Pursuant to the Credit Agreement dated as of May 11, 2004 (said Credit Agreement, as it may hereafter be amended, restated, supplemented or otherwise modified from time to time, being the “Credit Agreement”; the terms defined therein and not otherwise defined in Section 31 or elsewhere herein being used herein as therein defined), by and among Company, Holdings, the financial institutions listed therein as Lenders, and BNP Paribas, as Administrative Agent (in such capacity, “Administrative Agent”), Lenders have made certain commitments, subject to the terms and conditions set forth in the Credit Agreement, to extend certain credit facilities to Company.

B.            Company may from time to time enter, or may from time to time have entered, into one or more Lender Swap Agreements with one or more Swap Counterparties in accordance with the terms of the Credit Agreement, and it is desired that the obligations of Company under the Lender Swap Agreements, including, without limitation, the obligation of Company to make payments thereunder in the event of early termination thereof, together with all obligations of Company under the Credit Agreement and the other Loan Documents, be secured hereunder.

C.            Holdings and Subsidiary Grantors have executed and delivered the Guaranty, in each case in favor of Secured Party for the benefit of Lenders and any Swap Counterparties, pursuant to which Holdings and each Subsidiary Grantor have guarantied the prompt payment and performance when due of all obligations of Company under the Credit Agreement and all obligations of Company under the Lender Swap Agreements.

D.            It is a condition precedent to the initial extensions of credit by Lenders under the Credit Agreement that Grantors listed on the signature pages hereof shall have granted the security interests and undertaken the obligations contemplated by this Agreement.

NOW, THEREFORE, in consideration of the agreements set forth herein and in the Credit Agreement and in order to induce Lenders to make Loans and other extensions of

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credit under the Credit Agreement and to induce Swap Counterparties to enter into the Lender Swap Agreements, each Grantor hereby agrees with Secured Party as follows:

SECTION 1.                Grant of Security.

Each Grantor hereby assigns to Secured Party, and hereby grants to Secured Party a security interest in, all of such Grantor’s right, title and interest in and to all of the personal property of such Grantor, in each case whether now or hereafter existing, whether tangible or intangible, whether now owned or hereafter acquired, wherever the same may be located and whether or not subject to the Uniform Commercial Code as it exists on the date of this Agreement, or as it may hereafter be amended in the State of New York (the “UCC”), including all Assigned Agreements and the following (the “Collateral”):

(a)           all Accounts;

(b)           all Chattel Paper;

(c)           all Money and all Deposit Accounts, together with all amounts on deposit from time to time in such Deposit Accounts;

(d)           all Documents;

(e)           all General Intangibles, including all intellectual property, Payment Intangibles and Software;

(f)            all Goods, including Inventory, Equipment and Fixtures;

(g)           all Instruments;

(h)           all Investment Property;

(i)            all Letter-of-Credit Rights and other Supporting Obligations;

(j)            all Records;

(k)           all Commercial Tort Claims, including those set forth on Schedule 1  annexed hereto; and

(l)            all Proceeds and Accessions with respect to any of the foregoing Collateral.

Each category of Collateral set forth above shall have the meaning set forth in the UCC (to the extent such term is defined in the UCC), it being the intention of Grantors that the description of the Collateral set forth above be construed to include the broadest possible range of assets.

Notwithstanding anything herein to the contrary, in no event shall the Collateral include, and no Grantor shall be deemed to have granted a security interest in, any of such Grantor’s rights or interests in or under, (i) any license, contract, permit, Instrument, Security or

XII-2

franchise to which such Grantor is a party or any of its rights or interests thereunder to the extent, but only to the extent, that such a grant would, under the terms of such license, contract, permit, Instrument, Security or franchise, result in a breach of the terms of, or constitute a default under, such license, contract, permit, Instrument, Security or franchise (other than to the extent that any such term would be rendered ineffective pursuant to the UCC or any other applicable law (including the Bankruptcy Code) or principles of equity); provided, that immediately upon the ineffectiveness, lapse or termination of any such provision the Collateral shall include, and such Grantor shall be deemed to have granted a security interest in, all such rights and interests as if such provision had never been in effect and (ii) Equipment owned by any Grantor on the date hereof or hereafter acquired that is subject to a Lien securing Indebtedness permitted to be incurred pursuant to subsection 7.1(iii) of the Credit Agreement, if the contract or other agreement in which such a Lien is granted (or the documentation providing for such Indebtedness) validly prohibits the creation of any other Lien on such Equipment.

In the event that any asset of a Grantor is excluded from the Collateral by virtue of the foregoing paragraph, such Grantor agrees to use commercially reasonable efforts to obtain all requisite consents to enable such Grantor to provide a security interest in such asset pursuant hereto as promptly as practicable.

Notwithstanding the foregoing, the Collateral shall not include any equity interests issued by a Person if such Person is a controlled foreign corporation (used hereinafter as such term is defined in Section 957(a) or any successor provision of the Internal Revenue Code), in excess of the amount of such equity interests possessing up to but not exceeding 65% of the voting power of all classes of such equity interests entitled to vote of such Person.

SECTION 2.                Security for Obligations.

This Agreement secures, and the Collateral is collateral security for, the prompt payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of all Secured Obligations of each Grantor.  “Secured Obligations” means:

(a)           with respect to Company, all obligations and liabilities of every nature of Company now or hereafter existing under or arising out of or in connection with the Credit Agreement and the other Loan Documents and any Lender Swap Agreement; and

(b)           with respect to Holdings, each Subsidiary Grantor and each Additional Grantor, all obligations and liabilities of every nature of such Grantor now or hereafter existing under or arising out of or in connection with the Guaranty.

in each case together with all extensions or renewals thereof, whether for principal, interest, reimbursement of amounts drawn under Letters of Credit, payments for early termination of Lender Swap Agreements, fees, expenses, indemnities or otherwise, whether voluntary or involuntary, direct or indirect, absolute or contingent, liquidated or unliquidated, whether or not jointly owed with others, and whether or not from time to time decreased or extinguished and later increased, created or incurred, and all or any portion of such obligations or liabilities that are paid, to the extent all or any part of such payment is avoided or recovered directly or

XII-3

indirectly from Secured Party or any Lender or Swap Counterparty as a preference, fraudulent transfer or otherwise, and all obligations of every nature of Grantors now or hereafter existing under this Agreement (including, without limitation, interest and other amounts that, but for the filing of a petition in bankruptcy with respect to Company or any other Grantor, would accrue on such obligations, whether or not a claim is allowed against Company or such Grantor for such amounts in the related bankruptcy proceeding).

SECTION 3.                Grantors Remain Liable.

Anything contained herein to the contrary notwithstanding, (a) each Grantor shall remain liable under any contracts and agreements included in the Collateral, to the extent set forth therein, to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by Secured Party of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral, and (c) Secured Party shall not have any obligation or liability under any contracts, licenses, and agreements included in the Collateral by reason of this Agreement, nor shall Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

SECTION 4.                Representations and Warranties.

Each Grantor represents and warrants as follows:

(a)           Ownership of Collateral.  Except as expressly permitted by the Credit Agreement, such Grantor owns its interests in the Collateral free and clear of any Lien and no effective financing statement or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office, including any IP Filing Office.

(b)           Perfection.  The security interests in the Collateral granted to Secured Party for the ratable benefit of Lenders and Swap Counterparties hereunder constitute valid security interests in the Collateral, securing the payment of the Secured Obligations to the extent the security interests in such Collateral can be created under Article 9 of the UCC.  Upon (i) the filing of UCC financing statements naming each Grantor as “debtor”, naming Secured Party as “secured party” and describing the Collateral in the filing offices with respect to such Grantor set forth on Schedule 2 annexed hereto, (ii) in the case of the Securities Collateral consisting of certificated Securities or evidenced by Instruments, in addition to filing of such UCC financing statements, delivery of the certificates representing such certificated Securities and delivery of such Instruments to Secured Party, in each case duly endorsed or accompanied by duly executed instruments of assignment or transfer in blank, (iii) in the case of the Intellectual Property Collateral, in addition to the filing of such UCC financing statements, the recordation of a Grant with the applicable IP Filing Office, (iv) in the case of Equipment that is covered by a certificate of title, the filing with the appropriate authority in the applicable jurisdiction of an application requesting the notation of the security interest created hereunder on such certificate of title, (v) in the case of any Deposit Account and any Investment Property constituting a Security Entitlement, Securities Account, Commodity Contract or Commodity Account, the execution and delivery to Secured Party of an agreement providing for control by Secured Party thereof,

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the security interests in the Collateral granted to Secured Party for the ratable benefit of Lenders and Swap Counterparties will, to the extent such security interests may be perfected by filing UCC financing statements and, in the case of the Securities Collateral consisting of certificated Securities or evidenced by Instruments, in addition to filing of such UCC financing statements, delivery of the certificates representing such certificated Securities and delivery of such Instruments to Secured Party and, in the case of the Intellectual Property Collateral, in addition to filing of such UCC financing statements, by the filing of a Grant with the applicable IP Filing Office, and, in the case of Deposit Accounts, Securities Accounts and Commodity Accounts, the delivery of an executed control agreement, constitute perfected security interests therein prior to all other Liens (except for Permitted Encumbrances and Liens permitted by subsection 7.2A(ii) of the Credit Agreement), and all filings and other actions necessary or desirable to perfect and protect such security interests have been, or promptly after the Closing Date will be, duly made or taken.

(c)           Office Locations; Type and Jurisdiction of Organization; Locations of Equipment and Inventory.  Such Grantor’s name as it appears in official filings in the jurisdiction of its organization, type of organization (i.e. corporation, limited partnership, etc.), jurisdiction of organization, principal place of business, chief executive office, office where such Grantor keeps its Records regarding the Accounts, Intellectual Property and originals of Chattel Paper, and organization number provided by the applicable Government Authority of the jurisdiction of organization are set forth on Schedule 3 annexed hereto.  All of the Equipment and Inventory is located at the places set forth on Schedule 4 annexed hereto, except for Inventory which, in the ordinary course of business, is in transit either (i) from a supplier to a Grantor, (ii) between the locations set forth on Schedule 4 annexed hereto, or (iii) to customers of a Grantor.

(d)           Names.  No Grantor (or predecessor by merger or otherwise of such Grantor) has, within the five year period preceding the date hereof, or, in the case of an Additional Grantor, the date of the applicable Counterpart, had a different name from the name of such Grantor listed on the signature pages hereof, except the names set forth on Schedule 5 annexed hereto.

(e)           Delivery of Certain Collateral.  All certificates or Instruments with a fair market value individually or in the aggregate exceeding $500,000 (excluding checks) evidencing, comprising or representing the Collateral have been delivered to Secured Party duly endorsed or accompanied by duly executed instruments of transfer or assignment in blank.

(f)            Securities Collateral.  All of the Pledged Subsidiary Equity set forth on Schedule 6 annexed hereto has been duly authorized and validly issued and is fully paid and non-assessable; all of the Pledged Subsidiary Debt set forth on Schedule 7 annexed hereto has been duly authorized and is the legally valid and binding obligation of the issuers thereof and is not in default; there are no outstanding warrants, options or other rights to purchase, or other agreements outstanding with respect to, or property that is now or hereafter convertible into, or that requires the issuance or sale of, any Pledged Subsidiary Equity; Schedule 6 annexed hereto sets forth all of the Equity Interests and the Pledged Equity owned by each Grantor, and the percentage ownership in each issuer thereof and Schedule 7 annexed hereto sets forth all of the Pledged Debt owned by such Grantor.

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(g)           Intellectual Property Collateral.  A true and complete list of all Trademark Registrations and applications for any Trademark owned, held (whether pursuant to a license or otherwise) or used by such Grantor, in whole or in part, is set forth on Schedule 8 annexed hereto; a true and complete list of all material Patent Registrations owned, held (whether pursuant to a license or otherwise) or used by such Grantor, in whole or in part, is set forth on Schedule 9 annexed hereto; a true and complete list of all material Copyright Registrations and applications for material Copyright Registrations held (whether pursuant to a license or otherwise) by such Grantor, in whole or in part, is set forth on Schedule 10 annexed hereto; and such Grantor is not aware of any pending or threatened claim by any third party that any of the Intellectual Property Collateral owned, held or used by such Grantor is invalid or unenforceable.

(h)           Deposit Accounts, Securities Accounts, Commodity Accounts.  Schedule 11 annexed hereto lists all Deposit Accounts, Securities Accounts and Commodity Accounts owned by each Grantor, and indicates the institution or intermediary at which the account is held and the account number.

(i)            Chattel Paper.  Such Grantor has no interest in any Chattel Paper, [except as set forth in Schedule 12 annexed hereto.]

(j)            Letter-of-Credit Rights.  Such Grantor has no interest in any Letter-of-Credit Rights[, except as set forth on Schedule 13 annexed hereto.]

(k)           Documents.  No negotiable Documents are outstanding with respect to any of the Inventory, [except as set forth on Schedule [14] annexed hereto].

The representations and warranties as to the information set forth in Schedules referred to herein are made as to each Grantor (other than Additional Grantors) as of the date hereof and as to each Additional Grantor as of the date of the applicable Counterpart, except that, in the case of a Pledge Supplement, IP Supplement or notice delivered pursuant to Section 5(d) hereof, such representations and warranties are made as of the date of such supplement or notice.

SECTION 5.                Further Assurances.

(a)           Generally.  Each Grantor agrees that from time to time, at the expense of Grantors, such Grantor will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that Secured Party may request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable Secured Party to exercise and enforce its rights and remedies hereunder with respect to any Collateral.  Without limiting the generality of the foregoing, each Grantor will:  (i) notify Secured Party in writing of receipt by such Grantor of any interest in Chattel Paper with a fair market value individually or in the aggregate exceeding $500,000 and at the request of Secured Party, mark conspicuously each item of Chattel Paper and, at the request of Secured Party, each of its records pertaining to the Collateral, with a legend, in form and substance satisfactory to Secured Party, indicating that such Collateral is subject to the security interest granted hereby, (ii) deliver to Secured Party all promissory notes and other Instruments with a fair market value

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individually or in the aggregate exceeding $500,000 and, at the request of Secured Party, all original counterparts of Chattel Paper with a fair market value individually or in the aggregate exceeding $500,000, duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to Secured Party, (iii) (A) execute (if necessary) and file such financing or continuation statements, or amendments thereto, (B) execute and deliver, and cause to be executed and delivered, agreements establishing that Secured Party has control of electronic Chattel Paper with a fair market value individually or in the aggregate exceeding $500,000, Securities Accounts with a fair market value (including the fair market value of any Security Entitlements held in any such Securities Accounts) individually or in the aggregate exceeding $500,000, Commodity Accounts with a fair market value (including the fair market value of any Commodity Contracts held in any such Commodity Accounts) individually or in the aggregate exceeding $500,000, Letter-of-Credit Rights with a fair market value individually or in the aggregate exceeding $500,000, and, subject to subsection 6.11 of the Credit Agreement, Deposit Accounts with a fair market value individually or in the aggregate exceeding $500,000 of such Grantor and (C) deliver such other instruments or notices, in each case, as may be necessary or desirable, or as Secured Party may request, in order to perfect and preserve the security interests granted or purported to be granted hereby, (iv) furnish to Secured Party from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as Secured Party may reasonably request, all in reasonable detail, (v) at any reasonable time, upon request by Secured Party, exhibit the Collateral to and allow inspection of the Collateral by Secured Party, or persons designated by Secured Party, (vi) at Secured Party’s reasonable request, appear in and defend any action or proceeding that may affect such Grantor’s title to or Secured Party’s security interest in all or any part of the Collateral, and (vii) use commercially reasonable efforts to obtain any necessary consents of third parties to the creation and perfection of a security interest in favor of Secured Party with respect to any Collateral.  Each Grantor hereby authorizes Secured Party to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral (including any financing statement indicating that it covers “all assets” or “all personal property” of such Grantor) without the signature of any Grantor.

(b)           Securities Collateral.  Without limiting the generality of the foregoing Section 5(a), each Grantor agrees that (i) all certificates or Instruments (A) representing or evidencing Pledged Subsidiary Equity or Pledged Subsidiary Debt or (B) with a fair market value, individually or in the aggregate, exceeding $500,000 representing or evidencing the Securities Collateral (other than Pledged Subsidiary Equity or Pledged Subsidiary Debt) shall be delivered to and held by or on behalf of Secured Party pursuant hereto and shall be in suitable form for transfer by delivery or, as applicable, shall be accompanied by such Grantor’s endorsement, where necessary, or duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to Secured Party and (ii) it will, upon obtaining any additional Equity Interests or Indebtedness, promptly (and in any event within ten Business Days) deliver to Secured Party a Pledge Supplement, duly executed by such Grantor, in respect of such additional Pledged Equity or Pledged Debt; provided, that the failure of any Grantor to execute a Pledge Supplement with respect to any additional Pledged Equity or Pledged Debt shall not impair the security interest of Secured Party therein or otherwise adversely affect the rights and remedies of Secured Party hereunder with respect thereto.  Upon each such acquisition, the representations and warranties contained in Section 4(f) hereof shall be deemed

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to have been made by such Grantor as to such Pledged Equity or Pledged Debt, whether or not such Pledge Supplement is delivered.

(c)           Intellectual Property Collateral.  Without limiting the generality of the foregoing Section 5(a), if any Grantor shall hereafter obtain rights to any new (i) Trademark Registration, (ii) material Patent Registration or (iii) material Copyright Registration, application for Copyright Registration or renewals or extension of any Copyright Registration, then in any such case, the provisions of this Agreement shall automatically apply thereto.  At least semiannually, within 15 days after the end of each six-month period, each Grantor shall notify Secured Party in writing of any of the foregoing rights acquired by such Grantor after the date hereof and of any Trademark Registrations issued or application for a Trademark Registration made, any material Patent Registration issued or application for a material Patent Registration made, and any material Copyright Registrations issued or application for material Copyright Registration made, in any such case, after the date hereof.  At least semiannually, within 15 days after the end of each six-month period, each Grantor shall execute and deliver to Secured Party an IP Supplement, and submit a Grant for recordation with respect thereto in the applicable IP Filing Office; provided, the failure of any Grantor to execute an IP Supplement or submit a Grant for recordation with respect to any additional Intellectual Property Collateral shall not impair the security interest of Secured Party therein or otherwise adversely affect the rights and remedies of Secured Party hereunder with respect thereto.  Upon delivery to Secured Party of an IP Supplement, Schedules 8, 9 and 10 annexed hereto and Schedule A to each Grant, as applicable, shall be deemed modified to include reference to any right, title or interest in any existing Intellectual Property Collateral or any Intellectual Property Collateral set forth on Schedule A to such IP Supplement.  Upon each such acquisition, the representations and warranties contained in Section 4(g) hereof shall be deemed to have been made by such Grantor as to such Intellectual Property Collateral, whether or not such IP Supplement is delivered.

(d)           Commercial Tort Claims.  Grantors have no Commercial Tort Claims as of the date hereof, except as set forth on Schedule 1 annexed hereto.  In the event that a Grantor shall at any time after the date hereof have any Commercial Tort Claims, such Grantor shall promptly notify Secured Party thereof in writing, which notice shall (i) set forth in reasonable detail the basis for and nature of such Commercial Tort Claim and (ii) constitute an amendment to this Agreement by which such Commercial Tort Claim shall constitute part of the Collateral.

SECTION 6.                Certain Covenants of Grantors.

Each Grantor shall:

(a)           not use or permit any Collateral to be used unlawfully or in violation of any provision of this Agreement or any applicable statute, regulation or ordinance or any policy of insurance covering the Collateral;

(b)           give Secured Party written notice within 30 days of (i) any change in such Grantor’s name, identity or corporate structure and (ii) any reincorporation, reorganization or other action that results in a change of the jurisdiction of organization of such Grantor;

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(c)           if Secured Party gives value to enable such Grantor to acquire rights in or the use of any Collateral, use such value for such purposes;

(d)           keep correct and accurate Records of Collateral at the locations described in Schedule 3 annexed hereto; and

(e)           permit representatives of Secured Party at any time during normal business hours to inspect and make abstracts from such Records, and each Grantor agrees to render to Secured Party, at Grantor’s cost and expense, such clerical and other assistance as may be reasonably requested with regard thereto.

SECTION 7.                Special Covenants With Respect to Equipment and Inventory.

Each Grantor shall:

(a)           if any Inventory is in possession or control of any of such Grantor’s agents or processors, if the aggregate book value of all such Inventory in possession or control of any such agent or processor exceeds $500,000, and in any event upon the occurrence of an Event of Default, instruct such agent or processor to hold all such Inventory for the account of Secured Party and subject to the instructions of Secured Party;

 (b)          upon the occurrence and during the continuance of an Event of Default upon Secured Party’s written request, promptly upon the issuance and delivery to such Grantor of any negotiable Document, deliver such Document to Secured Party.

SECTION 8.                Special Covenants with respect to Accounts

(a)           Each Grantor shall, for not less than three years from the date on which each Account of such Grantor arose, maintain (i) complete Records of such Account, including records of all payments received, credits granted and merchandise returned, and (ii) all documentation relating thereto.

(b)           Except as otherwise provided in this subsection (b), each Grantor shall continue to collect in accordance with its past business practices or otherwise on terms which such Grantor in good faith considers advisable, at its own expense, all amounts due or to become due to such Grantor under the Accounts.  In connection with such collections, each Grantor may take (and, upon the occurrence and during the continuance of an Event of Default at Secured Party’s direction, shall take) such action as such Grantor or Secured Party may deem necessary or advisable to enforce collection of amounts due or to become due under the Accounts; provided, however, that Secured Party shall have the right at any time, upon the occurrence and during the continuation of an Event of Default and upon written notice to such Grantor of its intention to do so, to (i) notify the account debtors or obligors under any Accounts of the assignment of such Accounts to Secured Party and to direct such account debtors or obligors to make payment of all amounts due or to become due to such Grantor thereunder directly to Secured Party, (ii) notify each Person maintaining a lockbox or similar arrangement to which account debtors or obligors under any Accounts have been directed to make payment to remit all amounts representing collections on checks and other payment items from time to time sent to or deposited in such lockbox or other arrangement directly to Secured Party, (iii) enforce collection

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of any such Accounts at the expense of Grantors, and (iv) adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done.  After receipt by such Grantor of the notice from Secured Party referred to in the proviso to the preceding sentence, (A) all amounts and proceeds (including checks and other Instruments) received by such Grantor in respect of the Accounts shall be received in trust for the benefit of Secured Party hereunder, shall be segregated from other funds of such Grantor and shall be forthwith paid over or delivered to Secured Party in the same form as so received (with any necessary endorsement) to be held as cash Collateral and applied as provided by Section 17 hereof, and (B) such Grantor shall not, without the written consent of Secured Party, adjust, settle or compromise the amount or payment of any Account, or release wholly or partly any account debtor or obligor thereof, or allow any credit or discount thereon.

SECTION 9.                Special Covenants With Respect to the Securities Collateral.

(a)           Form of Securities Collateral.  Secured Party shall have the right at any time after the occurrence and during the continuance of Event of Default to exchange certificates or instruments representing or evidencing Securities Collateral for certificates or instruments of smaller or larger denominations.  If any Securities Collateral is not a security pursuant to Section 8-103 of the UCC, no Grantor shall take any action that, under such Section, converts such Securities Collateral into a security without causing the issuer thereof to issue to it certificates or instruments evidencing such Securities Collateral, which it shall promptly deliver to Secured Party as provided in this Section 9(a).

(b)           Covenants.  Each Grantor shall (i) cause each issuer of Pledged Subsidiary Equity not to issue Equity Interests in addition to or in substitution for the Pledged Subsidiary Equity issued by such issuer, except to such Grantor;  (ii) immediately upon its acquisition (directly or indirectly) of any Equity Interests, including additional Equity Interests in each issuer of Pledged Equity, comply with Section 5(b); provided that, notwithstanding anything contained in this clause (ii) to the contrary, such Grantor shall only be required to pledge the outstanding Equity Interests of a controlled foreign corporation not exceeding 65% of the voting power of all classes of capital stock of such controlled foreign corporation entitled to vote; (iii) immediately upon issuance of any and all Instruments or other evidences of additional Indebtedness from time to time owed to such Grantor by any obligor on the Pledged Debt, comply with Section 5; (iv) promptly deliver to Secured Party all material written notices received by it with respect to the Securities Collateral; (v) at its expense (A) perform and comply in all material respects with all terms and provisions of any agreement related to the Securities Collateral required to be performed or complied with by it, (B) maintain all such agreements in full force and effect and (C) enforce all such agreements in accordance with their terms; and (vi), at the request of Secured Party, promptly execute and deliver to Secured Party an agreement providing for control by Secured Party of all Securities Accounts and Commodity Accounts of such Grantor.

(c)           Voting and Distributions.  So long as no Event of Default shall have occurred and be continuing, (i) each Grantor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Securities Collateral or any part thereof for any purpose not prohibited by the terms of this Agreement or the Credit Agreement; provided, no Grantor shall exercise or refrain from exercising any such right if Secured Party shall have notified such

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Grantor that, in Secured Party’s judgment, such action would have a material adverse effect on the value of the Securities Collateral or any part thereof; and (ii) each Grantor shall be entitled to receive and retain any and all dividends, other distributions, principal and interest paid in respect of the Securities Collateral.

Upon the occurrence and during the continuation of an Event of Default, (x) upon written notice from Secured Party to any Grantor, all rights of such Grantor to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant hereto shall cease, and all such rights shall thereupon become vested in Secured Party who shall thereupon have the sole right to exercise such voting and other consensual rights; (y) except as otherwise specified in the Credit Agreement, all rights of such Grantor to receive the dividends, other distributions, principal and interest payments which it would otherwise be authorized to receive and retain pursuant hereto shall cease, and all such rights shall thereupon become vested in Secured Party who shall thereupon have the sole right to receive and hold as Collateral such dividends, other distributions, principal and interest payments; and (z) all dividends, principal, interest payments and other distributions which are received by such Grantor contrary to the provisions of clause (y) above shall be received in trust for the benefit of Secured Party, shall be segregated from other funds of such Grantor and shall forthwith be paid over to Secured Party as Collateral in the same form as so received (with any necessary endorsements).

In order to permit Secured Party to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder, (I) each Grantor shall promptly execute and deliver (or cause to be executed and delivered) to Secured Party all such proxies, dividend payment orders and other instruments as Secured Party may from time to time reasonably request, and (II) without limiting the effect of clause (I) above, each Grantor hereby grants to Secured Party an irrevocable proxy to vote the Pledged Equity and to exercise all other rights, powers, privileges and remedies to which a holder of the Pledged Equity would be entitled (including giving or withholding written consents of holders of Equity Interests, calling special meetings of holders of Equity Interests and voting at such meetings), which proxy shall be effective, automatically and without the necessity of any action (including any transfer of any Pledged Equity on the record books of the issuer thereof) by any other Person (including the issuer of the Pledged Equity or any officer or agent thereof), upon the occurrence of an Event of Default and which proxy shall only terminate upon the payment in full of the Secured Obligations, the cure of such Event of Default or waiver thereof as evidenced by a writing executed by Secured Party.

So long as no Event of Default shall have occurred and be continuing, the Secured Party shall promptly execute and deliver (or cause to be executed and delivered) to, and at the cost and expense of, the Grantors all such proxies, dividend payment orders and other instruments as the Grantors may from time to time reasonably request for the purpose of enabling the Grantors to exercise the voting and other consensual rights which they are entitled to exercise pursuant to this section and to receive the dividends, distributions, principal or interest payments which they are authorized to receive and retain pursuant to this section.

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SECTION 10.       Special Covenants With Respect to the Intellectual Property Collateral.

(a)           Each Grantor shall:

(i)            use commercially reasonable efforts so as not to permit the inclusion in any contract to which it hereafter becomes a party of any provision that could in any way impair or prevent the creation of a security interest in, or the assignment of, such Grantor’s rights and interests in any property included within the definitions of any Intellectual Property Collateral acquired under such contracts;

(ii)           take any and all steps deemed appropriate in Grantor’s commercially reasonable judgment consistent with Grantor’s past practices to protect the secrecy of all trade secrets relating to the products and services sold or delivered under or in connection with the Intellectual Property Collateral, including, without limitation, where appropriate entering into confidentiality agreements with employees and labeling and restricting access to secret information and documents;

(iii)          use proper statutory notice in connection with its use of any of the Intellectual Property Collateral and products and services covered by the Intellectual Property Collateral deemed appropriate in Grantor’s commercially reasonable judgment consistent with Grantor’s past practices; and

(iv)          use a commercially appropriate standard of quality (which may be consistent with such Grantor’s past practices) in the manufacture, sale and delivery of products and services sold or delivered under or in connection with the Trademarks.

(b)           Except as otherwise provided in this Section 10, each Grantor shall continue to collect in accordance with its past business practices or otherwise on such terms which such Grantor considers advisable, at its own expense, all amounts due or to become due to such Grantor in respect of the Intellectual Property Collateral or any portion thereof.  In connection with such collections, each Grantor may take (and, after the occurrence and during the continuance of any Event of Default at Secured Party’s reasonable direction, shall take) such action as such Grantor or Secured Party may deem reasonably necessary or advisable to enforce collection of such amounts; provided, Secured Party shall have the right at any time, upon the occurrence and during the continuation of an Event of Default and upon written notice to such Grantor of its intention to do so, to notify the obligors with respect to any such amounts of the existence of the security interest created hereby and to direct such obligors to make payment of all such amounts directly to Secured Party, and, upon such notification and at the expense of such Grantor, to enforce collection of any such amounts and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done.  After receipt by any Grantor of the notice from Secured Party referred to in the proviso to the preceding sentence and upon the occurrence and during the continuance of any Event of Default, (i) all amounts and proceeds (including checks and Instruments) received by each Grantor in respect of amounts due to such Grantor in respect of the Intellectual Property Collateral or any portion thereof shall be received in trust for the benefit of Secured Party hereunder, shall be segregated from other funds of such Grantor and shall be forthwith paid over or delivered to Secured Party in the same form as so received (with any necessary endorsement)

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to be held as cash Collateral and applied as provided by Section 17 hereof, and (ii) such Grantor shall not adjust, settle or compromise the amount or payment of any such amount or release wholly or partly any obligor with respect thereto or allow any credit or discount thereon.

(c)           Each Grantor shall have the duty diligently, through counsel reasonably acceptable to Secured Party, to prosecute, file and/or make, unless and until such Grantor, in its commercially reasonable judgment, decides otherwise, (i) any application for registration relating to any of the Intellectual Property Collateral owned, held or used by such Grantor and set forth on Schedules 8, 9 or 10 annexed hereto, as applicable, that is pending as of the date of this Agreement, (ii) any Copyright Registration on any existing or future unregistered but copyrightable works (except for works of nominal commercial value or with respect to which such Grantor has determined in the exercise of its commercially reasonable judgment that it shall not seek registration), (iii) any application on any future patentable but unpatented innovation or invention comprising Intellectual Property Collateral, and (iv) any Trademark opposition and cancellation proceedings, renew Trademark Registrations and Copyright Registrations and do any and all acts which are necessary or desirable to preserve and maintain all rights in all Intellectual Property Collateral.  Any expenses incurred in connection therewith shall be borne solely by Grantors.  Subject to the foregoing, each Grantor shall give Secured Party prior written notice of any abandonment of any material Intellectual Property Collateral.

(d)           Except as provided herein, each Grantor shall have the right to commence and prosecute in its own name, as real party in interest, for its own benefit and at its own expense, such suits, proceedings or other actions for infringement, unfair competition, dilution, misappropriation or other damage, or reexamination or reissue proceedings as are necessary to protect the Intellectual Property Collateral.  Each Grantor shall promptly, following its becoming aware thereof, notify Secured Party of the institution of, or of any adverse determination in, any proceeding (whether in an IP Filing Office or any federal, state, local or foreign court) or regarding such Grantor’s ownership, right to use, or interest in any material Intellectual Property Collateral.  Each Grantor shall provide to Secured Party any information with respect thereto reasonably requested by Secured Party.

(e)           In addition to, and not by way of limitation of, the granting of a security interest in the Collateral pursuant hereto, each Grantor, effective upon the occurrence and during the continuance of an Event of Default, hereby assigns, transfers and conveys to Secured Party the nonexclusive right and license to use all Trademarks, tradenames, Copyrights, Patents or technical processes (including, without limitation, the Intellectual Property Collateral) owned or used by such Grantor that relate to the Collateral, together with any goodwill associated therewith, all to the extent necessary to enable Secured Party to realize on the Collateral in accordance with this Agreement and to enable any transferee or assignee of the Collateral to enjoy the benefits of the Collateral.  This right shall inure to the benefit of all successors, assigns and transferees of Secured Party and its successors, assigns and transferees, whether by voluntary conveyance, operation of law, assignment, transfer, foreclosure, deed in lieu of foreclosure or otherwise.  Such right and license shall be granted free of charge, without requirement that any monetary payment whatsoever be made to such Grantor.  If and to the extent that any Grantor is permitted to license the Intellectual Property Collateral, Secured Party shall promptly enter into a non-disturbance agreement or other similar arrangement, at such Grantor’s request and expense, with such Grantor and any licensee of any Intellectual Property

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Collateral permitted hereunder in form and substance reasonably satisfactory to Secured Party pursuant to which (i) Secured Party shall agree not to disturb or interfere with such licensee’s rights under its license agreement with such Grantor so long as such licensee is not in default thereunder, and (ii) such licensee shall acknowledge and agree that the Intellectual Property Collateral licensed to it is subject to the security interest created in favor of Secured Party and the other terms of this Agreement.

SECTION 11.             Collateral Account.

Secured Party is hereby authorized to establish and maintain as a blocked account under the sole dominion and control of Secured Party, a restricted Deposit Account designated as “Maidenform Collateral Account”.  All amounts at any time held in the Collateral Account shall be beneficially owned by Grantors but shall be held in the name of Secured Party hereunder, for the benefit of Beneficiaries, as collateral security for the Secured Obligations upon the terms and conditions set forth herein.  Grantors shall have no right to withdraw, transfer or, except as expressly set forth herein, otherwise receive any funds deposited into the Collateral Account.  Anything contained herein to the contrary notwithstanding, the Collateral Account shall be subject to such applicable laws, and such applicable regulations of the Board of Governors of the Federal Reserve System and of any other appropriate banking or Government Authority, as may now or hereafter be in effect.  All deposits of funds in the Collateral Account shall be made by wire transfer (or, if applicable, by intra-bank transfer from another account of a Grantor) of immediately available funds, in each case addressed in accordance with instructions of Secured Party.  Each Grantor shall, promptly after initiating a transfer of funds to the Collateral Account, give notice to Secured Party by telefacsimile of the date, amount and method of delivery of such deposit.  Cash held by Secured Party in the Collateral Account shall not be invested by Secured Party but instead shall be maintained as a cash deposit in the Collateral Account pending application thereof as elsewhere provided in this Agreement.  To the extent permitted under Regulation Q of the Board of Governors of the Federal Reserve System, any cash held in the Collateral Account shall bear interest at the standard rate paid by Secured Party to its customers for deposits of like amounts and terms.  Subject to Secured Party’s rights hereunder, any interest earned on deposits of cash in the Collateral Account shall be deposited directly in, and held in the Collateral Account.

SECTION 12.             Secured Party Appointed Attorney-in-Fact.

Each Grantor hereby irrevocably appoints Secured Party as such Grantor’s attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor, Secured Party or otherwise, from time to time in Secured Party’s discretion to take any action and to execute any instrument that Secured Party may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation:

(a)           upon the occurrence and during the continuance of an Event of Default, to obtain and adjust insurance required to be maintained by such Grantor or paid to Secured Party pursuant to the Credit Agreement;

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(b)           upon the occurrence and during the continuance of an Event of Default, to ask for, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

(c)           upon the occurrence and during the continuance of an Event of Default, to receive, endorse and collect any drafts or other Instruments, Documents, Chattel Paper and other documents in connection with clauses (a) and (b) above;

(d)           upon the occurrence and during the continuance of an Event of Default, to file any claims or take any action or institute any proceedings that Secured Party may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce or protect the rights of Secured Party with respect to any of the Collateral;

(e)           upon the occurrence and during the continuance of an Event of Default, to pay or discharge taxes or Liens (other than taxes not required to be discharged pursuant to the Credit Agreement and Liens permitted under this Agreement or the Credit Agreement) levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by Secured Party in its sole discretion, any such payments made by Secured Party to become obligations of such Grantor to Secured Party, due and payable immediately without demand;

(f)            upon the occurrence and during the continuance of an Event of Default, to sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications and notices in connection with Accounts and other documents relating to the Collateral; and

(g)           upon the occurrence and during the continuance of an Event of Default, generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though Secured Party were the absolute owner thereof for all purposes, and to do, at Secured Party’s option and Grantors’ expense, at any time or from time to time, all acts and things that Secured Party deems necessary to protect, preserve or realize upon the Collateral and Secured Party’s security interest therein in order to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

SECTION 13.             Secured Party May Perform.

If any Grantor fails to perform any agreement contained herein, Secured Party may itself perform, or cause performance of, such agreement, and the expenses of Secured Party incurred in connection therewith shall be payable by Grantors under Section 18(b) hereof.

SECTION 14.             Standard of Care.

The powers conferred on Secured Party hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers.  Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, Secured Party shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.  Secured Party shall be deemed to have exercised

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reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which Secured Party accords its own property.

SECTION 15.             Remedies.

(a)           Generally.  If any Event of Default shall have occurred and be continuing, Secured Party may, subject to Section 20 hereof, exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the UCC (whether or not the UCC applies to the affected Collateral), and also may (i) require each Grantor to, and each Grantor hereby agrees that it will at its expense and upon written request of Secured Party forthwith, assemble all or part of the Collateral as directed by Secured Party and make it available to Secured Party at a place to be designated by Secured Party that is reasonably convenient to both parties, (ii) enter onto the property where any Collateral is located and take possession thereof with or without judicial process, (iii) prior to the disposition of the Collateral, store, process, repair or recondition the Collateral or otherwise prepare the Collateral for disposition in any manner to the extent Secured Party deems appropriate, (iv) take possession of any Grantor’s premises or place custodians in exclusive control thereof, remain on such premises and use the same and any of such Grantor’s equipment for the purpose of completing any work in process, taking any actions described in the preceding clause (iii) and collecting any Secured Obligation, (v) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of Secured Party’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as Secured Party may deem commercially reasonable, (vi) exercise dominion and control over and refuse to permit further withdrawals from any Deposit Account maintained with Secured Party or any Lender and provide instructions directing the disposition of funds in Deposit Accounts not maintained with Secured Party or any Lender and (vii) provide entitlement orders with respect to Security Entitlements and other Investment Property constituting a part of the Collateral and, without notice to any Grantor, transfer to or register in the name of Secured Party or any of its nominees any or all of the Securities Collateral.  Secured Party or any Lender or Swap Counterparty may be the purchaser of any or all of the Collateral at any such sale and Secured Party, as agent for and representative of Lenders and Swap Counterparties (but not any Lender or Swap Counterparty in its individual capacity unless Requisite Obligees shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by Secured Party at such sale.  Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.  Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification.  Secured Party shall not be obligated to make any sale of Collateral regardless of notice of sale having been given.  Secured Party may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.  Each Grantor hereby

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waives any claims against Secured Party arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if Secured Party accepts the first offer received and does not offer such Collateral to more than one offeree.  If the proceeds of any sale or other disposition of the Collateral are insufficient to pay all the Secured Obligations, Grantors shall be jointly and severally liable for the deficiency and the fees of any attorneys employed by Secured Party to collect such deficiency.  Each Grantor further agrees that a breach of any of the covenants contained in this Section 15 will cause irreparable injury to Secured Party, that Secured Party has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section shall be specifically enforceable against such Grantor, and each Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no default has occurred giving rise to the Secured Obligations becoming due and payable prior to their stated maturities.

(b)           Securities Collateral.  Each Grantor recognizes that, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws, Secured Party may be compelled, with respect to any sale of all or any part of the Securities Collateral conducted without prior registration or qualification of such Securities Collateral under the Securities Act and/or such state securities laws, to limit purchasers to those who will agree, among other things, to acquire the Securities Collateral for their own account, for investment and not with a view to the distribution or resale thereof.  Each Grantor acknowledges that any such private placement may be at prices and on terms less favorable than those obtainable through a sale without such restrictions (including an offering made pursuant to a registration statement under the Securities Act) and, notwithstanding such circumstances, each Grantor agrees that any such private placement shall not be deemed, in and of itself, to be commercially unreasonable and that Secured Party shall have no obligation to delay the sale of any Securities Collateral for the period of time necessary to permit the issuer thereof to register it for a form of sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would, or should, agree to so register it.  If Secured Party determines to exercise its right to sell any or all of the Securities Collateral, upon written request, each Grantor shall and shall cause each issuer of any Securities Collateral to be sold hereunder from time to time to furnish to Secured Party all such information as Secured Party may request in order to determine the amount of Securities Collateral which may be sold by Secured Party in exempt transactions under the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder, as the same are from time to time in effect.

(c)           Collateral Account.  If an Event of Default has occurred and is continuing and, in accordance with Section 8 of the Credit Agreement, Company is required to pay to Secured Party an amount (the “Aggregate Available Amount”) equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding under the Credit Agreement, Company shall deliver funds in such an amount for deposit in the Collateral Account.  If for any reason the aggregate amount delivered by Company for deposit in the Collateral Account as aforesaid is less than the Aggregate Available Amount, the aggregate amount so delivered by Company shall be apportioned among all outstanding Letters of Credit for purposes of this Section in accordance with the ratio of the maximum amount available for drawing under each such Letter of Credit (as to such Letter of Credit, the “Maximum Available Amount”) to the Aggregate Available Amount.  Upon any drawing under any outstanding Letter

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of Credit in respect of which Company has deposited in the Collateral Account an amount described above, Secured Party shall apply the amount apportioned to such Letter of Credit to reimburse the Issuing Lender for the amount of such drawing.  In the event of cancellation or expiration of any Letter of Credit in respect of which Company has deposited in the Collateral Account any amounts described above, or in the event of any reduction in the Maximum Available Amount under such Letter of Credit, Secured Party shall apply the amount then on deposit in the Collateral Account in respect of such Letter of Credit (less, in the case of such a reduction, the Maximum Available Amount under such Letter of Credit immediately after such reduction) first, to the payment of any amounts payable to Secured Party pursuant to Section 17 hereof, second, to the extent of any excess, to the cash collateralization pursuant to the terms of this Agreement of any outstanding Letters of Credit in respect of which Company has failed to pay all or a portion of the amounts described above (such cash collateralization to be apportioned among all such Letters of Credit in the manner described above), third, to the extent of any further excess, to the payment of any other outstanding Secured Obligations in such order as Secured Party shall elect, and fourth, to the extent of any further excess, to the payment to whomsoever shall be lawfully entitled to receive such funds.

SECTION 16.             Additional Remedies for Intellectual Property Collateral.

(a)           Anything contained herein to the contrary notwithstanding, upon the occurrence and during the continuation of an Event of Default, (i) Secured Party shall have the right (but not the obligation) to bring suit, in the name of any Grantor, Secured Party or otherwise, to enforce any Intellectual Property Collateral, in which event each Grantor shall, at the request of Secured Party, do any and all lawful acts and execute any and all documents required by Secured Party in aid of such enforcement and each Grantor shall promptly, upon demand, reimburse and indemnify Secured Party as provided in subsections 10.2 and 10.3 of the Credit Agreement and Section 18 hereof, as applicable, in connection with the exercise of its rights under this Section 16, and, to the extent that Secured Party shall elect not to bring suit to enforce any Intellectual Property Collateral as provided in this Section, each Grantor agrees to use all reasonable measures, whether by action, suit, proceeding or otherwise, to prevent the infringement of any of the Intellectual Property Collateral by others and for that purpose agrees to use its commercially reasonable judgment in maintaining any action, suit or proceeding against any Person so infringing reasonably necessary to prevent such infringement; (ii) upon written demand from Secured Party, each Grantor shall execute and deliver to Secured Party an assignment or assignments of the Intellectual Property Collateral and such other documents as are necessary or appropriate to carry out the intent and purposes of this Agreement; (iii) each Grantor agrees that such an assignment and/or recording shall be applied to reduce the Secured Obligations outstanding only to the extent that Secured Party (or any Lender) receives cash proceeds in respect of the sale of, or other realization upon, the Intellectual Property Collateral; and (iv) within five Business Days after written notice from Secured Party, each Grantor shall make available to Secured Party, to the extent within such Grantor’s power and authority, such personnel in such Grantor’s employ as Secured Party may reasonably designate, by name, title or job responsibility, to permit such Grantor to continue, directly or indirectly, to produce, advertise and sell the products and services sold or delivered by such Grantor under or in connection with the Trademarks, Trademark Registrations and Trademark Rights, such persons to be available to perform their prior functions on Secured Party’s behalf and to be compensated by Secured Party

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at such Grantor’s expense on a per diem, pro-rata basis consistent with the salary and benefit structure applicable to each as of the date of such Event of Default.

(b)           If (i) an Event of Default shall have occurred and, by reason of cure, waiver, modification, amendment or otherwise, no longer be continuing, (ii) no other Event of Default shall have occurred and be continuing, (iii) an assignment to Secured Party of any rights, title and interests in and to the Intellectual Property Collateral shall have been previously made, and (iv) the Secured Obligations shall not have become immediately due and payable, upon the written request of any Grantor, Secured Party shall promptly execute and deliver to such Grantor such assignments as may be necessary to reassign to such Grantor any such rights, title and interests as may have been assigned to Secured Party as aforesaid, subject to any disposition thereof that may have been made by Secured Party; provided, after giving effect to such reassignment, Secured Party’s security interest granted pursuant hereto, as well as all other rights and remedies of Secured Party granted hereunder, shall continue to be in full force and effect; and provided further, the rights, title and interests so reassigned shall be free and clear of all Liens other than Liens (if any) encumbering such rights, title and interest at the time of their assignment to Secured Party and Permitted Encumbrances.

SECTION 17.             Application of Proceeds.

Except as expressly provided elsewhere in this Agreement, all proceeds received by Secured Party in respect of any sale of, collection from, or other realization upon all or any part of the Collateral shall be applied as provided in the Credit Agreement.

SECTION 18.             Indemnity and Expenses.

(a)           Grantors jointly and severally agree to indemnify Secured Party, each Lender and each Swap Counterparty from and against any and all claims, losses and liabilities in any way relating to, growing out of or resulting from this Agreement and the transactions contemplated hereby (including, without limitation, enforcement of this Agreement), except to the extent such claims, losses or liabilities result solely from Secured Party’s or such Lender’s or Swap Counterparty’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.

(b)           Grantors jointly and severally agree to pay to Secured Party upon demand the amount of any and all costs and expenses in accordance with subsection 10.2 of the Credit Agreement.

(c)           The obligations of Grantors in this Section 18 shall (i) survive the termination of this Agreement and the discharge of Grantors’ other obligations under this Agreement, the Lender Swap Agreements, the Credit Agreement and the other Loan Documents and (ii), as to any Grantor that is a party to a Guaranty, be subject to the provisions of Section 1(b) thereof.

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SECTION 19.             Continuing Security Interest; Transfer of Loans; Termination and Release.

(a)           This Agreement shall create a continuing security interest in the Collateral and shall (i) remain in full force and effect until the payment in full of the Secured Obligations, the cancellation or termination of the Commitments and the cancellation or expiration of all outstanding Letters of Credit (or the cash collateralization thereof), (ii) be binding upon Grantors and their respective successors and assigns, and (iii) inure, together with the rights and remedies of Secured Party hereunder, to the benefit of Secured Party and its successors, transferees and assigns.  Without limiting the generality of the foregoing clause (iii), (A) but subject to the provisions of subsection 10.1 of the Credit Agreement, any Lender may assign or otherwise transfer any Loans held by it to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to Lenders herein or otherwise and (B) any Swap Counterparty may assign or otherwise transfer any Lender Swap Agreement to which it is a party to any other Person in accordance with the terms of such Lender Swap Agreement, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to Swap Counterparties herein or otherwise.

(b)           Upon the payment in full of all Secured Obligations (other than Unasserted Obligations), the cancellation or termination of the Commitments and the cancellation or expiration of all outstanding Letters of Credit (or the cash collateralization thereof), the security interest granted hereby (other than with respect to any cash collateral in respect of Letters of Credit) shall terminate and all rights to the Collateral shall revert to the applicable Grantors.  Upon any such termination Secured Party will, at Grantors’ expense, execute and deliver to Grantors such documents as Grantors shall reasonably request to evidence such termination.  In addition, upon the proposed sale or other disposition of any Collateral by a Grantor in accordance with the Credit Agreement for which such Grantor desires a security interest release from Secured Party, such a release may be obtained pursuant to the provisions of subsection 10.14 of the Credit Agreement, provided that to the extent subsection 10.14 of the Credit Agreement does not require Grantors to comply with any additional steps for the release of security interests created hereunder upon the proposed sale or other disposition of any Collateral to any Person (other than an Affiliate of Company) that is permitted by the Loan Documents or to which Requisite Lenders have otherwise consented, or the sale or other disposition of all of the Capital Stock of a Subsidiary Guarantor to any Person (other than an Affiliate of Company) that is permitted by the Loan Documents or to which Requisite Lenders have otherwise consented, such security interests shall be automatically released upon the sale of such Collateral.

SECTION 20.             Secured Party as Agent.

(a)           Secured Party has been appointed to act as Secured Party hereunder by Lenders and, by their acceptance of the benefits hereof, Swap Counterparties.  Secured Party shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of Collateral), solely in accordance with this Agreement and the Credit Agreement; provided that Secured Party shall exercise, or refrain from exercising, any remedies provided for in Section 15 hereof in accordance with the

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instructions of Requisite Obligees.  In furtherance of the foregoing provisions of this Section 20(a), each Swap Counterparty, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Collateral hereunder, it being understood and agreed by such Swap Counterparty that all rights and remedies hereunder may be exercised solely by Secured Party for the benefit of Lenders and Swap Counterparties in accordance with the terms of this Section 20(a).

(b)           Secured Party shall at all times be the same Person that is Administrative Agent under the Credit Agreement.  Written notice of resignation by Administrative Agent pursuant to subsection 9.5 of the Credit Agreement shall also constitute notice of resignation as Secured Party under this Agreement; and appointment of a successor Administrative Agent pursuant to subsection 9.5 of the Credit Agreement shall also constitute appointment of a successor Secured Party under this Agreement.  Upon the acceptance of any appointment as Administrative Agent under subsection 9.5 of the Credit Agreement by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Secured Party under this Agreement, and the retiring Secured Party under this Agreement shall promptly (i) transfer to such successor Secured Party all sums, securities and other items of Collateral held hereunder, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Secured Party under this Agreement, and (ii) execute (if necessary) and deliver to such successor Secured Party such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Secured Party of the security interests created hereunder, whereupon such retiring Secured Party shall be discharged from its duties and obligations under this Agreement.  After any retiring or removed Administrative Agent’s resignation hereunder as Secured Party, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was Secured Party hereunder.

(c)           Secured Party shall not be deemed to have any duty whatsoever with respect to any Swap Counterparty until it shall have received written notice in form and substance satisfactory to Secured Party from a Grantor or the Swap Counterparty as to the existence and terms of the applicable Lender Swap Agreement.

SECTION 21.             Additional Grantors.

The initial Grantors hereunder shall be Company, Holdings and such of the Subsidiaries of Company as are signatories hereto on the date hereof.  From time to time subsequent to the date hereof, additional Subsidiaries of Company may become Additional Grantors, by executing a Counterpart.  Upon delivery of any such Counterpart to Secured Party, notice of which is hereby waived by Grantors, each such Additional Grantor shall be a Grantor and shall be as fully a party hereto as if such Additional Grantor were an original signatory hereto.  Each Grantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Grantor hereunder, nor by any election of Secured Party not to cause any Subsidiary of Company to become an Additional Grantor hereunder.  This Agreement shall be fully effective as to any Grantor that is or becomes a party

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hereto regardless of whether any other Person becomes or fails to become or ceases to be a Grantor hereunder.

SECTION 22.             Amendments; Etc.

No amendment, modification, termination or waiver of any provision of this Agreement, and no consent to any departure by any Grantor therefrom, shall in any event be effective unless the same shall be in writing and signed by Secured Party and, in the case of any such amendment or modification, by Grantors; provided this Agreement may be modified by the execution of a Counterpart by an Additional Grantor in accordance with Section 21 hereof and Grantors hereby waive any requirement of notice of or consent to any such amendment.  Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

SECTION 23.             Notices.

Any notice or other communication herein required or permitted to be given shall be in writing and may be personally served or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided that notices to Secured Party shall not be effective until received.  For the purposes hereof, the address of each party hereto shall be as provided in subsection 10.8 of the Credit Agreement or as set forth under such party’s name on the signature pages hereof or such other address as shall be designated by such party in a written notice delivered to the other parties hereto.

SECTION 24.             Failure or Indulgence Not Waiver; Remedies Cumulative.

No failure or delay on the part of Secured Party in the exercise of any power, right or privilege hereunder shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude any other or further exercise thereof or of any other power, right or privilege.  All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

SECTION 25.             Severability.

In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

SECTION 26.             Headings.

Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

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SECTION 27.             Governing Law; Rules of Construction.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), EXCEPT TO THE EXTENT THAT THE UCC PROVIDES THAT THE PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK, IN WHICH CASE THE LAWS OF SUCH JURISDICTION SHALL GOVERN WITH RESPECT TO THE PERFECTION OF THE SECURITY INTEREST IN, OR THE REMEDIES WITH RESPECT TO, SUCH PARTICULAR COLLATERAL.  The rules of construction set forth in subsection 1.3 of the Credit Agreement shall be applicable to this Agreement mutatis mutandis.

SECTION 28.             Consent to Jurisdiction and Service of Process.

ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY GRANTOR ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ANY OBLIGATIONS HEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH GRANTOR, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (I) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (II) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (III) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO SUCH GRANTOR AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 23 HEREOF; (IV) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER SUCH GRANTOR IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; (V) AGREES THAT SECURED PARTY RETAINS THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST SUCH GRANTOR IN THE COURTS OF ANY OTHER JURISDICTION; AND (VI) AGREES THAT THE PROVISIONS OF THIS SECTION 28 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1402 OR OTHERWISE.

SECTION 29.             Waiver of Jury Trial.

GRANTORS AND SECURED PARTY HEREBY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES

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THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  EACH GRANTOR AND SECURED PARTY ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT FOR GRANTORS AND SECURED PARTY TO ENTER INTO A BUSINESS RELATIONSHIP, THAT GRANTORS AND SECURED PARTY HAVE ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS.  EACH GRANTOR AND SECURED PARTY FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 29 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.  In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

SECTION 30.             Counterparts.

This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

SECTION 31.             Definitions.

(a)           Each capitalized term utilized in this Agreement that is not defined in the Credit Agreement or in this Agreement, but that is defined in the UCC, including the categories of Collateral listed in Section 1 hereof, shall have the meaning set forth in Articles1, 8 or 9 of the UCC.

(b)           In addition, the following terms used in this Agreement shall have the following meanings:

“Additional Grantor” means a Subsidiary of Company that becomes a party hereto after the date hereof as an additional Grantor by executing a Counterpart.

 “Beneficiary” means Administrative Agent, and each Lender and each Swap Counterparty.

“Collateral” has the meaning set forth in Section 1 hereof.

“Collateral Account” means the “Maidenform Collateral Account” established pursuant to Section 11.

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“Copyrights” means all items under copyright in various published and unpublished works of authorship including, without limitation, computer programs, computer data bases, other computer software layouts, trade dress, drawings, designs, writings, and formulas (including, without limitation, the works set forth on Schedule 10 annexed hereto, as the same may be amended pursuant hereto from time to time).

“Copyright Registrations” means all Copyright registrations issued to any Grantor and applications for copyright registration that have been or may hereafter be issued or applied for thereon in the United States and in foreign countries, but in the case of such foreign countries only to the extent such registration in such foreign country relates to a Copyright that is not registered in the United States (including, without limitation, the registrations and applications set forth on Schedule 10 annexed hereto, as the same may be amended pursuant hereto from time to time).

“Copyright Rights” means all common law and other rights in and to the Copyrights in the United States and any state thereof and in foreign countries including all copyright licenses (but with respect to such copyright licenses, only to the extent permitted by such licensing arrangements), the right (but not the obligation) to renew and extend Copyright Registrations and any such rights and to register works protectable by copyright and the right (but not the obligation) to sue in the name of any Grantor or in the name of Secured Party or Lenders for past, present and future infringements of the Copyrights and any such rights.

“Counterpart” means a counterpart to this Agreement entered into by a Subsidiary of Company pursuant to Section 21 hereof.

“Credit Agreement” has the meaning set forth in the Preliminary Statements of this Agreement.

“Equity Interests” means all shares of stock, partnership interests, interests in Joint Ventures, limited liability company interests and all other equity interests in a Person, whether such stock or interests are classified as Investment Property or General Intangibles under the UCC.

“Event of Default” means any Event of Default as defined in the Credit Agreement or, after payment in full of all Obligations under the Credit Agreement and the other Loan Documents, the cancellation or expiration of all Letters of Credit and the termination of the Commitments, the occurrence of an Early Termination Date (as defined in a Master Agreement in the form prepared by the International Swap and Derivatives Association, Inc. or a similar event under any similar swap agreement) under any Lender Swap Agreement.

“Grant” means a Grant of Trademark Security Interest, substantially in the form of Exhibit I annexed hereto, and a Grant of Patent Security Interest, substantially in the form of Exhibit II annexed hereto, and a Grant of Copyright Security Interest, substantially in the form of Exhibit III annexed hereto.

“Intellectual Property Collateral” means, with respect to any Grantor all right, title and interest (including rights acquired pursuant to a license or otherwise but only to the extent permitted by agreements governing such license or other use) in and to all

XII-25

(a)           Copyrights, Copyright Registrations and Copyright Rights, including, without limitation, each of the Copyrights, rights, titles and interests in and to the Copyrights, all derivative works and other works protectable by copyright, which are presently, or in the future may be, owned, created (as a work for hire for the benefit of such Grantor), authored (as a work for hire for the benefit of such Grantor), or acquired by such Grantor, in whole or in part, and all Copyright Rights with respect thereto and all Copyright Registrations therefor, heretofore or hereafter granted or applied for, and all renewals and extensions thereof, throughout the world, including all proceeds thereof (such as, by way of example and not by limitation, license royalties and proceeds of infringement suits),

(b)           Patents;

(c)           Trademarks, Trademark Registrations, the Trademark Rights and goodwill of such Grantor’s business symbolized by the Trademarks and associated therewith; and

(d)           all trade secrets, trade secret rights, know-how, customer lists, processes of production, ideas, confidential business information, techniques, processes, formulas, and all other proprietary information.

“IP Filing Office” means the United States Patent and Trademark Office, the United States Copyright Office or any successor or substitute office in which domestic filings are necessary or, in the opinion of Administrative Agent, desirable in order to create or perfect Liens on any IP Collateral.

“IP Supplement” means an IP Supplement, substantially in the form of Exhibit V annexed hereto.

“Lender Swap Agreement” means an Interest Rate Agreement, Currency Agreement or other swap agreement between Company or a Subsidiary of Company and a Swap Counterparty.

“Patent Registrations” means all Patents that have been or may hereafter be issued or applied for thereon in the United States and in foreign countries, but in the case of such foreign countries only to the extent such registration in such foreign country relates to a Patent that is not registered in the United States (including, without limitation, the registrations and applications set forth on Schedule 10 annexed hereto).

“Patents” means all patents and patent applications and rights and interests in patents and patent applications under any domestic or foreign law that are presently, or in the future may be, owned or held by a Grantor and all patents and patent applications and rights, title and interests in patents and patent applications under any domestic or foreign law that are presently, or in the future may be, owned by such Grantor in whole or in part (including, without limitation, the patents and patent applications set forth on Schedule 9 annexed hereto), all rights (but not obligations) corresponding thereto to sue for past, present and future infringements and all re-issues, divisions, continuations, renewals, extensions and continuations-in-part thereof.

“Pledged Debt” means the Indebtedness from time to time owed to a Grantor, including the Indebtedness set forth on Schedule 7 annexed hereto and issued by the obligors named

XII-26

therein, the Instruments and certificates evidencing such Indebtedness and all interest, cash or other property received, receivable or otherwise distributed in respect of or exchanged therefor.

“Pledged Equity” means all Equity Interests now or hereafter owned by a Grantor, including all securities convertible into, and rights, warrants, options and other rights to purchase or otherwise acquire, any of the foregoing, including those owned on the date hereof and set forth on Schedule 6 annexed hereto, the certificates or other instruments representing any of the foregoing and any interest of such Grantor in the entries on the books of any securities intermediary pertaining thereto and all distributions, dividends and other property received, receivable or otherwise distributed in respect of or exchanged therefor.

“Pledged Subsidiary Debt” means Pledged Debt owed to a Grantor by any obligor that is, or becomes, a direct or indirect Subsidiary of such Grantor, of which such Grantor is a direct or indirect Subsidiary or that controls, is controlled by or under common control with such Grantor.

“Pledged Subsidiary Equity” means Pledged Equity in a Person that is, or becomes a direct Subsidiary of a Grantor.

“Pledge Supplement” means a Pledge Supplement, in substantially the form of Exhibit IV annexed hereto, in respect of the additional Pledged Equity or Pledged Debt pledged pursuant to this Agreement.

“Requisite Obligees” means either (i) Requisite Lenders or (ii), after payment in full of all Obligations under the Credit Agreement and the other Loan Documents, the cancellation or expiration of all Letters of Credit and the termination of the Commitments, the holders of a majority of (A) the aggregate notional amount under all Lender Swap Agreements (including Lender Swap Agreements that have been terminated) or (B) if all Lender Swap Agreements have been terminated in accordance with their terms, the aggregate amount then due and payable (exclusive of expenses and similar payments but including any early termination payments then due) under such Lender Swap Agreements.

“Secured Obligations” has the meaning set forth in Section 2 hereof.

“Securities Collateral” means, with respect to any Grantor, the Pledged Equity, the Pledged Debt and any other Investment Property in which such Grantor has an interest.

“Swap Counterparty” means a Person that enters into a swap agreement with Company or a Subsidiary and is a Lender or an Affiliate of a Lender at the time such agreement is entered into.

“Trademarks” means all trademarks, service marks, designs, logos, indicia, tradenames, trade dress, corporate names, company names, business names, fictitious business names, trade styles and/or other source and/or business identifiers and applications pertaining thereto, owned by such Grantor, or hereafter adopted and used, in its business (including, without limitation, the trademarks specifically set forth on Schedule 10 annexed hereto).

XII-27

“Trademark Registrations” means all Trademark registrations that have been or may hereafter be issued or applied for thereon in the United States and in foreign countries, but in the case of such foreign countries only to the extent such registration in such foreign country relates to a Trademark that is not registered in the United States (including, without limitation, the registrations and applications set forth on Schedule 10 annexed hereto).

“Trademark Rights” means all common law and other rights (but in no event any of the obligations) in and to the Trademarks in the United States and any state thereof and in foreign countries.

“UCC” means the Uniform Commercial Code, as it exists on the date of this Agreement or as it may hereafter be amended, in the State of New York or when the context applies, the Uniform Commercial Code as in effect from time to time in any other applicable jurisdiction.

[Remainder of page intentionally left blank]

XII-28

IN WITNESS WHEREOF, Grantors and Secured Party have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

MF MERGER CORPORATION

By:
Title:

Each of the entities listed on Schedule A annexed hereto

By:
on behalf of each of the entities listed on Schedule A annexed hereto

Title:

MF ACQUISITION CORPORATION

By:
Title:

BNP PARIBAS, as Administrative Agent as Secured Party

By:
Title:

By:
Title:

XII-S-1

SCHEDULE A
TO
SECURITY AGREEMENT

Name	Notice Address for each Grantor

XII-Schedule A-1

SCHEDULE 1
TO
SECURITY AGREEMENT

Commercial Tort Claims

XII-Schedule 1-1

SCHEDULE 2
TO
SECURITY AGREEMENT

Filing Offices

Grantor	Filing Offices

XII-Schedule 2-1

SCHEDULE 3
TO
SECURITY AGREEMENT

Office Locations, Type and Jurisdiction of Organization

Name of Grantor	Type of Organization	Office Locations(1)	Jurisdiction of Organization	Organization Number

(1)           List principal place of business, chief executive office and office where records regarding Accounts, Intellectual Property and Chattel Paper are kept.

XII-Schedule 3-1

SCHEDULE 4
TO
SECURITY AGREEMENT

Locations of Equipment and Inventory

Name of Grantor	Locations of Equipment and Inventory

XII-Schedule 4-1

SCHEDULE 5
TO
SECURITY AGREEMENT

Other Names

Name of Grantor	Other Names

XII-Schedule 5-1

SCHEDULE 6
TO
SECURITY AGREEMENT

Equity Issuer	Class of Equity	Equity Certificate Nos.	Par Value	Amount of Equity Interests	Percentage of Outstanding Equity Pledged

XII-Schedule 6-1

SCHEDULE 7
TO
SECURITY AGREEMENT

Debt Issuer	Amount of Indebtedness

XII-Schedule 7-1

SCHEDULE 8
TO
SECURITY AGREEMENT

U.S. Trademarks:

Registered Owner	Trademark Description	Registration Number	Registration Date

Foreign Trademarks:

Registered Owner	Trademark Description	Registration Number	Registration Date

XII-Schedule 8-1

SCHEDULE 9
TO
SECURITY AGREEMENT

U.S. Patents Issued:

Patent No.	Issue Date	Title	Inventor(s)

U.S. Patents Pending:

Date Filed	Application Number	Title	Inventor(s)

Foreign Patents Issued:

Country	Patent No.	Issue Date	Title	Inventor(s)

Foreign Patents Pending:

Country	Applicant’s Name	Date Filed	Application Number	Title	Inventor(s)

XI-Schedule 9-1

SCHEDULE 10
TO
SECURITY AGREEMENT

U.S. Copyright Registrations:

Title	Registration No.	Date of Issue	Registered Owner

Foreign Copyright Registrations:

Country	Title	Registration No.	Date of Issue

Pending U.S. Copyright Registration Applications:

Title	Appl. No.	Date of Application	Copyright Claimant

Pending Foreign Copyright Registration Applications:

Country	Title	Appl. No.	Date of Application

XII-Schedule 10-1

SCHEDULE 11
TO
SECURITY AGREEMENT

Deposit Accounts, Securities Accounts, Commodity Accounts

Type of Account	Depository Bank or Securities Intermediary	Address of Depository Bank or Securities Intermediary	Account Number

XII-Schedule 11-1

SCHEDULE 12
TO
SECURITY AGREEMENT

Chattel Paper

XII-Schedule 12-1

SCHEDULE 13
TO
SECURITY AGREEMENT

Letter-of-Credit Rights

XII-Schedule 13-1

SCHEDULE 14
TO
SECURITY AGREEMENT

Documents

XII-Schedule 14-1

SCHEDULE 15
TO
SECURITY AGREEMENT

Assigned Agreements

XII-Schedule 15-1

EXHIBIT I TO
SECURITY AGREEMENT

[FORM OF GRANT] OF TRADEMARK SECURITY INTEREST

WHEREAS, [NAME OF GRANTOR], a                     corporation (“Grantor”), owns and uses in its business, and will in the future adopt and so use, various intangible assets, including the Trademark Collateral (as defined below); and

WHEREAS, MF Merger Corporation, a New York corporation, has entered into a Credit Agreement dated as of May 11, 2004 (said Credit Agreement, as it may heretofore have been and as it may hereafter be further amended, restated, supplemented or otherwise modified from time to time, being the “Credit Agreement”) with the financial institutions named therein (collectively, together with their respective successors and assigns party to the Credit Agreement from time to time, the “Lenders”), and BNP Paribas, as Administrative Agent for the Lenders (in such capacity, “Secured Party”) pursuant to which Lenders have made certain commitments, subject to the terms and conditions set forth in the Credit Agreement, to extend certain credit facilities to Company; and

WHEREAS, Company may from time to time enter, or may from time to time have entered, into one or more swap agreements (collectively, the “Lender Swap Agreements”) with one or more Persons that are Lenders or Affiliates of Lenders at the time such Lender Swap Agreements are entered into (in such capacity, collectively, “Swap Counterparties”); and

[Insert if Grantor is a Subsidiary or Holdings:] [WHEREAS, Grantor has executed and delivered that certain Guaranty dated as of May 11, 2004 (said Guaranty, as it may heretofore have been and as it may hereafter be further amended, restated, supplemented or otherwise modified from time to time, being the “Guaranty”) in favor of Secured Party for the benefit of Lenders and any Swap Counterparties, pursuant to which Grantor has guarantied the prompt payment and performance when due of all obligations of Company under the Credit Agreement and the other Loan Documents and all obligations of Company under the Lender Swap Agreements, including, without limitation, the obligation of Company to make payments thereunder in the event of early termination thereof; and

WHEREAS, pursuant to the terms of a Security Agreement dated as of May 11, 2004 (said Security Agreement, as it may heretofore have been and as it may hereafter be further amended, restated, supplemented or otherwise modified from time to time, being the “Security Agreement”), among Grantor, Secured Party and the other grantors named therein, Grantor has created in favor of Secured Party a security interest in, and Secured Party has become a secured creditor with respect to, the Trademark Collateral;

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, subject to the terms and conditions of the Security Agreement, to evidence further the security interest granted by Grantor to Secured Party pursuant

I-1

to the Security Agreement, Grantor hereby grants to Secured Party a security interest in all of Grantor’s right, title and interest in and to the following, in each case whether now or hereafter existing or in which Grantor now has or hereafter acquires an interest and wherever the same may be located (the “Trademark Collateral”):

(i)            all rights, title and interest (including rights acquired pursuant to a license or otherwise) in and to all trademarks, service marks, designs, logos, indicia, tradenames, trade dress, corporate names, company names, business names, fictitious business names, trade styles and/or other source and/or business identifiers and applications pertaining thereto, owned by such Grantor, or hereafter adopted and used, in its business (including, without limitation, the trademarks set forth on Schedule A annexed hereto) (collectively, the “Trademarks”), all registrations that have been or may hereafter be issued or applied for thereon in the United States and any state thereof and in foreign countries (including, without limitation, the registrations and applications set forth on Schedule A annexed hereto), all common law and other rights (but in no event any of the obligations) in and to the Trademarks in the United States and any state thereof and in foreign countries, and all goodwill of such Grantor’s business symbolized by the Trademarks and associated therewith; and

(ii)           all proceeds, products, rents and profits of or from any and all of the foregoing Trademark Collateral and, to the extent not otherwise included, all payments under insurance (whether or not Secured Party is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Trademark Collateral.  For purposes of this Grant of Trademark Security Interest, the term “proceeds” includes whatever is receivable or received when Trademark Collateral or proceeds are sold, licensed, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary.

Grantor does hereby further acknowledge and affirm that the rights and remedies of Secured Party with respect to the security interest in the Trademark Collateral granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein.

[The remainder of this page is intentionally left blank.]

I-2

IN WITNESS WHEREOF, Grantor has caused this Grant of Trademark Security Interest to be duly executed and delivered by its officer thereunto duly authorized as of the         day of                 ,       .

[NAME OF GRANTOR]

By:

Title:

I-3

SCHEDULE A
TO
GRANT OF TRADEMARK SECURITY INTEREST

Owner	Trademark Description	Registration/ Appl. Number	Registration/ Appl. Date

I-A-1

EXHIBIT II TO
SECURITY AGREEMENT

[FORM OF] GRANT OF PATENT SECURITY INTEREST

WHEREAS, [NAME OF GRANTOR], a                       corporation (“Grantor”), owns and uses in its business, and will in the future adopt and so use, various intangible assets, including the Patent Collateral (as defined below); and

WHEREAS, MF Merger Corporation, a New York corporation, has entered into a Credit Agreement dated as of May 11, 2004 (said Credit Agreement, as it may heretofore have been and as it may hereafter be further amended, restated, supplemented or otherwise modified from time to time, being the “Credit Agreement”) with the financial institutions named therein (collectively, together with their respective successors and assigns party to the Credit Agreement from time to time, the “Lenders”), and BNP Paribas, as Administrative Agent for the Lenders (in such capacity, “Secured Party”), pursuant to which Lenders have made certain commitments, subject to the terms and conditions set forth in the Credit Agreement, to extend certain credit facilities to Company; and

WHEREAS, Company may from time to time enter, or may from time to time have entered, into one or more swap agreements (collectively, the “Lender Swap Agreements”) with one or more Persons that are Lenders or Affiliates of Lenders at the time such Lender Swap Agreements are entered into (in such capacity, collectively, “Swap Counterparties”); and

[Insert if Grantor is a Subsidiary or Holdings:] [WHEREAS, Grantor has executed and delivered that certain Guaranty dated as of May 11, 2004 (said Guaranty, as it may heretofore have been and as it may hereafter be further amended, restated, supplemented or otherwise modified from time to time, being the “Guaranty”) in favor of Secured Party for the benefit of Lenders and any Swap Counterparties, pursuant to which Grantor has guarantied the prompt payment and performance when due of all obligations of Company under the Credit Agreement and the other Loan Documents and all obligations of Company under the Lender Swap Agreements, including, without limitation, the obligation of Company to make payments thereunder in the event of early termination thereof; and]

WHEREAS, pursuant to the terms of a Security Agreement dated as of May 11, 2004 (said Security Agreement, as it may heretofore have been and as it may hereafter be further amended, restated, supplemented or otherwise modified from time to time, being the “Security Agreement”), among Grantor, Secured Party and the other grantors named therein, Grantor created in favor of Secured Party a security interest in, and Secured Party has become a secured creditor with respect to, the Patent Collateral;

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, subject to the terms and conditions of the Security Agreement, to evidence further the security interest granted by Grantor to Secured Party pursuant to the Security Agreement, Grantor hereby grants to Secured Party a security interest in all of Grantor’s right, title and interest in and to the following, in each case whether now or hereafter existing or in which Grantor now has or hereafter acquires an interest and wherever the same may be located (the “Patent Collateral”):

(i)            all rights, title and interest (including rights acquired pursuant to a license or otherwise) in and to all patents and patent applications and rights and interests in patents and patent applications under any domestic or foreign law that are presently, or in the future may be, owned or held by such Grantor and all patents and patent applications and rights, title and interests in patents and patent applications under any domestic or foreign law that are presently, or in the future may be, owned by such Grantor in whole or in part (including, without limitation, the patents and patent applications set forth on Schedule A annexed hereto), all rights (but not obligations) corresponding thereto to sue for past, present and future infringements and all re-issues, divisions, continuations, renewals, extensions and continuations-in-part thereof; and

(ii)           all proceeds, products, rents and profits of or from any and all of the foregoing Patent Collateral and, to the extent not otherwise included, all payments under insurance (whether or not Secured Party is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Patent Collateral.  For purposes of this Grant of Patent Security Interest, the term “proceeds” includes whatever is receivable or received when Patent Collateral or proceeds are sold, licensed, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary.

Grantor does hereby further acknowledge and affirm that the rights and remedies of Secured Party with respect to the security interest in the Patent Collateral granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein.

[The remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, Grantor has caused this Grant of Patent Security Interest to be duly executed and delivered by its officer thereunto duly authorized as of the         day of                 ,       .

[NAME OF GRANTOR]

By:
Title:

SCHEDULE A
TO
GRANT OF PATENT SECURITY INTEREST

Patents Issued:

Patent No.	Issue Date	Title	Inventor(s)

Patents Pending:

Applicant’s Name	Date Filed	Application Number	Invention	Inventor(s)

II-A-1

EXHIBIT III TO
SECURITY AGREEMENT

[FORM OF] GRANT OF COPYRIGHT SECURITY INTEREST

WHEREAS, [NAME OF GRANTOR], a                   corporation (“Grantor”), owns and uses in its business, and will in the future adopt and so use, various intangible assets, including the Copyright Collateral (as defined below); and

WHEREAS, MF Merger Corporation a New York corporation, has entered into a Credit Agreement dated as of May 11, 2004 (said Credit Agreement, as it may heretofore have been and as it may hereafter be further amended, restated, supplemented or otherwise modified from time to time, being the “Credit Agreement”) with the financial institutions named therein (collectively, together with their respective successors and assigns party to the Credit Agreement from time to time, the “Lenders”), and BNP Paribas, as Administrative Agent for the Lenders (in such capacity, “Secured Party”), pursuant to which Lenders have made certain commitments, subject to the terms and conditions set forth in the Credit Agreement, to extend certain credit facilities to Company; and

WHEREAS, Company may from time to time enter, or may from time to time have entered, into one or more swap agreements (collectively, the “Lender Swap Agreements”) with one or more Persons that are Lenders or Affiliates of Lenders at the time such Lender Swap Agreements are entered into (in such capacity, collectively, “Swap Counterparties”); and

[Insert if Grantor is a Subsidiary or Holdings:] [WHEREAS, Grantor has executed and delivered that certain Guaranty dated as of May 11, 2004 (said Guaranty, as it may heretofore have been and as it may hereafter be further amended, restated, supplemented or otherwise modified from time to time, being the “Guaranty”) in favor of Secured Party for the benefit of Lenders and any Swap Counterparties, pursuant to which Grantor has guarantied the prompt payment and performance when due of all obligations of Company under the Credit Agreement and the other Loan Documents and all obligations of Company under the Lender Swap Agreements, including, without limitation, the obligation of Company to make payments thereunder in the event of early termination thereof; and]

WHEREAS, pursuant to the terms of a Security Agreement dated as of May 11, 2004 (said Security Agreement, as it may heretofore have been and as it may hereafter be further amended, restated, supplemented or otherwise modified from time to time, being the “Security Agreement”), among Grantor, Secured Party and the other grantors named therein, Grantor created in favor of Secured Party a security interest in, and Secured Party has become a secured creditor with respect to, the Copyright Collateral;

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, subject to the terms and conditions of the Security Agreement, to evidence further the security interest granted by Grantor to Secured Party pursuant to the Security Agreement, Grantor hereby grants to Secured Party a security interest in all of

III-1

Grantor’s right, title and interest in and to the following, in each case whether now or hereafter existing or in which Grantor now has or hereafter acquires an interest and wherever the same may be located (the “Copyright Collateral”):

(i)            all rights, title and interest (including rights acquired pursuant to a license or otherwise) under copyright in various published and unpublished works of authorship including, without limitation, computer programs, computer data bases, other computer software layouts, trade dress, drawings, designs, writings, and formulas (including, without limitation, the works set forth on Schedule A annexed hereto, as the same may be amended pursuant hereto from time to time) (collectively, the “Copyrights”), all copyright registrations issued to Grantor and applications for copyright registration that have been or may hereafter be issued or applied for thereon in the United States and any state thereof and in foreign countries (including, without limitation, the registrations set forth on Schedule A annexed hereto, as the same may be amended pursuant hereto from time to time) (collectively, the “Copyright Registrations”), all common law and other rights in and to the Copyrights in the United States and any state thereof and in foreign countries including all copyright licenses (but with respect to such copyright licenses, only to the extent permitted by such licensing arrangements) (the “Copyright Rights”), including, without limitation, each of the Copyrights, rights, titles and interests in and to the Copyrights, all derivative works and other works protectable by copyright, which are presently, or in the future may be, owned, created (as a work for hire for the benefit of Grantor), authored (as a work for hire for the benefit of Grantor), or acquired by Grantor, in whole or in part, and all Copyright Rights with respect thereto and all Copyright Registrations therefor, heretofore or hereafter granted or applied for, and all renewals and extensions thereof, throughout the world, including all proceeds thereof (such as, by way of example and not by limitation, license royalties and proceeds of infringement suits), the right (but not the obligation) to renew and extend such Copyright Registrations and Copyright Rights and to register works protectable by copyright and the right (but not the obligation) to sue in the name of such Grantor or in the name of Secured Party or Lenders for past, present and future infringements of the Copyrights and Copyright Rights; and

(ii)           all proceeds, products, rents and profits of or from any and all of the foregoing Copyright Collateral and, to the extent not otherwise included, all payments under insurance (whether or not Secured Party is the loss payee thereof), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Copyright Collateral.  For purposes of this Grant of Copyright Security Interest, the term “proceeds” includes whatever is receivable or received when Copyright Collateral or proceeds are sold, licensed, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary.

Grantor does hereby further acknowledge and affirm that the rights and remedies of Secured Party with respect to the security interest in the Copyright Collateral granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein.

III-2

IN WITNESS WHEREOF, Grantor has caused this Grant of Copyright Security Interest to be duly executed and delivered by its officer thereunto duly authorized as of the          -day of                    ,         .

[NAME OF GRANTOR]

By:

Title:

III-3

SCHEDULE A
TO
GRANT OF COPYRIGHT SECURITY INTEREST

U.S. Copyright Registrations:

Title	Registration No.	Date of Issue	Registered Owner

Foreign Copyright Registrations:

Country	Title	Registration No.	Date of Issue

Pending U.S. Copyright Registration Applications:

Title	Appl. No.	Date of Application	Copyright Claimant

Pending Foreign Copyright Registration Applications:

Country	Title	Appl. No.	Date of Application

III-A-1

EXHIBIT IV TO
SECURITY AGREEMENT

[FORM OF] PLEDGE SUPPLEMENT

This Pledge Supplement, dated as of                              , is delivered pursuant to the Security Agreement, dated as of May 11, 2004 between                                       , a                     (“Grantor”), the other Grantors named therein, and BNP Paribas, as Secured Party (said Security Agreement, as it may heretofore have been and as it may hereafter be further amended, restated, supplemented or otherwise modified from time to time, being the “Security Agreement”).  Capitalized terms used herein not otherwise defined herein shall have the meanings ascribed thereto in the Security Agreement.

Grantor hereby agrees that the [Pledged Equity] [Pledged Debt] set forth on Schedule A annexed hereto shall be deemed to be part of the [Pledged Equity] [Pledged Debt] and shall become part of the Securities Collateral and shall secure all Secured Obligations.

IN WITNESS WHEREOF, Grantor has caused this Pledge Supplement to be duly executed and delivered by its duly authorized officer as of                       .

[GRANTOR]

By:
Title:

IV-1

SCHEDULE A
TO
PLEDGE SUPPLEMENT

IV-A-1

EXHIBIT V TO
SECURITY AGREEMENT

[FORM OF] IP SUPPLEMENT

This IP SUPPLEMENT, dated as of                  , is delivered pursuant to and supplements (i) the Security Agreement, dated as of May 11, 2004 (said Security Agreement, as it may heretofore have been and as it may hereafter be further amended, restated, supplemented or otherwise modified from time to time, being the “Security Agreement”), among MF Merger Corporation, [Insert Name of Grantor] (“Grantor”), the other grantors named therein, and BNP Paribas, as Secured Party, and (ii) the [Grant of Trademark Security Interest] [Grant of Patent Security Interest] [Grant of Copyright Security Interest] dated as of                          ,             (the “Grant”) executed by Grantor.  Capitalized terms used herein not otherwise defined herein shall have the meanings ascribed thereto in the Grant.

Grantor grants to Secured Party a security interest in all of Grantor’s right, title and interest in and to the [Trademark Collateral] [Patent Collateral] [Copyright Collateral] set forth on Schedule A annexed hereto.  All such [Trademark Collateral] [Patent Collateral] [Copyright Collateral] shall be deemed to be part of the [Trademark Collateral] [Patent Collateral] [Copyright Collateral] and shall be hereafter subject to each of the terms and conditions of the Security Agreement and the Grant.

IN WITNESS WHEREOF, Grantor has caused this IP Supplement to be duly executed and delivered by its duly authorized officer as of                       .

[NAME OF GRANTOR]

By:
Title:

V-1

EXHIBIT VI TO
SECURITY AGREEMENT

[FORM OF] COUNTERPART

COUNTERPART (this “Counterpart”), dated as of               , is delivered pursuant to Section 21 of the Security Agreement referred to below.  The undersigned hereby agrees that this Counterpart may be attached to the Security Agreement, dated as of May 11, 2004 (said Security Agreement, as it may heretofore have been and as it may hereafter be further amended, restated, supplemented or otherwise modified from time to time being the “Security Agreement”; capitalized terms used herein not otherwise defined herein shall have the meanings ascribed therein), among MF Merger Corporation, the other Grantors named therein, and BNP Paribas, as Secured Party.  The undersigned by executing and delivering this Counterpart hereby becomes a Grantor under the Security Agreement in accordance with Section 21 thereof and agrees to be bound by all of the terms thereof.  Without limiting the generality of the foregoing, the undersigned hereby:

(i)            authorizes the Secured Party to add the information set forth on the Schedules to this Agreement to the correlative Schedules attached to the Security Agreement;(1)

(ii)           agrees that all Collateral of the undersigned, including the items of property described on the Schedules hereto, shall become part of the Collateral and shall secure all Secured Obligations; and

(iii)          makes the representations and warranties set forth in the Security Agreement, as amended hereby, to the extent relating to the undersigned.

[NAME OF ADDITIONAL GRANTOR]

By:
Title:

(1)           The Schedules to the Counterpart should include copies of all Schedules that identify collateral to be granted by the Additional Grantor.

VI-1

EXHIBIT XIII

[FORM OF] COLLATERAL ACCESS AGREEMENT

RECORDING REQUESTED BY:

O’Melveny & Myers LLP

AND WHEN RECORDED MAIL TO:

O’Melveny & Myers LLP

Embarcadero Center West

275 Battery Street, 26th Floor

San Francisco, California 94111

Attn:  Jill Matichak, Esq.

Re:  [Name of Company]

Space above this line for recorder’s use only

REAL PROPERTY HOLDER’S WAIVER AND CONSENT AGREEMENT

This REAL PROPERTY HOLDER’S WAIVER AND CONSENT AGREEMENT (this “Agreement”) is dated as of                   , 20     and entered into by                                              , a                                               (“Real Property Holder”), to and for the benefit of BNP PARIBAS as agent for and representative of (in such capacity, “Administrative Agent”) the financial institutions (“Lenders”) from time to time party to the Credit Agreement (as hereinafter defined).

R E C I T A L S

A.            [Company Name], a [Company’s State Organization] (“Company”), has possession of and occupies all or a portion of the property described on Exhibit A annexed hereto (the “Premises”).

B.            Company’s interest in the Premises [arises under the lease agreement (the “Lease”)][is subject to the [mortgage][deed of trust] (the “Mortgage”)] more particularly described on Exhibit B annexed hereto, pursuant to which Real Property Holder has rights, upon the terms and conditions set forth therein, to take possession of, and otherwise assert control over, the Premises.

C.            Agent and Lenders have entered into that certain Credit Agreement dated as of May 11, 2004 (said Credit Agreement, as amended, supplemented or otherwise modified from time to time, being the “Credit Agreement”) with [Company] [MF Merger Corporation, a New York corporation of which Company is a subsidiary (“Borrower”)], and Company has executed

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[a guaranty,] a security agreement and other collateral documents in relation to the Credit Agreement.

D.            [Company’s guaranty of] the extensions of credit made by Lenders to [Company] [Borrower] under the Credit Agreement will be secured, in part, by all raw materials, work-in-process and finished goods inventory of Company (including all inventory of Company now or hereafter located on the Premises (the “Inventory”)) and all equipment, machinery and other goods used in Company’s business (including all equipment of Company now or hereafter located on the Premises (the “Equipment” and, together with the Inventory, the “Collateral”)).

E.             Administrative Agent has requested that Real Property Holder execute this Agreement as a condition to the extension of credit to [Company] [Borrower] under the Credit Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Real Property Holder hereby represents and warrants to, and covenants and agrees with, Administrative Agent as follows:

1.             Real Property Holder hereby (a) waives and releases unto Administrative Agent and its successors and assigns any and all rights granted by or under any present or future laws to levy or distraint for rent or any other charges which may be due to Real Property Holder against the Collateral, and any and all other claims, liens and demands of every kind which it now has or may hereafter have against the Collateral, and (b) agrees that any rights it may have in or to the Collateral, no matter how arising (to the extent not effectively waived pursuant to clause (a) of this paragraph 1), shall be second and subordinate to the rights of Administrative Agent in respect thereof.  Real Property Holder acknowledges that the Collateral is and will remain personal property and not fixtures even though it may be affixed to or placed on the Premises.

2.             Real Property Holder certifies that (a) Real Property Holder is the [landlord under the Lease][beneficiary under the Mortgage], (b) the [Lease][Mortgage] is in full force and effect and has not been amended, modified, or supplemented except as set forth on Exhibit B annexed hereto, (c) there is no defense, offset, claim or counterclaim by or in favor of Real Property Holder against Company under the [Lease][Mortgage] or against the obligations of Real Property Holder under the [Lease][Mortgage], (d) no notice of default has been given under or in connection with the [Lease][Mortgage] which has not been cured, and Real Property Holder has no knowledge of the occurrence of any other default under or in connection with the [Lease][Mortgage], and (e) except as disclosed to Administrative Agent, no portion of the Premises is encumbered in any way by any deed of trust or mortgage lien or ground or superior lease.

3.             Real Property Holder consents to the installation or placement of the Collateral on the Premises, and Real Property Holder grants to Administrative Agent a license to enter upon and into the Premises to do any or all of the following with respect to the Collateral:  assemble, have appraised, display, remove, maintain, prepare for sale or lease, repair, transfer, or sell (at public or private sale).  In entering upon or into the Premises, Administrative Agent

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hereby agrees to indemnify, defend and hold Real Property Holder harmless from and against any and all claims, judgments, liabilities, costs and expenses incurred by Real Property Holder caused solely by Administrative Agent’s entering upon or into the Premises and taking any of the foregoing actions with respect to the Collateral.  Such costs shall include any damage to the Premises made by Administrative Agent in severing and/or removing the Collateral therefrom.

4.             Real Property Holder agrees that it will not prevent Administrative Agent or its designee from entering upon the Premises at all reasonable times to inspect or remove the Collateral.  In the event that Real Property Holder has the right to, and desires to, obtain possession of the Premises [(either through expiration of the Lease or termination thereof due to the default of Company thereunder)] [(through the exercise of its rights under the Mortgage upon a default by Company thereunder)], Real Property Holder will deliver notice (the “Real Property Holder’s Notice”) to Administrative Agent to that effect.  Within the 45 day period after Administrative Agent receives the Real Property Holder’s Notice, Administrative Agent shall have the right, but not the obligation, to cause the Collateral to be removed from the Premises.  During such 45 day period, Real Property Holder will not remove the Collateral from the Premises nor interfere with Administrative Agent’s actions in removing the Collateral from the Premises or Administrative Agent’s actions in otherwise enforcing its security interest in the Collateral.  Notwithstanding anything to the contrary in this paragraph, Administrative Agent shall at no time have any obligation to remove the Collateral from the Premises.

5.             Real Property Holder shall send to Administrative Agent a copy of any notice of default under the [Lease][Mortgage] sent by Real Property Holder to Company.  In addition, Real Property Holder shall send to Administrative Agent a copy of any notice received by Real Property Holder of a breach or default under any other lease, mortgage, deed of trust, security agreement or other instrument to which Real Property Holder is a party which may affect Company’s rights in, or possession of, the Premises.

6.             All notices to Administrative Agent under this Agreement shall be in writing and sent to Administrative Agent at its address set forth on the signature page hereof by telefacsimile, by United States mail, or by overnight delivery service.

7.             The provisions of this Agreement shall continue in effect until Real Property Holder shall have received Administrative Agent’s written certification that all amounts advanced under the Credit Agreement have been paid in full.

8.             This Agreement and the rights and obligations of the parties hereunder shall be governed by, and shall be construed and enforced in accordance with, the internal laws of the State of                       , without regard to conflicts of laws principles.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed and delivered as of the day and year first set forth above.

[NAME OF REAL PROPERTY HOLDER]

By:

Name:

Title:

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By its acceptance hereof, as of the day and year first set forth above, Administrative Agent agrees to be bound by the provisions hereof.

BNP PARIBAS,
as Administrative Agent

By:

Name:

Title:

Address:

Facsimile Number:

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EXHIBIT A

LEGAL DESCRIPTION OF PREMISES

EXHIBIT B

DESCRIPTION OF [LEASE] [MORTGAGE]

EXHIBIT XIV

[FORM OF] BORROWING BASE CERTIFICATE

                  , 20

Reference is made to that certain Credit Agreement dated as of May 11, 2004, as amended, supplemented or otherwise modified to the date hereof (said Credit Agreement, as so amended, supplemented or otherwise modified, being the “Credit Agreement”, the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among MF Merger Corporation, a New York corporation (“Company”), MF Acquisition Corporation, a Delaware corporation, the financial institutions listed therein as Lenders (“Lenders”), and BNP Paribas, as Administrative Agent (“Administrative Agent”) for Lenders.

Pursuant to subsection 6.1(xvii) of the Credit Agreement, the undersigned                                         of Company hereby certifies that attached hereto as Annex A is a true and accurate calculation of the Borrowing Base as of                       , 20    determined in accordance with the requirements of the Credit Agreement.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, the undersigned has caused this certificate to be duly executed as of                        , 20   .

MF MERGER CORPORATION

By:
Name:
Title:

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ANNEX A

TO BORROWING BASE CERTIFICATE

                  , 20

I.	ACCOUNTS OF COMPANY AND SUBSIDIARY GUARANTORS

	1.	Total Accounts(1)	$

	2.	Less: Accounts arising out of a sale made by any Loan Party to an Affiliate, an agent of any Loan Party or a natural person	$(	)

	3.	Less: Accounts unpaid more than the earlier of (i) 90 days after the date of the original invoice or (ii) 60 days after the original due date	$(	)

4.

Less: Accounts where 25% or more of all Accounts from the account debtor for such Account are ineligible under I.3 above, or 25% or more of all Accounts from the account debtor for such Account and its Affiliates are ineligible under I.3 above

			$(	)

5.

Less: Accounts from any account debtors which, when aggregated with all other Accounts of such account debtor and its Affiliates, exceed 25%(2) in face value of all Accounts of any Loan Party then outstanding, but only to the extent of such excess (unless such excess is supported by an irrevocable letter of credit satisfactory to Administrative Agent (as to form, substance and issuer) and assigned to and directly drawable by Administrative Agent)

			$(	)

(1) The face amount of all Accounts reduced by the amount of all sales, excise or similar taxes and all returns, discounts, deductions, claims, credits, charges, or other allowances.

(2) 40% with respect to Accounts for which Kohl’s Corporation is the account debtor for any period during which, and continuing until 180 days after which, Kohl’s Corporation has a corporate credit rating of at least B1 from Moody’s or B+ from S&P.

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6.

Less: Accounts where the account debtor (or any of its Affiliates) are creditors of any Loan Party, has or has asserted a right of setoff against any Loan Party, or has disputed its liability or otherwise has made any claim with respect to any Account which has not been resolved, in each case to the extent of the amount owed by such Loan Party to such account debtor (or such Affiliate), the amount of such actual or asserted right of setoff, or the amount of such dispute or claim, as the case may be

		$(	)

7.	Less: Accounts from any account debtor if such account debtor (or any of its Affiliates) is (or its assets or its Affiliate’s assets are) the subject of an Insolvency Event	$(	)

8.

Less: Accounts not payable in Dollars or Canadian Dollars or Accounts from an account debtor located outside the United States, its territories and possessions or Canada (unless supported by an irrevocable letter of credit satisfactory to Administrative Agent (as to form, substance and issuer) and assigned to and directly drawable by Administrative Agent)

		$(	)

9.

Less: Accounts with respect to sales on a bill-and-hold, guarantied sale, sale-and-return, sale on approval, progress billing or consignment basis or made pursuant to any other written agreement providing for repurchase or return

		$(	)

10.

Less: Accounts from the United States of America or any department, agency or instrumentality thereof (unless the relevant Loan Party has duly assigned its rights to payment of such Account to Administrative Agent pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. §§ 3727 et seq.))

		$(	)

11.	Less: Accounts where the risk of loss with respect to the goods giving rise to such Accounts has not passed to the buyer or such Accounts otherwise do not represent a final sale	$(	)

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12.

Less: Accounts with respect to which the filing of a notice of business activities report or similar report is required in order to permit the relevant Loan Party to seek judicial enforcement of payment of such Accounts but such filing has not been made and accepted (unless such failure to file and inability to seek judicial enforcement may be remedied without any material delay or material cost)

			$(	)

13.

Less: Accounts not subject to a valid and perfected First Priority Lien in favor of Administrative Agent or not otherwise in conformance with the representations and warranties contained in the Loan Documents

			$(	)

	14.	Eligible Receivables (I.1 less I.2 through I.13)	$

	15.	Percentage of Eligible Receivables specified in I.14 above to be included in Borrowing Base	85%

	16.	Eligible Receivables to be included in Borrowing Base (I.14 times I.15)	$

II.	INVENTORIES OF COMPANY SUBSIDIARY GUARANTORS

	1.	Total Inventory(3)	$

	2.	Less: Inventory not owned solely by any Loan Party or with respect to which such Loan Party does not have good, valid and marketable title thereto	$(	)

	3.	Less: Inventory not located in the United States	$(	)

4.

Less: Inventory not located on or in transit to property owned or leased by a Loan Party or in a contract warehouse and segregated or otherwise separately identifiable from goods of others, if any, stored on the premises

			$(	)

(3) Inventory shall be valued at the lower of cost or market on a FIFO basis consistent with the relevant Loan Party’s current and historical accounting practice.

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5.	Less: Inventory not subject to a valid and perfected First Priority Lien in favor of Administrative Agent (except for Liens for unpaid rent and/or normal and customary warehousing charges)	$(	)

6.

Less: Inventory that consists of work-in-process, packaging or shipping materials or otherwise does not consist of finished goods or raw materials, or that consists of non-standard customized goods returned or rejected by such Loan Party’s customers

		$(	)

7.	Less: Inventory that is obsolete, damaged, defective or unmerchantable or does not otherwise conform to the representations and warranties contained in the Loan Documents	$(	)

8.	Less: Inventory that is not currently either usable or salable, at prices approximating at least cost, in the normal course of Company’s business	$(	)

9.

Less: Inventory that contains or bears any Intellectual Property licensed to Company or any Subsidiary Guarantor by any Person (and regarding which Company has not delivered to Administrative Agent any requested consent or sublicense agreement from such licensor); except

(A) such Inventory as Administrative Agent is satisfied that it may sell or otherwise dispose of in accordance with the terms of the Security Agreement without infringing the rights of the licensor of such Intellectual Property or violating any contract with such licensor (and without payment of any royalties other than any royalties due with respect to the sale or disposition of such Inventory pursuant to the existing license agreement)); and

	(B) such Inventory is otherwise Eligible Inventory and Company is able to re-label and sell it in the ordinary course of business	$(	)

10.	Less: The reasonably estimated re-labeling costs of Inventory described in II.9(B)	$(	)

11.	Less: Inventory that consists of bill-and-hold goods, or it is Inventory placed on consignment	$(	)

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12.

From and after the date 90 days after the Closing Date, less: Collateral access and rent reserves for premises without a Collateral Access Agreement (in an aggregate amount equal to one months’ rent or one months’ average processing charges, as applicable, for the property or warehouse space)

			$(	)

	13.	Eligible Inventory (II.1 less II.2 through II.12)	$

	14.	Percentage of Eligible Inventory to be included in the Borrowing Base	50%

	15.	Eligible Inventory to be included in the Borrowing Base (II.13 times II.14)	$

III.	BORROWING BASE

	1.	Eligible Receivables to be included in Borrowing Base (I.16)	$

	2.	Eligible Inventory to be included in the Borrowing Base (II.15)	$

	3.	Borrowing Base (III.1 plus III.2)	$

IV.	TOTAL UTILIZATION OF REVOLVING LOAN COMMITMENTS

	1.	Aggregate principal amount of outstanding Revolving Loans	$

	2.	Aggregate principal amount of all outstanding Swing Line Loans	$

	3.	Letter of Credit Usage	$

	4.	Total Utilization of Revolving Loan Commitments (IV.1 plus IV.2 plus IV.3)	$

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V.	AMOUNT OF REVOLVING LOAN COMMITMENTS AVAILABLE TO COMPANY

	1.	Borrowing Base less Total Utilization of Revolving Loan Commitments (III.3 minus IV.4)	$

	2.	Revolving Loan Commitments	$

	3.	Revolving Loan Commitments less Total Utilization of Revolving Loan Commitments (V.2 minus IV.4)	$

	4.	Amount of Revolving Loan Commitments available to Company (lesser of V.1 and V.3)	$

XIV-8